Exhibit 99.1

This draft registration statement has not been filed publicly with the Securities and Exchange Commission and all information contained herein remains confidential.
As confidentially submitted to the Securities and Exchange Commission on June 8, 2012

Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GRUPO FINANCIERO SANTANDER, S.A.B. de C.V.
(Exact Name of Registrant as Specified in Its Charter)

SANTANDER FINANCIAL GROUP, S.A.B. de C.V.
(Translation of Registrant’s Name into English)

United Mexican States	6029	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
	Grupo Financiero Santander, S.A.B. de C.V. Avenida Prolongación Paseo de la Reforma 500 Colonia Lomas de Santa Fe Delegación Álvaro Obregón 01219 México, D.F. +(52) 55-5257-8000
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Banco Santander, S.A. New York Branch 45 E. 53rd Street New York, New York 10022 Attn: James H. Bathon, Chief Legal Officer (212) 350-3500
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

With copies to:
Nicholas A. Kronfeld Davis Polk & Wardwell LLP 450 Lexington Avenue New York, New York 10017	Stuart K. Fleischmann Shearman & Sterling LLP 599 Lexington Avenue New York, New York 10022
Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐  __________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐  __________

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐  __________

CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered	Proposed maximum aggregate offering price(2)(3)	Amount of registration fee
Series B shares in the form of ADSs(1)	U.S.$	U.S.$
(1)
A separate Registration Statement on Form F-6 (File No. 333-              ) was filed on                              and declared effective thereafter.  The Registration Statement on Form F-6 relates to the registration of American depositary shares, or ADSs, evidenced by the American depositary receipts, or ADRs, issuable upon deposit of the shares registered hereby. Each ADS represents five Series B shares.

(2)
Includes public offering price of Series B shares in the form of ADSs that the underwriters have the option to purchase, if any, and ADSs that are to be offered and sold outside the United States, but may be resold in the United States in transactions requiring registration under the Securities Act of 1933, as amended.

(3)	Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.
The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not complete and may be changed.  We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion
Preliminary Prospectus dated June 8, 2012

P R O S P E C T U S
                       ADSs
American depositary shares representing Series B shares

Grupo Financiero Santander, S.A.B. de C.V.
_________________
This is our initial public offering of American depositary shares, or ADSs. We and the selling shareholder are each offering ADSs. Each ADS represents five shares of the Series B common stock of Grupo Financiero Santander, S.A.B. de C.V. and is evidenced by American depositary receipts, or ADRs. Of the         ADSs offered in this offering,            are being offered by us and            are being offered by the selling shareholder, Banco Santander, S.A., a Spanish bank. Concurrently with this international offering, we and the selling shareholder are offering        shares of Series B common stock in an offering in Mexico, which commenced on the same date as this international offering. The international offering is being underwritten by the international underwriters named in this prospectus. The shares offered in the Mexican offering will be sold at the peso equivalent per Series B share of the U.S. dollar price of the Series B shares underlying the ADSs offered hereby, and are being underwritten by the Mexican underwriters. The closings of the international and Mexican offerings are conditioned upon each other.  We will not receive any proceeds from the sale of Series B shares or ADSs offered by the selling shareholder.

Our capital stock is divided into two series of common shares, Series F shares and Series B shares. Series F shares are not included in this offering and may only be owned by a foreign financial institution, as defined in the Mexican Financial Groups Law (Ley para Regular las Agrupaciones Financieras). Series F shares may only be transferred with the prior approval of the Mexican Ministry of Finance and Public Credit (Secretaría de Hacienda y Crédito Público, or SHCP). The Series B shares may be purchased by Mexican or non-Mexican individuals or entities, subject to certain transfer restrictions referred to in this prospectus. The Series F shares and the Series B shares generally have identical voting and economic rights. See “Description of Capital Stock.”

Prior to this offering, no public market existed for the ADSs. The initial public offering price of the ADSs is expected to be between U.S.$           and U.S.$           per ADS, which is equivalent to Ps.        and Ps.         per Series B share, based upon an exchange rate of Ps.        per U.S.$1.00 reported by the Mexican Central Bank (Banco de México) on                   , 2012 at a ratio of five Series B shares for each ADS. We intend to apply to list the ADSs for trading on the New York Stock Exchange, or NYSE, under the symbol “BSMX.” Our Series B shares currently trade on the Mexican Stock Exchange (Bolsa Mexicana de Valores, S.A.B. de C.V.) under the symbol “SANMEXB.” Because only 0.27% of the Series B shares are publicly held, there has been low trading volume for our Series B shares on the Mexican Stock Exchange.

Investing in our ADSs and the underlying Series B shares involves risks.  See “Risk Factors” beginning on page 25 of this prospectus.

	Per Series B Share	Per ADS	Total
Public offering price	U.S.$	U.S.$	U.S.$
Underwriting discounts and commissions(1)	U.S.$	U.S.$	U.S.$
Proceeds, before expenses, to us	U.S.$	U.S.$	U.S.$
Proceeds, before expenses, to the selling shareholder	U.S.$	U.S.$	U.S.$

(1)
Underwriting discounts and commissions exclude a separate financial advisory fee being paid to UBS Securities LLC, or one of its affiliates, as Sole Financial Advisor to Banco Santander, S.A.  See “Underwriting (Conflicts of Interest).”

The international underwriters may also exercise their option to purchase up to an additional             ADSs, if any, from us and up to an additional             ADSs, if any, from the selling shareholder at the initial public offering price, less the underwriting discount, for 30 days after the date of this prospectus. The Mexican underwriters may also exercise their option to purchase up to an additional             Series B shares, if any, from us and up to an additional             Series B shares, if any, from the selling shareholder at the initial public offering price per Series B share in the Mexican offering, less the underwriting discount, for 30 days after the date of this prospectus.

Neither the U.S. Securities and Exchange Commission, or SEC, the Mexican National Banking and Securities Commission (Comisión Nacional Bancaria y de Valores, or CNBV) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We expect that delivery of the ADSs will be made on or about                , 2012.
_________________

Global Coordinators
Santander	UBS Investment Bank Sole Financial Advisor	Deutsche Bank Securities	BofA Merrill Lynch
Joint Bookrunners
Barclays Goldman, Sachs & Co.	Citigroup J.P. Morgan	Credit Suisse RBC Capital Markets

               , 2012

TABLE OF CONTENTS
_________________

Page
Presentation of Financial and Other Information	iii
Glossary of Selected Terms	v
Special Note Regarding Forward-Looking Statements	vii
Prospectus Summary	1
The Offering	14
Summary Financial and Operating Data	20
Risk Factors	25
Use of Proceeds	44
Exchange Rates	45
Market Information	46
Capitalization	54
Dilution	55
Dividends and Dividend Policy	56
Selected Financial and Operating Data	57
Management’s Discussion and Analysis of Financial Condition and Results of Operations	63
The Mexican Financial System	90
Business	97
Risk Management	146
Selected Statistical Information	158
Supervision and Regulation	181
Management	203
Principal and Selling Shareholders	217
Related Party Transactions	219
Description of Capital Stock	224
Description of American Depositary Shares	236
Taxation	245
Underwriting (Conflicts of Interest)	250
Expenses of the Offering	260
Validity of the Securities	261
Experts	261
Enforcement of Judgments Against Foreign Persons	261
Where You Can Find More Information	262
Index to Financial Statements	F-1

Neither we, the selling shareholder nor the underwriters have authorized anyone to provide any information other than that contained in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we may have referred you.  We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.  Neither we, the selling shareholder nor the underwriters are making an offer to sell the ADSs or the Series B shares in any jurisdiction where the offer or sale is not permitted.  This international offering is being made in the United States and elsewhere solely on the basis of the information contained in this prospectus.  You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or any sale of the ADSs or the Series B shares.  Our business, financial condition, results of operations and prospects may have changed since the date on the front cover of this prospectus.

We and the selling shareholder are also offering Series B shares in Mexico through a Spanish-language Mexican prospectus.  The Mexican prospectus, which will be filed for approval with, and approved by, the CNBV, is in a format different from that of this prospectus, but contains information substantially similar to the information contained in this prospectus.

i

We have not taken any action to permit the possession or distribution of this prospectus outside the United States.  In addition, except for the Mexican offering of Series B shares being made under the Mexican prospectus, we have not taken any action to permit a public offering of the ADSs outside the United States.  Persons outside the United States who have come into possession of this prospectus must inform themselves about and observe restrictions relating to the offering of the ADSs and the distribution of this prospectus outside of the United States.
_________________

Unless otherwise indicated or the context otherwise requires, all references in this prospectus to “Grupo Financiero Santander,” “we,” “our,” “ours,” “us” or similar terms refer to Grupo Financiero Santander, S.A.B. de C.V., together with its consolidated subsidiaries.

When we refer to “Banco Santander Spain” or the “Parent,” we refer to our controlling shareholder, Banco Santander, S.A., a Spanish bank.

When we refer to “Banco Santander Mexico” or the “Bank,” we refer to Banco Santander (México), S.A., Institución de Banca Múltiple, Grupo Financiero Santander, together with its consolidated subsidiaries.  When we refer to “Casa de Bolsa Santander,” we refer to Casa de Bolsa Santander, S.A. de C.V., Grupo Financiero Santander, a Mexican broker-dealer.  When we refer to “Gestión Santander” we refer to Gestión Santander, S.A. de C.V., Grupo Financiero Santander, a Mexican mutual fund manager.  When we refer to “Seguros Santander” we refer to Zurich Santander Seguros Mexico, S.A. (formerly, Seguros Santander, S.A., Grupo Financiero Santander).

When we refer to the “Santander Group,” we refer to the worldwide Banco Santander Spain conglomerate and its consolidated subsidiaries.

References in this prospectus to certain financial terms have the following meanings:

•
References to “Mexican Banking GAAP” are to the accounting principles and regulations prescribed by the CNBV for credit institutions, as amended. These accounting principles apply to holding companies when the principal subsidiary is a bank.

•	References to “U.S. GAAP” are to the accounting principles generally accepted in the United States of America.

•
References to “IFRS” are to the International Financial Reporting Standards as issued by the International Accounting Standards Board and interpretations issued by the International Financial Reporting Interpretations Committee.

•
References to our “audited financial statements” are to the audited consolidated financial statements of Grupo Financiero Santander as of January 1, 2010 and December 31, 2010 and 2011, and for each of the fiscal years ended December 31, 2010 and 2011, together with the notes thereto.  The audited financial statements were prepared in accordance with IFRS and are contained in this prospectus.

As used in this prospectus, the following terms relating to our capital adequacy have the meanings set forth below, unless otherwise indicated.  See “Supervision and Regulation.”

•
“Capital Ratio” refers to the ratio of the total net capital (capital neto) to risk-weighted assets, market risk and operational risk calculated in accordance with the methodology established or adopted from time to time by the CNBV pursuant to the Mexican Capitalization Requirements.

•
“General Rules Applicable to Mexican Banks” means the General Provisions Applicable to Credit Institutions (Disposiciones de Carácter General Aplicables a las Instituciones de Crédito) issued by the CNBV.

•
“Mexican Capitalization Requirements” refers to the capitalization requirements for commercial banks set forth in the Mexican Banking Law (Ley de Instituciones de Crédito) and the General Rules Applicable to Mexican Banks, as such regulations may be amended from time to time or superseded.

As used in this prospectus, the term “billion” means one thousand million (1,000,000,000).

In this prospectus, the term “Mexico” refers to the United Mexican States.  The terms “Mexican government” or the “government” refer to the federal government of Mexico, and the term “Mexican Central Bank” refers to Banco de México.  References to “U.S.$,” “U.S. dollars” and “dollars” are to United States dollars and references to “Mexican pesos,” “pesos,” or “Ps.” are to Mexican pesos.  References to “euros” or “€” are to the common legal currency of the member states participating in the European Economic and Monetary Union.

Our principal executive offices are located at Avenida Prolongación Paseo de la Reforma 500, Colonia Lomas de Santa Fe, Delegación Álvaro Obregón, 01219, México, Distrito Federal, Mexico.  Our telephone number at that address is +52 55 5257-8000 and our website is www.santander.com.mx.  None of the information contained on our website is incorporated by reference into, or forms part of, this prospectus.
_________________

PRESENTATION OF FINANCIAL AND OTHER INFORMATION

Market position.  We make statements in this prospectus about our competitive position and market share in the Mexican financial services industry and the market size of the Mexican financial services industry.  We have made these statements on the basis of statistics and other information from third-party sources, primarily the CNBV, that we believe are reliable.  Although we have no reason to believe any of this information or these reports are inaccurate in any material respect, neither we, our principal shareholders nor the underwriters have independently verified the competitive position, market share and market size or market growth data provided by third parties or by industry or general publications.

Currency and accounting principles.  We maintain our financial books and records in pesos.  Our consolidated income statement data for each of the years ended December 31, 2010 and 2011 and our consolidated balance sheet data as of January 1, 2010 (transition date to IFRS) and December 31, 2010 and 2011, included in this prospectus, have been audited under the auditing standards of the Public Company Accounting Oversight Board, or PCAOB, as stated in the auditors’ report appearing herein, and are prepared in accordance with IFRS.  For regulatory purposes, including Mexican Central Bank regulations and the reporting requirements of the CNBV, we concurrently prepare and will continue to prepare and make available to our shareholders statutory financial statements in accordance with the accounting rules of the CNBV, which prescribes generally accepted accounting principles for all financial institutions in Mexico.  This prospectus refers to those accounting principles as Mexican Banking GAAP.  We have included as supplemental information in this prospectus selected financial data which have been derived from our financial statements as of and for the years ended December 31, 2007, 2008, 2009, 2010 and 2011, prepared in accordance with Mexican Banking GAAP.

IFRS differs in certain significant respects from Mexican Banking GAAP.  See note 51 to our audited financial statements for a summary of the most significant differences between IFRS and Mexican Banking GAAP.  While we have prepared our consolidated financial data as of and for the years ended December 31, 2010 and 2011 in accordance with IFRS (with a transition date of January 1, 2010), data reported by the CNBV for the Mexican financial sector as a whole as well as individual financial institutions in Mexico, including our own, is prepared in accordance with Mexican Banking GAAP and, thus, may not be comparable to our results prepared in accordance with IFRS.  All statements in this prospectus regarding our relative market position and financial performance vis-à-vis the financial services sector in Mexico, including financial information as to net income, return on average equity and non-performing loans, among others, are based, out of necessity, on information obtained from CNBV reports, and accordingly are presented in accordance with Mexican Banking GAAP.

Effect of rounding.  Certain amounts and percentages included in this prospectus and in our audited financial statements have been rounded for ease of presentation.  Percentage figures included in this prospectus have not in all cases been calculated on the basis of such rounded figures but on the basis of such amounts prior to rounding.  For this reason, certain percentage amounts in this prospectus may vary from those obtained by performing the same calculations using the figures in our audited financial statements.  Certain other amounts that appear in this prospectus may not sum due to rounding.

Exchange rates and translation into U.S. dollars.  This prospectus contains translations of certain peso amounts into dollars at specified rates solely for your convenience.  These translations should not be construed as representations by us that the peso amounts actually represent such U.S. dollar amounts or could, at this time, be converted into U.S. dollars at the rate indicated.  Unless otherwise indicated, we have translated peso amounts into U.S. dollars at an exchange rate of Ps.13.9476 to U.S.$1.00, the rate calculated on December 30, 2011 and published on January 2, 2012 in the Official Gazette of the Federation (Diario Oficial de la Federación) by the Mexican Central Bank, as the exchange rate for the payment of obligations denominated in currencies other than pesos and payable within Mexico, or the Mexican Central Bank Exchange Rate.  The translation of income statement transactions expressed in pesos using such rates may result in presentation of dollar amounts that differ from the dollar amounts that would have been obtained by translating Mexican pesos into dollars at the exchange rate prevailing when such transactions were recorded.  See “Exchange Rates” for information regarding exchange rates between the peso and the U.S. dollar for the periods specified therein.

References herein to “UDIs” are to Unidades de inversión, a peso-equivalent unit of account indexed for Mexican inflation.  UDIs are units of account created by the Mexican Central Bank on April 4, 1995, the value of which in pesos is indexed to inflation on a daily basis, as measured by the change in the National Consumer’s Price Index (Índice Nacional de Precios al Consumidor, or NCPI).  Under a UDI-based loan or financial instrument, the borrower’s nominal peso principal balance is converted either at origination or upon restructuring to a UDI principal balance and interest on the loan or financial instrument is calculated on the outstanding UDI balance of the loan or financial instrument.  Principal and interest payments are made by the borrower in an amount of pesos equivalent to the amount due in UDIs at the stated value of UDIs on the day of payment.  As of December 31, 2011, one UDI was equal to Ps.4.69131 (U.S.$0.3363).

GLOSSARY OF SELECTED TERMS

The following is a glossary of selected terms used in this prospectus.

Basel Committee	Basel Committee on Banking Regulations and Supervisory Practices, which includes the supervisory authorities of twelve major industrial countries

Cetes	Mexican Treasury bills (Certificados de la Tesorería de la Federación)

CNBV	Mexican National Banking and Securities Commission (Comisión Nacional Bancaria y de Valores)

CNSF	Mexican National Insurance and Bonding Commission (Comisión Nacional de Seguros y Fianzas)

CONAPO	Mexican National Population Council (Consejo Nacional de Población)

CONSAR	Mexican National Commission for the Retirement Savings Systems (Comisión Nacional del Sistema de Ahorro para el Retiro)

CONDUSEF	Mexican National Commission for the Protection and Defense of Financial Service Users (Comisión Nacional para la Protección y Defensa de los Usuarios de Servicios Financieros)

FINRA	U.S. Financial Industry Regulatory Authority

IFRS
International Financial Reporting Standards, accounting standards issued by the International Accounting Standards Board, and interpretations issued by the International Financial Reporting Interpretations Committee

IMPI	Mexican Institute of Industrial Property (Instituto Mexicano de la Propiedad Industrial)

INEGI	Mexican National Institute of Statistics, Geography and Computing (Instituto Nacional de Estadística, Geografía e Informática)

Infonavit	Mexican Institute of the National Housing Fund for Workers (Instituto Nacional para el Fomento de la Vivienda de los Trabajadores)

IPAB	Mexican Institute for the Protection of Bank Savings (Instituto para la Protección al Ahorro Bancario)

Law of the Mexican Central Bank	Ley del Banco de México

MexDer	Mexican Derivatives Exchange (Mercado Mexicano de Derivados, S.A. de C.V.)

Mexican Banking GAAP	The accounting principles and regulations prescribed by the CNBV for credit institutions, as amended

Mexican Banking Law	Ley de Instituciones de Crédito

Mexican Central Bank	Banco de México

Mexican Central Bank Exchange Rate	The exchange rate for the payment of obligations denominated in currencies other than pesos and payable within Mexico as published in the Official

v

Gazette of the Federation (Diario Oficial de la Federación) by the Mexican Central Bank.
Mexican Financial Groups Law	Ley para Regular las Agrupaciones Financieras

Mexican Mutual Funds Law	Ley de Sociedades de Inversión

Mexican Securities Market Law	Ley del Mercado de Valores

Mexican Stock Exchange	Bolsa Mexicana de Valores, S.A.B. de C.V.

MVE	Market value of equity

NIM
Net interest margin is net interest income (including income from equity investments) divided by average interest-earning assets, which are loans, receivables, debt instruments and other financial assets which yield interest or similar income.

NYSE	New York Stock Exchange

SHCP	Mexican Ministry of Finance and Public Credit (Secretaría de Hacienda y Crédito Público)

SME	Small and medium-sized enterprises, consisting of small companies with annual revenue of less than Ps.100,000,000 (U.S.$7,170,000)

TIIE	Mexican benchmark interbank money market rate (Tasa de Interés Interbancaria de Equilibrio)

UDI	Unidades de inversión, a peso-equivalent unit of account indexed for Mexican inflation.

VaR	Value at risk, an estimate of the expected maximum loss in the market value of a given portfolio over a one-day time horizon at a 99% confidence interval.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements, principally under the captions “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.”  These statements appear throughout this prospectus and include statements regarding our intent, belief or current expectations in connection with:

•	asset growth and sources of funding;

•	growth of our fee-based business;

•	expansion of our distribution network;

•	financing plans;

•	competition;

•	impact of regulation;

•	exposure to market risks including interest rate risk, foreign exchange risk and equity price risk;

•	exposure to credit risks including credit default risk and settlement risk;

•	projected capital expenditures;

•	capitalization requirements and level of reserves;

•	liquidity;

•	trends affecting the economy generally; and

•	trends affecting our financial condition and our results of operations.

Many important factors, in addition to those discussed elsewhere in this prospectus, could cause our actual results to differ substantially from those anticipated in our forward-looking statements, including, among other things:

•	changes in capital markets in general that may affect policies or attitudes towards lending to Mexico or Mexican companies;

•	changes in economic conditions, in Mexico in particular, in the United States or globally;

•	the monetary, foreign exchange and interest rate policies of the Mexican Central Bank;

•	inflation;

•	deflation;

•	unemployment;

•	unanticipated turbulence in interest rates;

•	movements in foreign exchange rates;

•	movements in equity prices or other rates or prices;

•	changes in Mexican and foreign policies, legislation and regulations;

•	changes in requirements to make contributions to, for the receipt of support from programs organized by or requiring deposits to be made or assessments observed or imposed by, the Mexican government;

•	changes in taxes;

•	competition, changes in competition and pricing environments;

•	our inability to hedge certain risks economically;

•	economic conditions that affect consumer spending and the ability of customers to comply with obligations;

•	the adequacy of allowances for loans and other losses;

•	increased default by borrowers;

•	technological changes;

•	changes in consumer spending and saving habits;

•	increased costs;

•	unanticipated increases in financing and other costs or the inability to obtain additional debt or equity financing on attractive terms;

•	changes in, or failure to comply with, banking regulations; and

•	the other risk factors discussed under “Risk Factors” in this prospectus.

The words “believe,” “may,” “will,” “aim,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “forecast” and similar words are intended to identify forward-looking statements.  You should not place undue reliance on such statements, which speak only as of the date they were made.  We undertake no obligation to update publicly or to revise any forward-looking statements after we distribute this prospectus because of new information, future events or other factors.  Our independent public auditors have neither examined nor compiled the forward-looking statements and, accordingly, do not provide any assurance with respect to such statements.  In light of the risks and uncertainties described above, the future events and circumstances discussed in this prospectus might not occur and are not guarantees of future performance.  Because of these uncertainties, you should not make any investment decision based upon these estimates and forward-looking statements.

PROSPECTUS SUMMARY

This summary highlights selected information appearing elsewhere in this prospectus.  While this summary highlights what we consider to be the most important information about us, you should carefully read this prospectus and the registration statement of which this prospectus is a part in their entirety before investing in our ADSs and the underlying Series B shares, including “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes beginning on page F-1.  Unless otherwise indicated, all information provided in this section has been prepared in accordance with IFRS.

Overview

Our Business

We are the second largest financial services holding company in Mexico based on net income and the fourth largest financial services holding company in Mexico based on total assets, deposits and loans as of December 31, 2011, each according to the CNBV.  Through our bank and other subsidiaries, we provide a wide range of financial and related services, principally in Mexico, including retail and commercial banking, securities underwriting and brokerage and custody services, and asset management.  Our principal subsidiaries are Banco Santander Mexico, our commercial bank subsidiary, Casa de Bolsa Santander, our brokerage subsidiary and Gestión Santander, our asset management subsidiary.  As of December 31, 2011, we had total assets of Ps.744.2 billion (U.S.$53.4 billion) and shareholders’ equity of Ps.91.5 billion (U.S.$6.6 billion), and for the year ended December 31, 2011, we had net income of Ps.17.7 billion (U.S.$1.3 billion), which represented a return on average shareholders’ equity, or ROAE, of 21.9% for that period.  Our most significant subsidiary is Banco Santander Mexico, which as of December 31, 2011 accounted for 99.9% of our total assets and 103.6% of our shareholders’ equity, and for the year ended December 31, 2011 accounted for 73.4% of our net income.  As of December 31, 2011, Banco Santander Mexico had total loans net of allowances outstanding of Ps.302.5 billion (U.S.$21.7 billion), total deposits of Ps.315.6 billion (U.S.$22.6 billion) and 1,097 branches located throughout Mexico.

We offer a differentiated financial services platform in Mexico focused on the client segments that we believe are most profitable, such as high- and mid-income individuals and small and medium-sized enterprises, or SMEs, while also providing integrated financial services to individuals of other social classes, as well as to medium and large companies in Mexico.  We began to implement our client segmentation strategy in 2008 through the development of our information technology systems, product offerings, distribution channels and internal practices.

The following chart sets forth the operating segments of the Bank and their main focus.

Retail Banking	Global Wholesale Banking
•      Individuals

•      Private banking for individuals with net wealth in excess of Ps.3 million

•      SMEs with annual gross revenues of less than Ps.100 million

•      Middle-market companies and large domestic companies with annual gross revenues between Ps.100 million and Ps.1,395 million

•      Government institutions, comprised of Mexican federal government agencies, state agencies and municipalities, as well as Mexican universities

•      Global transaction banking

•      Credit markets

•      Corporate finance

•      Equity custodial and related services

•      Treasury trading activities

•      Proprietary trading

•      Global wholesale banking products and solutions for retail customers

In addition, we have a Corporate Activities operating segment comprised of all other operational and administrative activities that are not assigned to a specific segment or product listed above.  These activities include the centralized management of our financial investments, the financial management of our structural interest rate risk and foreign exchange position and the management of our liquidity and equity through securities offerings and the management of assets and liabilities.

The following table sets forth the breakdown of our net interest income and operating profit before tax by operating segment.

	For the year ended December 31,				For the year ended December 31,
	2010		2011		2010		2011
	Net interest income				Operating profit before tax
	(Millions of pesos)
Retail Banking	Ps.	18,765	Ps.	21,107	Ps.	6,699	Ps.	12,587
Global Wholesale Banking		2,060		3,690		4,144		2,949
Total	Ps.	20,825	Ps.	24,797	Ps.	11,413	Ps.	15,536

The following table shows certain of our financial and operational data.

	As of and for the year ended December 31,
	2010		2011
	(Millions of pesos, except percentages, branch and customer data)
Branches		1,073		1,097
Customers		9,073,942		9,301,238
Total assets	Ps.	661,614	Ps.	744,204
Loans		229,282		314,628
Deposits		412,956		436,841
Shareholders’ equity		85,641		91,487
Non-performing loans as a percentage of total loans(1)		2.11%		1.98%
Efficiency(2)		38.21		42.91
Return on average shareholders’ equity (ROAE)(3)		15.72		21.93

(1)
Non-performing loans include (i) all credits past due by more than (x) 30 days, in the case of single-payment loans, (y) 60 days, in the case of revolving loans (including consumer loans and credit cards), and (z) 90 days, in the case of periodic -payment loans (including non-revolving consumer loans, mortgages and commercial loans), and (ii) other doubtful credits. Other doubtful credits include (i) if greater than 25% of a customer’s loans are considered non-performing, the rest of such customer’s loans and (ii) loans to borrowers in doubtful financial situations such as bankruptcy.

(2)
Efficiency ratios are equal to operating expenses as a percentage of operating revenue excluding provisions for loan losses, which is the aggregate of net interest income, fees and income from services (net), gain (loss) on financial assets and liabilities (net) and other operating income (net).

(3)	Calculated based upon the average daily balance of shareholders’ equity.

Banco Santander Spain is our controlling shareholder and owns, directly or indirectly, 99.9% of our total capital stock.  We believe that our relationship with Banco Santander Spain and the Santander Group as a whole offers us significant competitive advantages over other financial services holding companies in Mexico.  As of December 31, 2011, the Santander Group had total assets of €1,251,526 million (U.S.$1,622,094 million), shareholders’ equity of €82,859 million (U.S.$107,393 million) and a market capitalization of €50,290 million (U.S.$65,181 million).  It also generated an attributable profit of €5,351 million (U.S.$6,935 million) in the year ended December 31, 2011.  We represented approximately 10% and 3% of the Santander Group’s attributable profit and assets, respectively, in 2011.

In Latin America, the Santander Group is one of the overall largest banking groups in terms of assets with 6,046 branches and 91,887 employees and an attributable profit of €4,664 million (U.S.$6,045 million) for the year ended December 31, 2011.

Market Opportunity

We believe that the current sustained growth of the Mexican economy, the young age of the Mexican population, the stable and well-regulated Mexican financial system and the low penetration rates of financial services in Mexico offer a significant opportunity for us to continue growing.

Stable economy with high potential

Mexico has the second largest population in Latin America according to the United Nations Development Program, and it is expected to grow by 9% from 2011 to 2025 according to estimates from the Mexican National Population Council (Consejo Nacional de Población, or CONAPO).  From 2000 to 2011, Mexico’s economy, the second largest in Latin America in terms of gross domestic product, or GDP, experienced an average real annual GDP growth of 2.2%, notwithstanding a sharp drop of 6.2% in 2009, according to figures from the Mexican National Institute of Statistics, Geography and Computing (Instituto Nacional de Estadística, Geografía e Informática, or INEGI).  The Mexican economy posted GDP growth rates of 5.5% and 3.9% in 2010 and 2011, respectively, according to INEGI, slightly above the 5.2% and 3.8% world output growth in 2010 and 2011, respectively, but significantly exceeding the 3.2% and 1.6% output growth registered by advanced economies in 2010 and 2011, respectively, according to estimates by the International Monetary Fund.  Mexico’s economy has been rated investment grade by Moody’s, Standard & Poor’s and Fitch since 2002 and as of 2011 it had a public net debt-to-GDP ratio of 35.4% according to the Economist Intelligence Unit.

We believe a combination of macroeconomic factors, such as inflation levels and stable interest rates, which, according to the Mexican Central Bank, have both been below 5% since 2010, have contributed to job creation and sustained consumer confidence.  As a result, the Mexican economy has maintained higher domestic demand than it had during prior global economic crises, which in turn has helped to overcome weak external demand.  Since 2010, 1.3 million new jobs have been created according to the IMSS, Mexico’s Social Security Institute.  At the same time, even though consumer confidence is still lagging behind pre-crisis levels, it is 24% higher than its low in 2009, according to INEGI and Mexican Central Bank statistics.  Despite the current uncertainty surrounding the global economy, Mexico posted a 5.5% GDP growth in 2010 and a 3.9% GDP growth in 2011, according to official figures from INEGI.

Mexico experienced a continuous expansion of its middle class from 2000 to 2008, according to a survey by the Mexican Association of Marketing and Public Opinion Agencies (Asociación Mexicana de Agencias de Investigación de Mercado y Opinión Pública, or AMAI). Also, according to Grupo de Economistas y Asociados, or GEA, from 1992 to 2006 the share of the population that has monthly income greater than five times the minimum salary tripled, which in turn increased the number of potential clients of financial institutions in Mexico.  In addition, according to CONAPO, the dependency ratio of the Mexican population is expected to reach its lowest levels in the period from 2012 to 2028, which in turn would increase the number of working individuals that require financial services.

Low credit penetration

Although financial groups play an increasingly important role in the Mexican economy, the country remains underbanked in comparison with more mature markets and even other countries in Latin America as demonstrated by relatively low ratios of total loans and total deposits as a percentage of nominal GDP.  According to the International Monetary Fund’s Financial Access Survey, Mexico had a ratio of total outstanding loans from commercial banks to GDP of 16.2% as of December 31, 2010, compared to 29.0% in Brazil, 72.6% in Chile, 37.8% in Costa Rica, 13.6% in Argentina and 25.2% in Peru.  Mexico also had a ratio of total outstanding deposits with commercial banks to GDP of 20.9%, as of December 31, 2010, compared to 47.5% in Brazil, 44.2% in Costa Rica,

17.8% in Argentina and 26.9% in Peru.  The outstanding loans from commercial banks to GDP ratios and outstanding deposits with commercial banks to GDP ratios of the United States and Canada were 46.0% and 53.1%, and 102.7% and 124.9%, respectively, as of December 31, 2010.  Finally, the level of banking penetration in Mexico (as measured by the loans to GDP ratio) currently remains below the banking penetration levels reached before the 1994 crisis.  As the level of market penetration of the banking sector in Mexico rises to the level of other countries in Latin America, we believe the banking sector has the potential to grow at a faster rate than the overall economy.

Stable and well-regulated financial system

The Mexican financial sector is regulated by several government agencies such as the Mexican Central Bank, the SHCP, the CNBV and the Mexican Institute for the Protection of Bank Savings (Instituto para la Protección al Ahorro Bancario, or IPAB), among others.  Banking regulation in Mexico has undergone extensive reform and has improved over the past decade.  Amongst the most important developments in creating a stable regulatory framework were the creation of a limited deposit-insurance fund, the introduction of new capital-adequacy and provisioning requirements, improved accounting standards, the implementation of stricter lending practice requirements and regulations to improve assessments of reserves needed to cover losses.  In addition, bankruptcy legislation was reformed substantially in 2000 to create a clearer framework of protections for creditors and to expedite procedural terms, which we believe in turn fostered greater stability in the financial sector.

We believe the Mexican banking system is among the most well-regulated financial systems in the world, based on the Financial System Stability Assessment published by the International Monetary Fund in December 2011, which covers the top 25 financial systems worldwide, including Mexico.  According to the Financial System Stability Assessment, the Mexican banking system is profitable, liquid and well capitalized, and stress tests suggest that it is able to withstand severe shocks.  The Mexican government has stated that the country will be an early adopter of the Basel III international rules which will require full implementation by 2019.  According to the CNBV, as of March 31, 2012, the banking system in Mexico had a 15.7% total capital ratio, above the 10.5% threshold that will be required by the Basel III international rules.

Our Competitive Strengths

Leading market position

We rank second in terms of net income and fourth in terms of total assets, deposits and loans among financial groups in Mexico, with market shares of 20.9%, 12.8%, 12.8% and 13.5%, respectively, as of December 31, 2011 according to the CNBV.  Banco Santander Mexico ranks second in terms of net income and third in terms of total assets among private-sector banks in Mexico, with market shares of 19.1% and 12.7%, respectively, as of December 31, 2011 according to the CNBV.  Among the seven largest financial groups and private-sector banks in Mexico, we believe we hold leading market positions in most of our key product lines, such as mortgages, and loans to SMEs and middle-market companies.  We are also one of the leading wholesale commercial banks in Mexico.

The following table shows the rankings and market share of Banco Santander Mexico and Grupo Financiero Santander among the seven largest private banks and financial groups in Mexico, respectively, as of December 31, 2011, according to the CNBV.  All statements in this prospectus regarding our relative market position and financial performance vis-à-vis the financial services sector in Mexico are based, out of necessity, on information obtained from CNBV reports, and accordingly are presented in accordance with Mexican Banking GAAP.  For a more detailed description of our performance relative to the Mexican banking industry, see “Business—Competition.”

	As of December 31, 2011
Rankings and Market Share	Rank of Banco Santander Mexico among Banks(1)	Rank of Grupo Financiero Santander among Financial Groups(2)	Market Share of Banco Santander Mexico among Banks (1)	Market Share of Grupo Financiero Santander among Financial Groups (2)
Loans	4	4	12.7%	13.5%
Deposits	4	4	12.1%	12.8%
Total assets	3	4	12.7%	12.8%
Asset quality(3)	2	2	—	—
Shareholders’ equity	3	3	15.3%	13.3%
Net income	2	2	19.1%	20.9%
Efficiency(4)	2	3	—	—
ROAE	2	1	—	—

Source: CNBV.

(1)	Among the seven largest private banks in Mexico.

(2)	Among the seven largest private financial groups in Mexico.

(3)	Defined as total non-performing loans as a percentage of total loans.

(4)
Efficiency ratios are equal to operating expenses as a percentage of operating revenue excluding provisions for loan losses, which is the aggregate of net interest income, fees and income from services (net), gain (loss) on financial assets and liabilities (net) and other operating income (net).

We believe that our scale and market leadership provide us with exceptional competitive opportunities, including the ability to gather market intelligence to support decision-making in determining business opportunities and in meeting our customers’ needs.

Focus on well-defined profitable client segments resulting in superior track record

We believe our increasing market share in our key client segments will continue to contribute to our profitability.  We have posted ROAE levels for Banco Santander Mexico of 16.3% and 16.0% in 2010 and 2011, respectively, making us the second most profitable bank among the seven largest private-sector banks in Mexico under that metric in 2011 according to the CNBV.  We developed our client segmentation strategy in 2008 with clearly defined client segments: high- and mid-income individuals, and SMEs.  Since then, we have focused our efforts on further refining our client segmentation, developing our product offerings, developing our information technology systems and our internal practices, as well as enhancing our distribution channels in order to better service our key client segments.

We believe our targeted efforts have helped us organically increase our market share in key business lines such as middle-market and large domestic companies, where our market share increased 23.1% from December 31, 2010 to December 31, 2011, according to CNBV data.  In addition, the acquisition of the Mexican residential mortgage business of General Electric Capital Corporation, or the GE Capital mortgage business, in April 2011 has made us the second-largest provider of mortgages in Mexico in terms of mortgage loans outstanding in 2011, according to the CNBV.  See “Business—Our Core Products—Mortgages.”

Efficient and business-oriented operational platform

Our operational platform efficiently combines our modern business-oriented IT systems with our multichannel distribution strategy, resulting in innovative ways to serve our clients.  We have well-developed CRM tools that allow us to monitor our clients’ behavior and provide them with targeted product offerings through diverse channels.  As a consequence, we are able to efficiently leverage alternative distribution channels such as ATMs, internet banking and our contact center, which enable us to deliver better service to our clients and increases our sales ratios.  We believe our efficient operations allow us to realize synergies and more profitable growth.

We believe we have one of the most efficient banking platforms among banking institutions in Mexico, based on our efficiency ratios and the use of our infrastructure.  We believe this is a result of many factors, including our focus on cost-control and best practices that we can leverage from Banco Santander Spain, among others.  We believe our efficiency ratio provides us with operating flexibility and enables us to be more competitive in pricing when compared to our peers.

Synergies from our affiliation with the Santander Group

We believe that being an affiliate of the Santander Group offers us significant competitive advantages.  Santander Group is one of the largest banking groups in Latin America in terms of assets, the largest financial group in Spain and a significant financial system participant in various European countries, including the United Kingdom, through its Santander UK subsidiary, and Portugal.  Through Santander Consumer, Santander Group also operates a leading consumer finance franchise in the United States as well as in Germany, Italy, Spain and several other European countries.  Our relationship with the Santander Group allows us, among other things, to:

•
benefit from the Santander Group’s operational expertise in areas such as internal control and risk management, with practices that have been developed in response to a wide range of market conditions around the world and that we believe will enhance our ability to grow our business within desired risk limits;

•
strengthen our internal auditing function and, as a result of the addition of an internal auditing department that reports concurrently and directly to our Audit Committee and the audit committee of Banco Santander Spain, making it more independent from management;

•	enhance our ability to manage credit and market risks through the adoption of policies and know-how developed by Banco Santander Spain;

•
leverage the Santander Group’s latest-generation, customer-centered, global information technology platform, which reduces our technology development costs, provides operational synergies with the Santander Group, enhances our ability to support our customers and enables us to deliver products and services targeted to the needs of our customers;

•
utilize the Santander Group’s management training and development, which is composed of a combination of in-house training and development with access to managerial expertise and best practices in other Santander Group units outside Mexico.  Banco Santander Spain also participates in monitoring key supervisory areas, including risk, auditing, accounting and financial control;

•	access the Santander Group’s multinational client base and benefit from the Santander Group’s global presence, particularly in Latin America;

•
support our large Mexican corporate customers in the internationalization of their businesses, through trade financing, international capital markets access, structured finance and syndicated loans, as well as transactional banking services;

•	benefit from selectively borrowing from Santander Group’s product offerings in other countries as well as from their know-how in systems management;

•	replicate or adapt in Mexico the Santander Group’s successful product offerings and best practices from other countries; and

•	benefit from the Santander Group’s overall market presence and market campaigns such as the Formula 1 sponsorship.

Although we benefit from our affiliation with the Santander Group, our executive officers are responsible for the management of our business independent from our Parent.

Proven risk management practices

The incorporation of Santander Group’s worldwide risk management platform into various levels of our organization, as well as the application of rigorous credit assessment and approval processes, has been an integral part of our efforts to control the level of non-performing loans while growing our loan portfolio.  Our asset quality (defined as total non-performing loans as a percentage of total loans) ranked second among the seven largest financial groups and private-sector banks in Mexico as of December 31, 2011, according to the CNBV.  As of December 31, 2011, we had a non-performing loans ratio of 1.7% and a coverage ratio (defined as total reserves for loan losses divided by total non-performing loans) calculated in accordance with Mexican Banking GAAP of 210.6%, compared to industry averages of 2.4% and 193.3% respectively, which indicate our prudent levels of asset growth.  We believe that our conservative risk approach, which contemplates the strict management of credit risk together with prudent management of foreign exchange risk, interest rate risk and term risk, has allowed us to maintain strong asset quality as well as profitability while growing our loan portfolio.

Strong and sustainable funding profile

Our principal source of funding is customer deposits, which represented Ps.316.1 billion, or 48.4%, of our total liabilities as of December 31, 2011.  As of December 31, 2011, customer deposits represented 68.1% of our total deposits.  Since the Bank is primarily a transactional bank, customer deposits, a relatively less expensive source of funding, constitute the main source of liquidity in our financing structure.  This has allowed us to manage our reliance on and exposure to riskier sources of funding and manage our liquidity requirements.  We have attractive capitalization levels.  As of December 31, 2011, our total capitalization ratio was 14.8% and our Tier 1 capital ratio was 14.5%, calculated in each case under Mexican Banking GAAP.

Experienced management team and skilled workforce

We benefit from a highly experienced management team.  Our senior management has an average of 20 years of experience in the financial industry and 15 years in the Santander Group.  Our management team has guided us through economic cycles and, by anticipating recent macroeconomic developments, has increased our net income by approximately 80% since 2005, more than two times the 37% increase in the Mexican banking system as a whole over the same period, according to data from the CNBV.  Our management has concentrated its efforts on establishing a successful working environment and employee culture, and has invested in rigorous personnel selection processes, training programs and 360-degree thorough evaluation processes to maintain a strong talent base and foster retention.  We have promoted the development and strengthening of abilities and skills in managing people and teams.  The experience and commitment of our senior management team has been a critical component in the growth of our franchise, as well as in the continuing enhancement of our operations and financial performance.

Our Strategy

As demonstrated by our strong profitability and growth in key business lines, we believe our strategy of focusing on retail banking for Mexico’s emerging middle class and SMEs has been a success.  We intend to continue leveraging our competitive advantages to expand our business in the most dynamic and profitable segments of the Mexican economy, enhancing our leading banking franchise in Mexico while focusing on sustained growth and profitability.

We intend to achieve these objectives through the following strategies:

Leverage our leading market position to benefit from the significant growth potential of the Mexican banking sector

We seek to continue increasing our market penetration, focusing on our well-defined client segments and targeted products (such as mortgages, consumer lending and SME lending).  At the same time we intend to continue developing our profitable and client-centered wholesale bank.  To achieve these objectives, we will continue to leverage our strong brand name, distribution network and products, as well as capture the benefits of growth in the banking sector as the Mexican economy grows and the level of penetration of financial services in Mexico approaches those of other countries in Latin America.  Furthermore, we will continue to focus our marketing efforts to grow our customer base and promote loyalty within our customer base, as well as the cross-selling of products and services to increase the number of products used by each of our clients.  We intend to achieve this objective by cross-selling credit products, such as mortgages, credit cards and payroll loans, and insurance products, such as life, automobile, home, health, accident, fraud and unemployment insurance, to our payroll clients.  As of December 31, 2011, we had Ps.13,233 million (U.S.$949 million) in payroll loans.  We intend to improve our competitiveness by further strengthening our brand awareness, particularly through the marketing of our products and the use of our multichannel distribution platform, and by continuing to focus on the development of innovative products that we believe satisfy the needs of each of our different client segments.

Continue to expand and develop our customer base in our focused client segments and enhance customer loyalty

We intend to continue to use our extensive distribution network to proactively pursue and strengthen our relationships with high- and mid-income customers through the offering of key products and business solutions for SMEs and middle-market companies.  An important part of our strategy is the segmentation of our customer base.  We classify our individual customers in three main categories: premier, preferred and classic customers.  We believe that our clear customer classification allows us to offer our customers a portfolio of targeted products that fit their specific needs.  Another important part of our strategy is the use of multiple channels, including third-party branches, ATMs, our contact center, internet banking and mobile banking, among others.  We believe that these complementary channels are an important way to reach a broader spectrum of customers, thereby allowing us to better reach and expand our customer base.  We also believe our high quality customer service capabilities allow us to differentiate ourselves in the highly competitive Mexican banking environment.  By combining our highly productive branch network with our alternative channels, such as ATMs, our contact center, internet banking and mobile banking, we believe that we are able to consistently satisfy our customers’ expectations and that we will be able to achieve top-quality service levels.

Expand product offerings and distribution channels, particularly in the Retail Banking segment

We intend to further increase our business and operations throughout Mexico, expanding our retail banking services to existing and prospective retail customers.  Through the implementation of customer relationship management, or CRM, strategies and market intelligence, we plan to offer new products and services to existing customers according to client segmentation and the development of value-added offers.  Our CRM mission is to place our clients at the center of our commercial strategy.  By improving our information technology and our processes, we believe we will be able to produce business intelligence by acquiring detailed information about the current and future needs and behaviors of our customers.  This business intelligence will allow further customer segmentation according to life cycle and income levels and will also enable us to improve the ways we serve our customers through our various distribution channels.

We will also continue to invest in creating and maintaining strong business support and commercial processes.  For example, we have developed a fully integrated branch network, which manages customer product offerings through an internally designed CRM tool that enables branch executives to proactively approach our customer base with specific and tailored product offerings.  As a result of our new consumer credit issuance process, a customer can leave one of our branches with a new credit card in less than fifteen minutes.  Finally, our contact center enhances our ability to provide segmented customer service.

We seek to increase our market share in retail banking by offering innovative banking products and intend to focus on product areas such as mortgages, credit cards, personal loans and SME loans where we believe there is an opportunity to increase our market share.  For our non-retail clients, we will continue to offer through our Global Wholesale Banking segment an array of comprehensive products and services relating to finance, guarantees, mergers and acquisitions, equity and fixed income, structured finance, international trade finance, cash management services, collection services and e-banking, including structured loans, syndicated loans, acquisition financing and financing of investment plans, among others.  We intend to improve the ways we serve our clients by expanding the multichannel distribution strategy related to each of our client segments, and we will continue to maximize the synergies and leverage the cross-selling opportunities between our corporate and retail businesses.  In addition, we have established a division that is focused on enhancing the quality of our products and processes.

Capitalize on our efficient risk management practices and cost-efficient culture to promote profitable and sustainable growth

As we pursue our growth and profitability objectives, we will continue to comply with our risk policies aimed at generating an appropriate return for the risk incurred.  We intend to continue to carefully monitor the credit quality of our asset portfolio, particularly any assets in high growth segments such as individuals and SMEs, while diversifying our balance sheet.  We plan to maintain a balanced growth profile with a strong emphasis on liquidity, a stable, low-cost funding base and strong capital ratios.

We believe our emphasis on financial discipline has allowed us to maintain above average margins and flexibility to adapt and react to new opportunities and market dynamics.  Furthermore, we plan to make effective use of technology through alternative channels, such as mobile banking, internet banking and our telephone contact center, in order to control the expenses associated with the continued expansion of our multichannel distribution strategy.  As of December 31, 2011, we were the second most efficient bank among the seven largest private banks in terms of assets in the Mexican banking system, according to data from the CNBV.  Efficiency ratios are equal to operating expenses as a percentage of operating revenue excluding provisions for loan losses, which is the aggregate of net interest income, fees and income from services (net), gain (loss) on financial assets and liabilities (net) and other operating income (net).  We will continue to monitor our administrative and promotional expenses in order to maintain a low efficiency ratio.

Our Corporate Structure

The following chart presents our corporate structure, indicating our principal subsidiaries and respective ownership interests as of the date of this prospectus.

All of our principal subsidiaries are incorporated in Mexico.

Our Series B shares trade on the Mexican Stock Exchange.  Our free float as of the date of this prospectus is comprised of a total amount of 9,051,243 Series B shares representing 0.27% of our outstanding Series B shares, 0.13% of our total capital stock and 0.13% of our total voting interests.

Banco Santander Mexico

Banco Santander Mexico is a corporation (sociedad anónima) authorized to operate as a multiple-purpose banking institution (institución de banca múltiple) under the Mexican Banking Law.  Banco Santander Mexico is one of the top four multi-purpose banks in Mexico in terms of total assets, net income and loan portfolio as of December 31, 2011, according to the CNBV.  For the year ended December 31, 2011, Banco Santander Mexico had net income of Ps.13.7 billion (U.S.$1.0 billion), and as of December 31, 2011, Banco Santander Mexico had total assets of Ps.739.1 billion (U.S.$53.0 billion), total loans net of allowances outstanding of Ps.302.5 billion (U.S.$21.7 billion), total deposits of Ps.315.6 billion (U.S.$22.6 billion) and shareholders’ equity of Ps.91.7 billion (U.S.$6.6 billion).  As of December 31, 2011, Banco Santander Mexico employed 12,151 people (including employees from the GE Capital mortgage business) and had 1,097 branches located throughout Mexico.  Its headquarters are located in Mexico City, Distrito Federal, and it operates in every state in Mexico.

Banco Santander Mexico provides a broad range of retail and commercial banking services to its customers, including peso- and foreign currency-denominated loans to finance a variety of commercial transactions, trade, foreign currency forward contracts and credit lines and a variety of retail banking services, including mortgage financing and credit cards.  It seeks to offer its customers a wide range of products while providing high levels of service.  In addition to its traditional banking operations, Banco Santander Mexico offers a variety of ancillary financial services including financial leasing, financial advisory services, insurance brokerage and investment management.

Gestión Santander

Gestión Santander is our asset management subsidiary with fully integrated investment, operational and commercial structures.  It is the third largest asset management firm in Mexico, according to the Asociación Mexicana de Intermediarios Bursátiles, or AMIB, with assets under management of approximately Ps.169,434 million (U.S.$12.1 billion) as of December 31, 2011, with a market share of 13.7%.  As of December 31, 2011, Gestión Santander’s net income was Ps.90.0 million (U.S.$6.5 million), which represented 0.5% of our net income and generated net fees of Ps.303.8 million (U.S.$21.8 million), representing 3% of our total net fees.

Gestión Santander provides expertise in a diverse range of equity, fixed income, structured products and investment management advisory strategies to institutional investors, financial intermediaries and private clients.  Gestión Santander offers these solutions through mutual funds and managed accounts through Banco Santander Mexico’s branch network, independent brokers and Gestión Santander’s own sales force.

Gestión Santander manages 61 different funds, covering a wide variety of investment alternatives for the Mexican market.  By fund class, 87% of the funds are fixed income or money market in terms of assets and the rest include equity, structured and funds of funds, among others.

The following table shows our mutual funds by asset class as of December 31, 2011.

	As of December 31, 2011
Asset Class	Number of Funds	Assets in millions of pesos
Structured(1)	12	Ps.	9,618
Fixed income	17		41,147
Funds of funds	5		937
Money market	9		106,242
Equity	11		6,584
Currency-related	3		1,165
Mixed asset funds	4		3,741
Total	61	Ps.	169,434

(1)	Includes 7 fixed income mutual funds (Ps.4,718 million), 4 equity mutual funds (Ps.2,191 million) and 1 foreign exchange mutual fund (Ps. 2,709 million).

Casa de Bolsa Santander

Casa de Bolsa Santander is our broker-dealer subsidiary that provides comprehensive financial products and services to institutional investors, corporate customers and individuals, including the intermediation of equity and fixed income securities, financial advisory services, portfolio structuring, asset management of investment portfolios, investment banking and sale of investment funds.  Casa de Bolsa Santander is an authorized broker-dealer for the Mexican Stock Exchange, where it conducts transactions for the purchase and sale of securities.  It provides distribution and advisory services for companies seeking the placement of their securities, supported by a local and international equity research team of analysts, an institutional sales force and a national distribution network focused on individual investors.  Our research team is part of the Santander Group’s Latin American equity research group.

As of December 31, 2011, Casa de Bolsa Santander had 6,374 customer contracts and Ps.251 billion in assets under management, and accounted for 0.3% of our total assets and 1.3% of our shareholders’ equity.  In 2011, Casa de Bolsa Santander had net income of Ps.64.9 million (U.S.$5.4 million), which represented 0.3% of our net income.

Seguros Santander

Prior to its sale in November 2011 to ZS Insurance America S.L., Seguros Santander offered life and home insurance.  Its products were offered through our branch network.

On February 22, 2011, Banco Santander Spain publicly announced that it had reached an agreement with Zurich Financial Services Group to establish a strategic alliance for bancassurance in Mexico, Brazil, Chile, Argentina and Uruguay.  The strategic alliance’s objective was to strengthen Banco Santander Spain’s operations in the insurance market by ensuring a wider range of products covering clients that are not currently served by insurers, and by leveraging distribution capacity.  In accordance with the agreement, the insurance products of the alliance will be distributed for 25 years in the countries covered by the agreement.

On July 15, 2011, we announced that we had signed the definitive agreements with Zurich Financial Services Group regarding this long-term alliance.  This agreement combines our commercial strength and distribution capabilities with the experience and leadership of the Zurich Financial Services Group in the development and management of insurance products and strengthens our offerings of life, savings and general insurance products.

On November 4, 2011, we announced that we had completed the final documentation and obtained the authorizations necessary to close the sale of our subsidiary Seguros Santander to ZS Insurance America S.L., which was created as a consequence of the strategic alliance between Banco Santander Spain and Zurich Financial Services Group, for a price of Ps.7,441 million (U.S.$533.5 million).  The sale and joint venture were completed on November 4, 2011.  The joint venture is 51% controlled by Zurich Financial Services Group and 49% by Banco

Santander Spain.  Banco Santander Mexico does not hold shares in the joint venture.  Banco Santander Mexico will continue to sell insurance policies on behalf of this new joint venture and to receive commissions from those sales.

As of December 31, 2010, Seguros Santander had approximately Ps.3.4 billion (U.S.$275.9 million) in premiums, total assets of Ps.7.6 billion (U.S.$616.3 million) and Ps.4.6 billion (U.S.$371.2 million) in reserves.  Seguros Santander’s net income was Ps.447.9 million (U.S.$36.3 million) in 2010 and Seguros Santander accounted for 1.12% of our total assets, 3.23% of our net income and 0.02% of our shareholders’ equity as of December 31, 2010.

History

We were founded on November 14, 1991 in Mexico City, Mexico under the name Grupo Financiero InverMéxico.  In 1997, we were renamed Grupo Financiero Santander Mexicano and in 1998, we merged with Grupo Financiero Santander México, S.A. de C.V., with Grupo Financiero Santander Mexicano as the surviving entity.  In 2000, we acquired Grupo Financiero Serfin, S.A. and merged with that entity, with Grupo Financiero Santander Mexicano as the surviving entity.  We were renamed Grupo Financiero Santander Serfin, S.A. de C.V. in 2001.

In 2003, Bank of America Corporation purchased 24.9% of our shares from Banco Santander Spain.  In 2006, we were renamed Grupo Financiero Santander, S.A. de C.V. and later that year we were converted into Grupo Financiero Santander, S.A.B. de C.V., a sociedad anónima bursátil de capital variable, or publicly traded variable capital corporation.

In 2010, a subsidiary of Banco Santander Spain acquired Bank of America Corporation’s interest in our company, resulting in the Santander Group’s ownership of 99.9% of our shares.  See “Principal and Selling Shareholders.”

Banco Santander México

Banco Santander México was incorporated on November 16, 1932, under the name Banco Mexicano.  In 1955, Sociedad Mexicana de Crédito Industrial (subsequently Banco Somex), which was incorporated in 1941, purchased a controlling portion of the shares of Banco Mexicano.  In 1958, Banco Mexicano merged with Banco Español, with Banco Mexicano as the surviving entity.

In 1970, Banco de Londres y México merged with Compañía General de Aceptaciones (formerly a shareholder of Banco de Londres), with Banco de Londres y México under its new name, Banca Serfin, as the surviving entity.  In 1992, Grupo Financiero Serfin was incorporated following the acquisition of Banca Serfin by Operadora de Bolsa.

In 1979, Banco Mexicano changed its corporate name to Banco Mexicano Somex, S.A., operating as a multiple-purpose banking institution.

In 1982, Mexican commercial banks were nationalized by the Mexican government.

In 1990, the Mexican Constitution was amended to permit the total reprivatization of Mexican commercial banks, and the Mexican government enacted the Mexican Banking Law, which led to the reprivatization of such banks starting in 1991.  As part of this banking privatization process, in 1992, Grupo InverMéxico acquired Banco Mexicano Somex, which then took the corporate name of Banco Mexicano, S.A., Institución de Banca Múltiple, Grupo Financiero InverMéxico.

In April 1997, Banco Santander Central Hispano (subsequently Banco Santander Spain) acquired Grupo InverMéxico, which became Grupo Financiero Santander Mexicano.  Banco Mexicano later became Banco Santander Mexicano.  In May 2000, Banco Santander Spain acquired Grupo Financiero Serfin, which was merged into Grupo Financiero Santander Mexicano and changed its corporate name to Grupo Financiero Santander Serfin.

In 2001, Banco Santander Mexicano adopted the corporate name of Banco Santander Mexicano, S.A., Institución de Banca Múltiple, Grupo Financiero Santander Serfin.

Banco Santander Mexicano and Banca Serfin initially operated independently.  In 2004, Banca Serfin was merged into Banco Santander Mexicano, with the surviving entity being Banco Santander Serfin, S.A., Institución de Banca Múltiple, Grupo Financiero Santander Serfin.  Subsequently, in 2006, the bank was renamed Banco Santander, S.A., Institución de Banca Múltiple, Grupo Financiero Santander.

On February 21, 2008, the corporate name of the Bank was changed to its current name, Banco Santander (México), S.A., Institución de Banca Múltiple, Grupo Financiero Santander.  We own 99.99% of the Bank’s capital stock.  We believe the key behind our success lies in our business philosophy of organic growth and selected acquisitions, building on our competitive strengths to capture market opportunities in our target sectors.

THE OFFERING

Issuer	Grupo Financiero Santander, S.A.B. de C.V.

Selling shareholder	Banco Santander, S.A.

International offering
We and the selling shareholder are offering        ADSs, evidenced by ADRs and each representing five Series B shares, through the international underwriters in the United States and in other jurisdictions outside of the United States and Mexico.  Of the         ADSs offered in this offering,         are being offered by us and         are being offered by the selling shareholder.

Mexican offering
Concurrently with the international offering, we and the selling shareholder are offering       Series B shares through the Mexican underwriters, in a public offering in Mexico authorized by the CNBV, to investors in Mexico, by means of a prospectus in Spanish, satisfying the requirements of Mexican law, containing information substantially similar to that included in this prospectus.  We refer to this offering as the “Mexican offering.”

Global offering	The global offering consists of the international offering and the Mexican offering. The closings of the international and Mexican offerings are conditioned upon each other.

Options to purchase additional ADSs and Series B shares
We and the selling shareholder will grant the international underwriters an option, exercisable for 30 days after the date of this prospectus, to purchase up to an additional               ADSs and                ADSs, respectively, if any, at the offering price per ADS.  We and the selling shareholder have also granted the Mexican underwriters an option, exercisable for 30 days after the date of this prospectus, to purchase up to an additional           Series B shares and           Series B shares, respectively, if any, at the offering price per Series B share in the Mexican offering.  The international and the Mexican options to purchase additional ADSs and Series B shares, respectively, may be exercised independently of each other but are expected to be exercised on a coordinated basis.

Conflicts of interest
Because Santander Investment Securities Inc., a member of the U.S. Financial Industry Regulatory Authority, or FINRA, and an underwriter in this offering, is an affiliate of, and under common control with, the issuer and the selling shareholder, FINRA views the participation of Santander Investment Securities Inc. as an underwriter in this offering as the public distribution of securities issued by a company with which Santander Investment Securities Inc. has a conflict of interest and/or an affiliation, as those terms are defined in FINRA Rule 5121.  Because of this relationship, the offering will be conducted in accordance with FINRA Rule 5121.  This rule requires, among other things, that a qualified independent underwriter has participated in the preparation of, and has exercised the usual standards of “due diligence” in respect to, the registration statement and this prospectus.               has agreed to act as qualified independent underwriter for the international offering and to undertake the legal responsibilities and liabilities of the underwriter under the Securities Act of 1933, specifically including those inherent in Section 11 of the Securities Act.  We have agreed to indemnify                 against liabilities incurred in connection with acting as a qualified independent underwriter, including liabilities under the Securities Act.

The ADSs
Each ADS will represent five Series B shares.  The ADSs will be evidenced by ADRs.  The ADSs will be issued under a deposit agreement among us,               , as depositary, and the registered holders and beneficial owners from time to time of ADSs issued thereunder.

Listing
We intend to apply to list the ADSs on the NYSE under the symbol “BSMX.”  Our Series B shares are currently listed on the Mexican Stock Exchange under the symbol “SANMEXB.” Prior to the global offering there has been a very limited trading market for the Series B shares in Mexico.  We cannot assure you that a trading market for the Series B shares or ADSs will develop or will continue if developed.

Share capital before and after global offering
Our share capital is divided into Series F shares and Series B shares.  Each Series F share and Series B share represents the same economic and voting interest in us.  See “Description of Capital Stock.” Series F shares may only be held by Banco Santander Spain or an affiliate because we have received and operate under the approval from the Mexican financial authorities to act as a foreign-controlled holding company for financial services subsidiaries.  Series F shares may not represent less than 51% of our issued and outstanding shares.

As of the date of this prospectus, our share capital consists of 3,322,085,768 Series B shares and 3,464,309,145 Series F shares, or 100% of our issued and outstanding shares.  We do not have any shares in treasury.  For a description of the material terms of the Series B shares and Series F shares, see “Description of Capital Stock.”

After giving effect to the global offering, our share capital will consist of          Series B shares and         Series F shares outstanding, or      % of our issued and outstanding shares (or          Series B shares and           Series F shares outstanding, or       % of our issued and outstanding shares, assuming full exercise of the option to purchase additional ADSs and the option to purchase additional Series B shares).

As of the date of this prospectus, Banco Santander Spain beneficially owns 99.7% of our Series B shares, and 100% of our Series F shares.  See “Principal and Selling Shareholders.”

After giving effect to the global offering, Banco Santander Spain will beneficially own      % of our Series B shares and       % of our Series F shares (or         % and      %, respectively, assuming full exercise of the option to purchase additional ADSs and the option to purchase additional Series B shares).

Transfer restrictions
Under the Mexican Financial Groups Law (Ley para Regular las Agrupaciones Financieras), foreign entities with governmental authority and Mexican financial entities, including those that form part of a financial group, cannot purchase our shares.

In addition, pursuant to the Mexican Financial Groups Law and our bylaws, no person or entity or group of persons or entities may acquire (i) more than 2% of our shares, unless any such person or entity notifies the SHCP, (ii) 5% or more of our shares, unless any such person or entity obtains the prior approval by the SHCP, and (iii) 30% or more of our shares, unless any such person or entity (a) obtains the prior approval of the SHCP, and (b) with the approval of the CNBV, undertakes a public tender offer to purchase (x) if the intended acquisition is for shares representing less than 50% plus one of our shares, the greater of an additional 10% of our aggregate outstanding shares or the percentage of additional shares intended to be acquired, or (y) if the intended acquisition is for shares representing more than 50% of our shares, 100% of our aggregate outstanding shares.

Use of proceeds
We estimate that the net proceeds from the global offering will be approximately U.S.$                , based on a public offering price of U.S.$                 per ADS, which is the mid-point of the indicative initial offering price range included on the cover page of this prospectus (assuming the option to purchase additional ADSs and the option to purchase additional Series B shares are not exercised) after deducting estimated underwriting discounts and commissions and expenses of the global offering that are payable by us.  Each U.S.$1.00 increase (decrease) in the public offering price per ADS (or the peso equivalent of the price of five of our Series B shares) would increase (decrease) our net proceeds, after deducting estimated underwriting discounts and commissions and expenses, by U.S.$            .  We will not receive any of the net proceeds from the sale of ADSs or Series B shares offered by the selling shareholder.
We intend to use the net proceeds from the global offering for general corporate purposes, including to fund the growth of our business and to strengthen our liquidity profile.

Dividends and dividend policy
Although we have no current plans to adopt a formal dividend policy in respect of the amount and payment of dividends, we currently intend to declare and pay dividends on an annual basis.  The declaration and payment of dividends in respect of any period is subject to a number of factors, including our debt service requirements, capital expenditure and capital requirements, investment plans, other cash requirements, our shareholders having approved our financial statements and the payment of dividends, and such other factors as may be deemed relevant at the time.  We cannot assure you that we will pay any dividends in the future.  Under Mexican law, dividends may only be paid from retained earnings resulting from the relevant year or prior years’ results if (i) the legal reserve has been created or maintained, by annually segregating 5% of net earnings, until the legal reserve equals at least 20% of the fully paid-in capital, (ii) shareholders, at a duly called meeting, have approved the results reflecting the earnings and the payment of dividends, and (iii) losses for prior fiscal years have been repaid or absorbed.  All shares of our capital stock rank pari passu with respect to the payment of dividends.

Voting rights
All holders of the Series B shares and of the Series F shares are entitled to one vote per share at each of our shareholders’ meetings.  Subject to the terms of our bylaws and the terms of the deposit agreement among us, the depositary and the holders of the ADSs, holders of our ADSs will be entitled to instruct the depositary to vote or cause to be voted the number of shares represented by such ADSs.  See “Description of Capital Stock” and “Description of American Depositary Shares.”

Controlling shareholder
Banco Santander Spain owns, directly or indirectly, 99.7% of our Series B shares and directly owns 100% of our Series F shares.  Such share ownership is sufficient for Banco Santander Spain to control all shareholders’ decisions and to appoint the majority of our board.

After giving effect to the global offering, Banco Santander Spain will own, directly or indirectly,                  % of our Series B shares and will directly own 100% of our Series F shares.  Such share ownership will be sufficient for Banco Santander Spain to continue to control all shareholders’ decisions and to appoint the majority of our board.

ADR depositary

Taxation
Under current Mexican law, dividends paid to holders of ADSs or Series B shares who are not residents of Mexico for tax purposes are not subject to any Mexican withholding or other similar tax, but will be subject to corporate taxes, payable by us, if not paid from a net after-tax profits account.  We currently intend for dividends to be paid from such account.

The sale of ADS, or of the Series B shares, subject in the case of Series B shares to certain requirements, by holders who are not residents of Mexico for tax purposes, made through the Mexican Stock Exchange or in any other securities market recognized by Mexico’s Tax Administration Service (Servicio de Administración Tributaria), is not subject to any Mexican capital gain or similar taxes.  See “Taxation.”

For a discussion of the material U.S. tax consequences relating to an investment in our Series B shares or the ADSs, see “Taxation.”

Lock-up agreements
We have agreed with the international and Mexican underwriters, subject to certain exceptions, not to issue, offer, sell, grant an option to sell or otherwise dispose of, directly or indirectly, any shares of our capital stock (or ADSs representing such shares) or any securities convertible into or exercisable or exchangeable for our capital stock (or ADSs representing such shares) during the        -day period following the date of this prospectus.  Each of our principal shareholders, including the selling shareholder, has agreed to substantially similar lock-up agreements.

Risk factors
Investing in our ADSs and in the underlying Series B shares involves risks.  See “Risk Factors” and the other information included in this prospectus for a discussion of factors you should consider before deciding to invest in the ADSs and the underlying Series B shares.

Proposed NYSE symbol	“BSMX.”

Mexican Stock Exchange symbol for currently traded Series B shares	“SANMEXB.”

SUMMARY FINANCIAL AND OPERATING DATA

The following tables present our summary consolidated financial data for each of the periods indicated.  You should read this information in conjunction with our audited financial statements and related notes and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

We have derived our summary consolidated income statement data for the years ended December 31, 2010 and 2011 from our audited financial statements included in this prospectus, which have been prepared in accordance with IFRS.  See “Presentation of Financial and Other Information.”

Our summary consolidated balance sheet data as of December 31, 2011 have been derived from our audited financial statements prepared in accordance with IFRS:

•	on an actual basis; and

•
as adjusted to give effect to the sale of our Series B shares, including Series B shares in the form of ADSs, in the global offering, and the receipt of approximately Ps.           million (U.S.$            million) in estimated net proceeds, considering an offering price of Ps.           (U.S.$            ) per Series B share, the mid-point of the price range set forth on the cover page of this prospectus (and assuming that ADSs are offered in the global offering at five times that price, reflecting the ratio of five Series B shares per ADS), after deducting the underwriting discounts and commissions and estimated offering expenses payable by us in connection with the global offering, and the use of proceeds therefrom and assuming no exercise of the option to purchase additional ADSs by the international underwriters or the option to purchase additional Series B shares by the Mexican underwriters.

CONSOLIDATED INCOME STATEMENT DATA IN ACCORDANCE WITH IFRS

	For the year ended December 31,
	2010		2011		2011
	(Millions of pesos)(1)				(Millions of U.S. dollars)(1)(2)
Interest income and similar income	Ps.	39,237	Ps.	46,587	U.S.$	3,340
Interest expenses and similar charges		(12,991)		(17,976)		(1,289)
Net interest income		26,246		28,611		2,051
Income from equity instruments		289		299		21
Fee and commission (net)		9,276		10,199		731
Gains/(losses) on financial assets and liabilities (net)		3,622		279		20
Exchange differences (net)		(14)		30		2
Other operating income		581		536		38
Other operating expenses		(1,413)		(1,590)		(114)
Total income		38,587		38,364		2,749
Administrative expenses		(13,347)		(15,001)		(1,076)
Personnel expenses		(6,578)		(7,344)		(527)
Other general administrative expenses		(6,769)		(7,657)		(549)
Depreciation and amortization		(1,398)		(1,461)		(105)
Impairment losses on financial assets (net)		(6,972)		(5,435)		(390)
Loans and receivables(3)		(6,972)		(5,435)		(390)
Impairment losses on other assets (net)		(92)		(100)		(7)
Other intangible assets		(27)		(30)		(2)
Non-current assets held for sale		(65)		(70)		(5)
Provisions (net)(4)		(562)		1,890		136

	For the year ended December 31,
	2010		2011		2011
	(Millions of pesos)(1)				(Millions of U.S. dollars)(1)(2)
Gains/(losses) on disposal of assets not classified as non-current assets held for sale		(77)		13		1
Gains/(losses) on disposal of non-current assets held for sale not classified as discontinued operations		17		54		4
Operating profit before tax		16,156		18,324		1,312
Income tax		(4,449)		(4,813)		(345)
Profit from continuing operations		11,707		13,511		967
Profit from discontinued operations (net)		880		4,260		305
Consolidated profit for the year	Ps.	12,587	Ps.	17,771	U.S.$	1,272
Profit attributable to the Parent		12,586		17,770		1,272
Profit attributable to non-controlling interests		1		1		0

Earnings per share from continuing and discontinued operations:
Basic earnings per 1,000 shares		1,855		2,619		188
Diluted earnings per 1,000 shares		1,855		2,619		188
Cash dividend per 1,000 shares(5)		943		1,672		120
Weighted average shares outstanding (in thousands)		6,786,395		6,786,395		6,786,395
Adjusted number of shares (in thousands)		6,786,395		6,786,395		6,786,395

(1)	Except per share amounts.

(2)
Results for the year ended December 31, 2011 have been translated into U.S. dollars, for convenience purposes only, using the Mexican Central Bank Exchange Rate of Ps.13.9476 per U.S.$1.00 as calculated on December 30, 2011 and reported by the Mexican Central Bank in the Official Gazette of the Federation on January 2, 2012.

(3)	Net provisions to the credit loss allowance less recoveries of loans previously written off.

(4)
Includes provisions for pensions and similar obligations, for taxes and other legal contingencies and for contingent liabilities and commitments.  See “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

(5)
On February 2, 2011, we paid a dividend of Ps.6,400 million, equal to Ps.943.1 per 1,000 shares, with respect to fiscal year 2010.  On March 5, 2012, we paid a dividend of Ps.11,350 million, equal to Ps.1,672 per 1,000 shares, with respect to fiscal year 2011.

CONSOLIDATED BALANCE SHEET DATA IN ACCORDANCE WITH IFRS
	As of December 31, 2011
	Actual				As Adjusted
	(Millions of pesos or U.S. dollars, as indicated)
	Pesos		U.S. dollars(1)		Pesos		U.S. dollars(1)
Assets
Cash and balances with Mexican Central Bank	Ps.	44,143	U.S.$	3,165	Ps.	U.S.$
Financial assets held for trading		242,463		17,384
Other financial assets at fair value through profit or loss		21,589		1,548
Available-for-sale financial assets		61,582		4,415
Loans and receivables		346,187		24,821
Hedging derivatives		897		64
Non-current assets held for sale		464		33
Investments in associates		—		—
Other assets		26,879		1,927
Total assets	Ps.	744,204	U.S.$	53,357	Ps.	U.S.$

Liabilities
Financial liabilities held for trading	Ps.	125,291	U.S.$	8,983	Ps.	U.S.$
Other financial liabilities at fair value through profit or loss		118,269		8,480
Financial liabilities at amortized cost		391,773		28,089
Hedging derivatives		2,501		179
Liabilities associated with non-current assets held for sale		—		—
Liabilities under insurance contracts		—		—
Provisions(2)		6,151		441
Tax liabilities		866		62
Other liabilities		7,866		563
Total liabilities	Ps.	652,717	U.S.$	46,797	Ps.	U.S.$

Shareholders’ equity
Share capital	Ps.	25,658	U.S.$	1,840
Share premium		11,415		818
Accumulated reserves		35,261		2,528
Profit for the year attributable to the Parent		17,770		1,274
Valuation adjustments		1,372		99
Non-controlling interests		11		1
Total equity		91,487		6,560
Total liabilities and equity	Ps.	744,204	U.S.$	53,357	Ps.	U.S.$

(1)
Results for the year ended December 31, 2011 have been translated into U.S. dollars, for convenience purposes only, using the Mexican Central Bank Exchange Rate of Ps.13.9476 per U.S.$1.00 as calculated on December 30, 2011 and reported by the Mexican Central Bank in the Official Gazette of the Federation on January 2, 2012.

(2)
Includes provisions for pensions and similar obligations, for taxes and other legal contingencies and for contingent liabilities and commitments.  See “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

SELECTED RATIOS AND OTHER DATA
	As of and for the year ended December 31,
	2010	2011
	(Millions of pesos or percentages, except per share, branch and employee data)
Profitability and performance
Net interest margin(1)	6.09%	5.08%
Total margin(2)	9.05%	6.92%
Return on average total assets (ROAA)(3)	2.36%	2.66%
Return on average shareholders’ equity (ROAE)(4)	15.72%	21.93%
Efficiency ratio(5)	38.21%	42.91%
Net fee and commission income as a percentage of operating expenses(6)	62.91%	61.95%
Yield on average earning assets	9.01%	8.18%
Average cost of interest-bearing liabilities	3.65%	3.71%
Net interest spread	5.36%	4.47%
Common stock dividend payout ratio(7)	50.85%	63.86%
Average interest-earning assets	453,685	569,502
Average interest-bearing liabilities	356,059	483,925
Capital adequacy
Net tangible book value	83,762	88,025
Net tangible book value per share	12.34	12.97
Average shareholders’ equity as a percentage of average total assets	14.99%	12.15%
Common equity to tangible assets	6.76%	6.61%
Total capital(8)	73,144	69,792
Tier 1 capital(8)	71,674	68,703
Tier 1 capital to risk-weighted assets(8)	14.53%	15.31%
Total capital to risk-weighted assets(8)(9)	15.56%	14.82%
Asset quality
Non-performing loans as a percentage of total loans(10)	2.11%	1.98%
Non-performing loans as a percentage of computable credit risk(10)(11)	1.93%	1.83%
Net loan charge-offs as a percentage of computable credit risk(11)	4.01%	1.98%
Impairment losses on financial assets as a percentage of average total loans	3.58%	2.49%
Impairment losses as a percentage of non-performing loans(10)	151.04%	113.55%
Impairment losses as a percentage of net loan charge-offs	72.60%	104.76%
Impairment losses as a percentage of total loans	3.19%	2.25%
Liquidity
Liquid assets as a percentage of deposits(12)	79.69%	78.96%
Loans, net of allowances as a percentage of deposits	84.24%	99.97%
Total loans, net as a percentage of total funding	78.76%	93.14%
Deposits as a percentage of total funding	90.51%	91.07%
Operations
Branches	1,073	1,097
Employees (full-time equivalent)	11,828	12,395

(1)
Net interest margin is defined as net interest income (including income from equity investments) divided by average interest-earning assets, which are loans, receivables, debt instruments and other financial assets which yield interest or similar income.

(2)	Total margin is defined as net interest income (including income from equity investments) plus fee and commission (net) income over average interest-earning assets.

(3)	Calculated based upon the average daily balance of total assets.

(4)	Calculated based upon the average daily balance of shareholders’ equity.

(5)	Efficiency ratio is defined as administrative expenses plus depreciation and amortization, divided by total income.

(6)	Net fee and commission income divided by administrative expenses plus depreciation and amortization.

(7)	Dividends declared per share divided by net income per share.

(8)	Calculated in accordance with Mexican Banking GAAP.

(9)	Tier 1 plus Tier 2 capital divided by total risk-weighted assets, calculated according to the Mexican Capitalization Requirements.

(10)
Non-performing loans include (i) all credits past due by more than (x) 30 days, in the case of single-payment loans, (y) 60 days, in the case of revolving loans (including consumer loans and credit cards), and (z) 90 days, in the case of periodic -payment loans (including non-revolving consumer loans, mortgages and commercial loans), and (ii) other doubtful credits. Other doubtful credits include (i) if greater than 25% of a customer’s loans are considered non-performing, the rest of such customer’s loans and (ii) loans to borrowers in doubtful financial situations such as bankruptcy.

(11)	Computable credit risk is the sum of the face amounts of loans and leases (including non-performing assets), guarantees and documentary credits.

(12)	Liquid assets include cash, due from banks and government securities recorded at market prices.

RISK FACTORS

Investing in the ADSs and/or our Series B shares involves a high degree of risk.  You should carefully consider the risks described below with all of the other information included in this prospectus before making a decision whether to invest in the ADSs and Series B shares.  If any of the following risks actually occurs, it may materially harm our business, results of operations or financial condition.  In this event, the market price of the ADSs or our Series B shares could decline and you could lose part or all of your investment.  The risks described below are those known to us or that we currently believe may materially and adversely affect us; other risks not currently known to us may arise in the future or may reach a greater level of materiality, which may materially and adversely affect us and our business.

Risks Associated with Our Business

We are vulnerable to the current disruptions and volatility in the global financial markets.

In the past five years, the financial systems worldwide have experienced difficult credit and liquidity conditions and disruptions leading to less liquidity, greater volatility, general widening of spreads and, in some cases, lack of price transparency on interbank lending rates.  Global economic conditions deteriorated significantly between 2007 and 2009, and many countries, including the United States, fell into recession.  Many major financial institutions, including some of the world’s largest global commercial banks, investment banks, mortgage lenders, mortgage guarantors and insurance companies, have been experiencing significant difficulties.  Around the world, there have also been runs on deposits at several financial institutions, numerous institutions have sought additional capital or have been assisted by governments, and many lenders and institutional investors have reduced or ceased providing funding to borrowers (including to other financial institutions).  The global economic slowdown and U.S. economic slowdown in particular had a negative impact on the Mexican economy and have adversely affected our business.

In particular, we may face, among others, the following risks related to the economic downturn:

•
We potentially face increased regulation of our industry.  Compliance with such regulation may increase our costs, may affect the pricing for our products and services, and limit our ability to pursue business opportunities.

•	Reduced demand for our products and services.

•	Inability of our borrowers to timely or fully comply with their existing obligations.

•
The process we use to estimate losses inherent in our credit exposure requires complex judgments, including forecasts of economic conditions and how these economic conditions might impair the ability of our borrowers to repay their loans.  The degree of uncertainty concerning economic conditions may adversely affect the accuracy of our estimates, which may, in turn, impact the reliability of the process and the quality of our assets.

•	The value and liquidity of the portfolio of investment securities that we hold may be adversely affected.

•	Worsening of the global economic conditions may delay the recovery of the international financial industry and impact our financial condition and results of operations.

Some uncertainty remains concerning the future economic environment and there is no assurance when such conditions will improve.  While certain segments of the global economy are currently experiencing a moderate recovery, we expect these conditions to continue to have an ongoing negative impact on our business and results of operations.  Global investor confidence remains cautious and recent downgrades of the sovereign debt of Ireland, Greece, Portugal, Spain, Italy and France have caused renewed volatility in the capital markets.  A slowing or failing of the economic recovery would likely aggravate the adverse effects of these difficult economic and market conditions on us and on others in the financial services industry.

Continued or worsening disruption and volatility in the global financial markets could have a material adverse effect on us, including our ability to access capital and liquidity on financial terms acceptable to us, if at all.  If capital markets financing ceases to become available, or becomes excessively expensive, we may be forced to raise the rates we pay on deposits to attract more customers.  Any such increase in capital markets funding costs or deposit rates could have a material adverse effect on our interest margins.

If all or some of the foregoing risks were to materialize, this could have a material adverse effect on us.

Mexican government regulations may have a material adverse effect on us.

We are subject to extensive regulation regarding our organization, operations, lending and funding activities, capitalization, transactions with related parties and other matters.  These laws and regulations impose numerous requirements on us, including the maintenance of minimum risk-based and operating-risk capital levels and loan loss reserves, regulation of our business practices, regulation on money laundering, rates charged and application of required accounting regulations.  Many of the applicable laws and regulations have changed extensively in recent years, with a negative impact on us.  There may be future changes in the regulatory system or in the interpretation and enforcement of the laws and regulations that could have a material adverse effect on us.

As a reaction to the 2008 economic crisis, Mexican regulatory entities increased loan loss reserves requirements in 2009.  As a result, we recognized substantial increases to our loan loss reserves that we believe are smaller than the loan loss reserves that we would have been required to recognize under IFRS.  We believe that recoveries of non-performing loans as a percentage of our total non-performing loan portfolio are likely to decline over time because of the aging of our non-performing loan portfolio.  In addition, because foreclosure procedures on collateral in Mexico can be subject to delays or other factors may impair the value of the collateral during the foreclosure process.

In July 2010, the Mexican government enacted the Federal Law for Protection of Personal Data Held by Private Persons (Ley Federal de Protección de Datos Personales en Posesión de los Particulares) that protects personal data collected and requires that we ensure the confidentiality of information received from clients.  We have begun to modify our processes, procedures and systems as required to implement this law and the supervision of our activities thereunder.  We can provide no assurances as to how this legislation will be interpreted and how strictly Mexican authorities will enforce its application.  However, if strictly interpreted and enforced, this legislation could have a material adverse effect on us, including increasing our operating costs and subjecting us to fines and penalties in the event of violations of the provisions of such law.

Given the current environment affecting the financial services sector, there may be future changes in the regulatory system or in the interpretation and enforcement of the laws and regulations that could adversely affect us and our subsidiaries, including our operating costs and margins.  See “Supervision and Regulation” for a discussion of the governmental authorities that regulate us.

Future Mexican government restrictions on interest rates or changes in reserves could have a material adverse effect on us.

In Mexico, the Law for the Protection and Defense of Financial Services Users (Ley de Protección y Defensa al Usuario de Servicios Financieros) does not impose any limit on the interest rate, subject to certain exceptions, that a bank may charge.  However, the possibility of imposing such limits has been and continues to be debated by the Mexican Congress, Mexican regulators and different borrowers’ groups.  In the future, the Mexican government could impose limitations or additional informational requirements regarding such interest rates.  A portion of our revenues and operating cash flow is generated by the interest rates we charge to our customers, and any such limitations or additional informational requirements could have a material adverse effect on us.

In September 2010, the Basel Committee on Banking Regulations and Supervisory Practices, or the Basel Committee, proposed comprehensive changes to the capital adequacy framework, known as Basel III.  On December 16, 2010 and January 13, 2011, the Basel Committee issued its final guidance on a number of regulatory reforms to the regulatory capital framework in order to strengthen minimum capital requirements, including the phasing out of innovative Tier 1 and 2 Capital instruments with incentive-based redemption clauses and implementing a leverage ratio on institutions in addition to current risk-based regulatory requirements.  In June 2011, the CNBV distributed an outline of the projected implementation of Basel III standards in Mexico, which is expected to result in changes to Mexican regulations, that are likely to result in new requirements in respect of regulatory capital, liquidity/funding and leverage ratios that will be applicable to Mexican banks such as our subsidiary, Banco Santander Mexico.

If, as is likely, Mexican governmental authorities require Mexican banks to increase their reserve requirements for loan losses or change the manner in which such loan reserves are calculated or change capitalization requirements, it could have a material adverse effect on us, including our results of operations.

Loan loss reserves requirements in Mexico differ from those in the United States and other countries.

Except for loans to the Mexican government and the Mexican Central Bank, IPAB and certain international organizations, we are generally required to classify each loan or type of loan according to an assessment of risk based on criteria set forth by Mexican banking regulations and to establish corresponding reserves.  Although we have estimated our loan loss reserves using an incurred loss model in accordance with IFRS for the purposes of the audited financial statements included elsewhere in this prospectus, our loan loss reserves are determined based on an expected loss model in accordance with Mexican Banking GAAP.  The Mexican Banking GAAP criteria to establish reserves include both qualitative and quantitative factors.  Mexican banking regulations relating to loan classification and determination of loan loss reserves are generally different and may be less stringent than those applicable to banks in the United States and certain other countries.  If the rules applicable in the United States were applicable in Mexico today, the level of our loan loss reserves might be required to be higher than the reserves currently recorded.

In addition, with respect to our corporate, business and financial institutions loans, we have requested and received permission from the CNBV to use a less conservative proprietary methodology to determine loan loss reserves using our internal risk rating classifications based on variables determined by Banco Santander Mexico, as an alternative to the standard methodology.

We may be required or deem it necessary to materially increase our loan loss reserves in the future.  Increasing loan loss reserves could have a material adverse effect on us.

Our financial results are constantly exposed to market risk.  We are subject to fluctuations in interest rates and other market risks, which may materially and adversely affect us.

Market risk refers to the probability of variations in our net interest income or in the market value of our assets and liabilities due to interest rate volatility.  Changes in interest rates affect the following areas, among others, of our business:

•	net interest income;

•	the volume of loans originated;

•	the market value of our securities holdings; and

•	gains from sales of loans and securities.

Variations in short-term interest rates could affect our net interest income, which comprises the majority of our revenue.  When interest rates rise, we may be required to pay higher interest on our floating-rate borrowings while interest earned on our fixed-rate assets does not rise as quickly, which could cause profits to grow at a reduced rate or decline in some parts of our portfolio.  Interest rate variations could adversely affect us, including our net interest income, reducing its growth rate or even resulting in losses.

Increases in interest rates may reduce the volume of loans we originate.  Sustained high interest rates have historically discouraged customers from borrowing and have resulted in increased delinquencies in outstanding loans and deterioration in the quality of assets.  Increases in interest rates may also reduce the propensity of our customers to prepay or refinance fixed-rate loans.  Increases in interest rates may reduce the value of our financial assets.  We hold a substantial portfolio of loans and debt securities that have both fixed and floating interest rates.

If interest rates decrease, although this is likely to decrease our funding costs, it is likely to adversely impact the income we receive arising from our investments in securities.

The market value of a security with a fixed interest rate generally decreases when the prevailing interest rates rise, which may have an adverse effect on our earnings and financial condition.  In addition, we may incur costs (which, in turn, will impact our results) as we implement strategies to reduce future interest rate exposure.  The market value of an obligation with a floating interest rate can be adversely affected when interest rates increase, due to a lag in the implementation of repricing terms or an inability to refinance at lower rates.

Increases in interest rates may reduce gains or require us to record losses on sales of our loans or securities.  In recent years, interest rates have been low by historical standards.  However, there can be no assurance that such low rates will continue in the future.

The volatility in peso exchange rates and interest rates in Mexico could have a material adverse effect on us.

We are exposed to currency risk any time we hold an open position in a currency other than pesos and to interest rate risk when we have an interest rate repricing gap or carry interest-earning securities having fixed real or nominal interest rates.  Peso exchange rates and interest rates in Mexico have been subject to significant fluctuations in recent years.  Because of the historical volatility in peso exchange rates and interest rates in Mexico, the risks associated with such positions may be greater than in certain other countries.  Our foreign currency liabilities are subject to regulation by the Mexican Central Bank, which imposes liquidity requirements in matching currencies, depending upon the maturities of such liabilities.  Although we follow various risk management procedures in connection with our trading and treasury activities and are subject to regulations that seek to avoid important mismatches, there can be no assurance that we will not experience losses with respect to these positions in the future, any of which could have a material adverse effect on us, including our results of operations.

Severe devaluation or depreciation of the peso may have an adverse effect on us by, for example, increasing in peso terms the amount of our foreign currency-denominated liabilities and the rate of default among our borrowers or affecting our results of operations when measured in U.S.  dollar terms.  In addition, severe devaluations may result, as in the past, in the implementation of exchange controls, that may impact our ability to convert pesos into U.S. dollars, or to transfer currencies outside of Mexico, which may have an impact on our business and results of operations.

As a result of the negative economic conditions in the United States and in other parts of the world, local and international markets have experienced high volatility, which has contributed to the devaluation of the peso by 26.7% in 2008.  Although the peso increased in value relative to the U.S. dollar by 5.5% and 5.5% in 2009 and 2010, respectively, it depreciated in 2011 by 12.9%, closing at 13.95 pesos per U.S. dollar at the end of December.  The Mexican government has consistently implemented a series of measures to limit the volatility of the peso, varying from auctioning U.S. dollars to intervening in interest rates and regulating hedges of foreign currency-denominated liabilities of Mexican banks.  However, we cannot assure you that such measures will be effective or maintained or how such measures will impact the Mexican economy.

Severe devaluation or depreciation of the peso may also result in government intervention, as has occurred in other countries, or disruption of international foreign exchange markets.  While the Mexican government does not currently restrict, and for many years has not restricted, the right or ability of Mexican or foreign persons or entities to convert pesos into dollars or to transfer other currencies outside of Mexico, the Mexican government has taken such measures in the past and could institute restrictive exchange control policies in the future.  Accordingly, fluctuations in the value of the peso against the dollar could have a material adverse effect on us.

Fluctuations in the exchange rate between the peso and the U.S. dollar, particularly depreciations in the value of the peso, may adversely affect the U.S. dollar equivalent of the peso price of the Series B shares on the Mexican Stock Exchange.  Such peso depreciations also will likely affect our revenues and earnings when measured in U.S. dollar terms and the market price of the ADSs.  Exchange rate fluctuations would also affect the U.S. dollar equivalent value of any peso cash dividends and other distributions that we pay in pesos in respect of the Series B shares.

If we are unable to effectively control the level of non-performing or poor credit quality loans in the future, or if our loan loss reserves are insufficient to cover future loan losses, this could have a material adverse effect on us.

Non-performing or low credit quality loans can negatively impact our results of operations.  We cannot assure you that we will be able to effectively control the level of the impaired loans in our total loan portfolio.  In particular, the amount of our reported non-performing loans may increase in the future as a result of growth in our total loan portfolio, including as a result of loan portfolios that we may acquire in the future, or factors beyond our control, such as the impact of economic trends and political events affecting Mexico, events affecting certain industries or events affecting financial markets and global economies.  We believe our current loan loss and other reserves are adequate to cover all known or knowable losses in our loan and securities portfolio.  However, our current loan loss reserves may not be adequate to cover an increase in the amount of non-performing loans or any future deterioration in the overall credit quality of our total loan portfolio.  As a result, if the quality of our total loan portfolio deteriorates, for any reason, we may be required to increase our loan loss reserves, which may adversely affect us.  Moreover, there is no precise method for predicting loan and credit losses, and we cannot assure you that our loan loss reserves will be sufficient to cover actual losses.  If we are unable to control or reduce the level of our non-performing or poor credit quality loans, this could have a material adverse effect on us.

Our loan and investment portfolios are subject to risk of prepayment, which could have a material adverse effect on us.

Our loan and investment portfolios are subject to prepayment risk, which results from the ability of a borrower or issuer to pay a debt obligation prior to maturity.  Generally, in a declining interest rate environment, prepayment activity increases, which reduces the weighted average lives of our earning assets and could have a material adverse effect on us.  We would also be required to amortize net premiums into income over a shorter period of time, thereby reducing the corresponding asset yield and net interest income.  Prepayment risk also has a significant adverse impact on credit card and collateralized mortgage loans, since prepayments could shorten the weighted average life of these assets, which may result in a mismatch in our funding obligations and reinvestment at lower yields.

Competition with other financial institutions could adversely affect us.

We face substantial competition in all parts of our business, including in originating loans and in attracting deposits.  The competition in originating loans comes principally from other Mexican and foreign banks, mortgage banking companies, consumer finance companies, insurance companies and other lenders and purchasers of loans.  We anticipate that we will encounter greater competition as we expand our operations.  In addition, certain of our competitors, such as Sociedades Financieras de Objeto Limitado, or Sofoles, and Sociedades Financieras de Objeto Múltiple, or Sofomes, are not licensed financial institutions and, as such, not subject to the same extensive banking regulation, including capitalization and reserve requirements.  As a result, certain of our competitors may have advantages in conducting certain businesses and providing certain services and particularly, may be more aggressive in their loan origination activities.

Our principal competitors are BBVA Bancomer, S.A., Institución de Banca Múltiple, Grupo Financiero BBVA Bancomer; Banco Nacional de México, S.A., Integrante del Grupo Financiero Banamex; Banco Mercantil del Norte, S.A., Institución de Banca Múltiple, Grupo Financiero Banorte; HSBC México, S.A., Institución de Banca Múltiple, Grupo Financiero HSBC; Banco Inbursa, S.A., Institución de Banca Múltiple, Grupo Financiero Inbursa; and Scotiabank Inverlat, S.A., Institución de Banca Múltiple, Grupo Financiero Scotiabank.

For a number of years, foreign financial institutions have been permitted to establish subsidiary financial groups, banks, broker-dealers and other financial entities in Mexico.  According to the CNBV, as of December 31, 2011, Mexico’s ten largest domestic banks, measured in terms of assets, held 86% of the total assets in the Mexican banking system.  Seven of these ten banks are foreign-owned.  These foreign financial institutions are generally well-capitalized, and have substantial resources (such as personnel, technology and product development and organization); if any of them pursue the Mexican market aggressively, by establishing or expanding operations, we may be unable to compete with them.

The CNBV continues, from time to time, to grant banking licenses, including licenses to niche banks, that are solely permitted to engage in limited activities.  Newly licensed banks are likely to aggressively pursue market expansion, which may adversely affect our activities and results of operations.

In addition, legal and regulatory reforms in the Mexican banking industry have also increased competition among banks and among other financial institutions.  We believe that the Mexican government’s policies of adopting market-oriented reforms in the financial industry have brought greater competition.  As financial sector reform continues, foreign financial institutions, some having greater resources than we do, have entered and may continue to enter the Mexican market either by themselves or in partnership with existing Mexican financial institutions and compete with us.  There can be no assurance that we will be able to compete successfully with such domestic or foreign financial institutions.

Increasing competition could also require that we increase our rates offered on deposits or lower the rates we charge on loans, which could also have a material adverse effect on us, including our profitability.

Our brokerage and asset management subsidiaries also face intense competition.  See “Business—Competition.”

We are exposed to risks faced by other financial institutions.

We routinely transact with counterparties in the financial services industry, including brokers and dealers, commercial banks, investment banks, mutual funds, hedge funds and other institutional clients.  Defaults by, and even rumors or questions about the solvency of, certain financial institutions and the financial services industry generally have led to market-wide liquidity problems and could lead to losses or defaults by other institutions.  Many of the routine transactions we enter into expose us to significant credit risk in the event of default by one of our significant counterparties.  In 2011, the financial health of a number of European governments was shaken by the European sovereign debt crisis, contributing to volatility of the capital and credit markets, and the risk of contagion throughout and beyond the Eurozone remains, as a significant number of financial institutions throughout Europe have substantial exposures to sovereign debt issued by nations which are under considerable financial pressure.  These liquidity concerns have had, and may continue to have, an adverse effect on interbank financial transactions in general.  Should any of these nations default on their debt, or experience a significant widening of credit spreads, major financial institutions and banking systems throughout Europe could be destabilized.  A default by a significant financial counterparty, or liquidity problems in the financial services industry generally, could have a material adverse effect on us.

We may be required to make significant contributions to IPAB.

IPAB manages the bank savings protection system and the financial support granted to banks in Mexico.  Under Mexican law, banks are required to make monthly contributions to IPAB to support its operations that are equal to 1/12 of 0.004% (the annual rate) multiplied by the average of certain liabilities minus the average of certain assets.  Mexican authorities impose regular assessments on banking institutions covered by IPAB for funding.  We contributed to IPAB Ps.1,146 million in 2009, Ps.982 million in 2010 and Ps.1,228 million in 2011.  In the event that IPAB’s reserves are insufficient to manage the Mexican bank savings protection system and provide the necessary financial support required by troubled banking institutions, IPAB maintains the right to require extraordinary contributions to participants in the system that we may be required to make.  Such extraordinary contributions would increase our expenses and could have a material adverse effect on us.

We are subject to Mexican regulatory inspections, examinations, inquiries or audits, and future sanctions, fines and other penalties resulting from such inspections and audits could have a material adverse effect on us.

We are subject to comprehensive regulation and supervision by Mexican regulatory authorities, such as the Mexican Central Bank, the CNBV and the SHCP.  See “The Mexican Financial System.” These regulatory authorities have broad powers to adopt regulations and other requirements affecting or restricting virtually all aspects of our capitalization, organization and operations, including changes to capital adequacy and reserve requirements, the imposition of anti-money laundering measures and the authority to regulate the terms of products, including the interest rates we charge and the fees we collect in exchange for services.  Moreover, Mexican financial regulatory authorities possess significant powers to enforce applicable regulatory requirements, including the imposition of fines, requiring that new capital be contributed, inhibiting us from paying dividends to shareholders or paying bonuses to employees, or the revocation of licenses to operate our business.  In the event we encounter significant financial problems or become insolvent or in danger of becoming insolvent, Mexican banking authorities would have the power to take over our management and operations.  See “Supervision and Regulation.”

Liquidity risks could have a material adverse effect on us.

Many Mexican banks have suffered severe liquidity problems from time to time.

We anticipate that our customers will continue, in the near future, to make short-term deposits (particularly demand deposits and short-term time deposits), and we intend to maintain our emphasis on the use of banking deposits as a source of funds.  The short-term nature of this funding source could cause liquidity problems for us in the future if deposits are not made in the volumes we expect or are not renewed.  If a substantial number of our depositors withdraw their demand deposits or do not roll over their time deposits upon maturity, we may be materially and adversely affected.

We cannot assure you that in the event of a sudden or unexpected shortage of funds in the banking system, we will be able to maintain levels of funding without incurring high funding costs or the liquidation of certain assets.  If this were to happen, we could be materially adversely affected.

We cannot assure you that liquidity problems will not affect the Mexican banking system in the future or that liquidity constraints will not affect us in the future.  While we expect to be able to refinance our liabilities, we cannot assure you that we will be able to repay our liabilities or refinance our liabilities on favorable terms or at all.

The credit card industry is highly competitive and entails significant risks, including risks particular to Mexico that could have a material adverse effect on us.

The credit card industry in Mexico is highly competitive and is dominated by institutions that may possess greater financial and other resources and more experience in this market than we do.  There is no assurance that we will be able to effectively compete for and retain customers in this competitive industry or that we will be able to implement our experience in the Mexican market successfully.

The credit card business is subject to a number of risks and uncertainties, including the composition and risk profile of our credit card customers.  The credit card industry is also characterized by substantial consumer default and bankruptcy risk and by particular sensitivity to macroeconomic trends.  From 2008 to 2010, we experienced a substantial reduction in the average credit card loan portfolio, due primarily to write-offs of past-due loans, as well as a reduction in the origination of new credit cards.  If Mexican economic growth slows or declines, or if we fail to effectively analyze the creditworthiness of our customers (including by targeting certain sectors), we may be faced with unexpected losses that could have a material adverse effect on us.

Failure to successfully implement and continue to improve our credit risk management system could materially and adversely affect us.

As a commercial bank, one of the main types of risks inherent in our business is credit risk.  For example, an important feature of our credit risk management system is to employ an internal credit rating system to assess the particular risk profile of a customer.  As this process involves detailed analyses of the customer or credit risk, taking into account both quantitative and qualitative factors, it is subject to human error.  In exercising their judgment, our employees may not always be able to assign an accurate credit rating to a customer or credit risk, which may result in our exposure to higher credit risks than indicated by our risk rating system.  In addition, we have been trying to refine our credit policies and guidelines to address potential risks associated with particular industries or types of customers, such as affiliated entities and group customers.  However, we may not be able to timely detect these risks before they occur, or due to limited tools available to us, our employees may not be able to effectively implement them, which may increase our credit risk.  Failure to effectively implement, consistently follow or continuously refine our credit risk management system may result in a higher risk exposure for us, which could have a material adverse effect on us.

Credit, market and liquidity risk may have an adverse effect on our credit ratings and our cost of funds.  Any downgrading in Mexico’s, Banco Santander Spain’s or our credit rating would likely increase our cost of funding, require us to post additional collateral or take other actions under some of our derivative contracts and could have a material adverse effect on us.

Credit ratings affect the cost and other terms upon which we are able to obtain funding.  Rating agencies regularly evaluate us, and their ratings are based on a number of factors, including our financial strength as well as conditions affecting the financial services industry generally.

Any downgrade in our ratings or those of Mexico or Banco Santander Spain would likely increase our borrowing costs or require us to post additional collateral or take other actions under some of our derivative contracts, and could limit our access to capital markets and adversely affect our commercial business.  For example, a ratings downgrade could adversely affect our ability to sell or market certain of our products, such as subordinated or derivative-linked securities, engage in certain longer-term and derivatives transactions and retain our customers, particularly institutional customers who need a minimum rating threshold in order to invest.  This, in turn, could reduce our liquidity and have an adverse effect on us, including our operating results and financial condition.

Banco Santander Spain’s long-term debt is currently rated investment grade by the major rating agencies—A3 by Moody’s Investors Service España, S.A., A- by Standard & Poor’s Ratings Services and A by Fitch Ratings Ltd.—all of which have a negative outlook due to the difficult economic environment in Spain.  All three agencies downgraded Banco Santander Spain’s rating in October 2011 and February 2012 together with that of the other main Spanish banks, due to the tougher-than-previously-anticipated macroeconomic and financial environment in Spain with dimming growth prospects in the near term, depressed real estate market activity and heightened turbulence in the capital markets.  In addition, Standard & Poor’s Ratings Services downgraded Banco Santander Spain’s rating by two notches in April 2012 together with that of 15 other Spanish banks following that rating agency’s decision to downgrade Spain’s sovereign debt rating by two notches.  Moody’s Investors Service España, S.A. further downgraded Banco Santander Spain’s rating in May 2012, together with downgrades of 15 other Spanish banks and Santander UK plc, a United Kingdom-domiciled subsidiary of Banco Santander Spain.  Any additional adverse revisions to Banco Santander Spain’s ratings and/or Spain’s or Mexico’s credit ratings for domestic and international debt by international rating agencies may adversely affect us, including our ratings, our business, future financial performance, shareholders’ equity and the price of our securities.

While certain potential impacts are contractual and quantifiable, the full consequences of a credit ratings downgrade to a financial institution are inherently uncertain, as they depend upon numerous dynamic, complex and inter-related factors and assumptions, including market conditions at the time of any downgrade, whether any downgrade of a firm’s long-term credit ratings precipitates downgrades to its short-term credit ratings, and assumptions about the potential behaviors of various customers, investors and counterparties.  For a further discussion of liquidity matters, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”

In light of the difficulties in the financial services industry and the financial markets, there can be no assurance that the rating agencies will maintain their current ratings or outlooks, or with regard to those rating agencies that have a negative outlook on our controlling shareholder, there can be no assurances that such agencies will revise such outlook upward.  Our failure to maintain favorable ratings and outlooks would likely impact our ability to fund, particularly outside of Mexico, is likely to increase our cost of funding and could have a material adverse effect on us.

We are subject to market, operational and other related risks associated with our derivative transactions that could have a material adverse effect on us.

We enter into derivative transactions for trading purposes as well as for hedging purposes.  We are subject to market and operational risks associated with these transactions, including basis risk (the risk of loss associated with variations in the spread between the asset yield and the funding and/or hedge cost) and credit or default risk (the risk of insolvency or other inability of the counterparty to a particular transaction to perform its obligations thereunder, including providing sufficient collateral).

In addition, in connection with Mexican domestic derivative transactions, Mexican courts have had limited experience in dealing with issues related to derivative transactions, as most disputes have typically been resolved through negotiations among Mexican financial institutions.  As a result, the outcome of disputes regarding derivatives reaching the Mexican judicial system are not fully predictable.

Our ability to adequately monitor, analyze and report derivative transactions continues to depend, to a great extent, on our information technology systems.  This factor further increases the risks associated with these transactions and could have a material adverse effect on us.

The retail banking market is exposed to macroeconomic shocks that may negatively impact household income, and a downturn in the economy could result in increased loan losses.

One of our main strategies is to focus on the retail banking sector and to grow our retail loan portfolio.  The recoverability of these loans in particular and our ability to increase the amount of loans outstanding, and our results of operations and financial condition in general, may become increasingly vulnerable to macroeconomic shocks that could negatively impact the household income of our retail customers and result in increased loan losses that could have a material adverse effect on us.

Furthermore, because the penetration of bank lending products in the Mexican retail sector historically has been low, there is little basis on which to evaluate how the retail sector will perform in the event of an economic crisis, such as a recession or a significant devaluation, among others.  Consequently, our historical loan loss experience may not be indicative of the performance of our loan portfolio in the future.

Our increasing focus on individuals and small and medium-sized businesses could lead to higher levels of non-performing loans and subsequent charge-offs that could have a material adverse effect on us.

As part of our business strategy, we are seeking to increase lending and other services to individuals and to SMEs.  Individuals and SMEs are, however, more likely to be adversely affected by downturns in the Mexican economy than large corporations and high-income individuals who have greater resources.  Consequently, in the future we may experience higher levels of non-performing loans, which could result in higher provisions for loan losses, which in turn will affect our financial condition and results of operations.  There can be no assurance that the levels of non-performing loans and subsequent charge-offs will not be materially higher in the future.

Our ability to maintain our competitive position depends, in part, on the success of new products and services we offer our clients and our ability to continue offering products and services from third parties, and we may not be able to manage various risks we face as we expand our range of products and services that could have a material adverse effect on us.

The success of our operations and our profitability depends, in part, on the success of new products and services we offer our clients and our ability to continue offering products and services from third parties.  However, we cannot guarantee that our new products and services will be responsive to client demands or successful once they are offered to our clients, or that they will be successful in the future.  In addition, our clients’ needs or desires may change over time, and such changes may render our products and services obsolete, outdated or unattractive and we may not be able to develop new products that meet our clients’ changing needs.  We may be materially and adversely affected if we cannot respond in a timely fashion to the changing needs of our clients.

As we expand the range of our products and services, some of which may be at an early stage of development in the Mexican market, we will be exposed to new and potentially increasingly complex risks and development expenses, with respect to which our experience and the experience of our partners may not be helpful.  Our employees and our risk management systems may not be adequate to handle such risks.  In addition, the cost of developing products that are not launched is likely to affect our results of operations.  Any or all of these factors, individually or collectively, could have a material adverse effect on us.

Our businesses rely heavily on data collection, processing and storage systems, the failure of which could have a material adverse effect on us, including the effectiveness of our risk management and internal control systems.

All of our principal businesses are highly dependent on the ability to timely collect and process a large amount of financial and other information across numerous and diverse markets and products at our various branches, at a time when transaction processes have become increasingly complex with increasing volume.  The proper functioning of financial control, accounting or other data collection and processing systems is critical to our businesses and to our ability to compete effectively.  A partial or complete failure of any of these primary systems could materially and adversely affect our decision-making process, our risk management and internal control systems, as well as our ability to respond on a timely basis to changing market conditions.  If we cannot maintain an effective data collection, management and processing system, we may be materially and adversely affected.

We are also dependent on information systems to operate our website, process transactions, respond to customer inquiries on a timely basis and maintain cost-efficient operations.  We may experience operational problems with our information systems as a result of system failures (including failure to update systems), viruses, computer “hackers” or other causes.  Any material disruption or slowdown of our systems could cause information, including data related to customer requests, to be lost or to be delivered to our clients with delays or errors, which could reduce demand for our services and products and could materially and adversely affect us.

Any failure to effectively improve or upgrade our information technology infrastructure and management information systems in a timely manner could have a material adverse effect on us.

Our ability to remain competitive depends in part on our ability to upgrade our information technology on a timely and cost-effective basis.  We must continually make significant investments and improvements in our information technology infrastructure in order to remain competitive.  In addition, we may experience difficulties in upgrading, developing and expanding our information technology systems quickly enough to accommodate our growing customer base.  Any failure to effectively improve or upgrade our information technology infrastructure and management information systems in a timely manner could have a material adverse effect on us.

We may not be able to detect money laundering and other illegal or improper activities fully or on a timely basis, which could expose us to additional liability and could have a material adverse effect on us.

We are required to comply with applicable anti-money laundering, anti-terrorism laws and other regulations in Mexico.  These laws and regulations require us, among other things, to adopt and enforce “know your customer” policies and procedures and to report suspicious and large transactions to the applicable regulatory authorities.  These regulations have become increasingly complex and detailed, require improved systems and sophisticated monitoring and compliance personnel and have become the subject of enhanced government supervision.  See “Supervision and Regulation—Banking Regulation—Money Laundering Regulations.” While we have adopted policies and procedures aimed at detecting and preventing the use of our banking network for money laundering and related activities, such policies and procedures have in some cases only been recently adopted and may not completely eliminate instances where we may be used by other parties to engage in money laundering and other illegal or improper activities.  In addition, the personnel we employ in supervising these activities may not have experience that is comparable to the level of sophistication of criminal organizations.  To the extent we fail to fully comply with applicable laws and regulations, the relevant government agencies to which we report have the power and authority to impose fines and other penalties on us, including the revocation of licenses.  In addition, our business and reputation could suffer if customers use our banking network for money laundering or illegal or improper purposes.

We are a holding company and depend upon dividends and other funds from subsidiaries to fund our operations and, to the extent we decide to do so, pay dividends.

We are a holding company and our operations are conducted through our financial services subsidiaries.  As a result, our ability to fund our limited operations and, to the extent we decide to do so, pay dividends, primarily depends on the ability of our subsidiaries to generate earnings and to pay dividends to us.  Pursuant to the Mexican Capitalization Requirements, Banco Santander Mexico may be restricted from paying dividends to us if it does not meet its required regulatory capital ratios, does not have sufficient retained earnings or does not maintain legal reserves at required levels.  Payment of dividends, distributions and advances by our subsidiaries will be contingent upon our subsidiaries’ earnings and business considerations and is or may be limited by legal, regulatory and contractual restrictions.  Additionally, our right to receive any assets of any of our subsidiaries as an equity holder of such subsidiaries, upon their liquidation or reorganization, will be effectively subordinated to the claims of our subsidiaries’ creditors, including trade creditors.  For additional information regarding our dividend policy, see “Dividends and Dividend Policy.”

Under the Statutory Responsibility Agreement entered into with our financial services subsidiaries pursuant to the Mexican Financial Groups Law, we are responsible secondarily and without limitation for performance of the obligations incurred by our subsidiaries.

Under the Statutory Responsibility Agreement entered into with our financial services subsidiaries pursuant to the Mexican Financial Groups Law, we are responsible secondarily and without limitation for the performance of the obligations incurred by our subsidiaries as a result of the authorized activities of such subsidiaries, and we are fully responsible for certain losses of our subsidiaries, up to the total amount of our assets.  For such purposes, a subsidiary is deemed to have losses if (i) its shareholders’ equity represents an amount that is less than the amount the subsidiary is required to have as minimum paid-in capital under applicable law, (ii) its capital and reserves are less than the subsidiary is required to maintain under applicable law, or (iii) in the judgment of the regulatory commission supervising the subsidiary’s activities, the subsidiary is insolvent and cannot fulfill its obligations.

Furthermore, if Banco Santander Mexico is deemed to have losses, it will not be allowed to pay any dividends or transfer any monetary benefit to us as a shareholder, from the date on which the IPAB determines Banco Santander Mexico’s losses up to the date on which we pay such losses.  Also, we would be required, among other things, to guarantee to IPAB the payment of such losses.  Pursuant to the Mexican Financial Groups Law, our shares and the shares of our subsidiaries would be required to be posted as collateral to secure the payment of Banco Santander Mexico’s losses in favor of IPAB.  Pursuant to Article 28 Bis of the Mexican Financial Groups Law, our shareholders, by virtue of their holding of our shares, accept that their shares could be posted as a collateral in favor of IPAB and that such shares will be transferred to IPAB if we are unable to pay for any amounts due to IPAB as a result of Banco Santander Mexico’s losses.

We cannot assure you that in the future, Banco Santander Mexico or any other of our subsidiaries, will not be deemed to have losses, and if so, that we will have sufficient assets to cover such losses.  See “Supervision and Regulation—Financial Groups’ Statutory Responsibility.”

We engage in transactions with our subsidiaries or affiliates that others may not consider to be on an arm’s-length basis.

We and our subsidiaries and affiliates have entered into a number of services agreements pursuant to which we render services, such as administrative, accounting, finance, treasury, legal services and others.  In addition, Banco Santander Mexico has entered into services agreements with certain affiliates to allow these companies to offer their products and services within Banco Santander Mexico’s branch network or that assist with Banco Santander Mexico activities in consideration for certain fees.  Mexican law applicable to public companies and financial groups and institutions, as well as our bylaws, provide for several procedures designed to ensure that the transactions entered into with or among our financial subsidiaries do not deviate from prevailing market conditions for those types of transactions, including the requirement that our Board of Directors approve such transactions.  We are likely to continue to engage in transactions with our subsidiaries or affiliates (including Banco Santander Spain), and no assurance can be given that the terms that we or our subsidiaries consider to be “substantially on market conditions” will be considered as such by third parties.  In addition, future conflicts of interests between us and any of our subsidiaries or affiliates, or among our subsidiaries and affiliates, may arise, which conflicts are not required to be and may not be resolved in our favor.  See “Related Party Transactions.”

Our controlling shareholder has a great deal of influence over our business and its interests could conflict with yours.

As of the date of this prospectus, Banco Santander Spain, our controlling shareholder, directly and through a subsidiary beneficially owns 99.7% of our Series B shares and 100% of our Series F shares, which grant control.  Upon completion of the global offering, assuming full exercise of the option to purchase additional ADSs and the option to purchase additional Series B shares, Banco Santander Spain will, directly or indirectly, control approximately       % of our total voting interests.  Following the global offering, our controlling shareholder will continue to be able to control us and our subsidiaries, including the ability to:

•	elect the majority of the directors and exercise control over our company and subsidiaries;

•	cause the appointment of our principal officers;

•	declare the payment of any dividends;

•	agree to sell or otherwise transfer its controlling stake on us; and

•
determine the outcome of substantially all actions requiring shareholder approval, including amendments of our bylaws, transactions with related parties, corporate reorganizations, acquisitions and disposals of assets and issuance of additional equity securities, if any.

We operate as a stand-alone subsidiary within the Santander Group.  Our principal shareholders have no liability for our banking operations, except for the amount of their respective holdings of our capital stock.  The interests of Banco Santander Spain may differ from our interests or those of our other shareholders and the concentration of control in Banco Santander Spain will limit other shareholders’ ability to influence corporate matters.  As a result, we may take action that our other shareholders do not view as beneficial.

Our management has discretion in how we allocate and use the net proceeds we receive from the global offering.

We will have flexibility in applying the net proceeds we receive from the global offering, as described in this prospectus.  See “Use of Proceeds.” You may not agree with how we use the net proceeds of the global offering.  If we use the net proceeds for corporate purposes that do not yield a significant return or any return at all for our shareholders, our stock price could decline.

We may make acquisitions that may not be successful.

From time to time, we evaluate acquisition opportunities that we believe offer additional value to our shareholders and are consistent with our business strategy, and we may use the net proceeds of the global offering for any such acquisitions.  These acquisitions may be acquisitions of assets or of existing operations.  However, we may not be able to identify suitable acquisition candidates, and we may not be able to acquire promising targets on favorable terms or at all.  In additional, our ability to benefit from any such acquisitions will depend in part on our successful integration of those businesses.  The integration of acquired businesses entails significant risks, including:

•	unforeseen difficulties in integrating operations and systems;

•	inability to modify accounting standards rapidly;

•	problems assimilating or retaining the employees of acquired businesses;

•	challenges retaining customers of acquired businesses;

•	unexpected liabilities or contingencies relating to the acquired businesses, including legal claims;

•	the possibility that management may be distracted from day-to-day business concerns by integration activities and related problem-solving; and

•	the possibility of regulatory restrictions that prevent us from achieving the expected benefits of the acquisition.

We recently began preparing our financial statements in accordance with IFRS and, as a result, some of our financial data are not easily comparable from period to period.

For purposes of this global offering, we have begun preparing our financial statements, traditionally prepared in accordance with Mexican Banking GAAP, in accordance with IFRS.  As a result, our financial data as of and for the years ended December 31, 2010 and 2011 presented in this prospectus has been derived from our audited financial statements prepared in accordance with IFRS.  Prior to the year ended December 31, 2010, we prepared our financial statements solely in accordance with Mexican Banking GAAP.  For regulatory purposes, including Mexican Central Bank regulations and CNBV reporting requirements, we currently prepare and will continue to prepare and make available to our shareholders statutory financial statements in accordance with Mexican Banking GAAP.  We have included as supplemental information in this prospectus selected financial data which have been derived from our financial statements at and for the years ended December 31, 2007, 2008, 2009, 2010 and 2011, prepared in accordance with Mexican Banking GAAP.  The prospectus that is used for purposes of the concurrent offering in Mexico will include information prepared under Mexican Banking GAAP.  Also, we will continue to report to Mexican regulators under Mexican Banking GAAP.  Because IFRS differs in certain significant respects from Mexican Banking GAAP, our Mexican Banking GAAP financial information presented in this prospectus for any period is not directly comparable to our IFRS financial data.  The lack of comparability of our financial data may make it difficult to gain a full and accurate understanding of our operations and financial condition.

Investors may find it difficult to enforce civil liabilities against us or our directors, officers and controlling persons.

We and all of our subsidiaries are organized under the laws of Mexico.  Our directors, officers and controlling persons reside outside of the United States.  In addition, all or a substantial portion of our assets and their assets are located outside of the United States.  Although we have appointed an agent for service of process in any action against us in the United States with respect to this registration statement, none of our directors, officers or controlling persons has consented to service of process in the United States or to the jurisdiction of any United States court.  As a result, it may be difficult for investors to effect service of process within the United States on such persons.

Additionally, investors may experience difficulty in Mexico enforcing foreign judgments obtained against us and our executive officers, directors and controlling persons, including in any action based on civil liabilities under the U.S. federal securities laws.  Based on the opinion of our Mexican counsel, there is doubt as to the enforceability against such persons in Mexico, whether in original actions or in actions to enforce judgments of U.S. courts, of liabilities based solely on the U.S. federal securities laws.  See “Enforcement of Judgments Against Foreign Persons.”

We are exposed to risk of loss from legal and regulatory proceedings.

We face various issues that may give rise to risk of loss from legal and regulatory proceedings, including tax litigation.  These issues, including appropriately dealing with potential conflicts of interest, and legal and regulatory requirements, could increase the amount of damages asserted against us or subject us to regulatory enforcement actions, fines and penalties.  The current regulatory environment, which suggests an increased supervisory focus on enforcement, combined with uncertainty about the evolution of the regulatory regime, may lead to material operational and compliance costs.

We are from time to time subject to certain claims and parties to certain legal proceedings incidental to the normal course of our business, including in connection with our lending activities, relationships with our employees and other commercial or tax matters.  In view of the inherent difficulty of predicting the outcome of legal matters, particularly where the claimants seek very large or indeterminate damages, or where the cases present novel legal theories, involve a large number of parties or are in the early stages of discovery, we cannot state with confidence what the eventual outcome of these pending matters will be or what the eventual loss, fines or penalties related to each pending matter may be.  We believe that we have made adequate reserves related to the costs anticipated to be incurred in connection with these various claims and legal proceedings.  As of December 31, 2011, we have set aside Ps.1,409 million (U.S.$102.0 million) as provisions for these legal actions (including tax-related litigation).  However, in light of the uncertainties involved in such claims and proceedings, there is no assurance that the ultimate resolution of these matters will not significantly exceed the reserves currently accrued by us.  As a result, the outcome of a particular matter may be material to our operating results for a particular period, depending upon, among other factors, the size of the loss or liability imposed and our level of income for that period.  See “Business—Legal Proceedings.”

Risks Relating to Mexico

Adverse economic conditions in Mexico could have a negative effect on us.

We are a holding company for Mexican financial institutions, and substantially all of our operations and assets are in Mexico and are dependent upon the performance of the Mexican economy.  As a result, our business, financial condition and results of operations may be affected by the general condition of the Mexican economy, the devaluation of the peso as compared to the dollar, price instability, inflation, interest rates, regulation, taxation, social instability and other political, social and economic developments in or affecting Mexico, over which we have no control.  In the past, Mexico has experienced both prolonged periods of weak economic conditions and deteriorations in economic conditions that have had a negative impact on us.  We cannot assume that such conditions will not return or that such conditions will not have a material and adverse effect on us.

According to INEGI, and the Mexican Central Bank, in 2007, the Mexican gross domestic product, or GDP, grew by approximately 3.3% and inflation declined to 3.8%.  In 2008, GDP grew by approximately 1.2% and inflation was 6.5%.  Mexico was in a recession for five consecutive quarters from the fourth quarter of 2008 until the fourth quarter of 2009.  In 2009, GDP decreased by approximately 6.2% and inflation reached 3.6%.  In 2010, GDP was 5.5% and inflation was 4.4%.  In 2011, GDP was 3.9% and inflation was 3.8%.

Mexico also has, and is expected to continue to have, volatility in exchange and interest rates.  The annualized interest rates on 28-day Certificados de la Tesorería de la Federación, or Cetes, averaged approximately 7.2%, 7.7%, 5.4%, 4.4% and 4.2% for 2007, 2008, 2009, 2010 and 2011, respectively.  Relative to the U.S. dollar, the peso depreciated by 1.0% in 2007, depreciated by 26.7% in 2008, appreciated by 5.5% in 2009, appreciated by 5.5% in 2010 and depreciated by 12.9% in 2011, and all in nominal terms.  Accordingly, to the extent that we incur peso-denominated debt in the future, it could be at high interest rates.

Our business may be significantly affected by the general condition of the Mexican economy, by the rate of inflation in Mexico, interest rates in Mexico and exchange rates for the Mexican peso or by changes in oil prices.  Decreases in the growth rate of the Mexican economy, periods of negative growth and/or increases in inflation or interest rates may result in lower demand for our services and products, lower real pricing of our services and products or a shift to lower margin services and products.  Because a large percentage of our costs and expenses are fixed, we may not be able to reduce costs and expenses upon the occurrence of any of these events, and our profit margins may suffer as a result.

Political events in Mexico could have a material adverse effect on us.

The Mexican government exercises significant influence over many aspects of the Mexican economy.  As a result, the actions of the Mexican government concerning the economy and regulating certain industries, including the financial services sector, could have a significant effect on Mexican private sector entities, including us, and on market conditions, prices and returns on Mexican securities, including our securities.

Presidential and federal congressional elections in Mexico will be held in July 2012.  The Mexican presidential election will result in a change in administration, as presidential reelection is not permitted in Mexico.  We cannot predict whether a party different from the Partido Acción Nacional will prevail in the election and whether this change in administration will result in changes in the Mexican government and social and economic policies.  Any such changes could adversely affect economic conditions in Mexico or the sector in which we operate and, as a result, could have a material adverse effect on us.

We cannot provide any assurance that future political developments in Mexico, over which we have no control, will not have an unfavorable impact on our financial position or results of operations.  In particular, the current government or the next government may implement significant changes in laws, public policies and/or regulations that could affect Mexico’s political and economic situation, which could have a material adverse effect on us.

Developments in other countries may affect us, including the prices for our securities.

The Mexican economy may be, to varying degrees, affected by economic and market conditions in other countries.  Although economic conditions in other countries may differ significantly from economic conditions in Mexico, investors’ reactions to adverse developments in other countries may have an adverse effect on the market value of securities of Mexican issuers.  For example, during 2007 and 2008, prices of both Mexican debt and equity securities decreased substantially as a result of the global financial crisis.  According to Bloomberg, the Dow Jones Industrial Average fell by 36% from its average level in July 2007 to its January 2009 average level, while Mexico’s NCPI fell by 35% in the same period.  In 2009, 2010 and 2011, the Dow Jones Industrial Average increased by approximately 19%, 10% and 6%, respectively, while Mexico’s NCPI increased by 44% and 20% in 2009 and 2010, respectively, and fell by approximately 4% in 2011.

In addition, in recent years economic conditions in Mexico have become increasingly correlated to economic conditions in the United States as a result of the North American Free Trade Agreement, or NAFTA, and increased economic activity between the two countries, which was highlighted during the recent economic crisis affecting the United States.  The Mexican economy continues to be heavily influenced by the U.S. economy, and therefore, the deterioration of the United States’ economy, the termination of NAFTA or other related events, or delays in recovery of the U.S. economy may impact the economy of Mexico.  We cannot assure you that the events in the United States or elsewhere will not materially and adversely affect us.

The recent increase in violence in Mexico has adversely impacted, and may continue to adversely impact, the Mexican economy and could have a material adverse effect on us.

Mexico has experienced a significant increase over the past few years in violence relating to illegal drug trafficking, particularly in Mexico’s northern states near the U.S. border.  This increase in violence has had an adverse impact on the economic activity in Mexico generally.  Also, social instability in Mexico or adverse social or political developments in or affecting Mexico could adversely affect us, our ability to conduct our business and offer our services and our ability to obtain financing.  We cannot assure you that the levels of violent crime in Mexico, over which we have no control, will not increase or decrease and will have no further adverse effects on Mexico’s economy or on us.

Furthermore, illegal activities have resulted in more detailed and comprehensive anti-money laundering rules and an increased supervision of such activities by Mexican regulators, which have impacted the way in which we conduct our foreign-currency cash business and have resulted in an enhancement of our systems and the reinforcement of our compliance measures.  Our failure to detect and report anti-money laundering activities may result in fines and may have an impact on our business and results of operations.

Corporate disclosure in Mexico may differ from disclosure regularly published by our about issuers of securities in other countries, including the United States.

Issuers of securities in Mexico are required to make public disclosures that are different from, and that may be reported under presentations that are not consistent with, disclosures required in countries with more developed capital markets, including the United States.  In addition, accounting and other reporting principles and standards for banks and other financial institutions in Mexico and the financial results reported using such principles and standards may differ substantially from the results that would have been obtained using other principles and standards, such as U.S. GAAP.  In particular, for regulatory purposes, we currently prepare and will continue to prepare and make available to our shareholders statutory financial statements in accordance with Mexican Banking GAAP, which differs from U.S. GAAP, IFRS and accounting principles adopted in other countries in a number of respects.  Accordingly, the information about us available to you will not be the same as the information available to shareholders of a U.S. company and may be reported in a manner that you are not familiar with.

Risks Relating to the ADSs and Our Series B Shares

Preemptive rights may be unavailable to non-Mexican holders of our Series B shares and ADSs and, as a result, they may suffer dilution.

Except in certain circumstances (including a follow-on public offering), under Mexican law, if we issue new shares of common stock as part of a capital increase, we generally grant our shareholders the right to subscribe and pay for a sufficient number of shares to maintain their existing ownership percentage.  Rights to subscribe and pay for shares in these circumstances are known as preemptive rights.  We may not legally be permitted to allow holders of our Series B shares or ADSs in the United States to exercise any preemptive rights in any future capital increase, unless we file a registration statement with the SEC with respect to that future issuance of shares or the offering qualifies for an exemption from the registration requirements of the Securities Act.  Similar restrictions may apply to holders of our Series B shares or ADSs in other jurisdictions.  We cannot assure you that we will file a registration statement with the SEC, or any other regulatory authority, or that an exemption from registration will be available to allow holders of our Series B shares or ADSs in the United States, or any other jurisdiction, to participate in a preemptive rights offering.  At the time of any future capital increase, we will evaluate the costs and potential liabilities associated with filing a registration statement with the SEC, and any other factors, that we consider important to determine whether we will file such a registration statement.  Under Mexican law, sales or other transfers by the depositary of preemptive rights and distribution of the proceeds from such sales to ADS holders is not possible.  See “Description of Capital Stock—Preemptive Rights.”

You may be unable to exercise voting rights with respect to the Series B shares underlying your ADSs at our shareholders’ meetings.

As a holder of ADSs, we will not treat you as one of our shareholders and you may not be able to exercise shareholder rights.  The depositary will be the holder of the Series B shares underlying your ADSs and holders may exercise voting rights with respect to the Series B shares represented by the ADSs only in accordance with the deposit agreement relating to the ADSs.  There are no provisions under Mexican law or under our bylaws that limit the exercise by ADS holders of their voting rights through the depositary with respect to the underlying Series B shares.  However, there are practical limitations on the ability of ADS holders to exercise their voting rights due to the additional procedural steps involved in communicating with these holders.  For example, holders of our Series B shares will receive notice of shareholders’ meetings generally through publications in newspapers of wide distribution in Mexico and will be able to exercise their voting rights by either attending the meeting in person or voting by proxy.  ADS holders, by comparison, will not receive notice directly from us.  Instead, in accordance with the deposit agreement, we will provide the notice to the depositary.  If we ask it to do so, the depositary will mail to holders of ADSs the notice of the meeting and a statement as to the manner in which voting instructions may be given by holders.  To exercise their voting rights, ADS holders must then instruct the depositary as to voting the Series B shares represented by their ADSs.  Due to these procedural steps involving the depositary, the process for exercising voting rights may take longer for ADS holders than for holders of Series B shares.  The Series B shares represented by ADSs for which the depositary fails to receive timely voting instructions may, if requested by us, be voted as we instruct at the corresponding meeting.

ADS holders may be subject to additional risks related to holding ADSs rather than shares.

Because ADS holders do not hold their shares directly, they are subject to the following additional risks, among others:

•	as an ADS holder, we will not treat you as one of our direct shareholders and you may not be able to exercise shareholder rights;

•
distributions on the Series B shares represented by your ADSs will be paid to the depositary, and before the depositary makes a distribution to you on behalf of your ADSs, withholding taxes, if any, that must be paid will be deducted and the depositary will be required to convert the Mexican pesos received into U.S. dollars.  Additionally, if the exchange rate fluctuates significantly during a time when the depositary cannot convert the Mexican pesos received into U.S. dollars, or while it holds the Mexican pesos, you may lose some or all of the U.S. dollar value of the distribution;

•
we and the depositary may amend or terminate the deposit agreement without the ADS holders’ consent in a manner that could prejudice ADS holders or that could affect the ability of ADS holders to transfer ADSs; and

•	the depositary may take other actions inconsistent with the best interests of ADS holders.

Under Mexican law, shareholder rights may be fewer, different or less well-defined than in other jurisdictions.

Our corporate affairs are governed by our bylaws and by Mexican law (including specific laws that regulate us as a financial services holding company), which differ from the legal principles that would apply if we were incorporated in a jurisdiction in the United States, such as the States of Delaware or New York, or in other jurisdictions outside Mexico.  For example, under Mexican law, the protections afforded to minority shareholders and the fiduciary duties of officers and directors are, in some respects, less than, or different from, those existing in the United States and certain other jurisdictions.  In particular, the Mexican legal regime concerning fiduciary duties of directors is not as comprehensive or developed as in the United States.  Also, the criteria to ascertain the independence of corporate directors are different from the criteria applicable under corresponding Mexican laws.

Your rights as a holder of our ADSs or Series B shares protect your interests relative to actions by our Board of Directors and any of its members for breach of their duties of care or loyalty, or our principal officers, and may be fewer and less well-defined than under the laws of those other jurisdictions.  In particular, actions against officers and directors may only be initiated by holders of blocks of 5% of our outstanding Series B shares (including Series B shares underlying ADSs), as opposed to a single shareholder or group of affected shareholders, and are shareholders’ derivative suits, which benefit us (as the affected company) rather than affected shareholders directly.  Rules and policies against self-dealing and regarding conflicts of interest may also be less well-defined and enforced in Mexico than in the United States, putting holders of our Series B shares and ADSs at a potential disadvantage.  In addition, to date, the duties of care and loyalty of directors and officers are solely defined by the Mexican Securities Market Law (Ley del Mercado de Valores) and has not been interpreted or defined by courts and, as a result, the judicial interpretation of the meaning and extent of such duties is uncertain.  Although Mexico recently passed laws that permit the initiation of class actions, rules implementing applicable law have not fully developed procedural requirements for class action lawsuits.  There has not been a significant number of claims relating to breach of duties, whether as class actions or as derivative suits, to encourage litigation based upon breaches of fiduciary duties or to assist in the predictability of the outcome of any potential action.  As a result, it may be more difficult in practice for our minority shareholders to decide to exercise or enforce their rights against us and our directors, officers or controlling shareholders than it would be for shareholders of a U.S. company.

Certain provisions of Mexican law and our bylaws impose limitations on the trading of our securities and may delay or limit a change of control of Grupo Financiero Santander.

Pursuant to the Mexican Financial Groups Law and our bylaws, no person or entity or group of persons or entities may acquire (i) more than 2% of our shares, unless any such person or entity notifies the SHCP, (ii) 5% or more of our shares, unless any such person or entity obtains the prior approval by the SHCP, and (iii) 30% or more of our shares, unless any such person or entity (a) obtains the prior approval of the SHCP, and (b) with the approval of the CNBV, undertakes a public tender offer to purchase (x) if the intended acquisition is for shares representing less than 50% plus one of our shares, the greater of an additional 10% of our aggregate outstanding shares or the percentage of additional shares intended to be acquired, or (y) if the intended acquisition is for shares representing more than 50% of our shares, 100% of our aggregate outstanding shares.

Also, under the Mexican Financial Groups Law, foreign entities with governmental authority and Mexican financial entities, including those that are part of a financial group, unless such entities are institutional investors as defined in the Mexican Financial Groups Law, cannot purchase our shares.

The aforementioned provisions may delay or limit a change of control of Grupo Financiero Santander or a change in our management.

You may not be able to sell your ADSs at the time or the price you desire because an active or liquid market may not develop.

Prior to this international offering, there has not been an active or liquid market for the Series B shares and there has not been a public market for our ADSs.  Our Series B shares are listed on the Mexican Stock Exchange.  We intend to apply to list the ADSs on the NYSE.  A liquid market may not develop for the ADSs or for our Series B shares, which may reduce the price at which the ADSs or the Series B shares may be sold.  Also, the liquidity and the market for the ADSs or for our Series B shares may be affected by a number of factors, including variations in interest rates, the deterioration and volatility of the markets for similar securities and any changes in our liquidity, financial condition, creditworthiness, results of operations and profitability.

We or other intermediaries may be required to withhold U.S. tax on payments made on our Series B shares to certain non-U.S. financial institutions after December 31, 2016.

Under certain provisions of the U.S. Internal Revenue Code (commonly referred to as “FATCA”), we may be subject to 30% U.S. withholding tax on certain payments we receive unless we enter into an agreement (a “FATCA agreement”) with the U.S. Internal Revenue Service (the “IRS”) pursuant to which we agree to report to the IRS information about any of our “United States accounts” and comply with certain procedures to be determined by the IRS.  We currently intend to enter into such an agreement with the IRS and thereby become a participating foreign financial institution (“participating FFI”) unless we otherwise become eligible for an exemption (e.g., pursuant to an intergovernmental agreement between the United States and Mexico).  The U.S. Treasury Department and the IRS recently proposed regulations that would implement certain provisions of FATCA.  Under FATCA and the proposed regulations, if we enter into a FATCA agreement, we (or another intermediary that is a participating FFI) may be required, pursuant to our FATCA agreement, to withhold 30% U.S. withholding tax from any payment made on the Series B shares after December 31, 2016 to the extent the payment is considered to be a “foreign passthru payment,” but only if such payment is made to a “foreign financial institution” (which is broadly defined for this purpose and in general includes investment vehicles) that is not a participating FFI.  Under currently proposed regulations, the term “foreign passthru payment” is not defined and it is not yet clear whether or to what extent payments on the Series B shares will be treated as foreign passthru payments.  If any such withholding is imposed, a beneficial owner of Series B shares that is not a foreign financial institution generally will be entitled to a refund of any amounts withheld by filing a U.S. federal income tax return, which may entail significant administrative burden.  A beneficial owner of Series B shares that is a foreign financial institution, but not a participating FFI will be able to obtain a refund only to the extent an applicable income tax treaty with the United States entitles such beneficial owner to an exemption from, or reduced rate of, tax on the payment that was subject to withholding under FATCA.  Holders of Series B shares should consult their tax advisers regarding the application of FATCA to an investment in the Series B shares and their ability to obtain a refund of any amounts withheld under FATCA.  See “Taxation—Material U.S. Federal Income Tax Consequences—Potential U.S. FATCA withholding after December 31, 2016.”

There is no market for our ADSs and substantially no liquidity for our Series B shares and we cannot assure you that one will develop.

Prior to this offering, there has been no public market for our ADSs and substantially no liquidity of our Series B shares.  We intend to apply to list the ADSs on the NYSE under the symbol “BSMX” and our Series B shares will continue to trade on the Mexican Stock Exchange under the symbol “SANMEXB.”  However, we cannot predict the extent to which investor interest in our ADSs will lead to the development of an active trading market in the United States, Mexico or elsewhere.  If the trading volume of our ADSs on the NYSE or our Series B shares on the Mexican Stock Exchange were to decline below certain levels, the ADSs or the Series B shares could be delisted or deregistered, further reducing liquidity of our ADSs and Series B shares.  In addition, the ADSs and Series B shares could trade at prices that may be lower than the face value of the securities as a result of many factors beyond our control.

The relative volatility and illiquidity of the Mexican securities markets may substantially limit your ability to sell the Series B shares underlying the ADSs at the price and time you desire.

Investing in securities that trade in emerging markets, such as Mexico, often involves greater risk than investing in securities of issuers in the United States, and such investments are considered to be more speculative in nature.

The Mexican securities market is substantially smaller, less liquid, more concentrated in a limited number of broker-dealers and institutional participants, and can be more volatile than securities markets in the United States.  There is also significantly greater concentration in the Mexican securities market than in major securities markets in the United States.  As of December 31, 2011, total market capitalization amounted to Ps.5,703 billion and the ten largest companies in terms of market capitalization (which is likely to include us after the offering described in this prospectus) represented approximately 67% of the aggregate market capitalization of the Mexican Stock Exchange.  Accordingly, although you are entitled to withdraw the Series B shares underlying the ADSs from the depositary at any time, your ability to sell such shares in the Mexican securities market at a price and time you desire may be limited.

You will experience immediate and substantial dilution in the book value of the Series B shares or ADSs you purchase in this international offering.

Because the initial offering price of the Series B shares and ADSs being sold in this international offering will be substantially higher than the net tangible book value per Series B share, you will experience immediate and substantial dilution in the book value of these shares.  Net tangible book value represents the amount of our tangible assets on a pro forma basis, minus our pro forma total liabilities.  As a result, at the initial public offering price of    U.S.$         per ADS, the midpoint of the price range per ADS set forth on the cover page of this prospectus (assuming no exercise of the option to purchase additional ADSs or the option to purchase additional Series B shares), we currently expect that you will incur immediate dilution of U.S.$        per ADS you purchase in this offering.  See “Dilution.”

Actual or anticipated sales of our Series B shares or the ADSs after this global offering could cause the price of the Series B shares or of the ADSs to decrease.

After the global offering, our controlling shareholder will continue to hold a large number of shares.  We and our controlling shareholder have agreed with the international and Mexican underwriters, subject to certain exceptions, not to offer, sell, contract to sell or otherwise dispose of or hedge our shares of capital stock or ADSs or securities convertible into or exercisable or exchangeable for shares of capital stock or ADSs during the        -day period following the date of this prospectus.  After these lock-up agreements expire, we and our controlling shareholder will be able to sell our securities in the public market. The market price of our Series B shares or the ADSs could drop significantly if we or our controlling shareholder sell our Series B shares or the ADSs or the market anticipates that such sale is likely to be made.

Our shareholders may be subject to liability for certain votes of their securities.

Shareholders who have a conflict of interest with us and do not abstain from voting on a resolution that ultimately causes damages and losses to us, may be held liable for such damages and losses, but only if the transaction would not have been approved without the favorable vote of such shareholders.  See “Description of Capital Stock—Conflicts of Interest.”

USE OF PROCEEDS

We estimate that the net proceeds from the global offering will be approximately U.S.$       , based on a public offering price of U.S.$         per ADS, which is the mid-point of the indicative initial offering price range included on the cover page of this prospectus (assuming the option to purchase additional ADSs and the option to purchase additional Series B shares are not exercised), after deducting estimated underwriting discounts and commissions and expenses of the global offering that are payable by us.  Each U.S.$1.00 increase (decrease) in the public offering price per ADS would increase (decrease) our net proceeds, after deducting estimated underwriting discounts and commissions and expenses, by U.S.$       .  We will not receive any of the net proceeds from the sale of ADSs offered by the selling shareholder.

We intend to use the net proceeds of the global offering for general corporate purposes, including to fund the growth of our business and to strengthen our liquidity profile.

EXCHANGE RATES

Mexico has had a free market for foreign exchange since 1994 and the Mexican government allows the peso to float against the U.S. dollar.  There can be no assurance that the Mexican government will maintain its current policies with regard to the peso or that the peso will not depreciate or appreciate significantly in the future.

The following tables set forth, for the periods indicated, the low, high, average and period-end Mexican Central Bank Exchange Rates expressed in pesos per U.S. dollar published by the Mexican Central Bank in the Official Gazette of the Federation.  The rates shown below are in nominal pesos and have not been restated in constant currency units.  No representation is made that the peso amounts referred to in this prospectus could have been or could be converted into U.S. dollars at any particular rate or at all.  As of June 6, 2012, the Mexican Central Bank Exchange Rate for U.S. dollars was Ps.14.11 per U.S. dollar.

Year	Low		High		Average(1)		Period End
2007	Ps.	10.66	Ps.	11.27	Ps.	10.93	Ps.	10.92
2008		9.92		13.92		11.21		13.83
2009		12.60		15.37		13.57		13.07
2010		12.16		13.18		12.64		12.35
2011		11.50		14.24		12.47		13.95

(1)	Average end-of-month exchange rates for 2007, 2008, 2009, 2010 and 2011.

Quarter	Low		High		Average(1)		Period End
First Quarter 2011	Ps.	11.91	Ps.	12.26	Ps.	12.06	Ps.	11.91
Second Quarter 2011		11.50		11.96		11.61		11.72
Third Quarter 2011		11.57		13.89		12.63		13.80
Fourth Quarter 2011		13.11		14.24		13.58		13.95
First Quarter 2012		12.63		13.93		13.00		12.81

(1)	Average end-of-month exchange rates for the quarters ended March 31, 2011, June 30, 2011, September 30, 2011, December 31, 2011 and March 31, 2012.

Month	Low		High		Average(1)		Period End
November 2011	Ps.	13.39	Ps.	14.24	Ps.	13.70	Ps.	13.61
December 2011		13.48		13.99		13.77		13.95
January 2012		12.93		13.93		13.42		13.01
February 2012		12.65		12.89		12.78		12.79
March 2012		12.63		12.98		12.76		12.81
April 2012		12.73		13.23		13.07		12.99
May 2012		12.96		14.30		13.66		14.30
June 2012 (through June 6)		14.11		14.39		14.25		14.11

(1)	Average daily exchange rates for November, December, January, February, March, April, May and June (through June 6).

Unless otherwise indicated, U.S. dollar amounts that have been translated from pesos have been so translated at an exchange rate of Ps.13.9476 to U.S.$1.00, the Mexican Central Bank Exchange Rate as calculated on December 30, 2011 and reported by the Mexican Central Bank in the Official Gazette of the Federation on January 2, 2012.

The Mexican economy has suffered balance of payment deficits and shortages in foreign exchange reserves in the past.  While the Mexican government, for more than ten years, has not restricted the ability of both Mexican and foreign individuals or entities to convert pesos into U.S. dollars, we cannot assure you that the Mexican government will not institute restrictive exchange control policies in the future.  To the extent that the Mexican government institutes restrictive exchange control policies in the future, our ability to transfer or convert pesos into U.S. dollars and other currencies would be adversely affected.

MARKET INFORMATION

Market Price of Our Series B Shares and ADSs

We intend to apply to list the ADSs for trading on the NYSE under the symbol “BSMX.”  Our Series B shares are currently traded on the Mexican Stock Exchange under the symbol “SANMEXB.”  There has been low trading volume for our Series B shares on the Mexican Stock Exchange due to a low volume of publicly traded securities.  Therefore, past high and low closing prices may not represent actual transactions or prices that would have been quoted on a more liquid trading market.  The table below shows the high and low closing prices in pesos, the U.S. dollars equivalent per ADS and the average daily trading volume for our Series B shares on the Mexican Stock Exchange for the periods indicated:

	Ps. per Series B share				U.S.$ equivalent per ADS(1)				Average daily trading volume of Series B shares
	High		Low		High		Low
Year
2011	Ps.	16.50	Ps.	13.15	Ps.	5.91	Ps.	4.71	308
2010		16.80		13.00		6.80		5.26	128
2009		16.30		13.00		6.24		4.97	164
2008		19.28		16.30		6.97		5.89	682
2007		22.17		15.52		10.15		7.11	4,046
Quarter
First Quarter 2012		15.00		14.95		5.85		5.84	158
Fourth Quarter 2011		15.00		13.15		5.38		4.71	206
Third Quarter 2011		15.25		15.00		5.53		5.43	77
Second Quarter 2011		16.50		14.51		7.04		6.19	15
First Quarter 2011		16.50		15.00		6.93		6.30	2,406
Fourth Quarter 2010		16.70		16.70		6.76		6.76	3,813
Third Quarter 2010		16.80		16.80		6.67		6.67	11,003
Second Quarter 2010		15.80		15.80		6.15		6.15	303
First Quarter 2010		14.80		13.00		6.00		5.27	1,120
Month
June 2012 (through June 6)(2)		–		–		–		–	–
May 2012		14.00		14.00		4.90		4.90	3,889
April 2012		14.95		14.00		5.75		5.39	1,662
March 2012		15.00		14.95		5.85		5.84	9.09
February 2012		15.00		15.00		5.86		5.86	4.81
January 2012(2)		–		–		–		–	–
December 2011		15.00		15.00		5.38		5.38	2,182
November 2011		13.85		13.15		5.09		4.83	1,127

Source:  Bloomberg.

(1)	Provided for convenience purposes only, based on a ratio of five Series B shares for each ADS and the Mexican Central Bank Exchange Rate for U.S. dollars on the last day of each period presented.

(2)	Market information for January and June 2012 is not available due to the lack of trading during those periods.

On May 10, 2012, the closing price for our Series B shares on the Mexican Stock Exchange was Ps.14.00 per share, or U.S.$5.21 per ADS, based on a ratio of five Series B shares to one ADS, and translating pesos to U.S. dollars at the exchange rate of Ps.13.4470 per U.S.$1.00, the Mexican Central Bank Exchange Rate for U.S. dollars for that date.  There has been no trading of the Series B shares on the Mexican Stock Exchange since May 10, 2012.

The Mexican Securities Market

We have prepared the information concerning the Mexican securities market set forth below based on materials obtained from public sources, including the CNBV, the Mexican Stock Exchange, the Mexican Central Bank and publications by market participants.  The following summary does not purport to be a comprehensive description of all of the material aspects related to the Mexican securities market.

We cannot predict the liquidity of the Mexican Stock Exchange.  If the trading volume of our Series B shares in such market falls below certain levels, our Series B shares could be delisted or deregistered in that market.

Trading on the Mexican Stock Exchange

The Mexican Stock Exchange, located in Mexico City, is the only stock exchange in Mexico.  Operating continuously since 1907, the Mexican Stock Exchange is organized as a variable capital public stock corporation.  Securities trading on the Mexican Stock Exchange occurs each business day from 8:30 a.m. to 3:00 p.m., Mexico City time subject to adjustments to operate uniformly with certain US markets.

Trading on the Mexican Stock Exchange is effected electronically.  The Mexican Stock Exchange may impose a number of measures to promote an orderly and transparent trading price of securities, including the operation of a system of automatic suspension of trading in shares of a particular issuer when price fluctuation exceeds certain limits.

Settlement on the Mexican Stock Exchange is effected three business days after a share transaction.  Deferred settlement is not permitted without the approval of the Mexican Stock Exchange, even where mutually agreed.  Most securities traded on the Mexican Stock Exchange are on deposit with Indeval, a privately owned securities depositary that acts as a clearinghouse, depositary, and custodian, as well as a settlement, transfer, and registration agent for Mexican Stock Exchange transactions, eliminating the need for physical transfer of securities.  Transactions must be settled in pesos except under limited circumstances in which settlement in foreign currencies may be permitted.

Market Regulation

In 1925, the Mexican National Banking Commission (Comisión Nacional Bancaria) was established to regulate banking activity and in 1946, the Mexican Securities Commission (Comisión Nacional de Valores) was established to regulate stock market activity.  In 1995, these two entities merged to form the CNBV.

Among other activities, the CNBV regulates the public offering and trading of securities and participants in the Mexican securities market, and imposes sanctions for the illegal use of insider information and other violations of the Mexican Securities Market Law.  The CNBV regulates the Mexican securities market, the Mexican Stock Exchange, and brokerage firms through its staff and a board of governors comprised of thirteen members.

Mexican Securities Market Law

The current Mexican Securities Market Law was enacted on December 5, 2005 and published in the Official Gazette of the Federation, and became effective on June 30, 2006.  The Mexican Securities Market Law changed Mexican securities laws in various material respects to further align Mexican laws with the securities and corporate governance standards laws in effect in other jurisdictions.

In particular, the Mexican Securities Market Law:

•
establishes the variable capital public stock corporation, a corporate form of organization that is subject to the general requirements of the Mexican Corporations Law (Ley General de Sociedades Mercantiles), but is subject to specific requirements for issuers with stock registered with the CNBV and listed in the Mexican Stock Exchange;

•	includes private placement exemptions and specifies the requirements that need to be satisfied for an issuer or underwriter to fall within the exemption when offering securities in Mexico;

•	includes improved rules for tender offers, classifying such tender offers as either voluntary or mandatory;

•	establishes standards for disclosure of holdings applicable to shareholders, including directors, of public companies;

•	expands and strengthens the role of the board of directors of public companies;

•
defines the standards applicable to the board of directors and the duties and potential liabilities and penalties applicable to each director, the chief executive officer (director general) and other executive officer (introducing concepts such as the duty of care, duty of loyalty and safe harbors);

•	generally replaces the statutory auditor (comisario) with the audit committee and establishes the corporate practices committee with clearly defined responsibilities;

•	improves the rights of minority shareholders and sets forth the requirements for shareholders’ derivative suits;

•	defines applicable sanctions for violations under the Mexican Securities Market Law; and

•	fully regulates broker-dealers, stock exchanges, depository institutions and other securities market participants.

Registration and Listing Standards

To offer securities to the public in Mexico, an issuer must meet specific qualitative and quantitative requirements.  Securities that have been registered with the Mexican National Securities Registry (Registro Nacional de Valores, or the RNV), pursuant to CNBV approval, may be listed on the Mexican Stock Exchange.

The general regulations applicable to issuers and other securities market participants (Disposiciones de carácter general aplicables a las emisoras de valores y a otros participantes del Mercado de Valores, or the General Regulations) issued by the CNBV require the Mexican Stock Exchange to adopt minimum requirements for issuers that seek to list their securities in Mexico.  These requirements relate to operating history, financial and capital structure, and minimum public floats applicable to shares of public companies, among other things.  The General Regulations also require the Mexican Stock Exchange to implement minimum requirements (including minimum public floats) for issuers to maintain their listing in Mexico.  These requirements relate to the issuer’s financial condition and capital structure, among others.  The CNBV may waive some of these requirements in certain circumstances.

The CNBV’s approval for registration does not imply any kind of certification or assurance related to the investment quality of the securities, the solvency of the issuer, or the accuracy or completeness of any information delivered to the CNBV.

The Mexican Stock Exchange may review compliance with the foregoing requirements and other requirements at any time, but will normally do so on an annual, semi-annual and quarterly basis.  The Mexican Stock Exchange must inform the CNBV of the results of its review, and this information must, in turn, be disclosed to investors.  If an issuer fails to comply with any of these minimum requirements, the Mexican Stock Exchange has the authority to request that the issuer propose a plan to cure the violation.  If the issuer fails to propose a plan, if the plan is not satisfactory to the Mexican Stock Exchange, or if an issuer does not make substantial progress with respect to the implementation of the corrective plan, trading of the relevant series of shares on the Mexican Stock Exchange may be temporarily suspended.  In addition, if an issuer fails to implement the plan in full, the CNBV may suspend or cancel the registration of the shares with the RNV, in which case the majority shareholder or any controlling group will be required to carry out a tender offer to acquire all of the outstanding shares of the issuer in accordance with the tender offer provisions set forth in the Mexican Securities Market Law.

Reporting Obligations

Issuers of listed securities are required to file unaudited quarterly financial statements and audited annual financial statements and to provide periodic reports, in particular reports dealing with material events, with the CNBV and the Mexican Stock Exchange.  Mexican issuers must file the following reports with the CNBV:

•	a comprehensive annual report prepared in accordance with the General Regulations, by no later than April 30 of each year;

•	quarterly reports, within 20 days following the end of each of the first three quarters and 40 days following the end of the fourth quarter;

•	reports disclosing material information promptly;

•
reports and disclosure memoranda revealing corporate restructurings such as mergers, spin-offs or acquisitions or sales of assets, approved or to be approved by a shareholders’ meeting or the board of directors; and

•	reports regarding the policies and guidelines with respect to the use of the company’s (or its subsidiaries) assets by related persons.

The General Regulations and the rules of the Mexican Stock Exchange require issuers of listed securities to publicly disclose information that relates to any event or circumstance that could influence the issuers’ share price.  If listed securities experience unusual price volatility, the Mexican Stock Exchange must immediately request that the relevant issuer inform the public of the causes of the volatility or, if the issuer is unaware of the causes, that it make a statement to that effect.  In addition, the Mexican Stock Exchange must immediately request that issuers disclose any information relating to material events when it deems the available public information to be insufficient, as well as instruct issuers to clarify the information when necessary.  The Mexican Stock Exchange may request that issuers confirm or deny any material event that has been disclosed to the public by third parties when it deems that the material event may affect or influence the price of the listed securities.  The Mexican Stock Exchange must immediately inform the CNBV of any such request.  In addition, the CNBV may also make any of these requests directly to issuers.  An issuer may delay the disclosure of material events if:

•	the issuer implements adequate confidentiality measures (including maintaining a log with information relating to parties in possession of the confidential information);

•	the information is related to incomplete transactions;

•	there is no misleading public information relating to the material event; and

•	no unusual price or volume fluctuation occurs.

Similarly, if an issuer’s securities are traded on both the Mexican Stock Exchange and a foreign securities exchange, the issuer must simultaneously file the information that it is required to file pursuant to the laws and regulations of the foreign jurisdiction with the CNBV and the Mexican Stock Exchange.

Suspension of Trading

In addition to the authority of the Mexican Stock Exchange under its internal regulations as described above, the CNBV and the Mexican Stock Exchange may suspend trading in an issuer’s securities:

•	if the issuer does not disclose a material event; or

•
upon price or volume volatility or changes in the trading of the relevant securities that are not consistent with the historic performance of the securities and cannot be explained solely through information made publicly available pursuant to the General Regulations.

The Mexican Stock Exchange must immediately inform the CNBV and the general public of any suspension.  An issuer may request that the CNBV or the Mexican Stock Exchange permit trading to resume if it demonstrates that the causes triggering the suspension have been resolved and that it is in full compliance with periodic reporting requirements.  If an issuer’s request has been granted, the Mexican Stock Exchange will determine the appropriate mechanism to resume trading.  If trading in an issuer’s securities is suspended for more than 20 business days and the issuer is authorized to resume trading without conducting a public offering, the issuer must disclose before trading may resume a description of the causes that resulted in the suspension and the reasons why it has been authorized to resume trading.

Certain Disclosures

Pursuant to the Mexican Securities Market Law, the following persons must notify the CNBV of any transactions undertaken by them with respect to a listed issuer’s securities:

•	members of a listed issuer’s board of directors;

•	shareholders controlling 10% or more of a listed issuer’s outstanding capital stock;

•	certain advisors;

•	groups controlling 25% or more of a listed issuer’s outstanding capital stock; and

•	other insiders.

These persons must also inform the CNBV of the effect of the transactions within three days following their completion, or, alternatively, that the transactions have not been consummated.  In addition, insiders must abstain from purchasing or selling securities of the issuer within three months from the last sale or purchase, respectively.

Subject to certain exceptions, any acquisition of a public company’s shares that results in the acquirer owning 10.0% or more, but less than 30.0%, of an issuer’s outstanding capital stock must be publicly disclosed to the CNBV and the Mexican Stock Exchange by no later than one business day following the acquisition.

Any acquisition by an insider that results in the insider holding an additional 5% or more of a public company’s outstanding capital stock must also be publicly disclosed to the CNBV and the Mexican Stock Exchange no later than one business day following the acquisition.  Some insiders must also notify the CNBV of share purchases or sales that occur within any calendar quarter or five day period and that exceed certain value thresholds.  Shareholders and board members and officers as well as individuals owning, respectively, 5% or 1% of our outstanding shares are required to report to the issuer, on a yearly basis, their shareholdings.  The Mexican Securities Market Law requires that convertible securities, warrants and derivatives to be settled in kind be taken into account in the calculation of share ownership percentages.

Tender Offers

The Mexican Securities Market Law contains provisions relating to public tender offers and certain other share acquisitions occurring in Mexico.  Under the law, tender offers may be voluntary or mandatory.  Voluntary tender offers, or offers where there is no requirement that they be initiated or completed, are required to be made to all shareholders on a pro rata basis, without differentiating between classes of shares.  Any intended acquisition of a public company’s shares that results in the acquirer owning 30% or more, but less than a percentage that would result in the acquirer obtaining control, of a company’s voting shares requires the acquirer, with the prior approval of the CNBV, to make a mandatory public tender offer for the greater of (a) the percentage of the capital stock intended to be acquired or (b) 10% of the company’s outstanding capital stock.  Finally, any intended acquisition of a public company’s shares that is aimed at obtaining control requires the potential acquirer to make a mandatory tender offer for 100% of the company’s outstanding capital stock (however, under certain circumstances the CNBV may permit an offer for less than 100%).  The tender offer must be made at the same price to all shareholders and classes of shares.  The board of directors, with the advice of the corporate practices committee, must issue its opinion of any tender offer resulting in a change of control, which opinion must take into account minority shareholder rights and which may be accompanied by an independent fairness opinion.  Directors and principal officers are required to disclose whether they will participate in the tender.

Under the Mexican Securities Market Law, all tender offers must be open for at least 20 business days and purchases thereunder are required to be made pro rata to all tendering shareholders.  The Mexican Securities Market Law only permits the payment of certain amounts to controlling shareholders over and above the offering price if these amounts are fully disclosed, approved by the board of directors and paid solely in connection with non compete or similar obligations.  The law also provides exceptions to the mandatory tender offer requirements and specifically sets forth remedies for noncompliance with these tender offer rules (e.g., suspension of voting rights, possible annulment of purchases, etc.) and other rights available to prior shareholders of the issuer.

Joint Trading of Common Shares and Limited or Non Voting Shares

The Mexican Securities Market Law does not permit issuers to implement mechanisms for common shares and limited or non voting shares to be jointly traded or offered to public investors, unless the limited or non voting shares are convertible into common shares within a period of up to five years, or when, because of the nationality of the holder, the shares or the securities representing the shares limit the right to vote to comply with foreign investment laws.  In addition, the aggregate amount of shares with limited or non voting rights may not exceed 25% of the aggregate amount of publicly held shares.  The CNBV may increase this 25% limit by an additional 25%, provided that the limited or non voting shares exceeding 25% of the aggregate amount of publicly held shares are convertible into common shares within five years of their issuance.

Anti Takeover Protections

The Mexican Securities Market Law provides that public companies may include anti takeover provisions in their bylaws if such provisions (i) are approved by a majority of the shareholders, without shareholders representing 5% or more of the capital stock present at the meeting voting against the approval of such provision, (ii) do not exclude any shareholders or group of shareholders, (iii) do not restrict, in an absolute manner, a change of control, and (iv) do not contravene legal provisions related to tender offers or have the effect of disregarding the economic rights related to the shares held by the acquiring party.  Our bylaws do not include any such provisions.

Board of Directors and Committees

Under the Mexican Securities Market Law, public companies must have a board of directors comprised of no more than 21 members, of which at least 25% must be independent.  Independent members must be selected based on their experience, ability and reputation at the issuer’s shareholders’ meeting; whether or not a director is independent must be determined by the issuer’s shareholders and such determination may be challenged by the CNBV.  As a departure from legislative precedents, the Mexican Securities Market Law permits then acting members of the board of directors to select, under certain circumstances and on a temporary basis, new members of the board of directors.

Boards of directors of public companies are required to meet at least four times during each calendar year and have the following principal duties:

•	determine general strategies applicable to the issuer;

•	approve guidelines for the use of corporate assets;

•	approve, on an individual basis, transactions with related parties, subject to certain limited exceptions;

•
approve unusual or non-recurrent transactions and any transactions that imply the acquisition or sale of assets with a value equal to or exceeding 5% of the issuer’s consolidated assets or that imply the provision of collateral or guarantees or the assumption of liabilities equal to or exceeding 5% of the issuer’s consolidated assets;

•	approve the appointment or removal of the chief executive officer;

•	approve accounting and internal control policies; and

•	approve policies for disclosure of information.

Directors have the general duty to act for the benefit of the issuer, without favoring a shareholder or group of shareholders.

The Mexican Securities Market Law requires the creation of one or more committees that perform audit and corporate practices functions, each of which must maintain at least three members appointed by the board of directors and which members must all be independent (except for corporations controlled by a person or group maintaining 50% or more of the outstanding capital stock like us, where solely the majority must be independent).  The audit committee (together with the board of directors, which has added duties) replaces the statutory auditor (comisario) that previously had been required by the Mexican Corporations Law.

The committee that performs corporate practices functions is required to, among other activities, provide opinions to the board of directors, request and obtain opinions from independent third party experts, call shareholders meetings, provide assistance to the board of directors in the preparation of annual reports and provide a report to the board of directors.

The audit committee’s principal role is to supervise the external auditors of the issuer, analyze the external auditor’s reports, inform the board of directors in respect of existing internal controls, supervise the execution of related party transactions, require the issuer’s executive to prepare reports when deemed necessary, inform the board of any irregularities that it encounters, supervise the activities of the issuer’s chief executive officer and provide an annual report to the board of directors.

Duty of Care and Loyalty of Directors

The Mexican Securities Market Law also imposes duties of care and of loyalty on directors.

The duty of care requires that directors obtain sufficient information and be sufficiently prepared to support their decisions and to act in the best interest of the issuer.  The duty of care is discharged, principally, by obtaining and requesting from the issuer and its officers all the information required to participate in discussions, obtaining information from third parties, attending board meetings and disclosing material information in possession of the relevant director.  Failure to act with care by one or more directors subjects the relevant directors to joint liability for damages and losses caused to the issuer and its subsidiaries, which may be limited (except in the instances of bad faith, illegal acts or willful misconduct).

The duty of loyalty primarily consists of acting for the benefit of the issuer and includes a duty to maintain the confidentiality of information received in connection with the performance of a director’s duties and to abstain from discussing or voting on matters where the director has a conflict of interest.  In addition, the duty of loyalty is breached if a shareholder or group of shareholders is knowingly favored or if, without the express approval of the board of directors, a director takes advantage of a corporate opportunity.  The duty of loyalty is breached if the director discloses false or misleading information or fails to register (or cause the registration of) any transaction in the issuer’s records that could affect its financial statements or if the director uses corporate assets or approves the use of corporate assets in violation of an issuer’s policies, discloses false or misleading information, orders or causes material information not to be disclosed or to be modified.  The violation of the duty of loyalty subjects the offending director to joint liability for damages and losses caused to the issuer and its subsidiaries.  Liability for breach of the duty of loyalty may not be limited by the company’s bylaws, by resolution of a shareholders’ meeting or otherwise.

Claims for breach of the duty of care or the duty of loyalty may be brought solely for the benefit of the issuer (as a derivative suit) and may only be brought by the issuer or by shareholders representing at least 5% of any outstanding shares.

As a safe harbor for directors, the liabilities specified above will not be applicable if the director acted in good faith and (i) complies with applicable law and the bylaws, (ii) facts based upon information are provided by officers or third-party experts, the capacity and credibility of which may not be the subject of reasonable doubt, (iii) selects the more adequate alternative in good faith or in a case where the negative effects of such decision may not have been foreseeable and (iv) actions were taken in compliance with resolutions adopted at the shareholders’ meeting.

Under the Mexican Securities Market Law, the issuer’s chief executive officer and principal executives are also required to act for the benefit of the company and not of a shareholder or group of shareholders.  These executives are required to submit to the board of directors for approval the principal strategies for the business, to submit to the audit committee proposals relating to internal control systems, to disclose all material information to the public and to maintain adequate accounting and registration systems and internal control mechanisms.

Disclosure of Shareholders’ Agreements

Any shareholders’ agreements containing non compete clauses, any agreements related to the sale, transfer or exercise of preemptive rights, any agreements which allow for the sale and purchase of shares, voting rights, and sale of shares in a public offering, must be notified to the company within five business days following their execution in order to allow the company to disclose such agreements to investors through the stock exchanges on which its securities are being traded to the public through an annual report prepared by the company.  These agreements (i) will be available for the public to review at the company’s offices, (ii) will not be enforceable against the company and a breach of such agreements will not affect the validity of the vote at a shareholders’ meeting, and (iii) will only be effective between the parties once they have been disclosed to the public.

Miscellaneous

The Mexican Securities Market Law also specifies that any transaction or series of transactions that, during any fiscal year, represent 20% or more of the consolidated assets of the issuer, must be considered and approved by a meeting of shareholders of any public company.

In addition to the right granted to minority shareholders of a public company representing 5% or more of the outstanding shares to initiate a shareholder derivative suit against directors for a breach of the duty of care or the duty of loyalty, the Mexican Securities Market Law recognizes the right of shareholders representing 10% of the outstanding shares entitled to appoint a director, call a shareholder’s meeting and request that vote on resolutions in respect of which they were not sufficiently informed, be postponed.  Also, holders of 20% of the outstanding voting shares may judicially oppose resolutions that were passed by a shareholders’ meeting and file a petition for a court order to suspend the resolution, if the claim is filed within 15 days following the adjournment of the meeting at which the action was taken, provided that (i) the challenged resolution violates Mexican law or the company’s bylaws, (ii) the opposing stockholders either did not attend the meeting or voted against the challenged resolution, and (iii) the opposing stockholders deliver a bond to the court to secure payment of any damages that we may suffer as a result of suspending the resolution in the event that the court ultimately rules against the opposing stockholder.  These provisions have seldom been invoked in Mexico and, as a result, how a competent court may interpret these provisions is uncertain.

CAPITALIZATION

The following table sets forth our consolidated capitalization as of December 31, 2011, derived from our audited financial statements prepared in accordance with IFRS:

•	on an actual basis; and

•
as adjusted to give effect to the sale of our Series B shares, including Series B shares in the form of ADSs, in the global offering, and the receipt of approximately Ps.           million in estimated net proceeds, considering an offering price of Ps.               per Series B share, the mid-point of the price range set forth on the cover page of this prospectus (and assuming that ADSs are offered in the global offering at five times that price, reflecting the ratio of five Series B shares per ADS), after deducting the underwriting discounts and commissions and estimated offering expenses payable by us in connection with the global offering, and the use of proceeds therefrom and assuming no exercise of the option to purchase additional ADSs by the international underwriters or the option to purchase additional Series B shares by the Mexican underwriters.

This table should be read in conjunction with, and is qualified in its entirety by reference to, “Selected Financial and Operating Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Selected Statistical Information” and our audited financial statements and the related notes included elsewhere in this prospectus.

	As of December 31, 2011
	Actual				As Adjusted
	(Millions of pesos or U.S. dollars, as indicated)
	Pesos		U.S. dollars(1)		Pesos	U.S. dollars(1)
Liabilities
Financial liabilities held for trading	Ps.	125,291	U.S.$	8,983	Ps.	U.S.$
Other financial liabilities at fair value through profit or loss		118,269		8,479
Financial liabilities at amortized cost
Deposits from credit institutions		29,486		2,114
Customer deposits		316,086		22,662
Marketable debt securities		23,894		1,713
Other financial liabilities		22,307		1,599
Hedging derivatives		2,501		179
Provisions(2)		6,151		441
Tax liabilities		866		62
Other liabilities		7,866		563
Total liabilities		652,717		46,795
Shareholders’ equity
Share capital		25,658		1,840
Share premium		11,415		818
Accumulated reserves		35,261		2,528
Profit for the year attributable to the Parent		17,770		1,274
Valuation adjustments(3)		1,372		99
Non-controlling interests		11		1
Total equity		91,487		6,560
Total capitalization(4)	Ps.	744,204	U.S.$	U.S.53,355	Ps.	U.S.$

(1)
Converted, for convenience purposes only, using the Mexican Central Bank Exchange Rate for U.S. dollars of Ps.13.9476 per U.S.$1.00 as calculated on December 30, 2011 and reported by the Mexican Central Bank in the Official Gazette of the Federation on January 2, 2012.

(2)	Includes provisions for pensions and similar obligations, for taxes and other legal contingencies and contingent liabilities and commitments.

(3)	Includes valuation of available-for-sale financial assets and valuation of hedging derivative swaps in cash flow hedges.

(4)	Total capitalization equals total liabilities plus total equity.

DILUTION

As of December 31, 2011, we had a net tangible book value under IFRS of Ps.12.97 per common share, or U.S.$4.65 per ADS, based on a share-to-ADS ratio of 5-to-1.  Net tangible book value represents the amount of our total tangible assets less total liabilities, divided by 6,786,394,913, the total number of shares of our capital stock (including Series B and Series F shares) outstanding at December 31, 2011, or 1,357,278,983, the total number of ADSs that would represent such total number of shares based on a share-to-ADS ratio of 5-to-1.  After giving effect to the sale of the Series B shares and the ADSs representing five Series B shares offered by us in the global offering (assuming no exercise of the option to purchase additional ADSs by the international underwriters or the option to purchase additional Series B shares by the Mexican underwriters) and, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, our net tangible book value estimated at December 31, 2011 would have been approximately Ps.            billion, representing Ps.            per share or U.S.$            per ADS.  At the assumed initial public offering price for the offering of U.S.$            per ADS, the midpoint of the price range per ADS set forth on the cover page of this prospectus, this represents an immediate increase in net tangible book value of Ps.            per share or U.S.$            per ADS to existing shareholders and an immediate dilution in net tangible book value of Ps.            per Series B share or U.S.$            per ADS to purchasers of ADSs in this offering.  Dilution for this purpose represents the difference between the price per ADS paid by these purchasers and the net tangible book value per ADS immediately after the completion of this offering.

The following table illustrates this dilution of U.S.$          per ADS to purchasers of ADSs in this offering:

Dilution to purchasers
Assumed initial public offering price per ADS(1)	U.S.$
Net tangible book value per ADS as of December 31, 2011		4.65
Increase in net tangible book value per ADS attributable to new investors
Pro forma net tangible book value per ADS after this offering
Dilution per ADS to new investors(2)	U.S.$

(1)	Based on the mean price range indicated on the cover page of this prospectus.

(2)
A U.S.$1.00 increase (decrease) in the assumed initial public offering price of U.S.$ per ADS would increase (decrease) our pro forma net tangible book value by U.S.$            million, the pro forma net tangible book value per ADS after this offering by U.S.$            and the dilution per ADS to new investors by U.S.$  , assuming the number of ADSs offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

DIVIDENDS AND DIVIDEND POLICY

We paid dividends in December 2008, January 2010, February 2011 and March 2012 in an aggregate amount of Ps.7,287 million, Ps.4,000 million, Ps.6,400 million and Ps.11,350 million, respectively.  Although we have no current plans to adopt a formal dividend policy in respect of the amount and payment of dividends, we currently intend to declare and pay dividends on an annual basis, subject to approval by our shareholders.  The declaration and payment of dividends in respect of any period is subject to a number of factors, including our debt service requirements, capital expenditure and investment plans, other cash requirements, our shareholders having approved our financial statements and the payment of dividends, and such other factors as may be deemed relevant at the time.  We cannot assure you that we will pay any dividends in the future.

The declaration, payment and amount of any dividend are considered and proposed by our Board of Directors and approved at the general shareholders’ meeting by the affirmative vote of a majority of our shareholders in accordance with the applicable regulatory, corporate, tax and accounting rules and are subject to the statutory limitations set forth below.

Under Mexican law, dividends may only be paid from retained earnings resulting from the relevant year or prior years’ results if (i) the legal reserve has been created or maintained, by annually segregating 5% of net earnings, until the legal reserve equals at least 20% of the fully paid-in capital, (ii) shareholders, at a duly called meeting, have approved the results reflecting the earnings and the payment of dividends, and (iii) losses for prior fiscal years have been repaid or absorbed.  All shares of our capital stock rank pari passu with respect to the payment of dividends.  The reserve fund is required to be funded on a stand-alone basis for each company, rather than on a consolidated basis.  The level of earnings available for the payment of dividends is determined by Mexican Banking GAAP.  As of December 31, 2011, Grupo Financiero Santander (on an individual basis) had set aside Ps.50 million in legal reserves compared to paid-in capital of Ps.25,658 million, and thus was in compliance with the regulations pertaining to its legal reserve.

SELECTED FINANCIAL AND OPERATING DATA

The following tables present our selected historical consolidated financial data for each of the periods indicated.  You should read this information in conjunction with our audited financial statements and related notes and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

We have derived our selected consolidated income statement data for the years ended December 31, 2010 and 2011 and our selected consolidated balance sheet data as of January 1, 2010 and December 31, 2010 and 2011 from our audited financial statements included in this prospectus, which have been prepared in accordance with IFRS.  See “Presentation of Financial and Other Information.”

Our selected financial data as of and for the years ended December 31, 2007, 2008, 2009, 2010 and 2011 have been derived from our financial statements prepared in accordance with Mexican Banking GAAP.  See “Presentation of Financial and Other Information.”  Because of the material differences in accounting criteria and presentation between Mexican Banking GAAP and IFRS, such information is not comparable with our financial statements prepared in accordance with IFRS.

CONSOLIDATED INCOME STATEMENT DATA IN ACCORDANCE WITH IFRS

	For the year ended December 31,
	2010		2011		2011
	(Millions of pesos)(1)				(Millions of U.S. dollars)(1)(2)
Interest income and similar income	Ps.	39,237	Ps.	46,587	U.S.$	3,340
Interest expenses and similar charges		(12,991)		(17,976)		(1,289)
Net interest income		26,246		28,611		2,051
Income from equity instruments		289		299		21
Fee and commission (net)		9,276		10,199		731
Gains/(losses) on financial assets and liabilities (net)		3,622		279		20
Exchange differences (net)		(14)		30		2
Other operating income		581		536		38
Other operating expenses		(1,413)		(1,590)		(114)
Total income		38,587		38,364		2,749
Administrative expenses		(13,347)		(15,001)		(1,076)
Personnel expenses		(6,578)		(7,344)		(527)
Other general administrative expenses		(6,769)		(7,657)		(549)
Depreciation and amortization		(1,398)		(1,461)		(105)
Impairment losses on financial assets (net)		(6,972)		(5,435)		(390)
Loans and receivables(3)		(6,972)		(5,435)		(390)
Impairment losses on other assets (net)		(92)		(100)		(7)
Other intangible assets		(27)		(30)		(2)
Non-current assets held for sale		(65)		(70)		(5)
Provisions (net)(4)		(562)		1,890		136
Gains/(losses) on disposal of assets not classified as non-current assets held for sale		(77)		13		1
Gains/(losses) on disposal of non-current assets held for sale not classified as discontinued operations		17		54		4
Operating profit before tax		16,156		18,324		1,312
Income tax		(4,449)		(4,813)		(345)
Profit from continuing operations		11,707		13,511		967
Profit from discontinued operations (net)		880		4,260		305
Consolidated profit for the year	Ps.	12,587	Ps.	17,771	U.S.$	1,272
Profit attributable to the Parent		12,586		17,770		1,272
Profit attributable to non-controlling interests		1		1		0

	For the year ended December 31,
	2010	2011	2011
	(Millions of pesos)(1)		(Millions of U.S. dollars)(1)(2)
Earnings per share from continuing and discontinued operations:
Basic earnings per 1,000 shares	1,855	2,619	188
Diluted earnings per 1,000 shares	1,855	2,619	188
Cash dividend per 1,000 shares(5)	943	1,672	120
Weighted average shares outstanding (in thousands)	6,786,395	6,786,395	6,786,395
Adjusted number of shares (in thousands)	6,786,395	6,786,395	6,786,395

(1)	Except per share amounts.

(2)
Results for the year ended December 31, 2011 have been translated into U.S. dollars, for convenience purposes only, using the Mexican Central Bank Exchange Rate of Ps.13.9476 per U.S.$1.00 as calculated on December 30, 2011 and reported by the Mexican Central Bank in the Official Gazette of the Federation on January 2, 2012.

(3)	Net provisions to the credit loss allowance less recoveries of loans previously written off.

(4)
Includes provisions for pensions and similar obligations, for taxes and other legal contingencies and for contingent liabilities and commitments.  See “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

(5)
On February 2, 2011, we paid a dividend of Ps.6,400 million, equal to Ps.943.1 per 1,000 shares, with respect to fiscal year 2010.  On March 5, 2012, we paid a dividend of Ps.11,350 million, equal to Ps.1,672 per 1,000 shares, with respect to fiscal year 2011.

CONSOLIDATED BALANCE SHEET DATA IN ACCORDANCE WITH IFRS

	As of January 1,		As of December 31,
	2010		2010		2011		2011
	(Millions of pesos)						(Millions of U.S. dollars)(1)
Assets
Cash and balances with Mexican Central Bank	Ps.	44,170	Ps.	44,136	Ps.	44,143	U.S.$	3,165
Financial assets held for trading		190,613		238,613		242,463		17,384
Other financial assets at fair value through profit or loss		12,000		12,661		21,589		1,548
Available-for-sale financial assets		76,450		60,426		61,582		4,415
Loans and receivables		243,540		271,879		346,187		24,821
Hedging derivatives		928		1,287		897		64
Non-current assets held for sale		260		7,811		464		33
Investments in associates		284		—		—		—
Reinsurance assets		437		—		—		—
Tangible assets		5,705		5,488		5,607		402
Intangible assets		1,849		1,879		3,462		248
Tax assets		15,806		15,146		13,384		960
Other assets		3,557		2,288		4,426		317
Total assets	Ps.	595,599	Ps.	661,614	Ps.	744,204	U.S.$	53,357

		As of January 1,		As of December 31,
Liabilities		2010		2010		2011		2011
	(Millions of pesos)						(Millions of U.S. dollars)(1)
Financial liabilities held for trading	Ps.	101,487	Ps.	116,535	Ps.	125,291	U.S.$	8,983
Other financial liabilities at fair value through profit or loss		120,236		112,239		118,269		8,480
Financial liabilities at amortized cost		277,731		326,448		391,773		28,089
Hedging derivatives		70		28		2,501		179
Liabilities associated with non-current assets held for sale		—		5,368		—		—
Liabilities under insurance contracts		3,449		—		—		—
Provisions (2)		8,921		8,680		6,151		441
Tax liabilities		70		118		866		62
Other liabilities		5,240		6,557		7,866		563
Total liabilities	Ps.	517,204	Ps.	575,973	Ps.	652,717	U.S.$	46,797

Shareholders’ equity
Share capital	Ps.	25,658	Ps.	25,658	Ps.	25,658	U.S.$	1,840
Share premium		11,415		11,415		11,415		818
Accumulated reserves		40,425		34,025		35,261		2,528
Profit for the year attributable to the Parent		—		12,586		17,770		1,274
Valuation adjustments		888		1,947		1,372		99
Non-controlling interests		9		10		11		1
Total equity		78,395		85,641		91,487		6,560
Total liabilities and equity	Ps.	595,599	Ps.	661,614	Ps.	744,204	U.S.$	53,357

(1)
Results for the year ended December 31, 2011 have been translated into U.S. dollars, for convenience purposes only, using the Mexican Central Bank Exchange Rate of Ps.13.9476 per U.S.$1.00 as calculated on December 30, 2011 and reported by the Mexican Central Bank in the Official Gazette of the Federation on January 2, 2012.

(2)
Includes provisions for pensions and similar obligations, for taxes and other legal contingencies and for contingent liabilities and commitments.  See “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

SELECTED RATIOS AND OTHER DATA

	As of and for the year ended December 31,
	2010	2011
Profitability and performance	(Millions of pesos or percentages, except per share, branch and employee data)
Net interest margin(1)	6.09%	5.08%
Total margin(2)	9.05%	6.92%
Return on average total assets (ROAA)(3)	2.36%	2.66%
Return on average shareholders’ equity (ROAE)(4)	15.72%	21.93%
Efficiency ratio(5)	38.21%	42.91%
Net fee and commission income as a percentage of operating expenses(6)	62.91%	61.95%
Yield on average earning assets	9.01%	8.18%
Average cost of interest-bearing liabilities	3.65%	3.71%
Net interest spread	5.36%	4.47%
Common stock dividend payout ratio(7)	50.85%	63.86%
Average interest-earning assets	453,685	569,502
Average interest-bearing liabilities	356,059	483,925

	As of and for the year ended December 31,
	2010	2011
	(Millions of pesos or percentages, except per share, branch and employee data)
Capital adequacy
Net tangible book value	83,762	88,025
Net tangible book value per share	12.34	12.97
Average shareholders’ equity as a percentage of average total assets	14.99%	12.15%
Common equity to tangible assets	6.76%	6.61%
Total capital (8)	73,144	69,792
Tier 1 capital(8)	71,674	68,703
Tier 1 capital to risk-weighted assets(8)	14.53%	15.31%
Total capital to risk-weighted assets(8)(9)	15.56%	14.82%
Asset quality
Non-performing loans as a percentage of total loans(10)	2.11%	1.98%
Non-performing loans as a percentage of computable credit risk(10)(11)	1.93%	1.83%
Net loan charge-offs as a percentage of computable credit risk(11)	4.01%	1.98%
Impairment losses on financial assets as a percentage of average total loans	3.58%	2.49%
Impairment losses as a percentage of non-performing loans(10)	151.04%	113.55%
Impairment losses as a percentage of net loan charge-offs	72.60%	104.76%
Impairment losses as a percentage of total loans	3.19%	2.25%
Liquidity
Liquid assets as a percentage of deposits(12)	79.69%	78.96%
Loans, net of allowances as a percentage of deposits	84.24%	99.97%
Total loans, net as a percentage of total funding	78.76%	93.14%
Deposits as a percentage of total funding	90.51%	91.07%
Operations
Branches	1,073	1,097
Employees (full-time equivalent)	11,828	12,395

(1)
Net interest margin is defined as net interest income (including income from equity investments) divided by average interest-earning assets, which are loans, receivables, debt instruments and other financial assets which yield interest or similar income.

(2)	Total margin is defined as net interest income (including income from equity investments) plus fee and commission (net) income over average interest-earning assets.

(3)	Calculated based upon the average daily balance of total assets.

(4)	Calculated based upon the average daily balance of shareholders’ equity.

(5)	Efficiency ratio is defined as administrative expenses plus depreciation and amortization, divided by total income.

(6)	Net fee and commission income divided by administrative expenses plus depreciation and amortization.

(7)	Dividends declared per share divided by net income per share.

(8)	Calculated in accordance with Mexican Banking GAAP.

(9)	Tier 1 plus Tier 2 capital divided by total risk-weighted assets, calculated according to the Mexican Capitalization Requirements.

(10)
Non-performing loans include (i) all credits past due by more than (x) 30 days, in the case of single-payment loans, (y) 60 days, in the case of revolving loans (including consumer loans and credit cards), and (z) 90 days, in the case of periodic -payment loans (including non-revolving consumer loans, mortgages and commercial loans), and (ii) other doubtful credits. Other doubtful credits include (i) if greater than 25% of a customer’s loans are considered non-performing, the rest of such customer’s loans and (ii) loans to borrowers in doubtful financial situations such as bankruptcy.

(11)	Computable credit risk is the sum of the face amounts of loans and leases (including non-performing assets), guarantees and documentary credits.

(12)	Liquid assets include cash, due from banks and government securities recorded at market prices.

CONSOLIDATED INCOME STATEMENT DATA IN ACCORDANCE WITH MEXICAN BANKING GAAP

	For the year ended December 31,
	2007		2008		2009		2010		2011
	(Millions of pesos)
Interest income	Ps.	54,107	Ps.	59,274	Ps.	45,599	Ps.	39,200	Ps.	46,680
Interest expense		(26,194)		(28,615)		(18,347)		(12,911)		(17,874)
Monetary loss, net(1)		(1,841)		—		—		—
Financial margin		26,072		30,659		27,252		26,289		28,806
Allowance for loan losses		(7,662)		(15,832)		(15,320)		(8,425)		(6,556)
Financial margin after allowance for loan losses		18,410		14,827		11,932		17,864		22,250
Commission and fee income		12,771		12,880		11,046		11,376		12,524
Commission and fee expense		(3,890)		(3,217)		(2,539)		(1,964)		(2,292)
Net gain/(loss) on financial assets and liabilities		(3,162)		(438)		7,325		4,201		888
Other operating income/(loss)		511		(68)		554		17		1,067
Administrative and promotional expenses		(14,928)		(16,417)		(15,759)		(16,075)		(18,111)
Total operating income		9,712		7,567		12,559		15,419		16,326
Equity in results of subsidiaries and associated companies		42		43		95		31		70
Income from continuing operations before income taxes		9,754		7,610		12,654		15,450		16,396
Current income taxes		(4,158)		(1,923)		(4,759)		(2,087)		(4,269)
Deferred income taxes		2,483		2,397		3,418		(346)		1,734
Income from continuing operations		8,079		8,084		11,313		13,017		13,861
Discontinued operations		3,492		443		513		834		4,822
Consolidated net income		11,571		8,527		11,826		13,851		18,683
Non-controlling interest		(1)		(1)		(1)		(1)		(1)
Net income	Ps.	11,570	Ps.	8,526	Ps.	11,825	Ps.	13,850	Ps.	18,682

(1)	Beginning on January 1, 2008, we were no longer required by Mexican Banking GAAP to recognize the effects of inflation in our consolidated statement of income.

CONSOLIDATED BALANCE SHEET DATA IN ACCORDANCE WITH MEXICAN BANKING GAAP

	As of December 31,
	2007		2008		2009		2010		2011
	(Millions of pesos)
Assets
Cash and due from banks	Ps.	63,718	Ps.	134,366	Ps.	78,144	Ps.	102,141	Ps.	84,862
Margin accounts		4,994		7,398		3,025		7,812		7,910
Investment in securities		212,925		188,322		182,656		205,962		222,641
Sale and repurchase agreements		15,162		—		11,380		10,256		3,478
Derivative financial instruments		31,923		77,189		78,528		97,814		85,978
Valuation adjustment for hedged financial assets		89		12		19		8		122
Total loans		218,482		229,661		207,737		227,556		313,673
Allowance for loan losses		(5,735)		(9,926)		(11,368)		(10,254)		(11,191)
Other receivables (net)		24,588		19,096		16,319		19,816		13,648
Foreclosed assets (net)		153		171		180		163		253
Property, furniture and fixtures (net)		5,723		5,953		5,672		5,470		5,592
Long-term investment in shares		531		450		482		203		234
Deferred taxes (net)		—		1,887		5,801		5,042		8,063
Other assets (net)		1,769		2,072		2,267		2,380		3,912
Discontinued operations		2,903		4,760		(6,828)		7,448		—
Total assets	Ps.	577,225	Ps.	661,411	Ps.	587,670	Ps.	681,817	Ps.	739,175

	As of December 31,
		2007		2008		2009		2010		2011
Liabilities
Deposits	Ps.	247,438	Ps.	302,718	Ps.	243,800	Ps.	276,849	Ps.	309,194
Local bank bonds outstanding		-		1,182		1,305		6,237		21,676
Interbank loans and loans from other entities		4,740		21,655		9,745		18,863		19,554
Creditors under sale and repurchase agreements		173,410		130,718		128,582		113,039		120,590
Collateral sold or pledged as guarantee		9,590		4,670		9,479		21,299		15,478
Derivative financial instruments		29,755		83,452		76,022		91,140		90,649
Subordinated debentures outstanding		3,310		4,183		3,933		—		—
Other liabilities		41,732		37,689		34,328		64,849		72,493
Deferred taxes		658		—		—		—		—
Deferred credits and anticipated collection		399		617		1,167		1,238		1,062
Discontinued operations		2,013		3,393		(5,336)		5,878		—
Total liabilities	Ps.	513,045	Ps.	590,277	Ps.	513,697	Ps.	599,392	Ps.	650,696
Shareholders’ equity	Ps.	64,180	Ps.	71,134	Ps.	73,973	Ps.	82,425	Ps.	88,479

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

This section contains forward-looking statements that involve risks and uncertainties.  Our actual results may differ materially from those discussed in the forward-looking statements as a result of various factors, including, without limitation, those set forth in “Special Note Regarding Forward-Looking Statements” and “Risk Factors” and the matters set forth in this prospectus generally.

The following discussion is based on, and should be read in conjunction with, our audited financial statements and related notes contained elsewhere in this prospectus, as well as “Summary Financial and Operating Data,” “Selected Financial and Operating Data” and the other financial information appearing elsewhere in this prospectus. Our financial statements as of and for the years ended December 31, 2010 and 2011 have been prepared in accordance with IFRS.

Overview

We are the second largest financial services holding company in Mexico based on net income and the fourth largest financial services holding company in Mexico based on total assets, deposits and loans as of December 31, 2011, each according to the CNBV.  Through our bank and other subsidiaries, we provide a wide range of financial and related services, principally in Mexico, including retail and commercial banking, securities underwriting and brokerage and custody services, and asset management.  Our principal subsidiaries are Banco Santander Mexico, our commercial bank subsidiary, Casa de Bolsa Santander, our brokerage subsidiary and Gestión Santander, our asset management subsidiary.  As of December 31, 2011, we had total assets of Ps.744.2 billion (U.S.$53.4 billion) and shareholders’ equity of Ps.91.5 billion (U.S.$6.6 billion), and for the year ended December 31, 2011, we had net income of Ps.17.7 billion (U.S.$1.3 billion), which represented a ROAE of 21.9% for that period.  Our most significant subsidiary is Banco Santander Mexico, which as of December 31, 2011 accounted for 99.9% of our total assets and 103.6% of our shareholders’ equity, and for the year ended December 31, 2011 accounted for 73.4% of our net income.  As of December 31, 2011, Banco Santander Mexico had total loans net of allowances outstanding of Ps.302.5 billion (U.S.$21.7 billion), total deposits of Ps.315.6 billion (U.S.$22.6 billion) and 1,097 branches located throughout Mexico.

We offer a differentiated financial services platform in Mexico focused on the client segments that we believe are most profitable, such as high- and mid-income individuals and SMEs, while also providing integrated financial services to individuals of other social classes, as well as to medium and large companies in Mexico.  We began to implement our client segmentation strategy in 2008 through the development of our information technology systems, product offerings, distribution channels and internal practices.

Principal Factors Affecting Our Financial Condition and Results of Operations

All of our operations are located in Mexico.  Consequently, our results of operations and our financial condition are strongly affected by the general economic environment and political conditions existing in Mexico.

Economic Environment

During 2009, the world economy experienced its sharpest decline in decades. Given its important commercial ties with the economy of the United States, Mexico suffered the sharpest decline in its GDP since 1932, with an annual GDP growth rate of (6.2)%. The deep deterioration of external demand in 2009 caused a drastic decline in Mexican exports linked to key sectors such as the automotive and electrical equipment industries. The Mexican financial system was affected by considerable volatility of the economy in general. In addition, during the second quarter of 2009, the A/H1N1 influenza outbreak temporarily affected economic activity in several sectors, especially those related to tourism and leisure. The economic slowdown as well as the decline in global food and energy prices, caused inflation pressures to ease.

In 2010, economic activity recovered from the lows observed in 2009, mainly driven by a sharp rebound in external demand. GDP growth was 5.5% in 2010, with broad recoveries in all sectors, particularly in the manufacturing and services sectors. Manufacturing increased 10.0%, while the electricity and water sectors grew

10.3% in real annual terms in the same period. Headline inflation reached 4.4% for the year, slightly above the Mexican Central Bank’s long-term objective of 3.0%. The consequences of the worldwide financial crisis that began in 2008 continued to affect our operating performance during the first half of 2010. Specifically, write-offs related to our credit card business were made during this period, while low interest rates had an adverse impact on our financial margins. However, as the Mexican economy strengthened in the second half of 2010, business conditions improved in Mexico.

In 2011, the Mexican economy continued to grow. Mexico’s GDP grew 3.9%, with strong growth rates in the industrial and services sectors. Manufacturing increased 5.2% in 2011 compared to 2010, while construction increased by 4.9% during 2011. At the same time, headline inflation decreased slightly to 3.8% for the year compared to 4.4% in 2010. In April 2011, the peso strengthened to levels not reached since October 2008. However, global uncertainty increased volatility in the foreign exchange market. For more detailed information on the Mexican economy, see “Business – Market Opportunity – Stable economy with high potential.”

Trends Affecting our Financial Condition and Results of Operations

The Mexican financial services sector is likely to remain competitive with a large number of financial services providers and alternative distribution channels. Additionally, further consolidation in the sector (through mergers, acquisitions or alliances) is likely to occur as other major banks look to increase their market share, combine with complementary businesses or strengthen their balance sheets. In addition, regulatory changes will take place in the future that we expect will increase the overall level of regulation in the sector.

The following are the most important trends, uncertainties and events that are reasonably likely to have a material adverse effect on us or that would cause the disclosed financial information not to be indicative of our future operating results or our financial condition:

•
uncertainties relating to economic growth expectations and interest rate cycles in Mexico and continued instability and volatility in the financial markets, and the impact they may have over the yield curve and exchange rates;

•	the resulting effect of the global economic slowdown on Europe and the United States and fluctuations in local interest and exchange rates;

•	changes in the credit quality of our loan portfolio as a result of inorganic or organic growth;

•	increases in our cost of funding could adversely affect our net interest margin as a consequence of timing differences in the repricing of our assets and liabilities;

•	increased competition may lead to tightening of our margins;

•	inflationary pressures that may lead to increases in interest rates and decreases in growth;

•	acquisitions or restructurings of businesses that do not perform in accordance with our expectations or that subject us to previously unknown risks; and

•	increased regulation, government intervention and new laws prompted by the global financial crisis which could change our industry and require us to modify our businesses or operations.

Effects of Changes in Interest Rates

During 2009, the performance of financial markets in Mexico was affected by global factors and benefitted from the rally in risky assets that began in March. However, Mexico’s close ties with the economy of the United States, along with uncertainties on the fiscal front, caused a negative differentiation of Mexican financial variables, particularly the peso, which appreciated to a significantly lesser extent against the U.S. dollar relative to most other currencies. In the face of the sharpest economic recession since 1995, the Mexican Central Bank reduced interest rates to 4.5%, taking real rates to a negative level for the first time in an easing monetary policy cycle. The 28-day Cetes rate ranged between 4.5% and 7.9%, with an average rate of 5.4% for the year.

In 2010, economic activity recovered after the crisis of the previous two years and central banks around the world contributed to the economic recovery with monetary policies that kept interest rates close to zero. Given the fragility of the economic recovery and the situation in the labor markets coming from sharp increases in the prices of commodities, central banks maintained the monetary stimulus in 2010, regardless of inflationary pressures. In this context, the Mexican Central Bank left the interest rate unchanged at 4.5%, a level set in July 2009. The 28-day Cetes rate started at 4.5% and by the end of 2010 was at 4.5%, with an average of 4.4% during the year.

In 2011, the Mexican economy continued to recover without experiencing a significant increase in inflation. In this context, monetary authorities in Mexico have not changed the interest rate, which has been 4.5% since July 2009. Short-term interest rates, as measured by the 28-day Cetes rate, began 2011 at a level of 4.16% and have remained relatively stable, closing at 4.31% at the end of 2011.

Critical Accounting Policies

The following is a description of certain key accounting policies on which our financial condition and results of operations are dependent.  The key accounting policies generally involve complex quantitative analyses or are based on subjective judgments or assumptions. Management bases its estimates and judgments on historical experience and on various other factors that are believed to be reasonable under current circumstances. Actual results may differ from these estimates if assumptions and conditions change. For a full description of our accounting policies, see notes 1.c. and 2 to our audited financial statements included elsewhere in this prospectus.

Fair value measurements

The fair value of a financial instrument is the value at which it could be bought or sold in a current transaction between knowledgeable, willing parties on an arm’s-length basis. If a quoted price in an active market is available for an instrument, the fair value is calculated based on that price.

If there is no market price available for a financial instrument, its fair value is estimated on the basis of the price established in recent transactions involving the same or similar instruments and, in the absence thereof, on the basis of valuation techniques that are commonly used by the financial markets as explained in note 2.d. to our audited financial statements included elsewhere in this prospectus.

As such, in reaching estimates of fair value, management judgment needs to be exercised. The level of management judgment required in establishing fair value of financial instruments for which there is a quoted price in an active market is minimal. Similarly there is little subjectivity or judgment required for instruments valued using valuation models that are standard across the industry and where all parameter inputs are quoted in active markets.

The level of subjectivity and degree of management judgment required is more significant for those instruments valued using specialized and sophisticated models and those where some or all of the parameter inputs are not observable. Management judgment is required in the selection and application of appropriate parameters and modeling techniques.

Our financial assets and liabilities carried at fair value are based on, or derived from, observable prices or inputs. The availability of observable prices or inputs varies by product and market, and may change over time. For certain instruments, the fair value is determined using valuation techniques appropriate for the particular instrument. The application of valuation techniques to determine fair value involves estimation and management judgment, the extent of which will vary with the degree of complexity and liquidity in the market. Valuation techniques include industry standard models. For more complex products, the valuation models include more complex modeling techniques and parameters, such as volatility, correlation, default rates and loss severity. Management judgment is required in the selection and application of the appropriate parameters and modeling techniques. Because the objective of using a valuation technique is to establish the price at which market participants would currently transact, the valuation techniques incorporate all factors that we believe market participants would consider in setting a transaction price.

Valuation adjustments are an integral part of the fair value process that requires the exercise of judgment. In making appropriate valuation adjustments, we follow methodologies that consider factors such as bid-ask spread valuation adjustments, liquidity, and credit risk (both counterparty credit risk in relation to financial assets and our own credit risk in relation to financial liabilities which are at fair value through profit or loss).

Under IFRS, the financial assets and liabilities carried at fair value are required to be disclosed according to the valuation method used to determine their fair value. Specifically, segmentation is required between those valued using quoted market prices in an active market (level 1), valuation techniques based on observable parameters (level 2) and valuation techniques using significant unobservable parameters (level 3). This disclosure is provided in note 2.d.iii. to our audited financial statements included elsewhere in this prospectus.

For financial instruments measured at amortized cost (which includes loans, deposits and short and long term debt issued) we disclose the fair value. This disclosure is provided in note 47.c. to our audited financial statements included elsewhere in this prospectus. Generally there is no trading activity in these instruments and therefore the fair value determination requires significant management judgment.

Impairment of financial assets, deferred tax assets

As further described in note 2.w. to our audited financial statements included elsewhere in this prospectus, deferred tax assets are only recognized for temporary differences to the extent that it is considered probable that the entities will have sufficient future taxable profits against which the deferred tax assets can be utilized. Other deferred tax assets (tax loss and tax credit carryforwards) are only recognized if it is considered probable that the entities will have sufficient future taxable profits against which they can be utilized.

In determining the amount of deferred tax assets, we use current expectations and estimates on projections of future events and trends which may affect our audited financial statements, including a review of the eligible carryforward periods, available tax planning opportunities and other relevant considerations.

We believe that the accounting estimate related to the deferred tax assets is a critical accounting estimate because it requires significant management judgments and the underlying assumptions used in the estimate can change from period to period (for example, due to tax law changes or variances in our future projected operating performance).

Impairment of other financial assets

Our financial assets classified as available-for-sale are evaluated for impairment at each reporting date. For investments in debt and equity instruments classified as available-for-sale, evidence of impairment would include, among other things, significant or prolonged decline in fair value, specific conditions in an industry or geographical area or specific information regarding the financial condition of the company to which the investment relates. Because the estimate for impairment could change from period to period based upon future events that may or may not occur, we consider this to be a critical accounting estimate.

Impairment losses and provisions for off-balance sheet risk

We cover losses inherent in instruments not measured at fair value taking into account the historical loss experience and other circumstances known at the time of assessment. For these purposes, inherent losses are losses incurred at the reporting date, calculated using statistical methods that have not yet been allocated to specific transactions.

We use the concept of incurred loss to quantify the cost of the credit, using statistical models that consider the following three factors: “exposure at default,” “probability of default” and “loss given default,” as further discussed in note 2.g. to our audited financial statements included elsewhere in this prospectus.

The accounting estimates and judgments related to the impairment of losses and provisions for off-balance sheet risk are a critical accounting estimate for us because the underlying assumptions used to assess the impairment can change from period to period and may significantly affect our results of operations, particularly in circumstances of economic and financial uncertainty. Further, the statistical models incorporate numerous estimates and judgments. As such, the actual amount of the future cash flows and their timing may differ from the estimates used by management and consequently may cause actual losses to differ from the reported reserves or provisions.

Goodwill and business combinations

Goodwill and intangible assets include the cost of acquired subsidiaries in excess of the fair value of the tangible net assets recorded in connection with acquisitions as well as acquired intangible assets. Accounting for goodwill and acquired intangible assets requires management’s estimates regarding: (1) the fair value of the acquired intangible assets and the initial amount of goodwill to be recorded, (2) the amortization period (for identified intangible assets other than those with indefinite lives or goodwill) and (3) the recoverability of the carrying value of acquired intangible assets.

To determine the initial amount of goodwill to be recognized on an acquisition, we determine the fair value of the consideration and the fair value of the net assets acquired. We use internal analysis, generally based on discounted cash flow techniques, to determine the fair value of the net assets acquired and non-cash components of the consideration paid. The actual fair value of net assets acquired could differ from the fair value determined, resulting in an under- or over-statement of goodwill.

The useful lives of acquired intangible assets are estimated based on the period over which the assets are expected to contribute directly or indirectly to the future cash flows of the acquired entity.

Provisions and contingent assets and liabilities

We conduct our business in many different legal, regulatory and tax environments, and, accordingly, legal claims, regulatory proceedings or uncertain income tax positions may arise.

The use of estimates is important in determining provisions for potential losses that may arise from litigation, regulatory proceedings and uncertain income tax positions. We estimate and provide for potential losses that may arise out of litigation, regulatory proceedings and uncertain income tax positions to the extent that such losses are probable and can be estimated, in accordance with IAS 37, “Provisions, Contingent Liabilities and Contingent Assets” or IAS 12, “Income Taxes,” respectively. Significant judgment is required in making these estimates and our final liabilities may ultimately be materially different.

Contingencies in respect of legal matters are subject to many uncertainties and the outcome of individual matters cannot be assured. Significant judgment is required in assessing the probability and amount of possible losses related to contingencies. Our actual losses may differ materially from recognized amounts.

Results of Operations for the Year Ended December 31, 2011 Compared to the Year Ended December 31, 2010

The following table presents our consolidated results of operations for the year ended December 31, 2011 as compared to the year ended December 31, 2010.

	For the year ended December 31,
	2010		2011		2011		2010/2011
	(Millions of pesos)				(Millions of U.S. dollars) (1)		% Change
Interest income and similar income	Ps.	39,237	Ps.	46,587	U.S.$	3,340	18.73%
Interest expenses and similar charges		(12,991)		(17,976)		(1,289)	38.37
Net Interest Income		26,246		28,611		2,051	9.01
Income from equity instruments		289		299		21	3.46
Fee and commission income (net)		9,276		10,199		731	9.95
Gains/(losses) on financial assets and liabilities (net)		3,622		279		20	(92.30)
Exchange differences (net)		(14)		30		2	(314.29)
Other operating income		581		536		38	(7.75)
Other operating expenses		(1,413)		(1,590)		(114)	12.53
Total Income		38,587		38,364		2,749	(0.58)

		For the year ended December 31,
		2010		2011		2011	2010/2011
		(Millions of pesos)			(Millions of U.S. dollars) (1)		% Change
Administrative expenses		(13,347)		(15,001)		(1,076)	12.39
Personnel expenses		(6,578)		(7,344)		(527)	11.64
Other general administrative expenses		(6,769)		(7,657)		(549)	13.12
Depreciation and amortization		(1,398)		(1,461)		(105)	4.51
Impairment losses on financial assets (net)		(6,972)		(5,435)		(390)	(22.05)
Loans and receivables(2)		(6,972)		(5,435)		(390)	(22.05)
Impairment losses on other assets (net):		(92)		(100)		(7)	8.70
Other intangible assets		(27)		(30)		(2)	11.11
Non-current assets held for sale		(65)		(70)		(5)	7.69
Provisions (net)(3)		(562)		1,890		136	(436.30)
Gains/(losses) on disposal of assets not classified as non-current assets held for sale		(77)		13		1	(116.88)
Gains/(losses) on disposal of non-current assets held for sale not classified as discontinued operations		17		54		4	217.65
Operating Profit Before Tax		16,156		18,324		1,312	13.42
Income tax		(4,449)		(4,813)		(345)	8.18
Profit from Continuing Operations		11,707		13,511		967	15.41
Profit from Discontinued Operations (net)(4)		880		4,260		305	384.09
Consolidated Profit for the Year	Ps.	12,587	Ps.	17,771	U.S.$	1,272	41.19%
Profit attributable to the Parent		12,586		17,770		1,272	41.19
Profit attributable to non-controlling interests		1		1		0	0.00

(1)
Results for the year ended December 31, 2011 have been translated into U.S. dollars, for convenience purposes only, using the Mexican Central Bank Exchange Rate of Ps.13.9476 per U.S.$1.00 as calculated on December 30, 2011 and reported by the Mexican Central Bank in the Official Gazette of the Federation on January 2, 2012.

(2)	Net provisions to the credit loss allowance less recoveries of loans previously written off.

(3)	Includes provisions for pensions and similar obligations, for taxes and other legal contingencies and for contingent liabilities and commitments.

(4)	Profit from discontinued operations (net) reflects the sale of Seguros Santander, S.A. in 2011. See notes 3.1 and 35 to our audited financial statements.

Summary

Consolidated profit for the year ended December 31, 2011 was Ps.17,771 million, a 41.2% or Ps.5,184 million increase from Ps.12,587 million in 2010.  The increase in 2011 was mainly due to:

•
a 9.0% increase in net interest income due primarily to a Ps.80,426 million increase in average volumes in our mortgage and commercial loan portfolios in 2011 compared to 2010, which resulted in part from our acquisition of the GE Capital mortgage business, offset in part by decreased spreads;

•	a 9.9% increase in income from fees and commissions, due to an increase in the sale of insurance products in addition to increased fees earned from financial advisory services;

•	a 22.1% decrease in impairment losses, driven by improved credit quality in credit cards and commercial loans;

•	a 436.3% decrease in provisions, driven by the release of provisions created in previous years with respect to undrawn credit lines that were above the required amount of provisions; and

•	a 384.1% increase in profit from discontinued operations (net) due to the sale of our insurance business, which generated an after-tax profit of Ps.4,260 million.

These increases were partly offset by lower gains on financial assets and liabilities in 2011, which decreased Ps.3,343 million or 92.3% compared to 2010, primarily due to (i) non-recurrence of gains obtained by the sale of certain assets and liabilities committee, or ALCO, positions in 2010, (ii) reduced gains in 2011 due to unfavorable market conditions, and (iii) higher personnel expenses and other administrative expenses in 2011, which increased Ps.1,654 million or 12.4% compared to 2010, due primarily to headcount increase, increased salaries and higher advertising and technology related expenses.

Net Interest Income

Our interest income consists mainly of interest from lending activities to customers and credit institutions, which generated Ps.32,860 million, or 71%, of our total interest and similar income in 2011, with the balance consisting of interest from debt instruments, cash and cash-balances with the Mexican Central Bank, income from hedging operations and other interest income.

Our interest expense consists mainly of interest paid on customer deposits. Interest expense on customer deposits was Ps.10,308 million, representing 57% of our total interest expense in 2011. Interest expense from time deposits, demand accounts and credit balances under repurchase and resale agreements relating to Mexican government securities with non-financial institution customers amounted to Ps.4,701 million, Ps.1,608 million, and Ps.3,999 million, respectively, in 2011 representing 26.1%, 8.9% and 22.2% of our total interest expense, respectively.  In addition, interest expense on deposits from credit institutions (which includes repurchase and resale agreements with financial institutions) was Ps.3,911 million, representing 21.8% of our total interest expense in 2011. Interest expense increased by Ps.4,985 million or 38.4% in 2011 compared to 2010.

Our net interest income in 2011 was Ps.28,611 million, a 9.0% or Ps.2,365 million increase from Ps.26,246 million in 2010. This increase was mainly due to an increase in average total interest earning assets, caused principally by growth in our lending activities and the acquisition of the GE Capital mortgage business, and was offset in part by reduced spreads on our lending activity.  The decreased spreads occurred in a stable interest rate environment and mainly reflected the lower yields on mortgage loans that were part of the GE Capital mortgage business we acquired and decreased yield on wholesale banking loans due to the acquisition of U.S. dollar-denominated loans to Mexican companies from Santander Group entities.

The following table sets forth the components of our interest income and similar income and interest expense and similar charges in 2010 and 2011.

	For the year ended December 31,
	2010		2011		2010/2011
	(Millions of pesos)				% Change
Interest income and similar income
Cash and balance with the Mexican Central Bank	Ps.	1,477	Ps.	1,449	(1.90%)
Loans and advances to credit institutions		1,024		1,615	57.71
Loans and advances to customers – excluding credit cards		18,077		24,284	34.34
Loans and advances to customers – credit cards		7,340		6,961	(5.16)
Debt instruments		9,512		10,779	13.32
Income from hedging operations		1,556		1,476	(5.14)
Other interest income		251		23	(90.84)
Total	Ps.	39,237	Ps.	46,587	18.73%

	For the year ended December 31,
Interest expense and similar charges		2010		2011	2010/2011
	(Millions of pesos)				% Change
Deposits from credit institutions	Ps.	(2,964)	Ps.	(3,911)	31.95%
Customer deposits – Demand accounts		(1,151)		(1,608)	39.70
Customer deposits – Time deposits		(3,926)		(4,701)	19.74
Customer deposits – Credit balances under repurchase and resale agreements		(3,121)		(3,999)	28.13
Subordinated debentures		(75)		—	(100.00)
Marketable debt securities		(926)		(1,919)	107.24
Other interest expenses		(828)		(1,838)	121.98
Total	Ps.	(12,991)	Ps.	(17,976)	38.37%

Net interest income	Ps.	26,246	Ps.	28,611	9.01%

The following table sets forth the components of our average loans and receivables in 2010 and 2011.

	As of December 31,
	2010		2011		2010/2011
	(Millions of pesos)				% Change
Average loans and receivables
Commercial, financial and industrial	Ps.	137,620	Ps.	193,432	40.56%
Mortgage		31,512		52,738	67.36
Installment loans to individuals		41,861		44,728	6.85
Revolving consumer credit cards loans		26,240		25,719	(1.99)
Non-revolving consumer loans		15,621		19,009	21.69
Total	Ps.	210,993	Ps.	290,898	37.87%

Average total interest earning assets was Ps.569,502 million in 2011, a 30.7% or Ps.133,851 million increase from Ps.435,651 million in 2010. This increase was due to (i) an increase in the average volume of loans and advances to customers excluding credit cards of Ps.80,426 million, or 43.5%, from Ps.184,753 million in 2010 to Ps.265,179 million in 2011, (ii) an increase of Ps.41,473 million, or 26.7%, in the average volume of debt instruments, from Ps.155,136 million in 2010 to Ps.196,609 million in 2011, and (iii) an increase in average balance of loans and advances to credit institutions by Ps.12,238 million, or 32.3%, from Ps.37,897 million in 2010 to Ps.50,135 million in 2011.  These increases were offset in part by a slight decrease in the average volume of credit cards outstanding in 2011 compared to 2010.

Interest income and similar income from interest earning assets increased by Ps.7,350 million, or 18.7%, from Ps.39,237 million in 2010 to Ps.46,587 million in 2011, due primarily to an increase in interest income on loans and advances to customers excluding credit cards. The increase in interest income on loans and advances to customers excluding credit cards was driven primarily by the Ps.80,426 million increase in average volumes in our customer loan portfolio excluding credit cards in 2011 compared to 2010, which was comprised mainly of a Ps.21,225 million increase in the average volume of our mortgage portfolio and a Ps.55,814 million increase in average commercial loans.  The increase in average volume of our mortgage portfolio was mainly due to our acquisition of the GE Capital mortgage business in April 2011, in addition to organic growth.

Average interest rates on interest earning assets decreased by 83 basis points, from 9.01% in 2010 to 8.18% in 2011, which was mainly due to a 63 basis point decrease in the average interest rate on the customer loan portfolio excluding credit cards from 9.78% in 2010 to 9.16% in 2011, a 90 basis point decrease in the average interest rate over the credit card portfolio, from 27.97% in 2010 to 27.07% in 2011, and a 65 basis point decrease in the average interest rate on debt instruments from 6.13% in 2010 to 5.48% in 2011. These decreases were offset in part by a 52 basis point increase in average interest rates on loans and advances to credit institutions, from 2.70% in 2010 to 3.22% in 2011.

The decrease in the yield earned on our customer loan portfolio excluding credit cards was mainly due to a decrease of 79 basis points in the average interest earned over our mortgage portfolio, from 11.86% in 2010 to 11.07% in 2011. The decrease in the average interest earned on our mortgage portfolio principally resulted from our acquisition of the GE Capital mortgage business, which generally had average interest rates lower than the mortgage portfolio we had originated organically.  In addition, increased volumes of new mortgage products that have a lower interest rate than loans in our mortgage portfolio originated before 2011, such as Hipoteca Light and Hipoteca10X1000, also contributed to the decrease in average interest earned on our mortgage portfolio.

Average volume of commercial loans grew by Ps.55,814 million, from Ps.137,620 million in 2010 to Ps.193,432 million in 2011. This increase was comprised of an increase of (i) Ps.25,938 million in average volume of loans to Global Wholesale Banking segment clients, (ii) Ps.7,641 million in average volume of loans to middle-market companies, (iii) Ps.4,265 million in average volume of loans to SMEs and (iv) Ps.4,577 million in average volume of loans to institutions (including state and municipal loans and loans to universities). Average Global Wholesale Banking segment loans increased in part due to our acquisition of loans granted to Mexican companies by other Santander Group entities of approximately Ps.12,993 million.  The increase in average volume of loans to middle-market companies was due to improved lending execution processes where lending opportunities are identified and closely pursued. Similarly, the increase in SME average loan volumes resulted from more streamlined approval processes and tailored product offerings. The average volume of loans to institutions grew due to increased lending to state governments in Mexico. The average Global Wholesale Banking segment loan yield decreased by 22 basis points, from 6.15% in 2010 to 5.93% in 2011, due to the lower interest rates charged on the loans acquired from other Santander Group entities, as these loans are denominated in U.S. dollars. The average interest rate earned from loans to middle-market companies decreased by 34 basis points, from 7.29% in 2010 to 6.94% in 2011, mainly due to the increase in volume of secured loans in 2011 compared to 2010. The average interest rate earned from loans to SMEs decreased by 41 basis points, from 15.67% in 2010 to 15.26% in 2011, as a result of an increased volume of loans to SMEs that are guaranteed in part by Nacional Financiera, a Mexican development bank. The average interest rate earned from loans to institutions decreased by 17 basis points, from 6.68% in 2010 to 6.51% in 2011. These loans are collateralized by participaciones federales, representing the portion of federal taxes to which states and municipalities are entitled and that is pledged as security for the loans granted, which in turn leads to loans with lower risk that are charged lower interest rates.

Interest income earned on our trading portfolio increased by Ps.629 million, from Ps.111 million in 2010 to Ps.739 million in 2011, due to an increase of Ps.13,227 million in the average balance of our trading portfolio, from Ps.2,873 million in 2010 to Ps.16,100 million in 2011, as well as an increase in the average interest rate earned on the portfolio of 74 basis points, from 3.85% in 2010 to 4.59% in 2011. The increase in the average balance of this portfolio was due to increased investment activity of our Global Wholesale Banking segment clients in repurchase and resale agreements.

Interest income earned from debt instruments increased Ps.1,267 million, from Ps.9,512 million in 2010 to Ps.10,779 million in 2011, or 13.3%, due to an increase of Ps.41,473 million in the average balance of the portfolio, from Ps.155,136 million in 2010 to Ps.196,609 million in 2011. The increase in interest income from debt instruments was mainly due to a Ps.65,086 million increase in the average volume of debt instruments administered by our Global Wholesale Banking segment, offset by (i) a 67 basis point decrease from 6.40% in 2010 to 5.73% in 2011 in the average interest rate over debt instruments administered by our Global Wholesale Banking segment, (ii) a Ps.23,613 million decrease in average balance of debt instruments administered by ALCO and (iii) a 107 basis point decrease from 5.84% in 2010 to 4.77% in 2011 in the average interest rate earned from debt instruments administered by ALCO. The increase in volume of debt instruments administered by the Global Wholesale Banking segment is due to increased repurchase and resale activity, which in turn was the result of our increased trading activity in the market, both in our exchange and interest rates’ desk and in proprietary trading. The decrease in the average balance of debt instruments administered by ALCO was due to the sale of certain bond positions that took place in 2010, and to debt instruments that matured in 2011 and were not replaced.

The positive effect of the increase in our average interest earning assets was partially offset by the above-described decrease in the average yield of these assets and an increase in the average cost and average balance of our interest bearing liabilities in 2011 compared to 2010. The combined effect of a decrease of 83 basis points in the average yield on our interest earning assets together with an increase of 7 basis points in the cost of our interest bearing liabilities resulted in a decrease in the net interest spread of 89 basis points.  However, net interest income increased by Ps.2,365 million, due mainly to an increase in the average volume of interest earning assets of Ps.133,851 million with an average interest rate of 8.18%, whereas interest bearing liabilities increased by Ps.127,866 million with an average cost of 3.71%. The increase in interest expense over average interest bearing liabilities of Ps.4,985 million is due to the increase in volume of deposits with credit institutions, demand accounts and time deposits, debt securities and repurchase and resale agreements, in addition to our increased debt issuances in 2011 for funding purposes. We also paid higher interest rates on time and demand accounts in 2011 compared to 2010.

Average total interest bearing liabilities in 2011 were Ps.483,925 million, a 35.9% or Ps.127,866 million increase from Ps.356,059 million in 2010.  Interest expense increased by Ps.4,985 million, or 38.4%, from Ps.12,991 million in 2010 to Ps.17,976 million in 2011. The principal drivers of this increase were an increase of Ps.947 million in interest expense over deposits from credit institutions, from Ps.2,964 million in 2010 to Ps.3,911 million in 2011, due to an increase of Ps.25,570 million in the average balance of deposits from credit institutions, from Ps.71,186 million in 2010 to Ps.96,756 million in 2011, partially offset by a decrease of 12 basis points in the average interest rate paid on those deposits, from 4.16% in 2010 to 4.04% in 2011.  In addition, other interest expense over other liabilities increased by Ps.1,010 million, from Ps.828 million in 2010 to Ps.1,838 million in 2011, due to an increase in the average balance of other interest expense of Ps.30,309 million, from Ps.19,543 million in 2010 to Ps.49,852 million in 2011, partially offset by a 55 basis point decrease in the average interest rate paid, from 4.24% in 2010 to 3.69% in 2011. The increase in other interest expense was mainly in our Global Wholesale Banking segment and it is related to increased securities lending activity. Interest expense related to credit balances under repurchase and resale agreements increased by Ps.878 million, from Ps.3,121 million in 2010 to Ps.3,999 million in 2011, due to an increase in the average balance of Ps.25,583 million, from Ps.64,198 million in 2010 to Ps.89,781 million in 2011, partially offset by a decrease in the average interest rate of 41 basis points, from 4.86% in 2010 to 4.45% in 2011. These changes are due to an increase in money market operations.

Net Fee and Commission Income

Our net fee income consists mainly of commissions charged to customers for credit and debit cards purchases, sales of insurance, investment fund management fees, fees from collection and payment services and fees from financial advisory services, which include mortgage origination fees we charge to clients.

Net fee and commission income in 2011 was Ps.10,199 million, a 9.9% or Ps.923 million increase from Ps.9,276 million in 2010.  The following table presents a breakdown, by product, of our fee and commission income and expenses in 2010 and 2011.

	For the year ended December 31,
	2010		2011		2010/2011
	(Millions of pesos)				% Change
Fee and commission income
Service charges on deposits accounts	Ps.	591	Ps.	590	(0.17)%
Credit and debit cards		3,259		3,095	(5.03)
Insurance		1,586		2,312	45.78
Collection and payment services		1,157		1,256	8.56
Investment fund management		1,953		1,955	0.10
Foreign exchange		456		490	7.46
Checks and others		408		383	(6.13)
Capital markets and securities activities		432		251	(41.90)
Administration and custody		259		297	14.67
Financial advisory services		828		1,048	26.57
Other fees and commissions		228		639	180.26
Total	Ps.	11,157	Ps.	12,316	10.39%

		For the year ended December 31,
		2010		2011	2010/2011
Fee and commission expense		(Millions of pesos)			% Change
Credit and debit cards	Ps.	(958)	Ps.	(1,003)	4.70%
Fund management		(148)		(176)	18.92
Checks and others		(44)		(43)	(2.27)
Capital markets and securities activities		(146)		(159)	8.90
Collections and transactional services		(127)		(132)	3.94
Other fees and commissions		(367)		(378)	3.00
Financial advisory services		(91)		(226)	148.35
Total	Ps.	(1,881)	Ps.	(2,117)	12.55%
Fee and commission income, net	Ps.	9,276	Ps.	10,199	9.95%

Fee and commission income was Ps.12,316 million in 2011, a 10.4%, or Ps.1,159 million increase from Ps.11,157 million in 2010, mainly due to an increase in fees and commissions earned from the sale of insurance products of Ps.726 million, or 45.8%, an increase in fees earned from financial advisory services of Ps.220 million, or 26.6%, and an increase in other fees and commissions of Ps.411 million, or 180.3%, which include commitment fees for undrawn credit lines, commission charges over cash custody and transfer services, commissions charged on securities trading, and administrative fees and life and property insurance commissions charged to Santander Hipotecario clients related to the mortgages from the GE Capital mortgage business.  The increase in fee and commission income was  partially offset by a decrease in fees and commissions earned from capital markets and securities activities of Ps.181 million, or 41.9%, from 2010 to 2011.

Fees generated from credit and debit cards decreased Ps.164 million, or 5.0%, from Ps.3,259 million in 2010 to Ps.3,095 million in 2011.  The reduction in net fees in 2011 was due to additional origination costs and regulatory limits on fees charged to clients, in addition to the charging of annual fees three months after the issuance of a card rather than at the time of issuance, affecting the timing of when we received the fees.  While the total number of credit and debit cards outstanding at year end increased by 1,264,003, or 14.6%, to 9,926,168 in 2011 compared to 8,662,165 in 2010, the average increase in outstanding balances in 2011 compared to 2010 was essentially flat. The increase in insurance fees and commissions was due to an increase of 19% in insurance policies sold, together with a 77% increase in insurance premiums charged. These increases were mainly due to our strategy to sell insurance products together with certain products such as consumer loans, mortgages, and SME loans, in addition to increased sales through alternative channels such as ATMs and contact centers. The increase in fees earned from financial advisory services was due to a 20.6% increase in commissions charged for financial advisory services to retail banking clients.  The increase of Ps.411 million in other fees and commissions was comprised mainly of fee increases of Ps.224 million in retail banking and Ps.160 million in global wholesale banking, which were due mainly to the increase in commitment fees over credit lines and commissions charged on securities trading, together with those related to the operation of Santander Hipotecario.

Fee and commission expenses in 2011 were Ps.2,117 million, a 12.6% or Ps.236 million increase from Ps.1,881 million in 2010. This increase was mainly due to an increase of Ps.135 million, or 148.4%, in fees generated from rendering financial advisory services, from Ps.91 million in 2010 to Ps.226 million in 2011, due to commissions paid to other financial institutions that participate in debt and equity capital markets transactions where we acted as lead arranger or global coordinator.

Gains (Losses) on Financial Assets and Liabilities (Net)

Our gains (losses) on financial assets and liabilities consist mainly of gains and losses on financial instruments, and in particular derivatives.

Gains on financial assets and liabilities (net) in 2011 were Ps.279 million, a decrease of Ps.3,343 million from a gain of Ps.3,622 million in 2010, mainly due to the activities of our Global Wholesale Banking segment, where we had a loss of Ps.394 million in 2011, when in 2010 we had gains of Ps.2,356 million. This decrease in gains on financial assets and liabilities (net) was due to the following:

•
Gains on interest rate products decreased Ps.2,237 million, from a gain of Ps.1,134 million in 2010 to a loss of Ps.1,183 million in 2010, mainly due to losses of Ps.2,675 million from interest rate derivatives, partially offset by an increase in gains of Ps.436 million on debt instruments.

•
Gains on equity securities decreased by Ps.480 million, from a gain of Ps.1,312 million in 2010 to a gain of Ps.832 million in 2011. Gains from equity derivatives increased by Ps.4,534 million, from a loss of Ps.1,775 million in 2010 to a gain of Ps.2,759 million in 2011. This was partially offset by a decrease in gains on equity positions of Ps.5,014 million, from a gain of Ps.3,087 million in 2010 to a loss of Ps.1,827 million in 2011.

•
Gains on exchange rate products decreased by Ps.461 million, from Ps.1,207 million in 2010 to Ps.746 million in 2011. Gain from foreign exchange derivatives decreased by Ps.652 million, from a gain of Ps.300 million in 2010 to a loss of Ps.352 million 2011, partially offset by an increase of Ps.191 million in foreign exchange positions, from Ps.907 million in 2010 to Ps.1,098 million in 2011.

Our losses resulting from interest rate derivatives were due to short positions with the MexDer entered into in previous years. The related losses are due to the decrease in interest rates since then, as the TIIE rate that we receive is lower than the fixed rate that was established in the relevant trades.  In addition, our proprietary trading activities generated losses of Ps.739 million in 2011, compared to gains of Ps.512 million in 2010 resulting from unfavorable market conditions.

Gains on financial assets in 2010 also included gains of Ps.206 million and Ps.161 million from the sale of Mastercard and Visa shares in our portfolio.  We also had gains of Ps.869 million in 2010 related to the sale of certain ALCO positions on Mexican bonds, materializing valuation gains into realized gains.

Exchange Differences (Net)

Our income from exchange differences arises from the effect that fluctuations in the value of the peso against other currencies have on our net foreign currency positions, which are mainly in U.S. dollars.  Exchange differences (net) was Ps.30 million in 2011, a Ps.44 million increase from a loss of Ps.14 million in 2010.  This was due to a slight depreciation of the Mexican peso against the U.S. dollar, mainly due to market conditions that prevailed at the end of 2010.

Other Operating Income (Net)

Other operating income (net) decreased by Ps.222 million, or 26.7% from a loss of Ps.832 million in 2010 to a loss of Ps.1,054 million in 2011.

Other operating income decreased by Ps.45 million, or 7.8%, from Ps.581 million in 2010 to Ps.536 million in 2011, mainly due to a decrease of Ps.29 million in income from the cancellation of operative liabilities resulting from unclaimed payment orders and cashier checks, together with the realization of an income tax asset of Ps.23 million in 2010. Other operating income also includes fees charged over credit facilities and other income from administrative services.

Other operating expenses increased Ps.177 million, or 12.5%, from Ps.1,413 million in 2010 to Ps.1,590 million in 2011, mainly due to the increase of Ps.245 million in IPAB contributions, from Ps.984 million to Ps.1,229 million, due to the increase in our deposits. This increase was partially offset by a decrease of by Ps.26 million in charges due to fraud, and a reduction in reserves over other accounts receivable of Ps.59 million.

Administrative Expenses

Our administrative expenses consist of personnel and other general expenses.  Our personnel expenses consist mainly of salaries, social security contributions, bonuses and our long-term incentive plan for our executives.  Our other general expenses mainly consist of: expenses related to technology and systems, administrative services, which are mainly services outsourced in the areas of information technology, taxes other than income tax, rental of properties and hardware, advertising and communication, surveillance and cash courier services and expenses related to maintenance, conservation and repair, among others.

Administrative expenses increased by Ps.1,654 million, or 12.4%, from Ps.13,347 million in 2010 to Ps.15,001 million in 2011, primarily due to an increase in personnel expenses, advertising and communication and technology and systems.  The following table sets forth administrative expenses in 2010 and 2011, by type.

	For the year ended December 31,
	2010		2011		2010/2011
	(Millions of pesos)				% Change
Personnel expenses	Ps.	(6,578)	Ps.	(7,344)	11.64%
Other general expenses		(6,769)		(7,657)	13.12%
Administrative services		(701)		(721)	2.85%
Taxes other than income tax		(823)		(928)	12.76%
Surveillance and cash courier services		(526)		(553)	5.13%
Advertising and communication		(569)		(827)	45.34%
Maintenance, conservation and repair		(423)		(451)	6.62%
Rents		(888)		(980)	10.36%
Technology and systems		(1,493)		(1,657)	10.98%
Stationery and supplies		(167)		(179)	7.19%
Insurance premiums		(37)		(40)	8.11%
Credit cards		(170)		(243)	42.94%
Travel costs		(190)		(221)	16.32%
Operating costs		(426)		(477)	11.97%
Other		(356)		(380)	6.74%
Total administrative expenses	Ps.	(13,347)	Ps.	(15,001)	12.39%

Our personnel expenses increased Ps.766 million, or 11.6%, from Ps.6,578 million in 2010 to Ps.7,344 million in 2011, primarily as a result of  a 4.8% year-over-year headcount increase, together with an overall increase of 8.0% in salaries, 8.4% in other personnel expenses and 28.0% in bonuses. Other personnel expenses include personnel benefits such as medical expenses, social security and pension plans. The increase in headcount was mainly in our Retail Banking segment to support growth in the segment. The headcount in retail banking increased year-over-year by 4.7%. In addition, we also had increased headcount in our Corporate Activities segment, where headcount increased by 5.8%, year-over-year, to support the growth of commercial activity.

The increase in personnel expenses resulted from an increase of Ps.847 million, or 15.3%, in commercial banking, from Ps.5,546 million in 2010 to Ps.6,393 million in 2011, due to an increase of Ps.339 million, or 44.6% in bonuses, from Ps.895 million in 2010 to Ps.1,294 million in 2011. This increase was partially offset by a reduction in the salaries and bonuses in wholesale banking of 5.4% and 24.5%, respectively. The reduction in salaries was due to reduction in headcount, whereas the reduction in bonuses was tied to weaker results.

Other general expenses increased by Ps.888 million, or 13.1%, from Ps.6,769 million in 2010 to Ps.7,657 million in 2011, mainly due to an increase of Ps.258 million, or 45.3%, in advertising and communication due to the launch and promotion of new mortgages, insurance and credit card products and services and various other promotions including in our premier and preferred customer divisions.  In addition, expenses related to technology and systems increased by Ps.164 million, or 11.0%, due to investments necessary to update and improve our systems, including our CRM tools.

Impairment Losses on Financial Assets (Net)

Our impairment losses on loans and receivables decreased by Ps.1,537 million, or 22%, from Ps.6,972 million in 2010 to Ps.5,435 million in 2011, reflecting a reduction in impairment losses of Ps.1,083 million in our credit card portfolio and of Ps.458 million in our commercial loan portfolio, mainly due to fewer delinquencies and overall improvement in the performance of our credit card portfolio and our commercial loan portfolio. The decrease in impairment losses in our commercial loan portfolio was due to both the improved quality of the portfolio, evidenced by the 18 basis point reduction in the NPL ratio, together with increased recoveries from past due loans.

Non-performing assets totaled Ps.6,382 million as of December 31, 2011, an increase of Ps.1,378 million, or 27.5% from Ps.5,004 million as of December 31, 2010, due to the increase of non-performing assets in our mortgage portfolio of Ps.1,542 million, resulting from our acquisition of the GE Capital mortgage business. The non-performing assets from the GE Capital mortgage business did not materially increase our impairment losses because allowances had been established in respect of those assets as of the date of their acquisition. The increase in non-performing assets in our mortgage portfolio was partially offset by a decrease in non-performing assets of Ps.385 million in our credit card portfolio.  Our non-performing loans as a percentage of total loans, or NPL ratio, improved from 2.11% as of December 31, 2010 to 1.98% at December 31, 2011.  Our non-performing assets are primarily held in our Retail Banking segment as they are mainly relate to the mortgage, credit card, and commercial loans.

The following table shows the ratio of our impaired assets to total computable credit risk and our coverage ratio as of December 31, 2010 and 2011.

	As of December 31,
	2010		2011
	(Millions of pesos, except percentages)
Computable credit risk(1)	Ps.	259,304	Ps.	349,009
Non-performing assets		5,004		6,382
Net loan charge-offs		10,410		6,918
Allowances for credit losses		7,558		7,247
Ratios
Non-performing assets to computable credit risk		1.93%		1.83%
Non-performing assets coverage ratio(2)		151.04%		113.55%
Net loan charge-off coverage ratio(3)		4.01%		1.98%

(1)	Computable credit risk is the sum of the face amounts of loans and leases (including non-performing assets), guarantees and documentary credits.

(2)	Allowances for credit losses as a percentage of non-performing assets.

(3)	Net loan charge-offs as percentage of computable credit risk.

The following table shows our non-performing assets by type of loan as of December 31, 2010 and 2011:

	As of December 31,
	2010		2011		2010/2011
	(Millions of pesos)				% Change
Commercial, financial and industrial	Ps.	2,401	Ps.	2,609	8.66%
Mortgage		707		2,249	218.10%
Installment loans to individuals		1,896		1,524	(19.62%)
Revolving consumer credit card loans		1,276		891	(30.17%)
Non-revolving consumer loans		620		633	2.10%
Total	Ps.	5,004	Ps.	6,382	27.54%

Commercial, financial and industrial

Non-performing assets in commercial, financial and industrial loans, which as of December 31, 2011 represented 40.9% of our total non-performing assets, increased Ps.208 million, or 8.7%, from December 31, 2010 to December 31, 2011, primarily due to a slight increase in non-performing assets in the SMEs portfolio due to growth of the portfolio. Our NPL ratio with respect to commercial, financial and industrial loans improved from 1.68% as of December 31, 2010 to 1.50% as of December 31, 2011.

Mortgage

Non-performing assets in mortgage loans, which as of December 31, 2011 represented 35.2% of our total non-performing assets, increased Ps.1,542 million, or 218.1%, from December 31, 2010 to December 31, 2011.  Our NPL ratio with respect to mortgage loans deteriorated from 1.98% as of December 31, 2010 to 3.51% as of December 31, 2011. These increases are related to the acquisition of the GE Capital mortgage business in Mexico in April 2011. Our mortgage portfolio excluding the GE Capital mortgage business had a NPL ratio of 1.76% in 2011 compared with 1.98% in 2010.

Installment loans to individuals

Non-performing assets in installment loans to individuals, which as of December 31, 2011 represented 23.9% of our total non-performing assets, decreased Ps.371 million, or 19.6%, from December 31, 2010 to December 31, 2011.  This decrease was due to the reduction of non-performing assets in our credit card portfolio, resulting from more stringent standards for credit card issuances and enhanced efforts to improve collections in the portfolio over the past two years. Our NPL ratio with respect to installment loans to individuals in the revolving credit card portfolios improved from 5.1% as of December 31, 2010 to 3.1% as of December 31, 2011. Our NPL ratio with respect to installment loans to individuals in the non-revolving consumer loans improved from 3.7% as of December 31, 2010 to 2.8% as of December 31, 2011.

Provisions (Net)

Our provisions (net) consist mainly of provisions for pensions and other retirement obligations, provisions for legal and tax contingencies, and provisions for off-balance sheet risk.

Provisions (net) decreased by Ps.2,452 million, from a loss of Ps.562 million in 2010 to a gain of Ps.1,890 million in 2011.  This decrease is primarily due to the release of provisions created in previous years relating to undrawn credit lines that were above the required amount of provisions, increasing Ps.2,179 million, from Ps.177 million as of December 31, 2010 to Ps.2,356 million as of December 31, 2011.

Income Tax

Income tax for the year ended December 31, 2011 was Ps.4,813 million, a Ps.364 million or 8.2% increase from Ps.4,449 million in 2010.  Our effective tax rates for the years ended December 31, 2010 and 2011 were 27.54% and 26.27%, respectively. Our effective tax rate decreased 127 basis points in 2011 compared to 2010. However, income tax expense increased by Ps.364 million due to higher operating profit before tax in 2011 together with a decrease in the amount of tax deductible expenses of Ps.230 million, as well as a decrease in the percentage of depreciable fixed assets that is deductible of Ps.132 million.

Results of Operations by Segment for the Year Ended December 31, 2011 Compared to the Year Ended December 31, 2010

The following table presents an overview of certain consolidated income statement data for each of our segments for the years ended December 31, 2010 and 2011.

	Retail Banking(1)				Global Wholesale Banking(2)				Corporate Activities
	For the year ended December 31,
	2010		2011		2010		2011		2010		2011
	(Millions of pesos)
Net interest income	Ps.	18,765	Ps.	21,107	Ps.	2,060	Ps.	3,690	Ps.	5,421	Ps.	3,814
Income from equity instruments		—		—		250		193		39		106
Fee and commission income (expense) (net)		8,121		8,929		1,334		1,465		(179)		(195)
Gains/(losses) on financial assets and liabilities (net)		515		935		2,356		(394)		737		(232)
Other operating income (expenses) (net)		(873)		(839)		(345)		(369)		386		154
Total income		26,528		30,132		5,655		4,585		6,404		3,647
Administrative expenses		(11,873)		(13,354)		(1,370)		(1,412)		(104)		(235)
Depreciation and amortization		(1,229)		(1,299)		(140)		(158)		(29)		(4)
Impairment losses on loans and receivables (net)		(6,908)		(5,326)		(1)		(65)		(63)		(44)
Impairment losses on other assets (net)		—		—		—		—		(92)		(100)
Provisions (net)		181		2,434		—		(1)		(743)		(543)
Gain/(losses) on disposal of assets not classified as non current assets held for sale		—		—		—		—		(77)		13
Gain/(losses) on disposal of non current assets held for sale not classified as discontinued operations		—		—		—		—		17		54
Operating profit before tax	Ps.	6,699	Ps.	12,587	Ps.	4,144	Ps.	2,949	Ps.	5,313	Ps.	2,788

(1)
The Retail Banking segment encompasses the entire commercial banking and asset management business. Our Retail Banking segment’s activities include products and services for individuals, private banking clients, SMEs, middle-market companies, large domestic companies and government institutions.

(2)
The Global Wholesale Banking segment reflects the returns on the corporate banking business, including managed treasury departments and the equities business. Our Global Wholesale Banking segment provides comprehensive products and services relating to finance, guarantees, mergers and acquisitions, equity and fixed income, structured finance, international trade finance, cash management services, collection services and e-banking, including structured loans, syndicated loans, acquisition financing and financing of investment plans, among others.

The following table presents an overview of certain consolidated balance sheet data for each of our segments as of December 31, 2010 and 2011.

	Retail Banking				Global Wholesale Banking				Corporate Activities
	2010		2011		2010		2011		2010		2011
	(Millions of pesos)
Cash and balances with Mexican Central Bank	Ps.	35,536	Ps.	35,992	Ps.	7,996	Ps.	7,581	Ps.	604	Ps.	570
Financial assets held for trading		—		181		238,074		241,144		539		1,318
Other financial assets at fair value through profit or loss		—		—		12,661		21,589		—		—
Available-for-sale financial assets		—		—		—		—		60,426		61,582
Loans and receivables		150,800		198,352		111,494		139,626		9,585		8,209
Hedging derivatives		—		—		—		—		1,287		897
Non-current assets held for sale		17		43		1		2		7,793		419
Investments in associates		—		—		—		—		—		—
Tangible assets		4,638		4,738		782		799		68		70
Intangible assets		1,588		2,926		268		493		23		43
Tax assets		—		—		—		—		15,146		13,384
Other assets		210		830		10		20		2,068		3,576
Total assets	Ps.	192,789	Ps.	243,062	Ps.	371,286	Ps.	411,254	Ps.	97,539	Ps.	89,888

Financial liabilities held for trading	Ps.	—	Ps.	—	Ps.	115,754	Ps.	125,291	Ps.	781	Ps.	—
Other financial liabilities at fair value through profit or loss		—		—		112,239		118,269		—		—
Financial liabilities at amortized cost		228,628		259,012		58,228		50,590		39,592		82,171
Hedging derivatives		—		—		28		2,501		—		—
Liabilities associated with non-current assets held for sale		—		—		—		—		5,368		—
Provisions(1)		2,050		1,453		335		237		6,295		4,461
Tax liabilities		—		—		—		—		118		866
Other liabilities		1,549		1,858		253		303		4,755		5,705
Total liabilities	Ps.	232,227	Ps.	262,323	Ps.	286,837	Ps.	297,91	Ps.	56,909	Ps.	93,203
Total equity	Ps.	16,987	Ps.	22,222	Ps.	6,549	Ps.	10,642	Ps.	62,105	Ps.	58,623

(1)	Includes provisions for pensions and similar obligations, taxes and other legal contingencies, and contingent liabilities and commitments.

Retail Banking Segment

Our Retail Banking segment’s activities include products and services for individuals, private banking clients, SMEs, middle-market companies, large domestic companies and government institutions. We provide commercial banking services to individual customers of all income levels, and offer a wide range of products and services to our individual customers, including demand and term deposits, credit and debit cards, mortgages, and payroll and personal loans. Our Retail Banking segment also serves the middle market and local corporates that are not within the global corporate customers served by our Global Wholesale Banking segment. We offer SMEs a variety of services and products including commercial loans, transactional collections and payment services, insurance, hedging and foreign trade services.

Operating profit before taxes attributable to the Retail Banking segment in 2011 was Ps.12,587 million, an 87.9% or Ps.5,888 million increase from Ps.6,699 million in 2010. This increase was mainly due to:

•
a 12.5% or Ps.2,342 million increase in net interest income, mainly due to an increase of Ps.42,536 million in the average balance of loan portfolio excluding credit cards, partially offset by a 31 basis point decrease in the average interest spread over this portfolio mainly due to lower interest rates on mortgages. The GE

Capital mortgage business that we acquired in April 2011 generally had lower interest rates than we had in our own mortgage portfolio.

•	a 9.9% or Ps.808 million increase in net fee and commission income, from Ps.8,121 million in 2010 to Ps.8,929 million in 2011, due mainly to an increase in insurance commissions.

•
an 81.6% or Ps.420 million increase in gains/(losses) on financial assets and liabilities and exchange differences, from Ps.515 million in 2010 to Ps.935 million in 2011, primarily due to gains generated from the sale of our Mastercard and Visa shares, together with gains from hedging products sold to our retail customers, primarily middle-market companies and SMEs.

•	a 3.9% or Ps.34 million decrease in other operating expense, from Ps.873 million in 2010 to Ps.839 million in 2011.

•	a 12.5% or Ps.1,481 million increase in administrative expenses, from Ps.11,873 million in 2010 to Ps.13,354 million in 2011, mainly due to increases in salaries and bonuses.

•
a 22.9% or Ps.1,582 million decrease in impairment losses on loans and receivables, reflecting a reduction in impairment losses of Ps.1,083 million in our credit card portfolio and of Ps.458 million in our commercial loan portfolio.  Our NPL ratio for credit card loans decreased by 197 basis points, from 5.08% in 2010 to 3.11% in 2011 and our NPL ratio for our commercial loan portfolio decreased by 18 basis points, from 1.68% in 2010 to 1.50% in 2011.

•
a Ps.2,253 million decrease in net provisions, from a gain of Ps.181 million in 2010 to a gain of Ps.2,434 million in 2011, primarily due to the release of provisions created in previous years relating to undrawn credit lines that were above the required amount of provisions.

Global Wholesale Banking Segment

Our Global Wholesale Banking segment provides comprehensive products and services, including corporate banking, global transactional banking and investment banking services, relating to finance, guarantees, mergers and acquisitions, equity and fixed income, structured finance, international trade finance, cash management services, collection services and e-banking, including structured loans, syndicated loans, acquisition financing and financing of investment plans, among others, to our Global Wholesale Banking segment customers. This segment also includes our proprietary trading operations.

Operating profit before taxes attributable to the Global Wholesale Banking segment in 2011 was Ps.2,949 million representing a Ps.1,195 million, or 28.8% decrease from Ps.4,144 million in 2010. This decrease was mainly due to a Ps.394 million loss on financial assets and liabilities (net) in 2011, compared to gains of Ps.2,356 million in 2010, which was mainly the result of losses on interest rate derivatives, most of which were generated in our proprietary trading portfolio and were related to TIIE derivatives.  In 2010 and 2011, our strategy was to position Grupo Financiero Santander for a decrease in interest rates. During the first quarter of 2011, rates actually increased generating losses on our money market portfolios, interest rate swaps, cross currency swaps and futures. During the remainder of 2011, the Global Wholesale Banking segment reduced volume in its portfolios to reduce market risk by disposing of significant positions.

The losses in financial assets and liabilities (net) were partially offset by an increase in net interest income in the segment, which was Ps.3,690 million, an increase of Ps.1,630 million, or 79.1%, from Ps.2,060 million in 2010. The increase in net interest income in the segment was due to increased average volumes in the loan portfolio and in debt instruments, offset by lower average interest rates earned on these portfolios.  Average wholesale banking loans increased by Ps.25,937 million, mainly due to the acquisition of loans granted to Mexican companies by other Santander Group entities of approximately Ps.12,993 million, in addition to organic growth.  The increase by Ps.13,227 million in the average balance of the trading portfolio was due to increased investment activity of our Global Wholesale Banking segment clients in repurchase and resale agreements. The average volume of debt instruments administered by our Global Wholesale Banking segment increased by Ps.65,086 million, due to increased trading activity in the market.

Corporate Activities Segment

The aim of the Corporate Activities group is to stabilize and support the net income of our commercial activities and to ensure that we comply with internal and regulatory limits regarding liquidity, regulatory capital, reserve requirements and market risk.  In addition, our Corporate Activities group provides liquidity to our operating segments and assigns a corresponding cost of capital.  Through this assignment of opportunity cost of funds to each lending or funding transaction, interest income is divided between our operating segments (Retail Banking and Global Wholesale Banking) and the Corporate Activities segment as follows:

•
the yield on any loan or other interest earning asset assigned to operating segments is the difference between the interest rate charged to customers in respect of such loan or other asset and the opportunity cost of the funding of such loan or other asset, as calculated by the Corporate Activities group at the time of the origination of such asset;

•
an amount of yield on deposits and other interest bearing liabilities is assigned to operating segments based on the difference between the opportunity cost of funds, as calculated by the Corporate Activities group at the time of the origination of such liability and the actual rate paid to customers; and

•	the difference between the opportunity cost of funds charged to assets and the opportunity cost of funds assigned to liabilities is assigned to Corporate Activities as net interest income.

The financial management group determines an opportunity cost of funds and liabilities based on respective interest rates currently prevailing in the market for different durations, which are estimated from the yield of the most representative and liquid short and medium term corporate, government and Mexican Central Bank bonds, and from the Mexican Central Bank’s reference interest rates for time deposits.

Operating profit before taxes attributed to Corporate Activities in 2011 was a gain of Ps.2,788 million, a Ps.2,525 million, or 47.5% decrease from a gain of Ps.5,313 million in 2010. This decrease in operating profit before taxes was mainly due to:

•
a 29.1% or Ps.672 million decrease in the net interest income of the ALCO portfolio, due to a reduction of the average balance in the portfolio from Ps.82,901 million in 2010 to Ps.53,663 million in 2011, resulting from the sale of bonds during 2010 and the maturity of debt instruments that were not replaced.

•
a 107.2% or Ps.1,104 million increase in interest expense related to issuance of debt, with an increase in the average balance of Ps.19,517 million and an increase of 18 basis points in the average interest rate.

•
a 131.5% or Ps.969 million decrease in gains (losses) on financial assets and liabilities, from a gain of Ps.737 million in 2010 to a loss of Ps.232 million in 2011, due mainly to a gain in 2010 of Ps.869 million generated from the sale of ALCO positions in Mexican bonds, and gains of Ps.138 million from the sale of shares of the Mexican Stock Exchange.

•
a 60.1% or Ps.232 million decrease in other operating income, from Ps.386 million in 2010 to Ps.154 million in 2011, due to a reduction in the cancelation of unclaimed liabilities from customers, together with an increase in IPAB contributions.

•
a 126.0% or Ps.131 million increase in administrative expenses, from Ps.104 million in 2010 to Ps.235 million in 2011, due to increased general expenses of Ps.190 million, which included expenses related to the sale of our insurance business, maintenance and improvements to buildings and in value added taxes.

We also generated an extraordinary after-tax profit of Ps.4,260 million from discontinued operations due to the sale of our insurance business in 2011.

Liquidity and Capital Resources

Our liquidity depends upon our (i) capital, (ii) reserves and (iii) financial investments in government securities to cover any liquidity shortfall. To strengthen our liquidity position, we have established lines of credit with foreign and domestic banks and also have access to borrowing from the Mexican Central Bank.

Banco Santander Spain and its subsidiaries follow a global model in which each unit is responsible for its own capital and funding. We are autonomous in the management of our liquidity and capital needs, with no structural support from our Parent company or any other unit of the Santander Group.

Risk-Weighted Assets and Regulatory Capital

Pursuant to Mexican Capitalization Requirements, Banco Santander Mexico is required to maintain specified levels of net capital on an unconsolidated basis as a percentage of risk-weighted assets, including credit, market and operational risks. See “Supervision and Regulation—Banking Regulation—Capitalization.” The minimum Capital Ratio currently required by the Mexican Capitalization Requirements in order not to be required to defer or cancel interest payments or defer principal payments of subordinated debt that qualifies to be computed as part of total net capital is 8.0%. As of December 31, 2011, Banco Santander Mexico’s Capital Ratio was 14.82%.

The table below presents Banco Santander Mexico’s risk-weighted assets and Capital Ratios as of December 31, 2010 and 2011, calculated in accordance with Mexican Banking GAAP:

	Mexican Banking GAAP
	As of December 31,
	2010		2011		2011
	(unaudited)
	(Thousands of pesos, except percentages)				(Thousands of U.S.$)(1)
Capital:
Tier 1	Ps.	68,703,019	Ps.	71,674,469	U.S.$	5,138,839
Tier 2		1,088,486		1,469,060		105,327
Total capital		69,791,505		73,143,529		5,244,166
Risk-Weighted Assets:
Credit risk		235,471,552		267,333,905		19,167,018
Market risk		159,440,784		179,705,594		12,884,338
Operational risk		53,745,194		46,365,635		3,324,273
Total risk-weighted assets		448,657,530		493,405,134		35,375,630
Required Regulatory Capital:
Credit risk		18,837,724		21,386,712		1,533,361
Market risk		12,755,263		14,376,447		1,030,747
Operational risk		4,299,616		3,709,251		265,942
Total risk-weighted assets	Ps.	35,892,602	Ps.	39,472,411	U.S.$	2,830,050
Capital Ratios (credit, market & operational risk):
Tier 1 capital to risk-weighted assets		15.31%		14.53%		14.53%
Tier 2 capital to risk-weighted assets		0.24%		0.30%		0.30%
Total capital to risk-weighted assets(2)		15.56%		14.82%		14.82%

(1)
Translated at the rate of Ps.13.9476 per U.S.$1.00, the Mexican Central Bank Exchange Rate for U.S. dollars published by the Mexican Central Bank in the Official Gazette of the Federation on January 2, 2012. See “Exchange Rates.”

(2)
Banco Santander Mexico’s Capital Ratio as of December 31, 2011 decreased by 74 basis points, from 15.56% in 2010 to 14.82% in 2011, mainly due to a 13.5% (Ps.2.549 million) increase in required regulatory capital associated with credit risk and a 12.7% (Ps.1,621 million) increase in required regulatory capital associated with market risk, which were partly offset by an increase of 4.8% (Ps.3,352 million) in total capital and a decrease of 13.7% (Ps.590 million) in required regulatory capital associated with operational risk.

In 2011, the CNBV announced that the proposed changes to implement Basel III will take place during 2012, but that its effectiveness is not expected until 2013. However, the exact date for the final regulations of the CNBV in relation to the Basel III capital requirements has not yet been determined. According to our estimates, we believe Banco Santander Mexico and its subsidiaries will be above the 10.5% threshold that will be required under the Basel III international rules. See “Supervision and Regulation—Banking Regulation—Capitalization and Corrective Measures.”

Liquidity Management

Liquidity management seeks to ensure that, even under adverse conditions, we have access to funds necessary to cover client needs, maturing liabilities and working capital requirements. Liquidity risk arises in the general funding of our financing, trading and investment activities. It includes the risk of unexpected increases in the cost of funding the portfolio of assets at appropriate maturities and rates, the risk of being unable to liquidate a position in a timely manner at a reasonable price and the risk that we are required to repay liabilities earlier than anticipated.

Our general policy is to maintain adequate liquidity to ensure our ability to honor withdrawals of deposits in amounts and at times consistent with historical data, make repayment of other liabilities at maturity, extend loans and meet our own working capital needs in compliance with the applicable internal and regulatory reserve requirements and liquidity coefficients in all material respects. See “Supervision and Regulation—Liquidity Requirements for Foreign Currency-Denominated Liabilities” and “Risk Management—Liquidity Risk.”

Additionally, the Basel III framework will implement a liquidity coverage ratio, or LCR, and a net stable funding ratio, or NSFR. The LCR will require banks to maintain sufficient high-quality liquid assets to cover the net cash outflows that could be encountered under a stress scenario. The NSFR establishes a minimum amount of stable funding a bank will be required to maintain based on the liquidity of the Bank’s assets and activities over a one-year period.

We have three principal sources of short-term peso funding: (i) demand deposits, comprised by interest-bearing and non-interest bearing demand deposits, (ii) time deposits, which include short-term promissory notes with interest payable at maturity (pagarés bancarios), fixed-term deposits and foreign currency time deposits and (iii) sale and repurchase agreements. The following table shows the composition of our short-term funding:

	As of December 31,
	2010		2011
	(Millions of pesos)
Demand deposits:
Interest bearing deposits	Ps.	101,196	Ps.	109,955
Non-interest bearing deposits		55,669		68,055
Subtotal	Ps.	156,865	Ps.	178,010
Time deposits:
Notes with interest payable at maturity	Ps.	101,509	Ps.	106,548
Fixed-term deposits		6,691		17,730
Foreign currency time deposits		5,807		4,417
Subtotal	Ps.	114,007	Ps.	128,695
Repurchase agreements		65,021		72,562
Accrued interest		187		259
Other demand deposits		9,984		9,122
Total customer deposits and repurchase agreements	Ps.	346,064	Ps.	388,648
Deposits from central bank and other credit institutions(1)		66,892		75,193
Total	Ps.	412,956	Ps.	463,841

(1)	Includes Ps.47,218 and Ps.45,707 of repurchase agreements with credit institutions as of December 31, 2010 and 2011, respectively.

Demand deposits are our most important funding source and are also less expensive relative to other sources of funding. Our funding strategy focuses on increasing the source of low-cost funding through new banking products and commercial campaigns oriented to grow the volume of demand deposits from our existing customers and expand our customer base. Pagarés bancarios are generally issued to meet short-term funding needs and are generally issued with maturities ranging from one to 364 days.

Sale and repurchase agreements are another important instrument in Mexico’s money market as they provide short-term investments to banking customers, mainly with Mexican government-issued paper and to a lesser extent securities issued by other Mexican banks and corporations. We have used sale and repurchase agreements to achieve cost efficiencies and as an additional source of short-term funding.

The following tables show Mexican government securities that we sold under agreements to repurchase for the purpose of funding our operations. See “Selected Statistical Information—Short-term Borrowings.”

	IFRS for the year ended December 31,
	2010			2011
	Amount		Average rate	Amount		Average rate
Short-Term Borrowings	(Millions of pesos, except percentages)
Securities sold under agreements to repurchase (principally Mexican government securities, excluding those issued by the Mexican Central Bank)
At December 31	Ps.	67,559	4.36%	Ps.	94,428	4.14%
Average during year		81,399	4.35%		107,486	4.31
Maximum month-end balance		93,605	4.37%		138,150	4.40
Total short-term borrowings at year-end	Ps.	67,559	4.36%	Ps.	94,428	4.14%

	Mexican Banking GAAP for the year ended December 31, 2009
	Amount		Average rate
Short-Term Borrowings	(Millions of pesos, except percentages)
Securities sold under agreements to repurchase (principally Mexican government securities, excluding those issued by the Mexican Central Bank)
At December 31	Ps.	77,218	4.38%
Average during year		75,026	5.19
Maximum month-end balance		82,557	7.48
Total short-term borrowings at year-end	Ps.	77,218	4.38%

In the future, we expect to continue using the funding sources described above in accordance with their availability, their cost, and our asset and liability management needs. We are aware of the liquidity risk presented by the short-term nature of our funding sources; however, we believe we can respond to a liquidity problem by increasing the interest rates we pay on time deposits, altering our mix of funding sources and by liquidating our short-term assets. We review our pricing policy daily and we believe we are able to reflect our cost of funding in the pricing of loans effectively, reducing the impact on net income.

We also have access to long-term funding through the issuance of certificados bursátiles bancarios, certificados de depósito bancario de dinero a plazo and pagarés con rendimiento liquidable al vencimiento in the local market.  As of December 31, 2011, the balance of our long-term funding outstanding in the local market totaled Ps.22,894 million.  See “—Long-term funding outstanding.”

Our management expects that cash flows from operations and other sources of liquidity, including the net proceeds of this offering, will be sufficient to meet our liquidity requirements over the next 12 months, including our expected 2012 capital expenditures. For 2012, we have a capital expenditures budget of Ps.1,677 million (U.S.$120 million), 63% of which (Ps.1,050 million) will be spent on information technology  and the rest on furniture, fixtures and equipment (Ps.627 million). In 2011, our capital expenditures were Ps.1,591 million (U.S.$114 million), 64% of which (Ps.1,021 million) was for information technology and the remainder was for furniture, fixtures and equipment (Ps.572 million).

As of December 31, 2011, total interest-bearing liabilities denominated in dollars amounted to Ps.157 million, or U.S.$11 million, representing 0.87% of our total funding. The sources of such funding as of December 31, 2010 and 2011 were as follows:

	IFRS
	As of December 31,
	2010		2011		2011
	(Millions of pesos)				(Millions of U.S.$)
Demand deposits	Ps.	7	Ps.	14	U.S.$	1
Time deposits		23		25		2
Bank and other loans		132		118		8
Total	Ps.	162	Ps.	157	U.S.$	11

(1)
Translated at the rate of Ps.13.9476 per U.S.$1.00, the Mexican Central Bank Exchange Rate for U.S. dollars published by the Mexican Central Bank in the Official Gazette of the Federation on January 2, 2012. See “Exchange Rates.”

Foreign Currency Position

Our foreign currency-denominated assets, most of which are U.S. dollar denominated, are funded from a number of sources, including: (i) savings accounts and time deposits from private banking customers and medium and large Mexican companies, primarily in the export sector; (ii) issuance of U.S. dollar-denominated certificates of deposit in the Mexican market; (iii) interbank deposits; (iv) trade and working capital financing facilities from Mexican development banks and from foreign export-import banks; and (v) issuance of euroclearable certificates of deposit for foreign investors. We also obtain funding in foreign currency by swapping funding in Mexican pesos into U.S. dollars or euros through foreign currency derivatives (foreign currency swaps and cross-currency swaps) with certain local and foreign counterparties. Foreign currency funding rates are generally referenced to the London Interbank Offered Rate, or LIBOR.

Mexican Central Bank regulations require that a bank maintain open positions in foreign currencies no higher than a specified level with respect to its total Tier 1 capital. As of December 31, 2011, our foreign currency-denominated assets, including derivative transactions, totaled U.S.$31,193 million (Ps.435,071 million) and our foreign currency-denominated liabilities, including derivative transactions, totaled U.S.$31,134 million (Ps.434,241 million).  As part of our asset and liability management strategy, we monitor closely our exposure to foreign currencies, with a view to minimizing the effect of exchange rate movements on our income.

As of December 31, 2011, we are also in compliance with the limits established for us by the Mexican Central Bank for maturity-adjusted net foreign currency-denominated liabilities, which was U.S.$9,073 million (Ps.126,548 million). As of such date, our maturity-adjusted net foreign currency-denominated liabilities were U.S.$4,098 million (Ps.57,159 million). For a discussion of the components of Tier 1 and Tier 2 Capital, see “Supervision and Regulation.”

For the years ended December 31, 2010 and 2011, we were in compliance with all regulatory requirements relating to the ratio of U.S. dollar-denominated liabilities to total liabilities.

Deposits and Other Borrowings

The following table sets forth our average daily balance of liabilities for the years ended December 31, 2010 and 2011, in each case together with the related average nominal interest rates paid thereon.

		IFRS
		For the year ended December 31,
		2010				2011

		Average Balance	% of Total Average Liabilities	Average Nominal Rate		Average Balance	% of Total Average Liabilities	Average Nominal Rate
		(Millions of pesos, except percentages)
Demand accounts	Ps.	75,912	14.21%	1.52%	Ps.	90,532	13.57%	1.78%
Time deposits		105,317	19.71%	3.73%		122,491	18.37%	3.84%
Deposits from credit institutions and with the Mexican Central Bank		71,186	13.33%	4.16%		96,756	14.51%	4.04%
Creditors under sale and repurchase agreements		64,198	12.02%	4.86%		89,781	13.46%	4.45%
Marketable debt securities		17,125	3.21%	5.41%		34,513	5.17%	5.56%
Other financial liabilities(1)		19,543	3.66%	4.24%		49,852	7.47%	3.69%
Subordinated liabilities		2,778	0.51%	2.70%		—
Subtotal interest bearing liabilities		356,059	66.65%	3.65%		483,925	72.55%	3.71%
Non-interest bearing liabilities		98,082	18.36%			102,002	15.29%
Shareholders’ equity		80,069	14.99%			81,023	12.16%
Subtotal shareholders’ equity and non-interest bearing liabilities		178,151	33.35%			183,025	27.45%
Total shareholders’ equity and liabilities	Ps.	534,210	100.00%		Ps.	666,950	100.00%

(1)	This line includes the amount of financial liabilities arising from the sale of financial assets under reverse repurchase agreements, securities loans and short sales.

Our current funding strategy is to continue to utilize all sources of funding taking into account their costs, their availability and our general asset and liability management strategy. Average time deposits as a share of total shareholders’ equity and liabilities has decreased from 19.52% as of December 31, 2010 to 18.46% as of December 31, 2011 while the ratio of non-interest bearing liabilities to average total shareholders’ equity and liabilities decreased from 18.18% to 14.80% over the same period.

This decrease is a result of our funding strategy of lengthening the maturities of our liabilities by issuing long-term unsecured bonds (certificados bursátiles) in the local market in order to support the growth of our mortgage portfolio. As a result, average marketable debt securities and other financial liabilities as a share of total shareholders’ equity and liabilities increased from 3.17% as of December 31, 2010 to 5.20% as of December 31, 2011.

Composition of Deposits

The following table sets forth the composition of our deposits as of December 31, 2010 and 2011.

	IFRS
	As of December 31,
	2010		2011
	(Millions of pesos)
Demand deposits
Interest bearing deposits	Ps.	101,196	Ps.	109,955
Non-interest bearing deposits		55,669		68,055
Subtotals	Ps.	156,865	Ps.	178,010
Time deposits
Notes with interest payable at maturity	Ps.	101,509	Ps.	106,548
Fixed-term deposits(1)		7,391		17,730
Foreign currency time deposits(2)		6,424		12,423
Subtotals	Ps.	115,324	Ps.	136,701
Total	Ps.	272,189	Ps.	314,711

(1)
As of December 31, 2010, included Ps.700 million of deposits from the Mexican Central Bank and Ps.617 million of deposits from other credit institutions. As of December 31, 2011, we had not received deposits from the Mexican Central Bank or other credit institutions.

(2)	As of December 31, 2011, included Ps.8,006 million of deposits from other credit institutions. As of December 31, 2010, we had not received deposits from other credit institutions.

Long-term Funding Outstanding

The following table sets forth the composition, term and rate of our long-term funding in the local market as of December 31, 2011.

Instrument	Amount(1)	Maturity Date	Rate
(Millions of pesos)
Structured Bank Bonds (2)	84	23-May-13	IPC, S&P 500, Dow Jones and Euro Stoxx 50
Structured Bank Bonds (2)	111	25-Jun-13	IPC, Dow Jones, Euro Stoxx 50 and Nikkei 225
Structured Bank Bonds (2)	828	30-Jul-13	IPC, Dow Jones, Euro Stoxx 50 and Nikkei 225
Structured Bank Bonds (2)	10	11-Jul-14	TIIE Rate
Structured Bank Bonds (2)	93	29-May-14	TIIE Rate
Structured Bank Bonds (2)	105	25-Jun-13	1%
Structured Bank Bonds (2)	28	5-Jan-12	6%
Structured Bank Bonds(2)	70	26-Jan-12	3%
Unsecured Bonds (3)	5,001	18-Apr-13	TIIE Rate + 12 bps
Unsecured Bonds (3)	1,743	9-Mar-21	8.91%
Unsecured Bonds (3)	3,702	16-Apr-13	TIIE Rate + 15 bps
Unsecured Bonds (3)	5,018	27-Jan-14	TIIE Rate + 20 bps
Unsecured Bonds (3)	733	27-Jan-14	TIIE Rate + 20 bps
Unsecured Bonds (3)	2,804	21-Sep-16	TIIE Rate + 50 bps
Unsecured Bonds (3)	1,302	21-Sep-16	TIIE Rate + 50 bps
Unsecured Bonds (3)	25	16-Apr-13	Guaranteed rate to IPC yield
Unsecured Bonds (3)	5	15-Jul-13	Guaranteed rate to IPC yield
Promissory notes (4)	39	2-Jan-12	4.50%
Promissory notes (4)	11	3-Jan-12	4.50%
Promissory notes (4)	2	4-Jan-12	4.49%
Promissory notes (4)	5	12-Jan-12	4.50%
Promissory notes (4)	8	19-Jan-12	4.57%
Promissory notes (4)	1	25-Jan-12	4.50%
Promissory notes (4)	47	27-Jan-12	4.50%
Promissory notes (4)	136	12-Jan-12	4.40%
Promissory notes (4)	1,852	17-Feb-12	4.85%
Promissory notes (4)	131	3-Apr-12	4.45%
Total issuance	23,894

(1)	Equals funding amounts taking into consideration redemptions and accrued interest. See note 24 to our audited financial statements.

(2)	Bonos bancarios estructurados.

(3)	Certificados bursátiles bancarios.

(4)	Certificados de depósito bancario de dinero a plazo.

Off-Balance Sheet Arrangements

In the ordinary course of our business, we are a party to off-balance sheet activities to manage credit, market and operational risk and that are not reflected in our audited financial statements. These activities include commitments to extend credit not otherwise accounted for as contingent loans, such as overdrafts and credit card lines of credit. We record our off-balance sheet arrangements as memorandum accounts, which are described more fully in note 33 of our audited financial statements included elsewhere in this prospectus.

We provide customers with off-balance sheet credit support through loan commitments. Such commitments are agreements to lend to a customer at a future date, subject to compliance with the contractual terms. Since substantial portions of these commitments are expected to expire without our granting of any loans, total commitment amounts do not necessarily represent our actual future cash requirements. These loan commitments totaled Ps.96 million and Ps.121 million as of December 31, 2010 and 2011, respectively.

The credit risk of both on- and off-balance sheet financial instruments varies based on many factors, including the value of collateral held and other security arrangements. To mitigate credit risk, we generally determine the need for specific covenant, guaranty and collateral requirements on a case-by-case basis depending on the nature of the financial instrument and the customer’s creditworthiness. We may also require comfort letters and oral assurances. The amount and type of collateral held to reduce credit risk varies, but may include real estate, machinery, equipment, inventory and accounts receivable as well as deposits, stocks, bonds and other tradable securities that are generally held in our possession or at another appropriate custodian or depository. The collateral is valued and inspected on a regular basis to ensure both its existence and adequacy. Additional collateral is required when it is considered necessary by us.

The following table presents our outstanding contingent loans and other off-balance sheet assets as of December 31, 2010 and 2011:

	As of December 31,
	2010		2011
	(Millions of pesos)
Proprietary record accounts:
Contingent assets and liabilities	Ps.	31,240	Ps.	32,133
Credit commitments		121,293		96,009
Assets in trust or mandate:
Trusts		130,423		145,755
Mandates(1)		1,479		1,556
Assets in custody or under administration		2,700,457		2,935,454
Subtotals	Ps.	2,984,892	Ps.	3,210,907

		As of December 31,
		2010		2011
		(Millions of pesos)
Collateral received	Ps.	34,512	Ps.	39,015
Collateral received and sold or pledged as guarantee(2)		2,407		18,120
Uncollected interest earned on past due loan portfolio		928		701
Investment banking transaction on behalf of third parties (net)(3)		313,171		428,757
Subtotals		351,018		486,593
Total	Ps.	3,335,910	Ps.	3,697,500

(1)	Assets received are managed under independent management trusts. Mandates include the declared value of the assets subject to mandate contracts entered into by us.

(2)
Collateral received and sold or pledged as guarantee is composed of all collateral received in sale and repurchase agreements in which we are the buying party that in turn is sold by us as a selling party. This balance also includes the obligation of the borrower (or lender) to return to the lender (or borrower) the assets subject to the loan transaction carried out by us.

(3)	Cash and securities owned by customers and held in custody, pledged as collateral and managed by our bank and brokerage subsidiaries.

Contractual Obligations

The table below presents our contractual obligations at December 31, 2011.

		Payment due by period
		Less than 1 year		More than 1 year but less than 3 years		More than 3 years but less than 5 years		More than 5 years		Total
		(Millions of pesos)
Demand deposits	Ps.	178,010	Ps.	—	Ps.	—	Ps.	—	Ps.	178,010
Time deposits		135,251		1,450		—		—		136,701
Bank and other loans		28,836		1,412		387		226		30,861
Marketable debt securities		2,435		15,610		4,106		1,743		23,894
Creditors under sale and repurchase agreements		118,269		—		—		—		118,269
Sold collaterals pledged as guarantee		22,295		—		—		—		22,295
Short Positions		15,478		—		—		—		15,478
Financial derivatives instruments		15,199		18,041		17,236		39,543		90,019
Tax liabilities		866		—		—		—		866
Sundry creditors and other payables		36,324		—		—		—		36,324
Total	Ps.	552,963	Ps.	36,513	Ps.	21,729	Ps.	41,512	Ps.	652,717

THE MEXICAN FINANCIAL SYSTEM

General

Mexico’s financial system is currently comprised of commercial banks, national development banks, brokerage firms, development trust funds and other non-bank institutions, such as insurance and reinsurance companies, bonding companies, credit unions, savings and loans companies, foreign exchange houses, factoring companies, bonded warehouses, financial leasing companies, mutual fund companies, pension fund management companies, limited purpose financial institutions, multiple purpose financial institutions and limited purpose banks.  In 1990, the Mexican government adopted the Mexican Financial Groups Law aimed at achieving the benefits of universal banking, which permits a number of financial services companies to operate as a single financial services holding company.  Most major Mexican financial institutions are members of financial groups.

The principal financial authorities that regulate financial institutions are the SHCP, the Mexican Central Bank, the CNBV, the Mexican National Commission for the Retirement Savings Systems (Comisión Nacional del Sistema de Ahorro para el Retiro, or CONSAR), the Mexican National Insurance and Bonding Commission (Comisión Nacional de Seguros y Fianzas, or CNSF), the IPAB and the Mexican National Commission for the Protection and Defense of Financial Service Users (Comisión Nacional para la Protección y Defensa de los Usuarios de Servicios Financieros, or CONDUSEF).

Financial Groups

The enactment of the Mexican Financial Groups Law in 1990 permitted the development of the universal banking model in Mexico.  By July 1992, most major Mexican financial institutions had become part of financial groups controlled by a financial services holding company, such as Grupo Financiero Santander, and made up of a number of financial operating entities.  The operations of financial services holding companies are generally restricted to holding shares representing the capital stock of financial services operating subsidiaries.  Such subsidiaries, whether direct or indirect, may include Mexican banks, broker-dealers, insurance companies, bonding companies, mutual fund operators, mutual funds, auxiliary credit organizations (such as factoring, financial leasing and bond-warehousing companies), Sofoles, Sofomes, foreign exchange service providers and retirement fund administrators.  Financial groups may be comprised by a holding company and any two financial institutions (which may be of the same type of financial institution), provided that a financial group may not be comprised solely by the holding company and two Sofomes.

The Mexican Financial Groups Law permits entities controlled by the same financial services holding company:

•	to act jointly before the public, offer services that are supplemental to the services provided by the other and hold themselves out as part of the same group;

•	use similar corporate names; and

•	conduct their activities in the offices and branches of other entities part of the same group.

In addition, the Mexican Financial Groups Law requires that each financial services holding company enter into an agreement with each of its financial services subsidiaries pursuant to which the holding company agrees to be responsible secondarily and without limitation for the satisfaction of the obligations incurred by its subsidiaries as a result of the activities that each such subsidiary is authorized to conduct under the applicable laws and regulations, and is fully responsible for certain losses of its subsidiaries, up to the total amount of the holding company’s assets.  For such purposes, a subsidiary is deemed to have losses if:

•	its shareholders’ equity represents an amount that is less than the amount the subsidiary is required to have as minimum paid-in capital under applicable law;

•	capital and reserves are less that the subsidiary is required to have under applicable law; and

•	in the judgment of the regulatory commission supervising the subsidiary’s activities, the subsidiary is insolvent and cannot fulfill its obligations.

No subsidiary of any such holding company is responsible for the losses of the holding company or any other subsidiary thereof.

We have entered into such agreements with our subsidiaries, as described under “Supervision and Regulation—Financial Groups’ Statutory Responsibility.”

Authorities of the Mexican Financial System

The principal authorities that regulate and supervise financial institutions related to the activities of  Grupo Financiero Santander in Mexico are the Mexican Central Bank, the SHCP, the CNBV, the CNSF, the IPAB and the CONDUSEF.  These authorities are subject to a number of organic laws and other administrative regulations that govern their regulatory, supervisory and other powers.  Also, these entities continually enact administrative regulations within the scope of their respective authority for the regulation of the corresponding financial entities, as further mentioned below.  Grupo Financiero Santander, as a financial services holding company, is subject to the supervision and regulation of the CNBV.  In addition, our financial subsidiaries are subject to the supervision and regulation of the corresponding financial authority, and are in constant interaction with such authorities during their normal course of business.

Banco de México

Banco de México is the Mexican Central Bank.  It is an autonomous entity that is not subordinated to any other body in the Mexican government.  Its primary purpose is to issue the Mexican currency, as well as to maintain the acquisition power of such currency, to establish reference interest rates and to ensure that the banking and payments systems perform under safe and sound principles.

Monetary policy decisions are taken by the members of the Governing Board of the Mexican Central Bank.  The Governing Board is composed of a Governor and four Deputy Governors, all of which are appointed by the President and ratified by the Senate or the Permanent Commission of Congress, as applicable.

Among the decisions that only the Governing Board may take are the authorization of the issuance of currency and the minting of coins, the decision to extend credit to the Mexican government, the determination of policies and criteria that the Mexican Central Bank uses in its operations and in the regulations that it issues, and the approval of its rules of procedure, budget, working conditions and similar internal matters.

SHCP

The SHCP is the regulator in charge of proposing, conducting and controlling the economic policy of the Mexican government in matters of economics, tax, finance, public budget, public debt and income.  Together with the CNBV and the Mexican Central Bank, it is the primary regulator of commercial banks and national development banks.  The SHCP participates in the process of incorporation, revocation, operation, merger, control and stock purchase of financial institutions.

CNBV

The CNBV is a governmental body subordinate to the SHCP, having independent technical and executive powers.  The CNBV is in charge of the supervision and regulation of financial entities, with the purpose of ensuring their stability and sound performance, as well as the maintenance of a safe and sound financial system.  The scope of the CNBV’s authority includes inspection, supervision, prevention and correction powers.  The primary financial entities regulated by the CNBV are commercial banks, national development banks, regulated multiple purpose financial institutions, brokerage firms, as well as publicly traded companies and other entities that have issued debt securities to the public.  The CNBV is also in charge of granting and revoking banking and securities brokerage licenses in Mexico.

CONSAR

The CONSAR is a governmental body subordinated to the SHCP, having independent technical and executive powers.  The CONSAR was created in 1997 as part of a comprehensive reform of the retirement savings and pensions system, and is in charge of protecting the retirement savings of employees through the regulation and supervision of Afores and Siefores.  The CONSAR evaluates risks borne by the participants in the retirement savings system and makes sure these participants are solvent and maintain adequate liquidity levels.

CNSF

The CNSF is a governmental body ascribed to the SHCP, having independent technical and executive powers.  The CNSF is in charge of the supervision and regulation of insurance and bonding companies, promoting the safe and sound development of the insurance and guaranty bond financial sectors.

IPAB

After the 1994 financial crisis, the Mexican government created the IPAB, an independent, decentralized governmental institution with its own legal standing and assets.  The IPAB’s primary purpose is the protection and insurance of bank deposits, having also powers to provide solvency to banking institutions, contributing to the safe and sound development of the banking sector and the national payments system.  The IPAB is also entitled to acquire assets from distressed banking institutions.

CONDUSEF

The CONDUSEF is a governmental body under the SHCP.  The CONDUSEF is in charge of the provision of financial orientation, guidance and information to customers of financial services, as well as implementation of corrective measures through the processing of claims by such customers, with the primary purpose of protecting customer’s interests.  The CONDUSEF may also act as arbitrator in disputes between financial institutions and their customers and establish regulations and impose sanctions to financial institutions in order to protect their clients.

History of the Banking Sector

Banking activities in Mexico have been and continue to be affected by prevailing conditions in the Mexican economy, and the demand for and supply of banking services have been vulnerable to economic downturns and changes in government policies.  Prior to the early 1990s, lending by Mexican banks to the private sector had fallen to very low levels.  It is estimated, however, that by the end of 1994 average total indebtedness of the private sector to Mexican commercial banks had grown to represent approximately 40.7% of Mexican GDP, with mortgage loans and credit card indebtedness generally growing faster than commercial loans.  The devaluation of the Mexican peso in December 1994 initiated a crisis, and the resulting high interest rates and contraction of the Mexican economy in 1995 severely impacted most borrowers’ ability to both repay loans when due and meet debt service requirements.  These effects, among others, caused an increase in the non-performing loan portfolio of Mexican financial institutions, particularly during 1995, which adversely affected the capitalization level of financial institutions.  Also, increased domestic interest rates and the deteriorating value of the peso made it more difficult for financial institutions to renew dollar-denominated certificates of deposit and credit lines.

From 1995 through the end of 1997, the CNBV had assumed or intervened in the operations of 13 banks and had adopted several measures designed to protect, stabilize and strengthen the Mexican banking sector.  These measures included:

•	creating a temporary capitalization program to assist banks;

•	establishing a foreign exchange credit facility with the Mexican Central Bank to help banks with dollar liquidity problems;

•	increasing the level of required loan loss reserves;

•	establishing a temporary program for the reduction of interest rates on certain loans;

•	establishing various programs to absorb a portion of debt service cost for mortgage loan debtors (including debt restructuring and conversion support programs); and

•	broadening the ability of foreign and Mexican investors to participate in Mexican financial institutions.

Reforms to Mexican Banking Law

On February 1, 2008, the Mexican Congress enacted a number of reforms to the Mexican Banking Law, which grant more power to the CNBV and establish new provisions on transparency and reliability in the disclosure of a bank’s information.  The main objectives of the reforms include:

Enhancing the CNBV supervisory practices.  The reforms grant ample authority to the CNBV for the supervision of the financial entities under the Mexican Banking Law.  The CNBV may perform visits to banks, with the aim to review, verify, test and evaluate the operations, processes, systems of internal control and risk management among others elements that may affect the financial position of banks.

Additionally, the reforms permit the CNBV to partially suspend or restrict the execution of the authorized transactions referred to in Article 46 of the Mexican Banking Law, when such transactions are prohibited or not performed with the required infrastructure or internal controls.  The order of suspension can be issued regardless of any other applicable sanctions under the Mexican Banking Law.

Increasing requirements for the granting of loans to customers.  For the granting of loans, banks are required to analyze and evaluate the viability of payment by borrowers or counterparties, relying on an analysis based on quantitative and qualitative information that allows establishing their creditworthiness and ability of timely payment of the loan.  Banks must issue guidelines and lending process manuals and credit procedures shall be performed in accordance with such policies.

Establishing new provisions on transparency and reliability.  Banks are required to publicly disclose their corporate, financial, administrative, operational, economic and legal information, as determined by the CNBV.  Banks must post on their website and in a national newspaper their balance sheets and other relevant information periodically.

Establishing fiscalization powers for the supervision of external auditors.  The CNBV has powers of inspection and surveillance with respect to entities that provide external audit services to banks, including those partners or employees who are part of the audit team, in order to verify the compliance with the Mexican Banking Law.  The CNBV is allowed to: (i) request any information and documentation related to the services rendered; (ii) practice inspection visits; (iii) require the attendance of partners, legal representatives and other employees; and (iv) issue audit procedures to be complied by the auditors, in connection with the tax opinions and practices performed by them.

Limited-purpose banks.  The reform introduced limited-purpose banks (bancos de nicho), which can only engage in a limited amount of banking activities which are specifically set forth in their bylaws.  The minimum required capital of limited-purpose banks can vary depending on the activities carried out by such entities, from a range of 90,000,000 UDIs to 36,000,000 UDIs.

Improvement of Creditors’ Rights and Remedies

Mexico has enacted legislation to improve creditors’ rights and remedies.  These laws include collateral pledge mechanisms and a new bankruptcy law.

Collateral Mechanisms

The Mexican Commerce Code (Código de Comercio), the General Law of Negotiable Instruments and Credit Transactions (Ley General de Títulos y Operaciones de Crédito), the former Mexican Securities Market Law, the Mexican Banking Law, the Insurance Companies Law (Ley General de Instituciones y Sociedades Mutualistas de Seguros), the Bonding Companies Law (Ley Federal de Instituciones de Fianzas) and the General Law of Ancillary Credit Organizations and Activities (Ley General de Organizaciones y Actividades Auxiliares del Crédito) were amended with the purpose of providing an improved legal framework for secured lending and, as a consequence, encourage banks to increase their lending activities.  Among its provisions, the decree eliminated a prior non-recourse provision applicable to non-possessory pledges (which allowed the creation of a pledge over all the assets used in the main business activity of the debtor, but limited recourse to the applicable collateral) and collateral trusts, to allow creditors further recourse against debtors in the event that proceeds derived from the sale or foreclosure of collateral are insufficient to repay secured obligations.

Bankruptcy Law

The Mexican Bankruptcy Law provides for a single insolvency proceeding encompassing two successive phases: a conciliatory phase of mediation between creditors and debtor, and bankruptcy.

Only IPAB or the CNBV may demand the declaration of insolvency of banking institutions, including Banco Santander Mexico.  In the case of banking institutions, such as Banco Santander Mexico, with the declaration of bankruptcy (concurso mercantil) the judicial procedure is initiated in the bankruptcy phase and not, as in common procedures, in the conciliatory phase.  The bankruptcy of a Mexican bank is viewed as an extreme measure (because it results in a liquidation and dissolution), which has not been resorted to in practice, and is preceded by a number of measures that seek to avoid it, such as precautionary measures taken by the CNBV, facilities made available by IPAB and an intervention led by the CNBV.  Upon filing of the application for the declaration of insolvency, banking institutions must cease operations and suspend payment of all obligations.

The Mexican Bankruptcy Law establishes precise rules that determine when a debtor is in general default in its payment obligations.  The principal indications are failure by a debtor to comply with its payment obligations in respect of two or more creditors, and the existence of any of the following two conditions: (i) 35.0% or more of a debtor’s outstanding liabilities are 30 days past due; or (ii) the debtor fails to have certain specifically defined liquid assets and receivables to cover at least 80.0% of its obligations which are due and payable.

The law provides for the use and training of experts in the field of insolvency and the creation of an entity to coordinate their efforts.  Such experts include the intervenor (interventor), conciliator (conciliador) and receiver (síndico).  The IPAB acts as the liquidator and receiver and the CONDUSEF may appoint up to three intervenors.

On the date the insolvency judgment is entered, all peso-denominated obligations are converted into UDIs, and foreign currency-denominated obligations are converted into pesos at the rate of exchange for that date and then converted into UDIs.  Only creditors with a perfected security interest (i.e., mortgage, pledge or security trust) continue to accrue interest on their loans.  The Mexican Bankruptcy Law mandates the netting of derivative transactions upon the declaration of insolvency.

The Mexican Bankruptcy Law provides for a general rule as to the period when transactions may be scrutinized by the judge to determine if they were entered into for fraudulent purposes, which is 270 calendar days prior to the judgment declaring insolvency.  This period is referred to as the retroactivity period.  Nevertheless, upon the reasoned request of the conciliator, the intervenors, who may be appointed by the creditors to oversee the process, or any creditor, the judge may set a longer period.

In December 2007, the Mexican Bankruptcy Law was amended to incorporate provisions relating to pre-agreed insolvency proceedings, frequently used in other jurisdictions, that permit debtors and creditors to agree upon the terms of a restructuring and thereafter file, as a means to obtain the judicial recognition of a restructuring reached on an out-of-court basis.  This also provides protection against dissident minority creditors.

Deregulation of Lending Entities and Activities

In July 2006, the Mexican Congress enacted reforms to the General Law of Auxiliary Credit Organizations and Activities, the Mexican Banking Law and the Foreign Investment Law (Ley de Inversión Extranjera), with the objective of creating a new type of financial entity called multiple purpose financial entities (sociedad financiera de objeto múltiple, or Sofom) (the “Sofom Amendments”).  The Sofom Amendments were published in the Official Gazette of the Federation on July 18, 2006.

The main purpose of the Sofom Amendments is to deregulate lending activities, including financial leasing and factoring activities.  Sofomes are Mexican corporations (sociedades anónimas) that expressly include as their main corporate purpose in their bylaws, engaging in lending and/or financial leasing and/or factoring services.  Pursuant to the Sofom Amendments, the SHCP has ceased to authorize the creation of new Sofoles, and all existing Sofol authorizations will automatically terminate on July 19, 2013.  On or prior to that date, existing Sofoles must cease operating as a Sofol.  Failure to comply with this requirement will result in dissolution or liquidation of the Sofol.  Existing Sofoles also have the option of converting to Sofomes or otherwise extending their corporate purposes to include activities carried out by Sofomes.

Among others, Sofomes that are affiliates of Mexican credit institutions (i.e., private or public banks) or the holding companies of financial groups that hold a credit institution will be regulated and supervised by the CNBV, and will be required to comply with a number of provisions and requirements applicable to credit institutions such as capital adequacy requirements, risk allocation requirements, related party transactions rules, write-offs and assignment provisions, as well as reporting obligations.  Regulated Sofomes are required to include in their denomination the words “Entidad Regulada” (regulated entity) or the abbreviation thereof, “E.R.” All other entities whose main purpose is engaging in lending, financial leasing and factoring activities are non-regulated Sofomes and must so indicate in their corporate denomination by including the words “Entidad No Regulada” (non-regulated entity) or the abbreviation thereof, “E.N.R.” Non-regulated Sofomes are not subject to the supervision of the CNBV.

Sofomes (regulated or non-regulated) will be subject to the supervision of the CONDUSEF as is the case with any other financial entity.

The Sofom Amendments also eliminated the restrictions on foreign equity investment applicable to Sofoles, financial leasing and factoring companies, which until the Sofom Amendments became effective, was limited to 49.0%.  Accordingly, the Sofom Amendments may result in an increase in competition in the financial services industry, from foreign financial institutions.

The Mexican Securities Market Law

The Mexican Securities Market Law sets standards for authorizing companies to operate as brokerage firms, which authorization is granted by the CNBV with the approval of its Governing Board.  In addition to setting standards for brokerage firms, the Mexican Securities Market Law authorizes the CNBV, among other things, to regulate the public offering and trading of securities, corporate governance, disclosure and reporting standards and to impose sanctions for the illegal use of insider information and other violations of the Mexican Securities Market Law.  See “Market Information—The Mexican Securities Market.”

Insurance System

The Mexican insurance system is governed by the Insurance Companies Law, the Bonding Companies Law, the Insurance Contract Law (Ley Sobre el Contrato de Seguro) and other regulatory provisions issued by the SHCP and the CNSF.  Insurance companies require the authorization of the SHCP for their incorporation.  The authorization shall include the specific sector in which the insurance company will conduct business, including life, health care, property and casualty, civil and professional liability, among others.  The SHCP may also grant authorization to perform reinsurance and co-insurance activities.  Insurance companies are subject to stringent capital adequacy and investment rules, compliance with which is verified by the CNSF.  These rules determine the type of assets into which insurance companies may invest, as well as the minimum amount of capital required to be maintained by such entities.  Also, insurance companies are required to maintain technical reserves as protection against risks, which help such entities to maintain adequate liquidity levels.

The regulation and surveillance powers of the CNSF grant this entity the authority to verify compliance with the various financial and technical actuarial regulations, as well as with other corporate governance principles.

Retirement Savings System

The Retirement Savings Systems Law (Ley de los Sistemas de Ahorro para el Retiro) established the Afore pension system.  Among other economic benefits and other services to be provided to participants in the retirement savings system, the Retirement Savings Systems Law provides that each employee may establish an independent retirement account, which is to be managed by an approved Afore.  Under this system, employees, employers and the government are required to make contributions to the independent retirement accounts maintained by each employee.  In addition to the mandatory contributions, employees are allowed to make voluntary contributions to their independent retirement accounts.  Pursuant to the Retirement Savings Systems Law, the main functions of an Afore include, among others, (i) managing pension funds, (ii) creating and managing individual pension accounts for each worker, (iii) creating, managing and operating specialized pension funds (Sociedades de Inversión Especializadas de Fondos para el Retiro, or Siefores), (iv) distributing and purchasing Siefores’ stock, (v) contracting pension insurance, and (vi) distributing, in certain cases, the individual funds directly to the pensioned worker.

Afores and Siefores are subject to the supervision of the CONSAR, which is in charge of the coordination and regulation of the pension system.

Amendments to Financial Regulations Impacting Banks

The Mexican financial system has continued to advance in recent years, consistent with demands from regulators and market participants, developments in other jurisdictions and to address systemic issues resulting from the global financial crisis.  In particular, in June 2007, a new Law for the Transparency and Ordering of Financial Services (Ley para la Transparencia y Ordenamiento de los Servicios Financieros) was approved, which granted the Mexican Central Bank authority to regulate interest rates and fees and the terms of disclosure of fees charged by banks to their customers.

Even though the recent global financial crisis did not affect Mexican banks directly, many Mexican corporations were affected, primarily by having engaged in foreign-currency linked derivative transactions, which increased exposures substantially as a result of the devaluation of the peso, triggering a new regulation issued by the CNBV that seeks to improve disclosure standards as they relate to derivative transactions.

The Federal Law for Protection of Personal Data Held by Private Persons  (Ley Federal de Protección de Datos Personales en Posesión de Particulares) that protects personal data collected, recently became effective.  Under such law, we are required to ensure the confidentiality of information received from clients.  No assurances may be given as to how such law will be interpreted.  However, if strictly interpreted and enforced, we may be subject to fines and penalties in the event of violations to the provisions of such law.

BUSINESS

While we have prepared our consolidated financial data as of and for the years ended December 31, 2010 and 2011 in accordance with IFRS, all of the data in this section reported by the CNBV for the Mexican financial sector as a whole as well as individual financial institutions in Mexico, including us, is prepared in accordance with Mexican Banking GAAP and thus may not be comparable to our results prepared in accordance with IFRS.  All statements in this section regarding our relative market position and financial performance vis-à-vis the financial services sector in Mexico are based, out of necessity, on information obtained from CNBV reports, and accordingly are presented in accordance with Mexican Banking GAAP.

 In addition, all of the financial data in this section regarding our subsidiaries has been prepared in accordance with Mexican Banking GAAP, whereas all of our consolidated financial data in this section has been prepared in accordance with IFRS.

Overview

We are the second largest financial services holding company in Mexico based on net income and the fourth largest financial services holding company in Mexico based on total assets, deposits and loans as of December 31, 2011, each according to the CNBV.  Through our bank and other subsidiaries, we provide a wide range of financial and related services, principally in Mexico, including retail and commercial banking, securities underwriting and brokerage and custody services, and asset management.  Our principal subsidiaries are Banco Santander Mexico, our commercial bank subsidiary, Casa de Bolsa Santander, our brokerage subsidiary and Gestión Santander, our asset management subsidiary.  As of December 31, 2011, we had total assets of Ps.744.2 billion (U.S.$53.4 billion) and shareholders’ equity of Ps.91.5 billion (U.S.$6.6 billion), and for the year ended December 31, 2011, we had net income of Ps.17.7 billion (U.S.$1.3 billion), which represented an ROAE of 21.9% for that period.  Our most significant subsidiary is Banco Santander Mexico, which as of December 31, 2011 accounted for 99.9% of our total assets and 103.6% of our shareholders’ equity, and for the year ended December 31, 2011 accounted for 73.4% of our net income.  As of December 31, 2011, Banco Santander Mexico had total loans net of allowances outstanding of Ps.302.5 billion (U.S.$21.7 billion), total deposits of Ps.315.6 billion (U.S.$22.6 billion) and 1,097 branches located throughout Mexico.

We offer a differentiated financial services platform in Mexico focused on the client segments that we believe are most profitable, such as high- and mid-income individuals and SMEs, while also providing integrated financial services to individuals of other social classes, as well as to medium and large companies in Mexico.  We began to implement our client segmentation strategy in 2008 through the development of our information technology systems, product offerings, distribution channels and internal practices.

Our principal executive offices are located at Avenida Prolongación Paseo de la Reforma 500, Colonia Lomas de Santa Fe, Delegación Álvaro Obregón, 01219, México, Distrito Federal, Mexico.  Our telephone number at that address is +52 55 5257-8000 and our website is www.santander.com.mx.  None of the information contained on our website is incorporated by reference into, or forms part of, this prospectus.

The following chart sets forth the operating segments of the Bank and their main focus.

Retail Banking	Global Wholesale Banking
•  Individuals

•  Private banking for individuals with net wealth in excess of Ps.3 million

•  SMEs with annual gross revenues of less than Ps.100 million

•  Middle-market companies and large domestic companies with annual gross revenues between Ps.100 million and Ps.1,395 million

•  Government institutions, comprised of Mexican federal government agencies, state agencies and municipalities, as well as Mexican universities

•  Global transaction banking

•  Credit markets

•  Corporate finance

•  Equity custodial and related services

•  Treasury trading activities

•  Proprietary trading

•  Global wholesale banking products and solutions for retail customers

In addition, we have a Corporate Activities operating segment comprised of all other operational and administrative activities that are not assigned to a specific segment or product listed above.  These activities include the centralized management of our financial investments, the financial management of our structural interest rate risk and foreign exchange position and the management of our liquidity and equity through securities offerings and the management of assets and liabilities.

The investment banking and equity trading activities of Casa de Bolsa are included in the Global Wholesale Banking segment, while the retail portion of our brokerage business is part of the Retail Banking segment.  The activities of Gestión Santander are included in both the Retail Banking and the Global Wholesale Banking segments.  The activities of Seguros Santander are included in the Retail Banking segment.

The following table sets forth the breakdown of our net interest income and operating profit before tax by operating segment.

	For the year ended December 31,				For the year ended December 31,
	2010		2011		2010		2011
	Net interest income				Operating profit before tax
	(Millions of pesos)
Retail Banking	Ps.	18,765	Ps.	21,107	Ps.	6,699	Ps.	12,587
Global Wholesale Banking		2,060		3,690		4,144		2,949
Total	Ps.	20,825	Ps.	.24,797	Ps.	11,413	Ps.	15,536

The following table shows certain of our financial and operational data.

	As of and for the year ended December 31,
	2010		2011
	(Millions of pesos, except percentages, branch and customer data)
Branches		1,073		1,097
Customers		9,073,942		9,301,238
Total assets	Ps.	661,614	Ps.	744,204
Loans		229,282		314,628
Deposits		412,956		436,841
Shareholders’ equity		85,641		91,487
Non-performing loans as a percentage of total loans(1)		2.11%		1.98%
Efficiency(2)		38.21		42.91
Return on average shareholders’ equity (ROAE)(3)		15.72		21.93

(1)
Non-performing loans include (i) all credits past due by more than (x) 30 days, in the case of single-payment loans, (y) 60 days, in the case of revolving loans (including consumer loans and credit cards), and (z) 90 days, in the case of periodic -payment loans (including non-revolving consumer loans, mortgages and commercial loans), and (ii) other doubtful credits. Other doubtful credits include (i) if greater than 25% of a customer’s loans are considered non-performing, the rest of such customer’s loans and (ii) loans to borrowers in doubtful financial situations such as bankruptcy.

(2)
Efficiency ratios are equal to operating expenses as a percentage of operating revenue excluding provisions for loan losses, which is the aggregate of net interest income, fees and income from services (net), gain (loss) on financial assets and liabilities (net) and other operating income (net).

(3)	Calculated based upon the average daily balance of shareholders’ equity.

Banco Santander Spain is our controlling shareholder and owns, directly or indirectly, 99.9% of our total capital stock.  We believe that our relationship with Banco Santander Spain and the Santander Group as a whole offers us significant competitive advantages over other financial services holding companies in Mexico.  As of December 31, 2011, the Santander Group had total assets of €1,251,526 million (U.S.$1,622,094 million), shareholders’ equity of €82,859 million (U.S.$107,393 million) and a market capitalization of €50,290 million (U.S.$65,181 million).  It also generated an attributable profit of €5,351 million (U.S.$6,935 million) in the year ended December 31, 2011.  We represented approximately 10% and 3% of the Santander Group’s attributable profit and assets, respectively, in 2011.

In Latin America, the Santander Group is one of the overall largest banking groups in terms of assets with 6,046 branches and 91,887 employees and an attributable profit of €4,664 million (U.S.$6,045 million) for the year ended December 31, 2011.

Market Opportunity

We believe that the current sustained growth of the Mexican economy, the young age of the Mexican population, the stable and well-regulated Mexican financial system and the low penetration rates of financial services in Mexico offer a significant opportunity for us to continue growing.

Stable economy with high potential

Mexico has the second largest population in Latin America according to the United Nations Development Program, and it is expected to grow by 9% from 2011 to 2025 according to estimates from CONAPO.  From 2000 to 2011, Mexico’s economy, the second largest in Latin America in terms of gross domestic product, or GDP, experienced an average real annual GDP growth of 2.2%, notwithstanding a sharp drop of 6.2% in 2009, according to figures from INEGI.  The Mexican economy posted GDP growth rates of 5.5% and 3.9% in 2010 and 2011, respectively, according to INEGI, slightly above the 5.2% and 3.8% world output growth in 2010 and 2011, respectively, but significantly exceeding the 3.2% and 1.6% output growth registered by advanced economies in 2010 and 2011, respectively, according to estimates by the International Monetary Fund.  Mexico’s economy has been rated investment grade by Moody’s, Standard & Poor’s and Fitch since 2002 and as of 2011 it had a public net debt-to-GDP ratio of 35.4% according to the Economist Intelligence Unit.

Mexico’s international reserves have steadily increased over the last few years, reflecting a conservative monetary policy.  The cumulative annual growth rate of Mexico’s international reserves from 2004 to 2011 was 12.8%.  The following table shows the increase in Mexico’s international reserves for the periods indicated:

Note: 2011 figure is preliminary.

Source: Mexican Central Bank.

Mexico’s economic performance has greater correlation relative to the United States than other countries, which we believe makes it relatively more resistant to the European sovereign debt crisis.  The following table shows Mexican exports to the United States and the rest of the world for the periods indicated:

Note: Excluding petroleum exports.

Source: Mexican Central Bank.

Furthermore, while the Mexican manufacturing industry experienced a sharp decrease in 2009 due to the global financial crisis, it has significantly recovered since 2010.  The following table shows the performance of the Mexican manufacturing industry in terms of the industry’s monthly index for the periods indicated:

Source: INEGI.

Remittances had a compound annual growth rate of 9.7% between 2002 and 2011, and as a result have become one of the most significant sources of inflows into Mexico.  After a decrease in 2008 and 2009 as a result of the global financial crisis, remittances have increased as shown in the chart below:

Source: Mexican Central Bank.

We believe a combination of macroeconomic factors, such as inflation levels and stable interest rates, which, according to the Mexican Central Bank, have both been below 5% since 2010, have contributed to job creation and sustained consumer confidence.  As a result, the Mexican economy has maintained higher domestic demand than it had during prior global economic crises, which in turn has helped to overcome weak external demand.  Since 2010, 1.3 million new jobs have been created according to the IMSS, Mexico’s Social Security Institute.  At the same time, even though consumer confidence is still lagging behind pre-crisis levels, it is 24% higher than its low in 2009, according to INEGI and Mexican Central Bank statistics.  Despite the current uncertainty surrounding the global economy, Mexico posted a 5.5% GDP growth in 2010 and a 3.9% GDP growth in 2011, according to official figures from INEGI.

Mexico experienced a continuous expansion of its middle class from 2000 to 2008, according to a survey by AMAI.  Also, according to GEA, from 1992 to 2006 the share of the population that has monthly income greater than five times the minimum salary tripled, which in turn increased the number of potential clients of financial institutions in Mexico.  In addition, according to CONAPO, the dependency ratio  of the Mexican population is expected to reach its lowest levels in the period from 2012 to 2028, which in turn would increase the number of working individuals that require financial services.

Mexico has one of the highest real GDP per capita ratios in the region, and the expected growth rate of the portion of the population above 20 years old in Mexico is higher than other Latin American countries such as Brazil, Argentina and Chile, according to the United Nations Development Program.

Note: GDP (considering non-petroleum exports) per capita of top ten countries in Latin America based on total population.

Source: Global Insight, United Nations Development Program.

The HDI, monitored by the United Nations, which measures a variety of factors including life expectancy and access to education, has increased in Mexico over the past decade.  Mexico has maintained a higher than average HDI and a higher absolute growth when compared to other countries in Latin America and globally.

Source: International Monetary Fund—Financial Access Survey 2010.

Low credit penetration

Although financial groups play an increasingly important role in the Mexican economy, the country remains underbanked in comparison with more mature markets and even other countries in Latin America as demonstrated by relatively low ratios of total loans and total deposits as a percentage of nominal GDP.  According to the

International Monetary Fund’s Financial Access Survey, Mexico had a ratio of total outstanding loans from commercial banks to GDP of 16.2% as of December 31, 2010, compared to 29.0% in Brazil, 72.6% in Chile, 37.8% in Costa Rica, 13.6% in Argentina and 25.2% in Peru.  Mexico also had a ratio of total outstanding deposits with commercial banks to GDP of 20.9%, as of December 31, 2010, compared to 47.5% in Brazil, 44.2% in Costa Rica, 17.8% in Argentina and 26.9% in Peru.  The outstanding loans from commercial banks to GDP ratios and outstanding deposits with commercial banks to GDP ratios of the United States and Canada were 46.0% and 53.1%, and 102.7% and 124.9%, respectively, as of December 31, 2010.  Finally, the level of banking penetration in Mexico (as measured by the loans to GDP ratio) currently remains below the banking penetration levels reached before the 1994 crisis.  As the level of market penetration of the banking sector in Mexico rises to the level of other countries in Latin America, we believe the banking sector has the potential to grow at a faster rate than the overall economy.

The following table shows total outstanding loans from commercial banks and total outstanding deposits with commercial banks for selected countries as of December 31, 2010.

Source: International Monetary Fund—Financial Access Survey 2010.

The following table shows total loan concentration in the following Latin American banking systems for the periods indicated.

Sources: Banco Central do Brasil, Supertendencia de Banco e Instituciones Financieras Chile, CNBV and Asociación de Bancos de Argentina.

In 2011, the market share of the top six banks in Mexico accounted for 74% of deposits.  This compared to 77% in Brazil, 67% in Chile and 62% in Argentina, levels of concentration that have remained consistent for the last four years.

The following table shows total deposit concentration in the following Latin American banking systems for the periods indicated.

Sources: Banco Central do Brasil, Supertendencia de Banco e Instituciones Financieras Chile, CNBV and Asociación de Bancos de Argentina.

Stable and well-regulated financial system

The Mexican financial sector is regulated by several government agencies such as the Mexican Central Bank, the SHCP, the CNBV and the IPAB among others.  Banking regulation in Mexico has undergone extensive reform and has improved over the past decade.  Amongst the most important developments in creating a stable regulatory framework were the creation of a limited deposit-insurance fund, the introduction of new capital-adequacy and provisioning requirements, improved accounting standards, the implementation of stricter lending practice requirements and regulations to improve assessments of reserves needed to cover losses.  In addition, bankruptcy legislation was reformed substantially in 2000 to create a clearer framework of protections for creditors and to expedite procedural terms, which we believe in turn fostered greater stability in the financial sector.

We believe the Mexican banking system is among the most well-regulated financial systems in the world, based on the Financial System Stability Assessment published by the International Monetary Fund in December 2011, which covers the top 25 financial systems worldwide, including Mexico.  According to the Financial System Stability Assessment, the Mexican banking system is profitable, liquid and well capitalized, and stress tests suggest that it is able to withstand severe shocks.  The Mexican government has stated that the country will be an early adopter of the Basel III international rules which will require full implementation by 2019.  According to the CNBV, as of March 31, 2012, the banking system in Mexico had a 15.7% total capital ratio, above the 10.5% threshold that will be required by the Basel III international rules.

Our Competitive Strengths

Leading market position

We rank second in terms of net income and fourth in terms of total assets, deposits and loans among financial groups in Mexico, with market shares of 20.9%, 12.8%, 12.8% and 13.5%, respectively, as of December 31, 2011 according to the CNBV.  Banco Santander Mexico ranks second in terms of net income and third in terms of total assets among private-sector banks in Mexico, with market shares of 19.1% and 12.7%, respectively, as of December 31, 2011 according to the CNBV.  Among the seven largest financial groups and private-sector banks in Mexico, we believe we hold leading market positions in most of our key product lines, such as mortgages, and loans to SMEs and middle-market companies.  We are also one of the leading wholesale commercial banks in Mexico.

The following table shows the rankings and market share of Banco Santander Mexico and Grupo Financiero Santander among the seven largest private banks and financial groups in Mexico, respectively, as of December 31, 2011, according to the CNBV.  All statements in this prospectus regarding our relative market position and financial performance vis-à-vis the financial services sector in Mexico are based, out of necessity, on information obtained from CNBV reports, and accordingly are presented in accordance with Mexican Banking GAAP.  For a more detailed description of our performance relative to the Mexican banking industry, see “Business—Competition.”

	As of December 31, 2011
Rankings and Market Share	Rank of Banco Santander Mexico among Banks(1)	Rank of Grupo Financiero Santander among Financial Groups(2)	Market Share of Banco Santander Mexico among Banks (1)	Market Share of Grupo Financiero Santander among Financial Groups (2)
Loans	4	4	12.7%	13.5%
Deposits	4	4	12.1%	12.8%
Total assets	3	4	12.7%	12.8%
Asset quality(3)	2	2	—	—
Shareholders’ equity	3	3	15.3%	13.3%
Net income	2	2	19.1%	20.9%
Efficiency(4)	2	3	—	—
ROAE	2	1	—	—

Source: CNBV.

(1)	Among the seven largest private banks in Mexico.

(2)	Among the seven largest private financial groups in Mexico.

(3)	Defined as total non-performing loans as a percentage of total loans.

(4)
Efficiency ratios are equal to operating expenses as a percentage of operating revenue excluding provisions for loan losses, which is the aggregate of net interest income, fees and income from services (net), gain (loss) on financial assets and liabilities (net) and other operating income (net).

We believe that our scale and market leadership provide us with exceptional competitive opportunities, including the ability to gather market intelligence to support decision-making in determining business opportunities and in meeting our customers’ needs.

Focus on well-defined profitable client segments resulting in superior track record

We believe our increasing market share in our key client segments will continue to contribute to our profitability.  We have posted ROAE levels for Banco Santander Mexico of 16.3% and 16.0% in 2010 and 2011, respectively, making us the second most profitable bank among the seven largest private-sector banks in Mexico under that metric in 2011 according to the CNBV.  We developed our client segmentation strategy in 2008 with clearly defined client segments: high- and mid-income individuals, and SMEs.  Since then, we have focused our efforts on further refining our client segmentation, developing our product offerings, developing our information technology systems and our internal practices, as well as enhancing our distribution channels in order to better service our key client segments.

We believe our targeted efforts have helped us organically increase our market share in key business lines such as middle-market and large domestic companies, where our market share increased 23.1% from December 31, 2010 to December 31, 2011, according to CNBV data.  In addition, the acquisition of the GE Capital mortgage business in April 2011 has made us the second-largest provider of mortgages in Mexico in terms of mortgage loans outstanding in 2011, according to the CNBV.  See “Business—Our Core Products—Mortgages.”

Efficient and business-oriented operational platform

Our operational platform efficiently combines our modern business-oriented IT systems with our multichannel distribution strategy, resulting in innovative ways to serve our clients.  We have well-developed CRM tools that allow us to monitor our clients’ behavior and provide them with targeted product offerings through diverse channels.  As a consequence, we are able to efficiently leverage alternative distribution channels such as ATMs, internet banking and our contact center, which enable us to deliver better service to our clients and increases our sales ratios.  We believe our efficient operations allow us to realize synergies and more profitable growth.

We believe we have one of the most efficient banking platforms among banking institutions in Mexico, based on our efficiency ratios and the use of our infrastructure.  We believe this is a result of many factors, including our focus on cost-control and best practices that we can leverage from Banco Santander Spain, among others.  We believe our efficiency ratio provides us with operating flexibility and enables us to be more competitive in pricing when compared to our peers.

Synergies from our affiliation with the Santander Group

We believe that being an affiliate of the Santander Group offers us significant competitive advantages.  Santander Group is one of the largest banking groups in Latin America in terms of assets, the largest financial group in Spain and a significant financial system participant in various European countries, including the United Kingdom, through its Santander UK subsidiary, and Portugal.  Through Santander Consumer, Santander Group also operates a leading consumer finance franchise in the United States as well as in Germany, Italy, Spain and several other European countries.  Our relationship with the Santander Group allows us, among other things, to:

•
benefit from the Santander Group’s operational expertise in areas such as internal control and risk management, with practices that have been developed in response to a wide range of market conditions around the world and that we believe will enhance our ability to grow our business within desired risk limits;

•
strengthen our internal auditing function and, as a result of the addition of an internal auditing department that reports concurrently and directly to our Audit Committee and the audit committee of Banco Santander Spain, making it more independent from management;

•	enhance our ability to manage credit and market risks through the adoption of policies and know-how developed by Banco Santander Spain;

•
leverage the Santander Group’s latest-generation, customer-centered, global information technology platform, which reduces our technology development costs, provides operational synergies with the Santander Group, enhances our ability to support our customers and enables us to deliver products and services targeted to the needs of our customers;

•
utilize the Santander Group’s management training and development, which is composed of a combination of in-house training and development with access to managerial expertise and best practices in other Santander Group units outside Mexico.  Banco Santander Spain also participates in monitoring key supervisory areas, including risk, auditing, accounting and financial control;

•	access the Santander Group’s multinational client base and benefit from the Santander Group’s global presence, particularly in Latin America;

•
support our large Mexican corporate customers in the internationalization of their businesses, through trade financing, international capital markets access, structured finance and syndicated loans, as well as transactional banking services;

•	benefit from selectively borrowing from Santander Group’s product offerings in other countries as well as from their know-how in systems management;

•	replicate or adapt in Mexico the Santander Group’s successful product offerings and best practices from other countries; and

•	benefit from the Santander Group’s overall market presence and market campaigns such as the Formula 1 sponsorship.

Although we benefit from our affiliation with the Santander Group, our executive officers are responsible for the management of our business independent from our Parent.

Proven risk management practices

The incorporation of Santander Group’s worldwide risk management platform into various levels of our organization, as well as the application of rigorous credit assessment and approval processes, has been an integral part of our efforts to control the level of non-performing loans while growing our loan portfolio.  Our asset quality (defined as total non-performing loans as a percentage of total loans) ranked second among the seven largest financial groups and private-sector banks in Mexico as of December 31, 2011, according to the CNBV.  As of December 31, 2011, we had a non-performing loans ratio of 1.7% and a coverage ratio (defined as total reserves for loan losses divided by total non-performing loans) calculated in accordance with Mexican Banking GAAP of 210.6%, compared to industry averages of 2.4% and 193.3% respectively, which indicate our prudent levels of asset growth.  We believe that our conservative risk approach, which contemplates the strict management of credit risk together with prudent management of foreign exchange risk, interest rate risk and term risk, has allowed us to maintain strong asset quality as well as profitability while growing our loan portfolio.

Strong and sustainable funding profile

Our principal source of funding is customer deposits, which represented Ps.316.1 billion, or 48.4%, of our total liabilities as of December 31, 2011.  As of December 31, 2011, customer deposits represented 68.1% of our total deposits.  Since the Bank is primarily a transactional bank, customer deposits, a relatively less expensive source of funding, constitute the main source of liquidity in our financing structure.  This has allowed us to manage our reliance on and exposure to riskier sources of funding and manage our liquidity requirements.  We have attractive capitalization levels.  As of December 31, 2011, our total capitalization ratio was 14.8% and our Tier 1 capital ratio was 14.5%, calculated in each case under Mexican Banking GAAP.

Experienced management team and skilled workforce

We benefit from a highly experienced management team.  Our senior management has an average of 20 years of experience in the financial industry and 15 years in the Santander Group.  Our management team has guided us through economic cycles and, by anticipating recent macroeconomic developments, has increased our net income by approximately 80% since 2005, more than two times the 37% increase in the Mexican banking system as a whole over the same period, according to data from the CNBV.  Our management has concentrated its efforts on establishing a successful working environment and employee culture, and has invested in rigorous personnel selection processes, training programs and 360-degree thorough evaluation processes to maintain a strong talent base and foster retention.  We have promoted the development and strengthening of abilities and skills in managing people and teams.  The experience and commitment of our senior management team has been a critical component in the growth of our franchise, as well as in the continuing enhancement of our operations and financial performance.

Our Strategy

As demonstrated by our strong profitability and growth in key business lines, we believe our strategy of focusing on retail banking for Mexico’s emerging middle class and SMEs has been a success.  We intend to continue leveraging our competitive advantages to expand our business in the most dynamic and profitable segments of the Mexican economy, enhancing our leading banking franchise in Mexico while focusing on sustained growth and profitability.

We intend to achieve these objectives through the following strategies:

Leverage our leading market position to benefit from the significant growth potential of the Mexican banking sector

We seek to continue increasing our market penetration, focusing on our well-defined client segments and targeted products (such as mortgages, consumer lending and SME lending).  At the same time we intend to continue developing our profitable and client-centered wholesale bank.  To achieve these objectives, we will continue to leverage our strong brand name, distribution network and products, as well as capture the benefits of growth in the banking sector as the Mexican economy grows and the level of penetration of financial services in Mexico approaches those of other countries in Latin America.  Furthermore, we will continue to focus our marketing efforts to grow our customer base and promote loyalty within our customer base, as well as the cross-selling of products and services to increase the number of products used by each of our clients.  We intend to achieve this objective by cross-selling credit products, such as mortgages, credit cards and payroll loans, and insurance products, such as life, automobile, home, health, accident, fraud and unemployment insurance, to our payroll clients.  As of December 31, 2011, we had Ps.13,233 million (U.S.$949 million) in payroll loans.  We intend to improve our competitiveness by further strengthening our brand awareness, particularly through the marketing of our products and the use of our multichannel distribution platform, and by continuing to focus on the development of innovative products that we believe satisfy the needs of each of our different client segments.

Continue to expand and develop our customer base in our focused client segments and enhance customer loyalty

We intend to continue to use our extensive distribution network to proactively pursue and strengthen our relationships with high- and mid-income customers through the offering of key products and business solutions for SMEs and middle-market companies.  An important part of our strategy is the segmentation of our customer base.  We classify our individual customers in three main categories: premier, preferred and classic customers.  We believe that our clear customer classification allows us to offer our customers a portfolio of targeted products that fit their specific needs.  Another important part of our strategy is the use of multiple channels, including third-party branches, ATMs, our contact center, internet banking and mobile banking, among others.  We believe that these complementary channels are an important way to reach a broader spectrum of customers, thereby allowing us to better reach and expand our customer base.  We also believe our high quality customer service capabilities allow us to differentiate ourselves in the highly competitive Mexican banking environment.  By combining our highly productive branch network with our alternative channels, such as ATMs, our contact center, internet banking and mobile banking, we believe that we are able to consistently satisfy our customers’ expectations and that we will be able to achieve top-quality service levels.

Expand product offerings and distribution channels, particularly in the Retail Banking segment

We intend to further increase our business and operations throughout Mexico, expanding our retail banking services to existing and prospective retail customers.  Through the implementation of CRM strategies and market intelligence, we plan to offer new products and services to existing customers according to client segmentation and the development of value-added offers.  Our CRM mission is to place our clients at the center of our commercial strategy.  By improving our information technology and our processes, we believe we will be able to produce business intelligence by acquiring detailed information about the current and future needs and behaviors of our customers.  This business intelligence will allow further customer segmentation according to life cycle and income levels and will also enable us to improve the ways we serve our customers through our various distribution channels.

We will also continue to invest in creating and maintaining strong business support and commercial processes.  For example, we have developed a fully integrated branch network, which manages customer product offerings through an internally designed CRM tool that enables branch executives to proactively approach our customer base with specific and tailored product offerings.  As a result of our new consumer credit issuance process, a customer can leave one of our branches with a new credit card in less than fifteen minutes.  Finally, our contact center enhances our ability to provide segmented customer service.

 We seek to increase our market share in retail banking by offering innovative banking products and intend to focus on product areas such as mortgages, credit cards, personal loans and SME loans where we believe there is an opportunity to increase our market share.  For our non-retail clients, we will continue to offer through our Global Wholesale Banking segment an array of comprehensive products and services relating to finance, guarantees, mergers and acquisitions, equity and fixed income, structured finance, international trade finance, cash management services, collection services and e-banking, including structured loans, syndicated loans, acquisition financing and financing of investment plans, among others.  We intend to improve the ways we serve our clients by expanding the multichannel distribution strategy related to each of our client segments, and we will continue to maximize the synergies and leverage the cross-selling opportunities between our corporate and retail businesses.  In addition, we have established a division that is focused on enhancing the quality of our products and processes.

Capitalize on our efficient risk management practices and cost-efficient culture to promote profitable and sustainable growth

As we pursue our growth and profitability objectives, we will continue to comply with our risk policies aimed at generating an appropriate return for the risk incurred.  We intend to continue to carefully monitor the credit quality of our asset portfolio, particularly any assets in high growth segments such as individuals and SMEs, while diversifying our balance sheet.  We plan to maintain a balanced growth profile with a strong emphasis on liquidity, a stable, low-cost funding base and strong capital ratios.

We believe our emphasis on financial discipline has allowed us to maintain above average margins and flexibility to adapt and react to new opportunities and market dynamics.  Furthermore, we plan to make effective use of technology through alternative channels, such as mobile banking, internet banking and our telephone contact center, in order to control the expenses associated with the continued expansion of our multichannel distribution strategy.  As of December 31, 2011, we were the second most efficient bank among the seven largest private banks in terms of assets in the Mexican banking system, according to data from the CNBV.  Efficiency ratios are equal to operating expenses as a percentage of operating revenue excluding provisions for loan losses, which is the aggregate of net interest income, fees and income from services (net), gain (loss) on financial assets and liabilities (net) and other operating income (net).  We will continue to monitor our administrative and promotional expenses in order to maintain a low efficiency ratio.

Our Corporate Structure

The following chart presents our corporate structure, indicating our principal subsidiaries and respective ownership interests as of the date of this prospectus.

Total assets: Ps.739,063 million (99.9% of total) Net income: Ps.13,700 million (73.4% of total) Shareholders’ equity: Ps.91,710 million (103.6% of total)	Total assets: Ps.584 million (n.a.) Net income: Ps.90 million (0.5% of total) Shareholders’ equity: Ps.220 million (0.2% of total)	Total assets: Ps.1,976 million (0.3% of total) Net income: Ps.65 million (0.3% of total) Shareholders’ equity: Ps.1,187 million (1.3% of total)

All of our principal subsidiaries are incorporated in Mexico.

Our Series B shares trade on the Mexican Stock Exchange.  Our free float as of the date of this prospectus is comprised of a total amount of 9,051,243 Series B shares representing 0.27% of our outstanding Series B shares, 0.13% of our total capital stock and 0.13% of our total voting interests.

Banco Santander Mexico

Banco Santander Mexico is a corporation (sociedad anónima) authorized to operate as a multiple-purpose banking institution (institución de banca múltiple) under the Mexican Banking Law.  Banco Santander Mexico is one of the top four multi-purpose banks in Mexico in terms of total assets, net income and loan portfolio as of December 31, 2011, according to the CNBV.  For the year ended December 31, 2011, Banco Santander Mexico had net income of Ps.13.7 billion (U.S.$1.0 billion), and as of December 31, 2011, Banco Santander Mexico had total assets of Ps.739.1 billion (U.S.$53.0 billion), total loans net of allowances outstanding of Ps.302.5 billion (U.S.$21.7 billion), total deposits of Ps.315.6 billion (U.S.$22.6 billion) and shareholders’ equity of Ps.91.7 billion (U.S.$6.6 billion).  As of December 31, 2011, Banco Santander Mexico employed 12,151 people (including employees from the GE Capital mortgage business) and had 1,097 branches located throughout Mexico.  Its headquarters are located in Mexico City, Distrito Federal, and it operates in every state in Mexico.

Banco Santander Mexico provides a broad range of retail and commercial banking services to its customers, including peso- and foreign currency-denominated loans to finance a variety of commercial transactions, trade, foreign currency forward contracts and credit lines and a variety of retail banking services, including mortgage financing and credit cards.  It seeks to offer its customers a wide range of products while providing high levels of service.  In addition to its traditional banking operations, Banco Santander Mexico offers a variety of ancillary financial services including financial leasing, financial advisory services, insurance brokerage and investment management.

Gestión Santander

Gestión Santander is our asset management subsidiary with fully integrated investment, operational and commercial structures.  It is the third largest asset management firm in Mexico, according to AMIB, with assets under management of approximately Ps.169,434 million (U.S.$12.1 billion) as of December 31, 2011, with a market share of 13.7%.  As of December 31, 2011, Gestión Santander’s net income was Ps.90.0 million (U.S.$6.5 million), which represented 0.5% of our net income and generated net fees of Ps.303.8 million (U.S.$21.8 million), representing 3% of our total net fees.

Gestión Santander provides expertise in a diverse range of equity, fixed income, structured products and investment management advisory strategies to institutional investors, financial intermediaries and private clients.  Gestión Santander offers these solutions through mutual funds and managed accounts through Banco Santander Mexico’s branch network, independent brokers and Gestión Santander’s own sales force.

Gestión Santander manages 61 different funds, covering a wide variety of investment alternatives for the Mexican market.  By fund class, 87% of the funds are fixed income or money market in terms of assets and the rest include equity, structured and funds of funds, among others.

The following table shows our mutual funds by asset class as of December 31, 2011.

	As of December 31, 2011
Asset Class	Number of Funds	Assets in millions of pesos
Structured(1)	12	Ps.	9,618
Fixed income	17		41,147
Funds of funds	5		937
Money market	9		106,242
Equity	11		6,584
Currency-related	3		1,165
Mixed asset funds	4		3,741
Total	61	Ps.	169,434

(1)	Includes 7 fixed income mutual funds (Ps.4,718 million), 4 equity mutual funds (Ps.2,191 million) and 1 foreign exchange mutual fund (Ps. 2,709 million).

Casa de Bolsa Santander

Casa de Bolsa Santander is our broker-dealer subsidiary that provides comprehensive financial products and services to institutional investors, corporate customers and individuals, including the intermediation of equity and fixed income securities, financial advisory services, portfolio structuring, asset management of investment portfolios, investment banking and sale of investment funds.  Casa de Bolsa Santander is an authorized broker-

dealer for the Mexican Stock Exchange, where it conducts transactions for the purchase and sale of securities.  It provides distribution and advisory services for companies seeking the placement of their securities, supported by a local and international equity research team of analysts, an institutional sales force and a national distribution network focused on individual investors.  Our research team is part of the Santander Group’s Latin American equity research group.

As of December 31, 2011, Casa de Bolsa Santander had 6,374 customer contracts and Ps.251 billion in assets under management, and accounted for 0.3% of our total assets and 1.3% of our shareholders’ equity.  In 2011, Casa de Bolsa Santander had net income of Ps.64.9 million (U.S.$5.4 million), which represented 0.3% of our net income.

Seguros Santander

Prior to its sale in November 2011 to ZS Insurance America S.L., Seguros Santander offered life and home insurance.  Its products were offered through our branch network.

On February 22, 2011, Banco Santander Spain publicly announced that it had reached an agreement with Zurich Financial Services Group to establish a strategic alliance for bancassurance in Mexico, Brazil, Chile, Argentina and Uruguay.  The strategic alliance’s objective was to strengthen Banco Santander Spain’s operations in the insurance market by ensuring a wider range of products covering clients that are not currently served by insurers, and by leveraging distribution capacity.  In accordance with the agreement, the insurance products of the alliance will be distributed for 25 years in the countries covered by the agreement.

On July 15, 2011, we announced that we had signed the definitive agreements with Zurich Financial Services Group regarding this long-term alliance.  This agreement combines our commercial strength and distribution capabilities with the experience and leadership of the Zurich Financial Services Group in the development and management of insurance products and strengthens our offerings of life, savings and general insurance products.

On November 4, 2011, we announced that we had completed the final documentation and obtained the authorizations necessary to close the sale of our subsidiary Seguros Santander to ZS Insurance America S.L., which was created as a consequence of the strategic alliance between Banco Santander Spain and Zurich Financial Services Group, for a price of Ps.7,441 million (U.S.$533.5 million).  The sale and joint venture were completed on November 4, 2011.  The joint venture is 51% controlled by Zurich Financial Services Group and 49% by Banco Santander Spain.  Banco Santander Mexico does not hold shares in the joint venture.  Banco Santander Mexico will continue to sell insurance policies on behalf of this new joint venture and to receive commissions from those sales.

As of December 31, 2010, Seguros Santander had approximately Ps.3.4 billion (U.S.$275.9 million) in premiums, total assets of Ps.7.6 billion (U.S.$616.3 million) and Ps.4.6 billion (U.S.$371.2 million) in reserves.  Seguros Santander’s net income was Ps.447.9 million (U.S.$36.3 million) in 2010 and Seguros Santander accounted for 1.12% of our total assets, 3.23% of our net income and 0.02% of our shareholders’ equity as of December 31, 2010.

History

We were founded on November 14, 1991 in Mexico City, Mexico under the name Grupo Financiero InverMéxico.  In 1997, we were renamed Grupo Financiero Santander Mexicano and in 1998, we merged with Grupo Financiero Santander México, S.A. de C.V., with Grupo Financiero Santander Mexicano as the surviving entity.  In 2000, we acquired Grupo Financiero Serfin, S.A. and merged with that entity, with Grupo Financiero Santander Mexicano as the surviving entity.  We were renamed Grupo Financiero Santander Serfin, S.A. de C.V. in 2001.

In 2003, Bank of America Corporation purchased 24.9% of our shares from Banco Santander Spain.  In 2006, we were renamed Grupo Financiero Santander, S.A. de C.V. and later that year we were converted into Grupo Financiero Santander, S.A.B. de C.V., a sociedad anónima bursátil de capital variable, or publicly traded variable capital corporation.

In 2010, a subsidiary of Banco Santander Spain acquired Bank of America Corporation’s interest in our company, resulting in the Santander Group’s ownership of 99.9% of our shares.  See “Principal and Selling Shareholders.”

Banco Santander México

Banco Santander México was incorporated on November 16, 1932, under the name Banco Mexicano.  In 1955, Sociedad Mexicana de Crédito Industrial (subsequently Banco Somex), which was incorporated in 1941, purchased a controlling portion of the shares of Banco Mexicano.  In 1958, Banco Mexicano merged with Banco Español, with Banco Mexicano as the surviving entity.

In 1970, Banco de Londres y México merged with Compañía General de Aceptaciones (formerly a shareholder of Banco de Londres), with Banco de Londres y México under its new name, Banca Serfin, as the surviving entity.  In 1992, Grupo Financiero Serfin was incorporated following the acquisition of Banca Serfin by Operadora de Bolsa.

In 1979, Banco Mexicano changed its corporate name to Banco Mexicano Somex, S.A., operating as a multiple-purpose banking institution.

In 1982, Mexican commercial banks were nationalized by the Mexican government.

In 1990, the Mexican Constitution was amended to permit the total reprivatization of Mexican commercial banks, and the Mexican government enacted the Mexican Banking Law, which led to the reprivatization of such banks starting in 1991.  As part of this banking privatization process, in 1992, Grupo InverMéxico acquired Banco Mexicano Somex, which then took the corporate name of Banco Mexicano, S.A., Institución de Banca Múltiple, Grupo Financiero InverMéxico.

In April 1997, Banco Santander Central Hispano (subsequently Banco Santander Spain) acquired Grupo InverMéxico, which became Grupo Financiero Santander Mexicano.  Banco Mexicano later became Banco Santander Mexicano.  In May 2000, Banco Santander Spain acquired Grupo Financiero Serfin, which was merged into Grupo Financiero Santander Mexicano and changed its corporate name to Grupo Financiero Santander Serfin.  In 2001, Banco Santander Mexicano adopted the corporate name of Banco Santander Mexicano, S.A., Institución de Banca Múltiple, Grupo Financiero Santander Serfin.

Banco Santander Mexicano and Banca Serfin initially operated independently.  In 2004, Banca Serfin was merged into Banco Santander Mexicano, with the surviving entity being Banco Santander Serfin, S.A., Institución de Banca Múltiple, Grupo Financiero Santander Serfin.  Subsequently, in 2006, the bank was renamed Banco Santander, S.A., Institución de Banca Múltiple, Grupo Financiero Santander.

On February 21, 2008, the corporate name of the Bank was changed to its current name, Banco Santander (México), S.A., Institución de Banca Múltiple, Grupo Financiero Santander.  We own 99.99% of the Bank’s capital stock.  We believe the key behind our success lies in our business philosophy of organic growth and selected acquisitions, building on our competitive strengths to capture market opportunities in our target sectors.

Operations Through Subsidiaries

We have organized our business operations through our principal subsidiaries:

•	Banco Santander (México), S.A., Institución de Banca Múltiple, Grupo Financiero Santander;

•	Casa de Bolsa Santander, S.A. de C.V., Grupo Financiero Santander;

•	Gestión Santander, S.A. de C.V., Grupo Financiero Santander; and

•	Seguros Santander, S.A., Grupo Financiero Santander (prior to November 2011).

In addition, the Bank has two principal subsidiaries: Santander Consumo, S.A. de C.V., Sociedad Financiera de Objeto Múltiple, Entidad Regulada, or Santander Consumo, and Santander Hipotecario, S.A. de C.V., Sociedad Financiera de Objeto Múltiple, Entidad Regulada, or Santander Hipotecario.

The following table shows total assets, net income and shareholders’ equity of each of the abovementioned subsidiaries as of and for the year ended December 31, 2011.

	As of and for the Year Ended December 31, 2011
	Total assets		Net income		Shareholders’ equity
	(Millions of pesos)
Banco Santander Mexico(1)	Ps.	739,063	Ps.	13,700	Ps.	91,710
Santander Consumo		48,161		5,919		11,564
Santander Hipotecario		21,639		(1,123)		2,761
Casa de Bolsa Santander		1,976		65		1,187
Gestión Santander.		584		90		220

(1) Includes the net income of Banco Santander Mexico and its subsidiaries on a consolidated basis.

Banco Santander Mexico is our most significant subsidiary, and as of December 31, 2011, accounted for approximately 99.9% of our total assets, 103.6% of our shareholders’ equity and 73.4% of our net income.  Banco Santander Mexico’s principal sources of funding are deposits.  Customer deposits typically represent a large portion of Banco Santander Mexico’s funding base because of Banco Santander Mexico’s ability to attract deposits from customers through its extensive retail, wholesale and corporate network.  Since Banco Santander Mexico is primarily a commercial bank, customer deposits constitute the main source of liquidity in its financing structure.  These deposits currently cover most of Banco Santander Mexico’s liquidity requirements.  Banco Santander Mexico’s control and management functions involve planning its funding requirements, structuring the sources of financing to achieve optimal diversification in terms of maturities, instruments and markets and setting forth contingency plans.  In order to increase liquidity, Banco Santander Mexico uses deposits in the local market and does not rely significantly on international funding.  Additionally, legal reserve requirements consume a significant amount of funding in Mexico.  For a further discussion of our funding, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”

Retail Banking

General

Our Retail Banking segment’s activities include products and services for individuals, private banking clients, SMEs, middle-market companies, large domestic companies and government institutions.  As of December 31, 2011, our Retail Banking segment accounted for approximately 69.5% of our total loan portfolio based on the aggregate principal amount of loans in this segment, approximately 82.2% of our total demand and time deposits, 73.8% of our net interest income, 87.5% of our fee income and 68.7% of our operating profit before tax.  Our Retail Banking operations served approximately 9.3 million customers as of December 31, 2011, an increase of approximately 227,000 customers since December 31, 2010.

We measure the growth of our commercial activity in part by examining our productivity, measured as the number of products sold per executive per month.  During 2011, the productivity of the Retail Banking segment increased at an average annual rate of 96% as compared to 31% in 2010, due to the origination of more than 930,000 credit cards, 440,000 consumer loans and 14,500 mortgage loans.

Individuals

We classify any individual customers as high income, or “premier,” customers with a monthly income in excess of Ps.35,000 (U.S.$2,509); mid-income, or “preferred,” customers with a monthly income between Ps.7,500 (U.S.$538) and Ps.35,000 (U.S.$2,509); and low-income, or “classic,” customers with a monthly income below

Ps.7,500 (U.S.$538).  We believe that our clear customer classification allows us to offer our customers a portfolio of targeted products that fit their specific needs.  Our focus is on premier and preferred customers, an area in which we have experienced growth as a result of our efforts to provide innovative products and services that boosted our leadership in these markets.  As of December 31, 2011, individuals accounted for 35.8% of our total loans outstanding and 38.8% of our deposits.  Within the Retail Banking segment, individuals (including individuals served by our private banking business described below under “—Private Banking”) accounted for 74.6% of our fee income and 66.8% of our operating profit before tax in 2011.

We follow different service models for each customer class:

•
Premier customers: We provide customized financial and investment services to our premier customers.  These customers are assigned a representative who is familiar with the customer’s individual needs and who can recommend and provide access to specialized investment products and personalized financial services.  The premier banking unit is the Retail Banking segment’s initiative to provide our customers with solutions tailored to their financial planning needs.  Through Casa de Bolsa Santander, our brokerage subsidiary, we offer securities trading services to our premier customers.  Our premier banking unit has 35 exclusive offices called “Santander Select,” which provide seamless service in a comfortable and private environment to our premier customers.  In addition, 969 of our representatives attend to 386,616 customers in our 1,097 branches throughout Mexico.

•
Preferred customers: We use a multichannel service model, supported by our account managers as well as our contact center operators to assist our 1,767,810 preferred customers as of December 31, 2011.  We provide differentiated services with preferential benefits such as insurance, additional credit cards, consumer loans and automatic payments to customers we view as upwardly mobile.  In this context, we view as upwardly mobile our preferred customers with a current account (demand deposit) monthly average balance between Ps.7,500 (U.S.$538) and Ps.35,000 (U.S.$2,509) and who pay a monthly fee of Ps.110 (U.S.$8) for the preferred membership.

•
Classic customers: Our emphasis is on serving classic customers through alternative channels.  In our branches, these customers are served under a standardized model through pools of account executives, with a sales-oriented approach.  We offer differentiated services such as preferred bundled offers and payroll benefits to customers we view as upwardly mobile.  As of December 31, 2011, this segment had 6,853,772 customers.

Within the Retail Banking segment, customers classified as individuals, together with private banking customers, collectively accounted for 74.6% of our fee income and 66.8% of our operating profit before tax in 2011.

Private Banking

We classify our individual customers with net wealth in excess of Ps.3.0 million (U.S.$215,100) as private banking customers.  We provide customized financial and investment services to these high net worth individuals.  These customers are assigned a specialized banker who is familiar with the customer’s individual needs and who can recommend and provide access to specialized products and services.  Our private banking model is based on full-service representation of our customers by means of specialized bankers, who attend to a limited number of customers and help customers monitor their portfolios and adapt to changing economic conditions.  We offer a wide range of financial products to our private banking customers and offer our customers the opportunity to invest with funds managed and administered by other financial institutions and independent asset managers.

In order to provide a differentiated business model, we have two divisions in private banking, depending on a customer’s total balance maintained at the Bank:

•	Private banking customers, with net wealth in excess of Ps.3.0 million (U.S.$215,100); and

•
Private wealth customers, with net wealth in excess of Ps.300.0 million (U.S.$21.5 million).  We offer our private wealth customers the same products and services that we offer to our private banking customers, but tailor these products and services to their specific needs.

Our private banking unit has been recognized as the second-best provider of private banking services in Mexico according to the recent Euromoney Private Banking Survey 2012.  It has one of the largest numbers of mutual funds and products ranging from fixed income to equity to capital protection funds compared to other local competitors.  The private banking unit has been implementing a commercial and business model according to best practices and has developed a new strategy to offer loans and transactional banking products specifically designed for our Private Banking and Private Wealth customers.

As of December 31, 2011, our private banking unit had 28 offices and 132 specialized bankers located throughout Mexico who attended to 20,863 customers.  As of December 31, 2011, our private banking unit managed approximately Ps.138,863 million (U.S.$9.95 billion) in assets and had approximately 25,318 private banking accounts.  We believe we are ranked among the three largest private banking service providers in Mexico based on available market data and internal research.

SMEs

As of December 31, 2011, our SME line of business represented 6.0% of our total loans outstanding and 6.4% of our deposits.  Within the Retail Banking segment, SMEs accounted for 10.0% of our fee income and 12.2% of our operating profit before tax in 2011.  We offer our customers in this business line a range of products, including revolving lines of credit, commercial loans, leasing, factoring, foreign trade loans and guarantees, credit cards, mortgage loans, current accounts, savings products, mutual funds and insurance brokerage.

Our Retail Banking segment provides banking services and originates loans for SMEs.  The maximum level of credit extended to such companies is generally limited to approximately Ps.6,000,000 (U.S.$430,107).  In 2010, we developed revolving lines of credit for our SME customers that do not require collateral.  We refer to these credit lines as Crédito Ágil.  These lines of credit are limited to Ps.4,000,000 (U.S.$286,788) and are primarily used by our SME customers to finance their working capital needs.  Crédito Ágil can also be used as a special purpose credit card, which allows a large number of our SME customers to access term financing for the first time.  Approximately 40% of the Crédito Ágil loan portfolio is guaranteed by Nacional Financiero, or NAFIN, a Mexican government bank that provides support for SMEs.

Our SME business represented Ps.19,382 million of our loan portfolio as of December 31, 2011, an increase of 33.5% from 2010.  This increase reflects the positive results obtained from the improvement in client services in 2011.  For example, we offered a broader range of products and improved our credit processes, which resulted in faster and better customer service.  We also created a specialized network of SME executives dedicated exclusively to attending SME customers.  The specialized SME network included 391 dedicated SME specialists as well as eight dedicated specialized offices (Centros Pyme) as of December 31, 2011.

Middle-Market Companies and Large Domestic Companies

This business line is comprised of companies with annual revenues between Ps.100 million (U.S.$7.2 million)  and Ps.1,395 million (U.S.$100.0 million).  We offer middle-market companies a wide range of products, including commercial loans, credit lines, leasing, factoring, foreign trade loans and guarantees, current accounts, savings products, mutual funds, payroll administration (a potential source for new individual customers), cash management, treasury services, financial advisory services, credit cards and insurance brokerage.  We offer our customers in the large domestic companies business the same products that we offer to the middle-market business as well as the products we offer to our wholesale banking customers.  As of December 31, 2011, we had 31,252 middle-market companies customers and 1,827 large domestic companies customers.  We have 24 dedicated offices located throughout Mexico to attend to middle-market and large domestic companies customers as of December 31, 2011.

Our middle-market companies and large domestic companies represented Ps.73,321 million (U.S.$5,257 million) of our loan portfolio as of December 31, 2011, an increase of 10.8% from 2010.  The quality of this portfolio has not been affected by its growth; the delinquency ratio has decreased from 2.6% as of December 31, 2010 to 2.4% as of December 31, 2011.  As of December 31, 2011, our middle-market and large domestic companies customers represented 22.8% of our total loans outstanding and 17.2% of our deposits.  Within the Retail Banking segment, middle-market companies and large domestic companies accounted for 11.5% of our fee income and 14.9% of our operating profit before tax in 2011.

The middle-market business is an important source of deposits and most of its revenues come from credit products.  This business has consistently increased its array of products designed to meet our customers’ needs in terms of cash management and collection solutions.  Due to the low penetration in this market by Mexican banks, we believe we have an opportunity to increase provision of loans and cash management and collections solutions to middle-market companies.  In addition, Banco Santander Mexico has significantly increased cross-selling within this business unit.

Government Institutions

This business unit caters to Mexican federal government agencies, states agencies and municipalities as well as Mexican universities.  Institutional customers are a potential source for new individual payroll customers.  As of December 31, 2011, these customers represented 4.9% of our total loans portfolio and 19.7% of our deposits.  Within the Retail Banking segment, institutions accounted for 4.0% of our fee income and 6.1% of our operating profit before tax in 2011.  We had 14,806 institutional customers as of December 31, 2011.

We have 11 specialized representative areas in Mexico that offer tailor-made products to meet our institutional customers’ needs.  Among the products we offer to our governmental clients are current accounts, loans, payroll processing, cash management, collection services and payment processing services.  Serving these institutions allows us to cross-sell current accounts, credit card services, loan products, insurance products and collection services to their employees.

Global Wholesale Banking

General

The customers in our Global Wholesale Banking segment generally consist of large Mexican companies with annual revenues greater than U.S.$100 million, customers that require sophisticated services such as investment banking services and certain Mexican and non-Mexican multinational companies that are served globally by the Santander Group.  Our Global Wholesale Banking segment provides comprehensive products and services relating to finance, guarantees, mergers and acquisitions, equity and fixed income, structured finance, international trade finance, cash management services, collection services and e-banking, including structured loans, syndicated loans, acquisition financing and financing of investment plans, among others, through two branch offices located in Mexico City and Monterrey.

As of December 31, 2011, the Global Wholesale Banking segment served 388 customers and accounted for 30.5% of our total loan portfolio, 13.1% of our total demand and time deposits, 14.4% of our fee income and 16.1% of our operating profit before tax.

The Global Wholesale Banking segment provides financial advice and helps our customers find private equity or venture capital investment opportunities, participate in equity and debt offerings in Mexico and obtain project financing.  The Global Wholesale Banking segment uses its range of products, knowledge of the local market and efficient execution in order to customize the financial solutions it offers to our customers.

The main products and services that our Global Wholesale Banking segment provides are:

•	Global transaction banking, which includes cash management, global custody and security services, trade finance and funding alternatives to institutions with international operations;

•	Credit markets, which includes origination units, distribution of structured credit and debt products, debt capital markets, project finance and asset and capital structuring;

•	Corporate finance, which includes mergers and acquisitions as well as equity capital markets;

•	Equity custodial and related services, which includes equity derivatives, exchange traded derivatives, cash equities and equity research;

•	Treasury trading activities, which offers our customers derivative products, foreign exchange transactions (including for individuals) and other financial products and structures; and

•
Proprietary trading, which is responsible for the management of our proprietary portfolio of investment and the establishment of a relevant presence as a leading liquidity provider across all local markets.

•	Global wholesale banking products and solutions for retail customers, which offers retail segment clients tailor-made wholesale banking products and solutions in order to meet specific needs.

Global Transaction Banking

Our Global Wholesale Banking segment includes our global transaction banking products focused on our customers’ needs for local and global commercial banking solutions, particularly in the areas of trade finance transactions, cash management and global custody and security services activities.

Credit Markets

Our credit markets operations of our Global Wholesale Banking segment are responsible for the areas of project finance, debt capital markets, syndicated loans and acquisition finance, and asset and capital structuring:

•
Project Finance.  The market for project finance in Mexico showed strong growth in 2011.  We have participated in innovative transactions in the highway, infrastructure and energy sectors, and we believe we are well positioned in 2012 to participate in the advisory, structuring and financing of infrastructure projects.  We are one of the market leaders in Mexico, as demonstrated by our consistently high rankings in recent years, according to our own calculations.  In 2010, we were the leading bank in the energy sector acting as advisor, structuring and syndication agent for the Nuevo Pemex Cogeneration facility, Petróleos Mexicanos’ first large-scale power co-generation project, and as structuring bank for the Oaxaca I windfarm, the first renewable independent power production project of the Comisión Federal de Electricidad, or CFE.  In the infrastructure sector, we acted as bookrunner for the Atotonilco Water Treatment Plant transaction relating to the largest single wastewater treatment plant in Latin America.  We also acted as structuring bank for the Cultural Heritage Center in the State of Mexico, which was the first public-private partnership project at the state level in that entity.

•
Debt Capital Markets.  We play an important role in both the local Mexican and international debt capital markets for Mexican issuers.  We acted as lead manager in the offerings by Televisa, Peñoles and América Móvil, among others.  In 2011, we were ranked third in terms of volume in the local market according to Bloomberg, and we were involved in some of the largest debt offerings of Mexican issuers, such as Petróleos Mexicanos (Ps.17,000 million and 653 million UDIs), Empresas ICA S.A.B. de C.V. (Ps.5,323 million and 387 UDIs) and Coca-Cola Femsa, S.A.B. de C.V. (Ps.5,000 million).  In the international debt capital markets, we were involved in some of the largest offerings of Mexican issuers, such as Petróleos Mexicanos (U.S.$1,000 million) and Cemex S.A.B. de C.V. (U.S.$1,000 million).

•
Syndicated Loans and Acquisition Finance.  In 2010, we ranked eighth in syndicated lending in Mexico among global banks and fourth among Mexican banks, and fifth in deal count according to LoanConnector and our own calculations.  In 2011, we ranked fifth in syndicated lending in Mexico among global banks and fourth among Mexican banks, and third in deal count.  We acted as a joint bookrunner in transactions for CFE, Cablecom, Megacable and Grupo Bimbo, among others.

•
Asset and Capital Structuring.  This area is responsible for the development of financing products that optimize capital investments.  Our principal asset and capital structuring activities involve seed funding and carbon finance.

Corporate Finance

Our corporate finance sub-division of our Global Wholesale Banking segment participates in the following activities.

Mergers and Acquisitions

This area provides investment banking services to public and privately held businesses, mainly to our existing clients, as well as in cross-border transactions in which a Mexican party participates.  We offer a wide range of investment banking services relating to mergers and acquisitions, including sell-side advisory, buy-side advisory, management buyouts, restructurings and capital raising services.  As part of our universal banking model, we are able to offer financing to the parties we advise.

In 2011, we acted as exclusive financial advisor in several transactions with our clients, including Eolia and GE Money.  In 2011, we closed two reported M&A transactions (public) and five total transactions (private and public).  In 2010, we acted as exclusive financial advisor in several transactions with our clients, including Serpaprosa.  In 2010, we closed three reported M&A transactions (public) and six total transactions (private and public).

Equity Capital Markets

We are one of the leading banks in the Mexican equity capital markets, ranked first and second in terms of volume in 2010 and 2009, respectively, according to Bloomberg and our own calculations.  In 2009, we acted as the sole structuring agent and joint bookrunner of the first peso-denominated convertible bond issuance by Cemex.  During the same year, we also acted as bookrunner in the follow-on equity offerings of ICA and Cemex, for a total transaction value of over U.S.$2.4 billion.  In 2010, we acted as global coordinator in the initial public offerings of OHL México and Grupo Sports World, and acted as joint bookrunners in the follow-on offering of Sare, all of whose securities were listed on the Mexican Stock Exchange, with a total transaction value of over U.S.$1.0 billion.  In 2011, we acted as Sole Global Coordinator of the first international IPO of a FIBRA (Fideicomiso de Infraestructura de Bienes Raíces, or Real Estate Investment Trust), which was placed in Mexico and in the international markets for an amount of more than Ps.3,600 million (U.S.$258 million).  This operation represented the introduction of a new asset class in the Mexican market, enabling institutional investors and individuals to participate in Mexican real estate investments through listed equities.  In 2011, we were also ranked first in equity offerings in Mexico and second in Latin America according to Bloomberg and Dealogic, respectively.

We also provide an array of services such as over-the-counter equity derivatives, exchange-traded derivatives, global custody and securities services, cash equities and equity research.

Equity Custodial and Related Services

Our Global Wholesale Banking segment includes our equities business, which offers institutional and corporate clients equity services ranging from global custody and brokerage on domestic and international exchanges to the tailoring of sophisticated equity derivative products, including market research services.  The execution of brokerage services is carried out by our affiliate Casa de Bolsa Santander, Grupo Financiero Santander’s brokerage subsidiary.

Through exchange-traded derivatives, we offer our institutional clients both domestic and international listed derivative products.  We are a top player in terms of third-party open interest in the Mexican Derivatives Exchange (Mercado Mexicano de Derivados, S.A. de C.V., or MexDer), as measured by the number of contracts at December 31, 2011, and were the first Mexican bank to allow our clients to trade on the Chicago Mercantile Exchange.

We offer brokerage services in equity exchanges, either through our direct participation in domestic markets or through another broker in the international markets.  We offer primary market services in collaboration with the corporate finance area, such as securities distribution in initial public offerings.

We also offer our institutional and corporate clients tailored derivative products, known as equity derivatives, in order to manage and hedge their financial risks and optimize the performance of their portfolios.  These equity derivatives are traded in the over-the-counter market.

Treasury Trading Activities

Our Global Wholesale Banking segment includes our treasury trading activities business, which offers a variety of treasury products to customers, including institutional investors, corporate clients and individuals.  We provide sophisticated and innovative derivative products to help our customers manage market risk exposure to foreign exchange rates and interest rates.  We believe we have an effective client coverage model based on dedicated sales teams for each client segment that allows us to maintain specialists committed to providing for the specific needs of our individual clients.  In addition, we have structuring and product development teams that work to maintain a cutting edge portfolio of innovative client solutions.  The global network of Banco Santander Spain, with its strong presence in Europe and Latin America, gives us the ability to offer a wide range of international products as an integrated service for our local customers.  Furthermore, we offer treasury products as a standardized solution, providing hedge and yield enhancement, to middle and retail market companies.  We have implemented extensive suitability processes designed to ensure customers understand and accept the risks involved in the derivatives market.

Proprietary Trading

The proprietary trading area of our Global Wholesale Banking segment is responsible for the management of the Bank’s proprietary portfolio of investment and the establishment of a relevant presence as a liquidity provider across all local markets.  In the management of the Bank’s books, we seek to maintain recurrent results for each single individual book with the main objective of preserving capital.  The decision-making process is based on fundamental aspects of each market, supported by technical views.  The strict observance of these principles has allowed this activity to present sustainable results for the organization.

The proprietary trading desks must comply with risk control policies established by our senior management and also with those applied worldwide by Banco Santander Spain.  All positions and processes are strictly monitored and controlled by specialized market and operational risk teams and finance and compliance departments.  Proper risks management for each financial market area and sustainable initiatives, such as social, environmental and corporate governance criteria are also part of our proprietary trading activity.

Global Wholesale Banking Products and Solutions for Retail Customers

We have specialized teams dedicated to bringing retail segment clients tailor-made wholesale banking products and solutions in order to cover specific needs.

Our retail markets team designs and provides adapted derivative products for retail clients, distributing them through our branch network.  They also provide tailor-made derivative products for those retail clients with specific complex requirements.

Our retail investment banking team is involved in structuring a variety of transactions, such as project and acquisition finance, debt and equity issuances, mergers and acquisitions, and asset and capital structuring, bringing our retail clients tailor-made solutions that address their specific one-time needs.

Our Core Products

Deposit-Taking and Repurchase Transactions

We offer our Retail Banking customers a variety of deposit products, such as:

•	current accounts (also referred to as demand deposits), which do not bear interest;

•	traditional savings accounts, which bear interest; and

•	time deposits, which are represented by certificates of deposits, which normally have a maturity of less than 36 months and earn interest at a fixed or floating rate.

In addition, we accept deposits from financial institutions as part of our treasury operations, which are represented by certificates of interbank deposit, or CDIs, and which earn the interbank deposit rate.  Besides representing a significant source of stable funding for us, we regard each account holder as a potential customer for the full range of products and services we offer.

We also enter into repurchase transactions.  Repurchase agreements are Mexican-law governed repurchase and resale agreements (reportos), also known as repos, pursuant to which a party agrees to a temporary purchase or sale of securities in exchange for (i) a specified premium to be paid or received and (ii) the obligation to resell or repurchase the underlying security.  Under a circular issued by the Mexican Central Bank, Mexican banks may enter into repurchase operations with Mexican and foreign counterparties.  Repurchase transactions may be entered into in respect of bank securities, Mexican government securities, debt securities registered with the CNBV and certain foreign securities.  Repurchase operations must be entered into under master agreements, such as the master agreements of the International Securities Market Association and the Public Securities Association.  Collateral may be provided in connection with repurchase operations.

Repurchase agreements totaled Ps.118,269 million at December 31, 2011, a 5.4% increase compared to the amount at December 31, 2010.  We expect to continue using this funding source in the future due to its broad availability and low cost.

The table below presents a breakdown of our deposits by product type and our repurchase agreements at the dates indicated.

	At December 31,
	2010		2011
	(Millions of pesos)
Demand deposits:
Interest-bearing deposits	Ps.	101,196	Ps.	109,955
Non-interest-bearing deposits		55,669		68,055
Subtotal	Ps.	156,865	Ps.	178,010
Time deposits:
Notes with interest payable at maturity	Ps.	101,509	Ps.	106,548
Fixed-term deposits		6,691		17,730
Foreign currency time deposits		5,807		4,417
Subtotal	Ps.	114,007	Ps.	128,695
Repurchase agreements	Ps.	65,021	Ps.	72,562
Accrued interest(1)		187		259
Other demand deposits		9,984		9,122
Total customer deposits and repurchase agreements	Ps.	346,064	Ps.	388,648
Deposits from central bank and other credit institutions(2)		66,892		75,193
Total	Ps.	412,956	Ps.	463,841

(1)	Mainly from time deposits.

(2)	Includes Ps.47,218 and Ps.45,707 of repurchase agreements with credit institutions as of December 31, 2010 and 2011, respectively.

Lending

The following table shows a breakdown of our loan and credit portfolio by customer category at the dates indicated.

	At December 31,				Change, December 31, 2011 vs. December 31, 2010
	2010		2011		(Millions of pesos)		(%)
	(Millions of pesos)
Retail:
Individuals	Ps.	77,888	Ps.	115,197	Ps.	37,309	48%
Private banking and SMEs		14,513		19,382		4,869	34
Middle-market and large domestic companies		66,166		73,321		7,155	11
Government Institutions		10,281		15,654		5,373	52
Subtotal		168,848		223,554		54,706	32
Global corporate clients		67,992		98,321		30,330	45
Total	Ps.	236,840	Ps.	321,875	Ps.	85,036	36%

Retail Lending

General

We offer retail lending products to customers through our extensive branch network and on-site service units.  See “—Distribution Network.” We divide our customers into separate categories based principally on their monthly income (for individuals) and annual gross revenues (for businesses).  We tailor our products and services to the needs of each customer classification.  Our loans and mortgages are generally originated and serviced internally.  We believe our underwriting system has the capability to process large application volumes (greater than the expected volume for the upcoming years), maintaining the tight controls and information requirements to improve the decision models.

We make credit available to our customers through the various loan products listed in the table below.  The table sets forth the composition of our individual and SME customer loan portfolio at the dates indicated.

	As of December 31,				Change, December 31, 2011 vs. December 31, 2010
	2010		2011		(Millions of pesos)		(%)
	(Millions of pesos)
Mortgages	Ps.	35,834	Ps.	64,096	Ps.	28,262	79%
Credit cards		25,097		28,637		3,540	14
SMEs		14,513		19,382		4,869	34
Payroll loans		10,108		13,233		3,125	31
Personal loans		6,437		8,962		2,525	39
Other		412		269		(143)	(35)
Total	Ps.	92,401	Ps.	134,579	Ps.	42,178	46%

The following table shows the annual interest rate applicable to the main categories of retail lending products at December 31, 2011.

Annual interest rate
(%)
Credit cards	26.72%
Personal loans (includes payroll loans, personal loans and others)	28.08
Mortgages	11.39

Payroll Loans

Payroll loans are a typical consumer lending product with a differentiated method of payment.  We grant loans (after conducting a risk assessment) to clients that receive their salaries through a current account at the Bank.  The loan payments are made through automatic charges to the current account and are scheduled according to the payroll frequency of each employee (weekly, biweekly, monthly).

Our customers include employees from the public and private sectors.  At December 31, 2011, payroll loans amounted to Ps.13,233 million (U.S.$949 million), representing approximately 9.8% of our total retail lending portfolio.  We held approximately 14.01% of the market share in Mexico in payroll loans at December 31, 2011, according to the CNBV.

Personal Loans

Personal loans are loans granted to individuals with maturities of up to 48 months, and the monthly installments to be paid by the customer may not exceed 30% of such customer’s net monthly salary.  Personal loans are not secured by collateral.  At December 31, 2011, personal loans amounted to Ps.8,962 million (U.S.$643 million), representing approximately 6.7% of our total retail lending portfolio.

Our personal loans portfolio included 904,198 clients as of December 31, 2011, a 41% increase since December 31, 2010.  As a result of this growth, 16.3% of our clients received a personal loan in 2011, compared to 12.1% in 2010.

Credit Cards

We are the third-largest issuer of credit cards in the Mexican market according to the CNBV with 3.0 million credit cards issued across 2.4 million accounts as of December 31, 2011.  As of December 31, 2011, we held a 12% market share, with U.S.$2.1 billion in receivables and a delinquency rate of 2.53%, the second lowest in the Mexican market, according to the CNBV.  As of December 31, 2011, our total credit card loans outstanding amounted to Ps.28,637 million (U.S.$2,053 million), representing approximately 21.3% of our total retail lending portfolio.

We issue 19 different MasterCard and Visa credit cards designed for our different business segments.  We mainly issue to our existing customers, such as deposit account holders and non-deposit account holders.  Our income from credit cards includes interchange merchant fees, interest on credit card balances, annual cardholder fees and fees charged for cash advances.  We market our credit cards through our branch network and offer preselected credit cards to our customer base across all socioeconomic customer segments.  Our growth strategy is based on gaining market share while growing profits, by focusing on product innovation and aggressive customer acquisition efforts through commercial campaigns and managing risk according to different segments and channels.  Since 2001, we have launched credit card products designed to serve customer preferences and financial needs and aimed at encouraging demand for our products.  The main customer preferences and needs that have been addressed are low rates, no commissions, total protection and miles/rewards programs.  This strategy has allowed us to increase our billing per active account by approximately 26.3% from 2010 to 2011.

During 2007 and 2008, excessive over-leverage in the consumer credit market in Mexico resulted in poor portfolio performance.  This also affected our credit card portfolio.  As a result, we implemented contingency measures, such as tightening of credit policies, reinforcement of collections and reduction or cancellation of credit lines.  These factors helped to put delinquency rates and credit losses back within acceptable risk levels by the middle of 2010.  As of December 2011, our credit card portfolio has the best performance in terms of asset quality (defined as total non-performing loans as a percentage of total loans) among the seven largest private banks in Mexico, according to the CNBV.

The following table shows the non-performing loans in our credit card portfolio as a percentage of the total loans in our credit card portfolio for the periods indicated, calculated in accordance with Mexican Banking GAAP.

	For the years ended December 31,
	2007	2008	2009	2010	2011
Total credit card non-performing loans as a percentage of total credit card loans	5.77%	10.74%	4.64%	4.14%	2.53%

A special risk management unit for the credit card business continuously monitors portfolio performance.  New application scores, behavior scores and capacity score models were implemented to manage new growth strategies.  In addition, the credit card portfolio is segmented for risk according to behavior models.  Depending on risk stratification, different offers are designed in order to increase, maintain or reduce exposure and profitability.

Our credit card business follows the Santander Group’s corporate model, which provides the following benefits:

•	Standardization throughout the Santander Group’s markets through standardized management of certain “business levers”: acquisition, activation, billing, receivables, retention, loyalty and products.

•	Knowledge transfer across geographies and business levers. Campaign definitions, design and results are shared by the Santander Group’s card units globally by means of an electronic campaign library.

•
State-of-the-art decision-making process based on commercial and business facts and information, supported by strong analytic capabilities and robust infrastructure that enable us to design and execute focused, aggressive strategies and tactics, directed by a group of experts who collectively identify portfolio-relevant trends, patterns and opportunities in order to grow the business.

•	Campaign management. All marketing initiatives and campaigns are run through a proven statistical model that allows the managers of the business levers to measure and analyze each campaign.

•	New product development is subject to a very strict methodology that provides deep opportunity analysis and filtering.

The Santander Group has invested in creating robust business support and commercial processes.  A fully integrated branch network manages customer product offerings through CRM tools, which enables branch executives to proactively approach the customer base with tailored product offerings.  Due to our new issuing process, customers can leave the branch with their credit card in less than fifteen minutes.  Our contact center provides segmented customer service and retention activities, utilizing analytical tools as well as predictive retention models.

In addition to issuing credit and debit cards, we also manage ATMs and point-of-sale terminals.  The point-of-sale terminals business is a joint venture with Elavon Merchant Services México, or Elavon, which is a subsidiary of U.S. Bancorp, a company that provides end-to-end payment processing services to more than one million merchants in the United States, Europe, Canada and Puerto Rico.  The main contributions of Elavon are its know-how, its portfolio of products and services, its multinational customers with operations in Mexico and its access to the investments that this business requires.  Our alliance with Elavon has resulted in what we believe is a more diligent management of our credit card business, focusing on providing new payment solutions and innovative business services for merchants.

Mortgages

We offer loans to our customers for the purchase of real estate secured by mortgages with a maturity of up to 20 years.  We have a leading position in this business among non-government-owned banks and, at December 31, 2011, held a 15.4% market share in Mexico in terms of amounts of loans outstanding, according to the CNBV, with a total portfolio of Ps.63,361 million (U.S.$4,543 million), representing approximately 47.0% of our total retail lending portfolio.

As a result of our recent acquisition of the GE Capital mortgage business, we had the second-largest mortgage portfolio in the private banking sector in Mexico in 2011, according to the CNBV.  The mortgage portfolio of the GE Capital mortgage business represented approximately 31% of the portfolio of Santander Hipotecario as of December 31, 2011.  We did not purchase any loans to developers as part of the acquisition or otherwise.

The business we acquired primarily consists of offering mortgage, liquidity and home improvement loans to individuals for personal use secured by first priority mortgages on, security trusts holding, or other similar arrangements covering, residential real property located in Mexico.  The former business model of the GE Capital mortgage business was to originate and underwrite mortgages entirely through third-party brokers and to manage the business through this distribution channel.  Now that the GE Capital mortgage business has been integrated with our existing mortgage business, we have established two different sales channels: brokers and our branch network.  Both are operated and managed by our mortgage business unit.  We do not have exclusivity arrangements with these brokers.  We have taken measures to increase the level at which the business originates mortgages, primarily by leveraging the Santander relationship with these brokers and adding Santander mortgage products to the offerings of the business acquired.  Currently, the business is operated using Santander software.

On average, the loan-to-value ratio of our mortgage loans is 55% as of December 31, 2011.  We do not make any loans for more than 85% (or up to 90%, in the case of loans with support from the Mexican Institute of the National Housing Fund for Workers (Instituto Nacional para el Fomento de la Vivienda de los Trabajadores, or Infonavit) of the value of the property to be purchased.  Borrowers must meet certain minimum monthly income levels as evidenced by recent payroll information and tax returns, and payments may not exceed 35% of borrowers’ monthly income.  Borrowers must provide satisfactory documentary evidence to confirm their employment or other types of revenue and to otherwise evaluate their ability to pay.

Insurance Brokerage

On February 22, 2011, Banco Santander Spain publicly announced that it had reached an agreement with Zurich Financial Services Group to establish a strategic alliance for bancassurance in Mexico, Brazil, Chile, Argentina and Uruguay. On July 15, 2011, we announced that we had signed the definitive agreements with Zurich Financial Services Group regarding this long-term alliance. On November 4, 2011, we announced that we had completed the final documentation and obtained the authorizations necessary to close the sale of our subsidiary Seguros Santander to ZS Insurance America S.L., which was created as a consequence of the strategic alliance between Banco Santander Spain and Zurich Financial Services Group, for a price of Ps.7,441 million. Banco Santander Mexico will continue to sell insurance policies on behalf of this new joint venture and to receive commissions from those sales.

Prior to its sale to ZS Insurance America S.L., Seguros Santander offered life, automobile, fraud and home insurance. Its products were offered through our branch network.

We distribute insurance products from ZS Insurance America S.L. as well as third-party providers. We sell products issued by the Zurich joint venture, which, together with sales of products of its predecessor, Seguros Santander, represented almost 21.4% of the commissions we earned in 2011.

Total outstanding insurance premiums distributed by us increased 42.0%, to Ps.5,682 million, from 2010 to 2011, and total insurance commissions collected by us increased 52.3% in 2011 compared to 2010.  In 2011, commissions related to lending activities increased 96.6%, and commissions related to open-market policies, such as life insurance policies, increased 40.5%, in each case as compared to 2010.

The products we distribute as part of our insurance brokerage services include life, automobile, home, health, accident, fraud, unemployment and life-savings insurance. We focus on simple standardized banking product-related insurance mainly intended for the retail business. We cross-sell these insurance products, for example credit life insurance, with our banking products. The products are sold through our distribution network and we receive a service fee from the insurance providers based on the insurance sales.

All risks are assumed by, and all premiums are payable to, the relevant third-party insurance providers.

In 2011, we launched our Autocompara program, which allows potential clients to compare automobile insurance quotes from the seven largest insurance companies in Mexico.  Clients may access this program at our branches, on the Internet or by telephone. This new program has been accompanied by a national publicity campaign, which has allowed us to position ourselves among the top companies in the automobile insurance sector. As of December 31, 2011, automobile insurance products generated commissions of Ps.352 million (U.S.$25 million), based on a portfolio of approximately 259,000 outstanding automobile insurance policies.

Corporate Lending

We offer a wide range of credit products to our corporate customers, including general corporate and working capital financing and foreign trade financing complemented by deposit-taking and cash management services. As of

December 31, 2011, we had approximately 229,700 SME customers, 1,827 large domestic companies customers, 31,252 middle-market companies customers and 14,806 government institutional customers. Our large domestic and middle-market companies’ customers include companies across all industry sectors. Our SME and large domestic and middle-market companies’ client coverage is through our officers who are appointed according to the customer’s geographic location in the case of middle-market clients, and according to the location of our corporate headquarters in Monterrey and Mexico City in the case of our large domestic companies customers.

Securities Brokerage Services

Through Casa de Bolsa Santander, we provide comprehensive financial products and services to institutional investors, corporate customers and individuals, including the intermediation of equity and fixed income securities, financial advisory services, portfolio structuring, asset management of investment portfolios, investment banking and sale of investment funds and debt securities. Our premier clients have access to Casa de Bolsa’s financial services through specialized bank executives at our Santander Select offices.

Casa de Bolsa Santander is an authorized broker-dealer for the Mexican Stock Exchange, where it conducts transactions for the purchase and sale of securities.  It provides distribution and advisory services for companies seeking the placement of their securities, supported by a local and international equity research team of analysts, an institutional sales force and a national distribution network focused on individual investors.  Our equity research team is part of the Santander Group’s Latin American equity research group.

In brokerage services, our strategy is to provide our customers excellence in execution services supported by a first-class technological execution platform and specialized advisory services supported by a high-quality research team.

As of December 31, 2011, Casa de Bolsa Santander had 6,374 customer contracts and Ps.251 billion in assets under management, and accounted for 0.3% of our total assets and 1.3% of our shareholders’ equity.  In 2011, Casa de Bolsa Santander had net income of Ps.64.9 million (U.S.$5.4 million), which represented 0.3% of our net income.

Asset Management

Gestión Santander carries out our asset management services through fully integrated investment, operational and commercial structures. Gestión Santander provides expertise in a diverse range of equity, fixed income and balanced strategies to institutional investors, financial intermediaries and private clients. These solutions are offered as mutual funds and managed accounts through our branch network, independent brokers and Gestión Santander’s own sales force.

Gestión Santander is the third largest asset management firm in Mexico, according to the CNBV, with assets under management of approximately Ps.170,363 million (U.S.$12.2 billion) as of December 31, 2011, with a market share of 13.7%. As of December 31, 2011, Gestión Santander’s net income was Ps.90.0 million (U.S.$6.5 million), with net fees of Ps.303.8 million (U.S.$21.8 million), representing 3% of our total net fees.

In our asset management business, our strategy is to provide our clients excellence in performance supported by innovative products and a high-quality global team that works closely with our distribution network to provide specialized investment services. Our strategy includes the launch of the first open architecture funds in Mexico, which are offered to our premier customers through our branch network. These funds of funds are the first ones to engage in active investment strategies with third-party funds. Gestión Santander recently launched the Fondos ELITE, which are three funds of funds that invest in mutual funds of third-party asset managers around the world.

Distribution Network

General

Our distribution network provides integrated financial services and products to our customers through a variety of channels, including branches and on-site service units and complementary distribution channels such as ATMs, our contact center and other alternative direct sales distribution channels like internet banking. The principal aims of the complete multi-channel strategy are to benefit from the synergy of the various channels and to direct customers to the most effective channel for the purposes of their transactions.

As of December 31, 2011, our distribution channels included:

•	Branch network: We have 1,097 branches throughout Mexico.

•	ATMs: We have 4,689 ATMs with coverage throughout Mexico.

•	Contact center: We have 1,976 contact center positions with more than 3,900 employees. We receive more than 3 million calls per month and generate 4.4 million transactions.

•	Internet banking: We had, on average, more than 30 million banking transactions per month in 2011, with more than 427,000 active customers.

•	Mobile banking: Our newly launched channel, which enables customers to complete transactions from their cell phones and tablets.

•	Specialized sales force: We have 214 agents in our Asesores Super Nomina network. See “—Other Distribution Channels—Specialized Sales Force.”

•	Third-party branches (corresponsalía): We have 1,599 complementary branches provided by our agent, Telecomm. See “—Other Distribution Channels—Third-Party Branches.”

•	Third-party mortgage brokers: In 2011, approximately 30% of our mortgages were originated through third-party mortgage brokers.

Branch Network

Our branch network offers all of our products and services to our customers. The table below shows the number of our branches across Mexico’s regions at the dates indicated.

	At December 31,		Change, December 31, 2011 vs. December 31, 2010
	2010	2011	#	%
Central	122	122	0	0.0%
Metro North	143	148	5	3.5
Metro South	133	139	6	4.5
Northeast	132	137	5	3.8
Northwest	106	108	2	1.9
North	95	96	1	1.1
West	109	110	1	0.9
South	98	99	1	1.0
Southeast	135	138	3	2.2
Total	1,073	1,097	24	2.2%

Other Distribution Channels

General

We also distribute our products and services through complementary distribution channels, which have experienced consistent growth in terms of sales, services, provision of product information and customer preference. These channels consist of ATMs, our contact center, internet banking, mobile banking, Asesores Super Nomina and third-party branches.

Because of their low cost and large attendance capacity, these channels are becoming one of the most efficient ways to interact with our customers at any time. We believe that complementary distribution channels are an important way to reach certain customers, in particular those in the low income segment where we are able to have a more effective relationship with a broader customer base.

ATMs

We operate an extensive network of 4,689 ATMs throughout Mexico, including those located in our branches and on-site service units. Our customers may use these ATMs to access their accounts and conduct banking transactions.

The following table shows the number of our ATM machines across Mexico’s regions at the dates indicated.

	At December 31,		Change, December 31, 2011 vs. December 31, 2010
	2010	2011	#	%
Central	449	477	28	6.2%
Metro North	585	596	11	1.9
Metro South	484	489	5	1.0
Northeast	558	590	32	5.7
Northwest	451	467	16	3.5
North	359	373	14	3.9
West	382	417	35	9.2
South	482	528	46	9.5
Southeast	690	752	62	9.0
Total	4,440	4,689	249	5.6%

Contact Center

Our contact center can be used by customers to make inquiries, execute payment transactions or apply for products and services, such as personal loans. A portion of our contact center personnel is dedicated to contacting current account holders to offer them additional products and services, in particular insurance, credit cards and consumer loans. Those products are offered to preauthorized customers who are selected by our Risk and Commercial Intelligence departments in our central offices. Our contact center also has a retention unit that handles customer requests for the cancellation of products or services.

Our contact center serves three basic functions:

•	Customer service: we receive more than 3 million calls per month from our customers.

•	Sales: through our contact center, we grant approximately one third of the consumer loans and around 20% of the credit cards that we issue.

•	Collecting receivables: with more than 1.0 million outbound and inbound calls, we collect more than Ps.181 million (U.S.$13 million) of receivables per month.

Internet Banking

We view the internet banking channel as the most efficient and convenient way to access bank services and as a key instrument for offering additional products. Our strategy includes three main components that seek to ensure the success of our internet banking channel:

•
Customer acquisition: this includes a complete strategy regarding how to easily enroll new customers and make product alliances to promote internet banking as “easy, fast and secure.”  We seek to provide great service to our internet banking customers through an intuitive operating platform that we are developing throughout the site.

•
Customer transactions: we are constantly improving the ways our customers access information, creating synergies within all our channels in order to promote the use of internet banking and optimize transaction costs.

•	Selling products and services: we offer products according to a customer’s profile and design easy and efficient product acquisition processes.

As of December 31, 2011, we had approximately 427,264 active portal clients. We had, on average, more than 30 million internet banking transactions, either monetary or non-monetary, per month in 2011. The following table presents summarized operating statistics for our internet banking channel.

	Monthly Average		Change, 2011 vs. 2010
	2010	2011	#	%
Monetary transactions	9,225,396	10,359,622	1,134,226	12.3%
Non-monetary transactions	17,351,215	20,271,204	2,919,988	16.8
Total transactions	26,576,612	30,630,825	4,054,214	15.3%

Mobile Banking

In March 2012, we launched our new mobile banking channel, which enables customers to effect transactions on mobile phones. The application comes with a “geo-reference” function, which allows our customers to locate the nearest Santander branch or ATM. The application is compatible with most of the cell phones available in the Mexican market, including smart phones. There is also a customized version for tablets.

Mobile banking lowers the cost of bringing services to our customers and its convenience to customers increases transactions. By the end of 2012, we expect to offer additional products and services through this channel.

Specialized Sales Force

Our Asesores Super Nomina network is a specialized sales force responsible for selling products and services, mainly consumer loans, credit cards, insurance and planned saving products upon the delivery of the payroll kits to the employees of the companies that have payroll services with the Bank. Payroll kits are welcome kits that describe all of the benefits of the payroll deposit service to the client. These kits also contain a debit card along with applications for certain products, such as consumer loans, credit cards and insurance.

The main goals of the Asesores Super Nomina program are to identify opportunities for cross-selling different products and to gain the customer’s loyalty at the outset. When the payroll kits are delivered, the Asesores Super Nomina also explain the different benefits of being a customer of the Bank and assist with the activation process of debit cards and other products.

As of December 31, 2011, 214 agents belonged to our Asesores Super Nomina network. These agents are located throughout Mexico, primarily at our branches but also at some of our corporate offices.

The following table presents the volume of transactions offered through this distribution channel:

	2010	2011	2010/2011
	(monthly average)	(monthly average)	(percentage change)
Total payroll kit deliveries	74,773	68,193	(8.8)%
Consumer loan applications	3,371	41,015	1,116.7
Credit card applications	11,112	33,311	199.8
Insurance applications	22,126	28,266	27.8
Planned savings applications	10,719	24,060	124.5

Third-Party Branches

We provide banking services to our customers through 1,599 complementary branches provided by our agent, Telecomm. At these third-party branches, we process more than 100,000 transactions per month, offering basic banking services, such as debit and credit deposits, withdrawals and balance inquiries. These branches strengthen our national coverage and fortify our payroll service to companies with local coverage.

We are evaluating other joint strategies with third parties that might be interested in offering our services, which would increase the number of customers visiting their facilities and their revenues from commission received per transaction. If these strategies materialize, we expect we will be able to have more than 10,000 additional third-party branches in 2012.

Third-Party Mortgage Brokers

The acquisition of the GE Capital mortgage business reinforced our strategy of originating mortgages through third-party mortgage brokers, and approximately 30% of our mortgages were originated through this channel in 2011. Since substantially all of the mortgages originated by the GE Capital mortgage business are originated by third-party mortgage brokers, the percentage of mortgages originated through third-party mortgage brokers will be significantly greater in 2012. We have a direct relationship with the 30 largest mortgage brokers in Mexico and an indirect relationship with approximately 90 smaller brokers, which sometimes originate mortgages on behalf of the larger brokers. Although we do not have exclusivity arrangements with these third-party mortgage brokers, we estimate that 40% of their operations are for our benefit.

Funding

Our principal source of funding is deposits, which represented Ps.463.8 billion (U.S.$33.3 billion), or 71.1%, of our total liabilities as of December 31, 2011. Customer deposits typically represent a large portion of our funding base because of our ability to attract deposits from customers through our extensive retail, wholesale and corporate network. Since we are primarily a commercial bank, customer deposits constitute the main source of liquidity in our financing structure. These deposits currently cover most of our liquidity requirements. Our control and management functions involve planning our funding requirements, structuring the sources of financing to achieve optimal diversification in terms of maturities, instruments and markets and setting forth contingency plans. In order to increase liquidity in the Mexican market, we use deposits in the local market as an instrument of liquidity and do not rely significantly on international funding. Additionally, legal reserve requirements consume a significant amount of funding in Mexico. For a further discussion of our funding, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”

The following table sets forth Banco Santander Mexico’s total funding and market share with respect to total funding for the periods indicated.

	As of December 31,
	2007			2008			2009			2010			2011
	(Millions of pesos)		(Market share (%))	(Millions of pesos)		(Market share (%))	(Millions of pesos)		(Market share (%))	(Millions of pesos)		(Market share (%))	(Millions of pesos)		(Market share (%))
BBVA Bancomer	Ps.	526,971	25.5%	Ps.	594,967	23.7%	Ps.	602,841	24.4%	Ps.	678,856	24.7%	Ps.	666,673	22.5%
Banamex		371,265	17.9		387,127	15.4		506,370	20.5		550,552	20.0		574,710	19.4
Santander		256,056	12.4		325,689	13.0		253,175	10.3		301,954	11.0		357,430	12.1
Banorte(1)		212,386	10.3		265,566	10.6		263,529	10.7		283,679	10.3		329,938	11.1
HSBC		277,327	13.4		276,905	11.0		263,593	10.7		275,547	10.0		330,668	11.2
Inbursa		72,752	3.5		149,236	6.0		135,879	5.5		149,221	5.4		147,878	5.0
Scotiabank		107,104	5.2		121,678	4.9		119,118	4.8		131,183	4.8		129,444	4.4
Santander + Top 6	Ps.	1,823,860	88.1%	Ps.	2,121,169	84.6%	Ps.	2,144,503	86.9%	Ps.	2,370,992	86.3%	Ps.	2,536,740	85.6%
Total System	Ps.	2,070,140	100.0%	Ps.	2,507,789	100.0%	Ps.	2,467,967	100.0%	Ps.	2,746,820	100.0%	Ps.	2,964,687	100.0%

Source: CNBV.

(1)	In March 2011, IXE merged with Banorte, and the information above for Banorte in 2011 is consolidated with IXE results.

The following table sets forth Banco Santander Mexico’s total demand deposits and market share with respect to demand deposits for the periods indicated.

	As of December 31,
	2007			2008			2009			2010			2011
	(Millions of pesos)		(Market share (%))	(Millions of pesos)		(Market share (%))	(Millions of pesos)		(Market share (%))	(Millions of pesos)		(Market share (%))	(Millions of pesos)		(Market share (%))
BBVA Bancomer	Ps.	289,082	27.4%	Ps.	324,668	28.0%	Ps.	355,940	28.4%	Ps.	403,441	27.7%	Ps.	438,267	26.5%
Banamex		224,351	21.3		242,978	21.0		280,706	22.4		352,223	24.2		411,261	24.9
Santander		113,616	10.8		130,313	11.3		130,874	10.4		156,912	10.8		178,490	10.8
Banorte(1)		103,410	9.8		119,915	10.4		128,710	10.3		140,713	9.7		167,100	10.1
HSBC		143,008	13.6		140,725	12.2		127,972	10.2		150,358	10.3		172,808	10.5
Inbursa		34,487	3.3		43,501	3.8		48,290	3.9		51,738	3.6		53,052	3.2
Scotiabank		50,500	4.8		57,857	5.0		61,472	4.9		62,537	4.3		70,268	4.3
Santander + Top 6	Ps.	958,454	90.8%	Ps.	1,059,958	91.5%	Ps.	1,133,965	90.5%	Ps.	1,317,923	90.6%	Ps.	1,491,246	90.2%
Total System	Ps.	1,055,197	100.0%	Ps.	1,157,917	100.0%	Ps.	1,252,464	100.0%	Ps.	1,454,463	100.0%	Ps.	1,652,742	100.0%

Source: CNBV.

(1)	In March 2011, IXE merged with Banorte, and the information above for Banorte in 2011 is consolidated with IXE results.

The following table sets forth Banco Santander Mexico’s total fixed-term deposits and market share with respect to fixed-term deposits for the periods indicated.

	As of December 31,
	2007			2008			2009			2010			2011
	(Millions of pesos)		(Market share (%))	(Millions of pesos)		(Market share (%))	(Millions of pesos)		(Market share (%))	(Millions of pesos)		(Market share (%))	(Millions of pesos)		(Market share (%))
BBVA Bancomer	Ps.	161,469	20.0%	Ps.	231,479	21.6%	Ps.	232,891	22.3%	Ps.	214,990	20.2%	Ps.	208,102	19.1%
Santander		133,823	16.6		173,721	16.2		114,239	10.9		126,179	11.9		159,387	14.6
Banamex		117,640	14.6		135,019	12.6		195,490	18.7		171,354	16.1		119,883	11.0
Banorte(1)		85,272	10.6		122,174	11.4		124,288	11.9		129,503	12.2		146,983	13.5
Inbursa		36,247	4.5		103,852	9.7		76,365	7.3		89,872	8.5		89,049	8.2
Scotiabank		45,748	5.7		57,666	5.4		53,643	5.1		64,042	6.0		53,571	4.9
HSBC		120,188	14.9		125,529	11.7		110,765	10.6		103,257	9.7		125,323	11.5
Santander + Top 6	Ps.	700,388	86.9%	Ps.	949,439	88.7%	Ps.	907,682	86.9%	Ps.	899,198	84.7%	Ps.	902,298	82.8%
Total System	Ps.	806,327	100.0%	Ps.	1,070,462	100.0%	Ps.	1,044,335	100.0%	Ps.	1,061,776	100.0%	Ps.	1,089,816	100.0%

Source: CNBV.

(1)	In March 2011, IXE merged with Banorte, and the information above for Banorte in 2011 is consolidated with IXE results.

The following table sets forth Banco Santander Mexico’s total interbank lending and market share with respect to interbank lending for the periods indicated.

	As of December 31,
	2007			2008			2009			2010			2011
	(Millions of pesos)		(Market share (%))	(Millions of pesos)		(Market share (%))	(Millions of pesos)		(Market share (%))	(Millions of pesos)		(Market share (%))	(Millions of pesos)		(Market share (%))
Banamex	Ps.	22,785	18.1%	Ps.	9,130	3.3%	Ps.	30,173	17.6%	Ps.	26,975	11.7%	Ps.	43,566	19.6%
HSBC		7,608	6.1		10,651	3.8		24,856	14.5		21,931	9.5		32,537	14.6
BBVA Bancomer		25,266	20.1		38,820	13.9		14,010	8.2		60,425	26.2		20,304	9.1
Santander		4,740	3.8		21,655	7.8		8,061	4.7		18,863	8.2		19,553	8.8
Banorte(1)		13,230	10.5		23,477	8.4		10,531	6.2		13,463	5.8		15,854	7.1
Inbursa		2,010	1.6		1,884	0.7		11,223	6.6		7,610	3.3		5,776	2.6
Scotiabank		4,593	3.7		6,155	2.2		4,002	2.3		4,604	2.0		5,605	2.5
Santander + Top 6	Ps.	80,232	63.8%	Ps.	111,772	40.0%	Ps.	102,856	60.1%	Ps.	153,872	66.7%	Ps.	143,196	64.5%
Total System	Ps.	125,715	100.0%	Ps.	279,409	100.0%	Ps.	171,168	100.0%	Ps.	230,581	100.0%	Ps.	222,129	100.0%

Source: CNBV.

(1)	In March 2011, IXE merged with Banorte, and the information above for Banorte in 2011 is consolidated with IXE results.

Marketing

After operating for more than 15 years in Mexico, the Santander brand has become a marketing leader in the Mexican financial services market.  We are fifth among other banks in advertising spending, according to data from IbopeAGB México, an independent agency that tracks TV advertising and ratings. We also are the fourth most recognized brand in the national market, fourth in terms of unaided brand awareness and third in “top-of-mind” rankings according to Ipsos ASI Brand Tracking Survey 2011.

Our marketing plan is derived from our overall business plan, which focuses on service to our premier, preferred and SME clients and our university customers, as well as provision of mortgages.  Of particular note are our university customers, which, in addition to being the backbone of our social responsibility policy, have found in us a bank that understands their needs.  University attending customers are generally classified as classic due to their low income status as students.

We also provide strong support to SMEs, which are the largest generators of employment in Mexico.  Today we are one of the fastest growing banks in the SME market.  Also crucial is the premier segment, as evidenced by the development of the “Santander Select” concept with exclusive branches to attend to these customers.  In 2012, we expect to have 70 Santander Select offices.

Our clear and focused strategy based on quality has earned us the ranking of the second-best bank in terms of customer service according to the Corporate Survey on Customer Satisfaction performed by IPSOS.  We are working hard to improve the overall experience of our customers in order to become the leading bank in customer satisfaction.

One of our most widely known attributes is innovation, which is evident in the development of successful products that were well received in the markets when they were introduced.  For example, Light credit cards offering a low interest rate, Black credit cards offering insurance and fraud protection, funds and mortgages, among others, are innovative products that have added value to our brand.

In Mexico, one part of our marketing efforts is dedicated to social responsibility.  Four times per year, our ATMs are able to receive voluntary donations from customers.  In this way, we have supported the valuable work of UNICEF in Mexico so that all children may attend school and receive a quality education.  This program has raised more than Ps.119 million in the past ten years.  We have also supported works for the benefit of the environment performed by Reforestamos México, as well as the construction of homes through La Fundación Vivienda (Fideicomiso Provivah), with over 2,000 homes built in the past four years.  In addition, the collective unions, together with other organizations, promotes the Association of Banks of Mexico’s “Bécalos” program, which has provided scholarships to 135,000 students.  We have been a leader in the Bécalos program for the last two years, providing the largest share of financial resources to students.

In 2012, our mass media campaigns will focus on high growth markets and on key products to achieve our Retail Banking segment objectives: auto insurance, credit cards, consumer credit and collections.  Other campaigns that will combine advertising and customer events will focus on universities, certain customer segments (SME, premier, preferred and select), private banking and mortgages.

We also intend to take advantage of regional and global corporate sponsorship opportunities, such as Copa Santander Libertadores and Ferrari, respectively, and we will continue to build on ongoing local sponsorships, such as Cirque du Soleil in Mexico City, and be the official credit card of the Arena Monterrey, one of the venues with the most ticket sales in the world.

Information Technology

Our main data center is located in Mexico and our disaster recovery site is located in Spain. We continuously invest in new technology and the maintenance of our existing equipment and infrastructure in order to improve our value proposition to our customers, increase our efficiency and support business growth.  We believe that proper management of technology is key to the proper management of our business.  Our modern technology platform is interconnected with the platform of the Santander Group, which enables us to provide seamless coverage to our customers.

We have implemented an information technology, or IT, governance model focused on helping us achieve our business objectives.  Through our IT governance model, we identify those IT investments aligned with our strategy and business plan, and we use ISBAN, the Santander Group’s banking technology subsidiary, to execute IT projects and manage suppliers.  This model enables us to leverage our global scale and capture the benefits of outsourcing, including consolidation, shared capability, scale, exchange of best practices and simplified governance, without the risk of losing control of core activities.

Our IT architecture is the central pillar of our banking operations.  Our focus is to serve our customers on a global scale, under an architecture that is uniquely customer-centered, provides business support and increases the efficiency of our processes, all within a framework of security and regulatory compliance.

Our operational platform efficiently combines our modern business-oriented IT systems with our multichannel distribution strategy, resulting in innovative ways to serve our clients. We have well-developed CRM tools that allow us to monitor our clients’ behavior and provide them with targeted product offerings through diverse channels. As a result, we are able to efficiently leverage alternative distribution channels such as ATMs, internet banking and our contact center, which enables us to provide better service to our clients and to increase our sales ratios.

Competition

General

We face strong domestic competition in all aspects of our business from other Mexican financial groups, commercial banks, insurance companies and securities brokerage houses, as well as from non-Mexican banks and international financial institutions. Banco Santander Mexico competes for both commercial and retail customers with other large Mexican banks, including subsidiaries of foreign banks, which, like Banco Santander Mexico, are a part of financial groups.  In some parts of Mexico, Banco Santander Mexico also competes with regional banks. Banco Santander Mexico also competes with certain non-Mexican banks (principally those based in the United States and Spain) for the business of the largest Mexican industrial groups and government entities, as well as high net worth individuals.

Banco Santander Mexico’s principal competitors are BBVA Bancomer, S.A., Institución de Banca Múltiple, Grupo Financiero BBVA Bancomer; Banco Nacional de México, S.A., Integrante del Grupo Financiero Banamex, which is part of Citigroup; Banco Mercantil del Norte, S.A., Institución de Banca Múltiple, Grupo Financiero Banorte; HSBC México, S.A., Institución de Banca Múltiple, Grupo Financiero HSBC; Banco Inbursa, S.A., Institución de Banca Multiple, Grupo Financiero Inbursa; and Scotiabank Inverlat, S.A., Institución de Banca Múltiple, Grupo Financiero Scotiabank Inverlat. Some of the banks with which Banco Santander Mexico competes are significantly larger and have more financial resources than Santander Mexico, including a larger asset size and capital base.

The following table shows the rankings and market share of Banco Santander Mexico and Grupo Financiero Santander among the seven largest private banks and seven largest private financial groups in Mexico, respectively, as of December 31, 2011, according to the CNBV.

	As of December 31, 2011
Rankings and Market Share	Rank of Banco Santander Mexico among Banks(1)	Rank of Grupo Financiero Santander among Financial Groups(2)	Market Share of Banco Santander Mexico among Banks (1)	Market Share of Grupo Financiero Santander among Financial Groups (2)
Loans	4	4	12.7%	13.5%
Deposits	4	4	12.1%	12.8%
Total assets	3	4	12.7%	12.8%
Asset quality(3)	2	2	—	—
Shareholders’ equity	3	3	15.3%	13.3%
Net income	2	2	19.1%	20.9%
Efficiency(4)	2	3	—	—
ROAE	2	1	—	—

Source: CNBV.

(1)	Among the seven largest private banks in Mexico.

(2)	Among the seven largest private financial groups in Mexico.

(3)	Defined as total non-performing loans as a percentage of total loans.

(4)
Efficiency ratios are equal to operating expenses as a percentage of operating revenue excluding provisions for loan losses, which is the aggregate of net interest income, fees and income from services (net), gain (loss) on financial assets and liabilities (net) and other operating income (net).

Our prestige and leadership has been recognized in the Mexican financial system, as well as in the broader Mexican business community. In 2011, J.P. Morgan awarded the international transactions unit of Banco Santander Mexico first place in the “Lead Quality” category. Also in 2011, América Economía ranked Banco Santander Mexico as the sixth overall best bank in Latin America and the first in Mexico, and Global Finance recognized Santander as the safest bank in Mexico, in each case based on criteria defined in the respective publications.  In 2010, Euromoney named Banco Santander Mexico the overall best bank in Mexico, and in 2012, Euromoney also recognized our private banking unit as the best in the “super affluent” category, defined as clients worth between U.S.$500,000 and U.S.$1.0 million.

The banking sector in Mexico can be classified into two groups: the mature, established “large banks” and the recently created “new banks.” As of December 31, 2011, the four largest banks, BBVA Bancomer, Banamex, Banorte and Banco Santander Mexico, held in the aggregate 68.4% of the total deposits in Mexico, followed by a total of 19.9% held in the aggregate by HSBC, Scotiabank and Inbursa, all of which are established large banks. The remaining 11.7% was distributed among 35 new banks.

We also compete with credit unions in Mexico. Credit unions are financial institutions that are formed for the purpose of providing access to funding and favorable conditions for savings and receipt of loans and financial services. Credit unions do not provide services to the public in general, since they are only authorized to carry out transactions with their members.  The operation of a credit union is carried out by its own members. In order to be a member of a credit union, one must comply with the eligibility requirements established for that organization and acquire a certain number of shares of the credit union.

The deposits of members with a credit union are not subject to any form of deposit insurance.  There are credit unions for many different economic groups, ranging from fishermen to industrialists, but there are also “mixed” credit unions that accept members who perform different economic activities and “social sector” credit unions that serve economic sectors that are unable to access traditional financial institutions due to social, economic and geographic conditions.

Commercial banks in Mexico also compete in the retail market with non-banking institutions known as Sofoles and Sofomes, which focus primarily on offering consumer, commercial and mortgage loans to middle- and low-income individuals. Until recently, the commercial credit market for middle- and low- income individual customers has been serviced almost exclusively by non-banking institutions. Currently, more than 50 non-banking institutions are licensed to operate in Mexico. Mexican non-banking institutions may engage in certain specific lending activities, but are prohibited from engaging in many banking operations, including receiving deposits, foreign trade financing, offering current accounts and engaging in foreign currency operations. Traditional banks have begun to extend their credit services to the markets previously dominated by Sofoles and Sofomes.

At the beginning of 2008, the Mexican Banking Law was modified to, among other things, grant authority to the CNBV (with the assistance of other regulators, but having primary responsibility) to authorize the creation of banks solely to engage in certain activities (which is intended to incentivize competition, reduce required capital considering their risk exposure and improve the attention to certain industries and regions) as compared to so-called “universal” banks, such as Banco Santander Mexico. As a result of the reduced capital requirements and potential reduced operational costs that are likely to apply to this type of bank, there could be increased competition as a result of the creation of more banks to target specific market niches. To the best of our knowledge, as of December 31, 2011, the CNBV has not granted any authorization for the creation of this kind of limited operation bank.

In addition, commercial banks will probably face increasing competition from Sofoles and Sofomes as a result of reforms to several financial laws, which have been enacted with the main purpose of deregulating lending activities in Mexico, including financial leasing and factoring activities. See “The Mexican Financial System—Deregulation of Lending Entities and Activities.”

Commercial banks also face increasing competition from securities firms and other financial intermediaries that can provide larger companies with access to domestic and international capital markets as an alternative to bank loans.

In the brokerage services sector, Casa de Bolsa Santander competes with 34 other brokerage houses, 18 of which are part of a financial group and the rest of which are independent. As of December 31, 2011, Casa de Bolsa Santander ranked in sixth place in terms of amount traded on the Mexican Stock Exchange with a share of 6.38%.

Market Position of Grupo Financiero Santander

Net income

The following table sets forth Grupo Financiero Santander’s and its peers’ net income and market share in terms of net income for the time periods indicated.

	As of December 31,
	2007			2008			2009			2010			2011
	(Millions of pesos)		(Market share (%))	(Millions of pesos)		(Market share (%))	(Millions of pesos)		(Market share (%))	(Millions of pesos)		(Market share (%))	(Millions of pesos)		(Market share (%))
BBVA Bancomer	Ps.	23,363	31.1%	Ps.	25,899	37.1%	Ps.	21,612	28.8%	Ps.	27,011	30.5%	Ps.	28,834	32.3%
Santander		11,570	15.4		8,526	12.2		11,825	15.7		13,851	15.7		18,683	20.9
Banamex		17,026	22.7		12,737	18.3		18,791	25.0		22,091	25.0		14,150	15.8
Banorte(1)		6,810	9.1		7,014	10.1		5,854	7.8		7,362	8.3		9,569	10.7
Inbursa		5,166	6.9		3,668	5.3		8,068	10.7		8,216	9.3		6,031	6.7
Scotiabank		4,053	5.4		3,101	4.4		2,320	3.1		2,933	3.3		3,132	3.5
HSBC		5,615	7.5		4,110	5.9		1,553	2.1		2,130	2.4		2,788	3.1
Others		1,443	1.9		4,709	6.7		5,139	6.8		4,833	5.5		6,176	6.9
Financial groups	Ps.	75,046	100.0%	Ps.	69,764	100.0%	Ps.	75,162	100.0%	Ps.	88,427	100.0%	Ps.	89,364	100.0%

Source: CNBV.

(1)	In March 2011, IXE merged with Banorte, and the information above for Banorte in 2011 is consolidated with IXE results.

Shareholders’ equity

The following table sets forth shareholders’ equity and market share in terms of shareholders’ equity for the seven private-sector financial groups with the largest market shares for the time periods indicated.

	As of December 31,
	2007			2008			2009			2010			2011
	(Millions of pesos)		(Market share (%))	(Millions of pesos)		(Market share (%))	(Millions of pesos)		(Market share (%))	(Millions of pesos)		(Market share (%))	(Millions of pesos)		(Market share (%))
Banamex	Ps.	127,666	27.2%	Ps.	139,861	26.8%	Ps.	156,797	27.3%	Ps.	161,678	25.9%	Ps.	155,987	23.5%
BBVA Bancomer		101,304	21.6		108,042	20.7		114,714	19.9		126,261	20.2		136,120	20.5
Santander		64,040	13.6		71,134	13.6		73,973	12.9		82,424	13.2		88,479	13.3
Banorte(1)		34,156	7.3		39,746	7.6		44,974	7.8		50,227	8.1		77,082	11.6
Inbursa		40,503	8.6		54,604	10.5		61,839	10.7		68,497	11.0		73,198	11.0
HSBC		35,528	7.6		36,265	7.0		46,986	8.2		49,522	7.9		46,787	7.1
Scotiabank		23,486	5.0		22,400	4.3		22,470	3.9		29,892	4.8		29,654	4.5
Total for seven financial groups	Ps.	426,683	90.9%	Ps.	472,052	90.5%	Ps.	521,753	90.7%	Ps.	568,501	91.1%	Ps.	607,307	91.6%

Source: CNBV.

(1)	In March 2011, IXE merged with Banorte, and the information above for Banorte in 2011 is consolidated with IXE results.

Return on average equity and equity to total assets ratio

The following table sets forth Grupo Financiero Santander’s and its peers’ return on average equity and equity to total assets ratio at the latest available date for the time periods indicated.

	As of December 31,
	2007		2008		2009		2010		2011
	Return on average equity (%))	(Equity to total assets ratio (%))	(Return on average equity (%))	(Equity to total assets ratio (%))	(Return on average equity (%))	(Equity to total assets ratio (%))	(Return on average equity (%))	(Equity to total assets ratio (%))	(Return on average equity (%))	(Equity to total assets ratio (%))
Santander	19.5%	15.9%	12.6%	10.8%	16.3%	12.7%	16.8%	12.2%	21.4%	12.0%
BBVA Bancomer	23.7	13.8	24.7	9.1	19.4	10.4	21.5	11.3	21.0	10.3
Banorte(1)	21.7	11.9	19.0	6.9	13.8	7.9	15.5	8.5	12.2	9.3
Banamex	14.6	20.5	9.5	13.7	12.7	13.9	13.2	14.1	9.0	13.0
Inbursa	13.4	30.5	7.7	21.6	13.9	27.4	12.6	25.9	8.3	21.5
Scotiabank	17.3	16.6	13.5	13.0	10.3	12.7	10.2	15.4	10.3	15.6
HSBC	16.5	10.1	11.4	7.6	3.7	11.9	4.3	11.4	5.9	9.2
Financial groups	17.3%	15.9%	14.0%	11.9%	13.6%	12.1%	14.2%	12.2%	13.4%	11.5%

Source: CNBV.

(1)	In March 2011, IXE merged with Banorte, and the information above for Banorte in 2011 is consolidated with IXE results.

Efficiency

As of December 31, 2011, Grupo Financiero Santander was the third-most efficient financial group in its peer group. The following table sets forth its and its peers’ efficiency ratios (defined as operating expenses as a percentage of operating revenue excluding the allowance for loan losses, which is the aggregate of net interest income, fees and income from services (net), gain (loss) on financial assets and liabilities (net) and other operating income (net)) for the time periods indicated.

	As of December 31,
	2007	2008	2009	2010	2011
	(%)
Inbursa	39.5%	44.3%	25.4%	25.7%	37.5%
BBVA Bancomer	41.9	38.1	35.7	40.7	41.2
Santander	46.8	40.0	35.8	38.6	44.2
Banamex	49.7	47.4	45.6	48.4	52.3
Banorte(1)	57.1	51.0	52.6	52.3	55.7
Scotiabank	60.6	63.9	70.6	68.4	63.6
HSBC	60.7	55.5	60.2	76.9	70.7
Financial groups	45.4%	47.9%	53.4%	49.9%	51.3%

Source: CNBV.

(1)	In March 2011, IXE merged with Banorte, and the information above for Banorte in 2011 is consolidated with IXE results.

Loans

The following table sets forth loans and market share in terms of loans for the seven private financial groups with the largest market shares in Mexico for the time periods indicated.

	As of December 31,
	2007			2008			2009			2010			2011
	(Millions of pesos)		(Market share (%))	(Millions of pesos)		(Market share (%))	(Millions of pesos)		(Market share (%))	(Millions of pesos)		(Market share (%))	(Millions of pesos)		(Market share (%))
BBVA Bancomer	Ps.	466,726	28.3%	Ps.	519,725	29.5%	Ps.	524,408	28.6%	Ps.	579,725	28.6%	Ps.	629,897	27.1%
Banamex		275,017	16.7		276,356	15.7		350,065	19.1		332,743	16.4		394,840	17.0
Banorte(1)		196,532	11.9		245,246	13.9		245,108	13.4		270,214	13.3		357,506	15.4
Santander		218,570	13.3		229,674	13.0		207,737	11.3		227,556	11.2		313,672	13.5
HSBC		200,075	12.1		172,938	9.8		159,952	8.7		171,421	8.5		187,639	8.1
Inbursa		83,814	5.1		141,829	8.0		160,074	8.7		176,211	8.7		174,108	7.5
Scotiabank		91,744	5.6		99,239	5.6		100,057	5.5		106,012	5.2		114,519	4.9
Total for seven financial groups	Ps.	1,532,478	93.0%	Ps.	1,685,007	95.5%	Ps.	1,747,401	95.4%	Ps.	1,863,882	92.0%	Ps.	2,172,181	93.6%

Source: CNBV.

(1)	In March 2011, IXE merged with Banorte, and the information above for Banorte in 2011 is consolidated with IXE results.

Deposits

The following table set forth deposits and market share in terms of deposits for the seven private-sector financial groups with the largest market shares for the time periods indicated.

	As of December 31,
	2007			2008			2009			2010			2011
	(Millions of pesos)		(Market share (%))	(Millions of pesos)		(Market share (%))	(Millions of pesos)		(Market share (%))	(Millions of pesos)		(Market share (%))	(Millions of pesos)		(Market share (%))
BBVA Bancomer	Ps.	476,504	26.4%	Ps.	555,146	26.1%	Ps.	588,340	27.1%	Ps.	572,581	25.4%	Ps.	591,573	24.5%
Banamex		342,813	19.0		374,828	17.6		472,350	21.8		486,391	21.6		510,969	21.2
Banorte(1)		203,307	11.3		260,769	12.2		274,908	12.7		288,837	12.8		363,337	15.0
Santander		247,437	13.7		303,900	14.3		245,105	11.3		276,848	12.3		309,193	12.8
HSBC		266,958	14.8		265,464	12.5		238,538	11		249,093	11.1		293,185	12.1
Scotiabank		101,945	5.6		113,556	5.3		114,299	5.3		119,605	5.3		116,816	4.8
Inbursa		70,601	3.9		147,244	6.9		124,465	5.7		125,934	5.6		107,240	4.4
Total for seven financial groups	Ps.	1,709,565	94.7%	Ps.	2,020,907	94.9%	Ps.	2,058,005	94.8%	Ps.	2,119,288	94.1%	Ps.	2,292,314	94.9%

Source: CNBV.

(1)	In March 2011, IXE merged with Banorte, and the information above for Banorte in 2011 is consolidated with IXE results.

Asset quality

The following table sets forth Grupo Financiero Santander’s and its peers’ non-performing loans to total loans ratio, as defined by the CNBV, for the time periods indicated.

	As of December 31,
	2007	2008	2009	2010	2011
	(Non-performing loans/total loans (%))
Banamex	2.9%	2.9%	2.0%	1.4%	1.6%
Santander	1.8	3.1	1.7	1.7	1.7
Banorte(1)	1.5	2.0	2.5	2.5	1.9
HSBC	4.0	5.9	5.0	3.1	2.7
Scotiabank	3.0	3.6	3.9	3.6	2.7
BBVA Bancomer	2.3	3.2	3.8	2.5	3.1
Inbursa	1.8	2.5	2.8	2.0	3.3
Financial Groups	2.5%	3.0%	3.1%	2.3%	2.4%

Source: CNBV.

(1)	In March 2011, IXE merged with Banorte, and the information above for Banorte in 2011 is consolidated with IXE results.

Market Position of Banco Santander Mexico

Net income

The following table sets forth net income and market share in terms of net income for the seven largest commercial banks in Mexico for the time periods indicated.

	As of December 31,
	2010			2011
	(Millions of pesos)		(Market share (%))	(Millions of pesos)		(Market share (%))
BBVA Bancomer	Ps.	22,541	30.4%	Ps.	23,455	32.6%
Santander		12,884	17.4		13,700	19.1
Banamex		17,495	23.6		9,587	13.3
Banorte(1)		6,035	8.1		7,135	9.9
Inbursa		4,308	5.8		3,824	5.3
Scotiabank		2,619	3.5		2,862	4.0
HSBC		419	0.6		922	1.3
Others		7,953	10.7		10,371	14.4
Mexican financial system	Ps.	74,254	100.0%	Ps.	71,855	100.0%

Source: CNBV.

(1)	In March 2011, IXE merged with Banorte, and the information above for Banorte in 2011 is consolidated with IXE results.

Shareholders’ equity

The following table sets forth shareholders’ equity and market share in terms of shareholders’ equity (as a percentage of the total shareholders’ equity of 42 private banks in Mexico) for the seven private-sector banks with the largest market shares as of December 31 for the time periods indicated.

	As of December 31,
	2010			2011
	(Millions of pesos)		(Market share (%))	(Millions of pesos)		(Market share (%))
Banamex	Ps.	132,686	23.7%	Ps.	126,959	21.2%
BBVA Bancomer		109,412	19.5		116,377	19.4
Santander		79,268	14.2		91,710	15.3
Banorte(1)		45,188	8.1		55,558	9.3
Inbursa		47,832	8.5		51,183	8.5
HSBC		38,220	6.8		40,031	6.7
Scotiabank		27,563	4.9		27,278	4.5
Total for seven banks	Ps.	480,169	85.8%	Ps.	509,096	84.9%

Source: CNBV.

(1)	In March 2011, IXE merged with Banorte, and the information above for Banorte in 2011 is consolidated with IXE results.

Return on average equity and equity to total assets ratio

The following table sets forth the return on average equity and capitalization ratio for the seven largest commercial banks in Mexico for the time periods indicated.

	As of December 31,
	2010		2011
	(Return on average equity (%))	(Equity to total assets ratio (%))	(Return on average equity (%))	(Equity to total assets ratio (%))
BBVA Bancomer	21.5%	9.4%	20.9%	9.2%
Santander	16.3	11.6	16.0	12.0
Banorte(1)	14.5	8.1	13.8	7.6
Scotiabank	9.9	13.7	10.3	13.8
Inbursa	9.7	19.2	7.9	19.6
Banamex	12.3	11.9	7.5	11.3
HSBC	1.0	8.9	2.4	7.6
Mexican financial system	13.4%	10.5%	12.5%	10.0%

Source: CNBV.

(1)	In March 2011, IXE merged with Banorte, and the information above for Banorte in 2011 is consolidated with IXE results.

Efficiency

As of December 31, 2011, Banco Santander Mexico was the second most efficient bank among the seven largest commercial banks in Mexico, according to each bank’s efficiency ratio as published by the CNBV.  Efficiency ratios are equal to operating expenses as a percentage of operating revenue excluding provisions for loan losses, which is the aggregate of net interest income, fees and income from services (net), gain (loss) on financial assets and liabilities (net) and other operating income (net).  The following table sets forth our and peers’ efficiency ratios for the time periods indicated.

	As of December 31,
	2010	2011
	(%)
Inbursa	24.3%	32.4%
Santander	38.3	43.4
BBVA Bancomer	42.5	43.6
Banorte(1)	52.8	58.6
Banamex	49.9	55.7
Scotiabank	70.2	63.5
HSBC	79.0	76.5
Mexican financial system	53.0%	56.1%

Source: CNBV.

(1)	In March 2011, IXE merged with Banorte, and the information above for Banorte in 2011 is consolidated with IXE results.

Loans

The following table sets forth loans and market share (as a percentage of the total loans of 42 private banks in Mexico) for the seven private-sector banks with the largest market shares for the time periods indicated.

	As of December 31,
	2010			2011
	(Millions of pesos)		(Market share (%))	(Millions of pesos)		(Market share (%))
BBVA Bancomer	Ps.	573,991	27.0%	Ps.	624,742	25.4%
Banamex		332,719	15.6		394,523	16.0
Banorte(1)		249,495	11.7		338,528	13.7
Santander		227,556	10.7		313,672	12.7
HSBC		171,779	8.1		188,046	7.6
Inbursa		178,665	8.4		177,705	7.2
Scotiabank		106,023	5.0		114,525	4.7
Total for seven banks	Ps.	1,840,228	86.5%	Ps.	2,151,741	87.4%

Source: CNBV.

(1)	In March 2011, IXE merged with Banorte, and the information above for Banorte in 2011 is consolidated with IXE results.

The following table sets forth Banco Santander Mexico’s total mortgage loans and market share based on mortgage loans for the time periods indicated.

	As of December 31,
	2007			2008			2009			2010			2011
	(Millions of pesos)		(Market share (%))	(Millions of pesos)		(Market share (%))	(Millions of pesos)		(Market share (%))	(Millions of pesos)		(Market share (%))	(Millions of pesos)		(Market share (%))
BBVA Bancomer	Ps.	121,344	45.70%	Ps.	131,250	42.80%	Ps.	135,521	40.70%	Ps.	144,998	40.00%	Ps.	146,809	35.60%
Santander		22,552	8.5		27,679	9		29,792	8.9		34,743	9.6		63,361	15.4
Banorte(1)		36,366	13.7		44,455	14.5		48,151	14.4		54,694	15.1		61,689	15
Banamex		30,096	11.3		32,755	10.7		41,681	12.5		49,906	13.8		58,144	14.1
Scotiabank		31,942	12		34,988	11.4		40,568	12.2		43,055	11.9		45,298	11
HSBC		19,800	7.5		20,598	6.7		22,029	6.6		19,659	5.4		19,879	4.8
Inbursa		931	0.4		1,072	0.3		1,228	0.4		1,299	0.4		1,304	0.3
Santander + Top 6	Ps.	263,031	99.10%	Ps.	292,798	95.50%	Ps.	318,971	95.70%	Ps.	348,354	96.20%	Ps.	396,484	96.20%
Total System	Ps.	265,416	100.00%	Ps.	306,699	100.00%	Ps.	333,257	100.00%	Ps.	362,261	100.00%	Ps.	412,206	100.00%

Source: CNBV.

(1)	In March 2011, IXE merged with Banorte, and the information above for Banorte in 2011 is consolidated with IXE results.

The following table sets forth Banco Santander Mexico’s total consumer loans and market share based on consumer loans for the time periods indicated.

	As of December 31,
	2007			2008			2009			2010			2011
	(Millions of pesos)		(Market share (%))	(Millions of pesos)		(Market share (%))	(Millions of pesos)		(Market share (%))	(Millions of pesos)		(Market share (%))	(Millions of pesos)		(Market share (%))
BBVA Bancomer	Ps.	137,835	29.3%	Ps.	140,464	30.0%	Ps.	112,420	29.0%	Ps.	123,749	30.9%	Ps.	152,215	30.7%
Banamex		106,020	22.5		100,374	21.4		91,559	23.6		95,401	23.8		126,325	25.5
Santander		67,104	14.3		64,512	13.8		45,269	11.7		41,615	10.4		50,612	10.2
Banorte(1)		28,154	6.0		31,614	6.7		27,467	7.1		28,913	7.2		30,998	6.2
Inbursa		7,524	1.6		7,943	1.7		6,529	1.7		10,051	2.5		10,255	2.1
Scotiabank		20,446	4.3		21,009	4.5		18,550	4.8		16,598	4.1		16,679	3.4
HSBC		52,062	11.1		49,689	10.6		33,874	8.7		28,238	7.1		30,536	6.2
Santander + Top 6	Ps.	419,146	89.0%	Ps.	415,604	88.6%	Ps.	335,668	86.6%	Ps.	344,565	86.0%	Ps.	417,620	84.2%
Total System	Ps.	470,861	100.0%	Ps.	468,846	100.0%	Ps.	387,408	100.0%	Ps.	400,487	100.0%	Ps.	496,144	100.0%

Source: CNBV.

(1)	In March 2011, IXE merged with Banorte, and the information above for Banorte in 2011 is consolidated with IXE results.

The following table sets forth Banco Santander Mexico’s total corporate and SME loans and market share based on corporate and SME loans for the time periods indicated.

	As of December 31,
	2007			2008			2009			2010			2011
	(Millions of pesos)		(Market share (%))	(Millions of pesos)		(Market share (%))	(Millions of pesos)		(Market share (%))	(Millions of pesos)		(Market share (%))	(Millions of pesos)		(Market share (%))
BBVA Bancomer	Ps.	148,541	21.30%	Ps.	189,910	21.70%	Ps.	211,340	22.60%	Ps.	216,024	22.00%	Ps.	226,348	19.80%
Santander		102,969	14.8		114,594	13.1		109,267	11.7		130,637	13.3		164,345	14.4
Banamex		110,636	15.9		113,019	12.9		144,526	15.5		133,104	13.5		154,966	13.6
Banorte(1)		81,201	11.7		105,472	12.1		99,496	10.6		110,629	11.3		133,529	11.7
Inbursa		62,834	9		121,399	13.9		134,705	14.4		131,380	13.4		142,986	12.5
HSBC		75,723	10.9		77,616	8.9		77,836	8.3		83,106	8.5		103,446	9.1
Scotiabank		25,013	3.6		34,452	3.9		31,395	3.4		35,130	3.6		42,187	3.7
Santander + Top 6	Ps.	606,917	87.10%	Ps.	756,461	86.50%	Ps.	808,566	86.50%	Ps.	840,011	85.40%	Ps.	967,808	84.70%
Total System	Ps.	696,529	100.00%	Ps.	874,211	100.00%	Ps.	935,146	100.00%	Ps.	983,114	100.00%	Ps.	1,142,790	100.00%

Source: CNBV.

(1)	In March 2011, IXE merged with Banorte, and the information above for Banorte in 2011 is consolidated with IXE results.

The following table sets forth Banco Santander Mexico’s total commercial loans and market share based on commercial loans for the time periods indicated.

	As of December 31,
	2007			2008			2009			2010			2011
	(Millions of pesos)		(Market share (%))	(Millions of pesos)		(Market share (%))	(Millions of pesos)		(Market share (%))	(Millions of pesos)		(Market share (%))	(Millions of pesos)		(Market share (%))
BBVA Bancomer	Ps.	55,834	21.8%	Ps.	58,714	24.4%	Ps.	60,194	19.3%	Ps.	89,221	23.4%	Ps.	99,370	24.2%
Banorte(1)		34,101	13.3		41,307	17.2		47,905	15.3		55,258	14.5		78,817	19.2
Banamex		27,391	10.7		30,124	12.5		72,685	23.2		54,309	14.2		55,087	13.4
Santander		25,963	10.1		22,890	9.5		21,725	6.9		20,560	5.4		35,355	8.6
HSBC		52,491	20.5		25,035	10.4		26,215	8.4		40,776	10.7		34,184	8.3
Inbursa		13,628	5.3		13,147	5.5		19,437	6.2		35,934	9.4		23,159	5.6
Scotiabank		14,343	5.6		8,790	3.7		9,543	3.1		11,240	2.9		10,362	2.5
Santander + Top 6	Ps.	223,751	87.3%	Ps.	191,218	79.5%	Ps.	248,161	79.4%	Ps.	296,058	77.6%	Ps.	325,972	79.3%
Total System	Ps.	256,285	100.0%	Ps.	240,650	100.0%	Ps.	312,649	100.0%	Ps.	381,400	100.0%	Ps.	411,242	100.0%

Source: CNBV.

(1)	In March 2011, IXE merged with Banorte, and the information above for Banorte in 2011 is consolidated with IXE results.

Deposits

The following table sets forth deposits and market share in terms of deposits (as a percentage of the total deposits of 42 private banks in Mexico) for the seven private-sector banks with the largest market shares for the time periods indicated.

	As of December 31,
	2010			2011
	(Millions of pesos)		(Market share (%))	(Millions of pesos)		(Market share (%))
BBVA Bancomer	Ps.	572,716	23.7%	Ps.	591,887	22.7%
Banamex		486,643	20.2		511,927	19.6
Banorte(1)		289,000	12.0		365,489	14.0
Santander		276,854	11.5		315,642	12.1
HSBC		249,370	10.3		293,877	11.3
Scotiabank		119,633	5.0		116,853	4.5
Inbursa		125,940	5.2		107,545	4.1
Total for seven banks	Ps.	2,120,156	87.8%	Ps.	2,303,221	88.3%

Source: CNBV.

(1)	In March 2011, IXE merged with Banorte, and the information above for Banorte in 2011 is consolidated with IXE results.

Asset quality

The following table sets forth the asset quality, defined as total non-performing loans as a percentage of total loans by the CNBV, for the seven largest commercial banks in Mexico for the time periods indicated.

	As of December 31,
	2010	2011
	(Asset quality (%))	(Asset quality (%))
Banamex	1.4%	1.5%
Santander	1.7	1.7
Banorte(1)	2.3	1.8
HSBC	3.1	2.7
Scotiabank	3.6	2.7
Inbursa	2.0	3.2
BBVA Bancomer	2.5	3.1
Mexican financial system	2.3%	2.5%

Source: CNBV.

(1)	In March 2011, IXE merged with Banorte, and the information above for Banorte in 2011 is consolidated with IXE results.

Branches and ATMs

The following table sets forth Banco Santander Mexico’s total bank branches and market share based on number of bank branches for the time periods indicated.

	As of December 31,
	2007		2008		2009		2010		2011
	(Branches)	(Market share (%))	(Branches)	(Market share (%))	(Branches)	(Market share (%))	(Branches)	(Market share (%))	(Branches)	(Market share (%))
BBVA Bancomer	1,860	17.30%	1,860	17.30%	1,795	16.70%	1,796	15.90%	1,810	15.40%
Banamex	1,603	15	1,596	14.9	1,623	15.1	1,696	15	1,703	14.4
Banorte(1)	1,052	9.8	1,118	10.4	1,088	10.1	1,134	10	1,118	9.5
Santander	983	9.2	1,026	9.6	1,066	9.9	1,075	9.5	1,097	9.3
Inbursa	59	0.6	72	0.7	144	1.3	254	2.2	270	2.3
Scotiabank	534	5	587	5.5	598	5.6	646	5.7	647	5.5
HSBC	1,361	12.7	1,251	11.7	1,191	11.1	1,144	10.1	1,067	9.1
Santander + Top 6	7,452	69.5%	7,510	70.0%	7,505	69.9%	7,745	68.6%	7,712	65.4%
Total System	10,722	100.0%	10,722	100.0%	10,731	100.0%	11,291	100.0%	11,786	100.0%

Source: CNBV, R1 Information on branches, ATMs and credit cards.

(1)	In March 2011, IXE merged with Banorte, and the information above for Banorte in 2011 is consolidated with IXE results.

The following table sets forth Banco Santander Mexico’s total number of ATMs and market share in terms of ATMs for the time periods indicated.

	As of December 31,
	2008		2009		2010		2011
	(ATMs)	(Market share (%))	(ATMs)	(Market share (%))	(ATMs)	(Market share (%))	(ATMs)	(Market share (%))
BBVA Bancomer	6,237	21.0%	6,237	18.5%	6,760	18.8%	7,710	21.2%
Santander	4,280	14.4	4,265	12.7	4,439	12.4	4,689	12.9
Banamex	5,710	19.3	5,710	17.0	5,855	16.3	6,029	16.6
Banorte(1)	4,255	14.4	4,478	13.3	5,004	13.9	4,975	13.7
Inbursa	76	0.3	591	1.8	745	2.1	781	2.1
Scotiabank	1,450	4.9	1,459	4.3	1,492	4.2	1,554	4.3
HSBC	5,958	20.1	6,249	18.6	6,331	17.6	6,195	17.0
Santander + Top 6	27,966	94.4%	28,989	86.2%	30,626	85.2%	31,933	87.7%
Total System	29,640	100.0%	33,648	100.0%	35,942	100.0%	36,429	100.0%

Source: CNBV, R1 Information on branches, ATMs and credit cards.

(1)	In March 2011, IXE merged with Banorte, and the information above for Banorte in 2011 is consolidated with IXE results.

Properties

We are domiciled in Mexico and own our principal executive offices, which are located at Avenida Prolongación Paseo de la Reforma 500, Colonia Lomas de Santa Fe, Delegación Álvaro Obregón, 01219, México, Distrito Federal, Mexico.  We also own 40 other buildings in the vicinity of our headquarters and rent 93 other buildings.  At December 31, 2011, we owned the locations at which 19% of our branches were located.  The remaining branches are operated at rented locations, with lease terms varying from 1 to 10 years.

The following table sets forth our main properties as of the date indicated.

Main properties as of December 31, 2011	Number
Central Offices
Owned	41
Rented	93
Total	134

Branches
Owned	209
Rented(1)	888
Total	1,097

Other property(2)
Owned	17
Rented	800
Total	817

(1)	Includes 67 branches under bailment (comodato).

(2)	Consists mainly of back offices, storage, parking lots and ATMs.

On April 27, 2012, Banco Santander Mexico entered into an agreement to sell 219 properties to Fibra Uno, a Mexican publicly traded real estate investment trust.  Under the agreement, the properties will be sold for approximately Ps.3.33 billion, and immediately leased back to Banco Santander Mexico for a period of 20 years with an annual rent of Ps.275 million.  Fibra Uno has also agreed to invest Ps.100 million on improvements of the properties.  The consummation of this transaction, which is expected to take place by the end of 2012, is subject to customary closing conditions.  We have received the approval of the Mexican Antitrust Commission (Comisión Federal de Competencia) necessary to complete the transaction.

Environmental Matters

We have initiated a strategic Social Corporate Responsibility (Responsabilidad Social Corporativa) program which promotes a continuous commitment to acting in a responsible manner, thereby contributing to economic development and improving the quality of life of our employees and their families, and the community as a whole.

In this context, we have reaffirmed our respect and commitment to the environment by establishing environmental policies and an Environmental Management System (Sistema de Gestión Ambiental, or SGA).

On December 15, 2009, we obtained AENOR re-certification of the UNE concession certificate ISO 14001:2004, and this accounts for the SGA, which applies to the administration, management and maintenance of our principal executive offices in Santa Fe, Mexico City.  The re-certification has a term of three years with annual revisions.  In January 2012, the certificator conducted a maintenance audit and confirmed that the SGA was operating in an effective manner.

Our environmental policy aims to integrate sustainability into our day-to-day management and is carried out by our senior management.  Further, our environmental policy requires us to be committed to the following:

•
Complying with environmental law requirements applicable to the environmental aspects of the production and management process and services in general, as well as with other requirements which Grupo Financiero Santander sets forth and environmental requirements of clients and associates.

•	Controlling and later reducing the environmental impact generated by the production and management process and services in general.

•	Maintaining a commitment to continually improve and prevent land, water and air pollution within work premises.

•	Establishing and continuously carrying out the objectives and action plans necessary to reduce environmental impact.

Additionally, our environmental policy is communicated to all of our employees through one or more of the following means: communication ads, posters located within the workplace, intranet website and/or training courses to contractors and new employees.

Below is a list of the acknowledgments and certifications which we have obtained:

•	Corporativo Centro Santa Fe, Mexico City, Mexico: ISO 14001:2004 and the award for “Smart Building” in 1994.

•
Centro Tecnológico de Operaciones (CETOS), Queretaro, Mexico: IMEI National Award for “Smart Building” in 2004, Quinta Wellington Redwood Mexico Award in 2005, 2007 and 2008 (related to optimization of internal processes), and the Empresa Socialmente Responsable (Socially Responsible Business) Award in 2010.

•	Contacto Centro, Queretaro, Mexico: IMEI National Award for “Smart Building” in 2008.

To the best of our knowledge, there are currently no international, federal, state or local environmental laws, rules or regulations that will materially adversely affect our results of operations or our position with respect to our competitors.  However, possible future environmental laws may adversely affect our operating results.

Intellectual Property

In Mexico, ownership of trademarks can be acquired only through a validly approved registration with the Mexican Institute of Industrial Property (Instituto Mexicano de la Propiedad Industrial, or IMPI), the agency responsible for registering trademarks and patents in Mexico.  After registration, the owner has exclusive use of the trademark in Mexico for ten years.  Trademarks registrations can be renewed indefinitely for additional ten-year periods, if the registrant proves that it has used such trademark within the last five years.

We have several trademarks, most of which are brand names of our products or services.  All our material trademarks are registered or have been submitted to IMPI for registration by the Santander Group or us.

We own the principal domain names used in our business, which include www.santander.com.mx, www.llamasantander.com.mx, www.valorsantander.com.mx and www.supernetempresas.com.mx.  None of the information contained on our websites is incorporated by reference into, or forms part of, this prospectus.

Employees

As of December 31, 2011, on a consolidated basis we had 12,395 employees, an increase of 4.8% since December 31, 2010.  We classify our employees as executives, professionals and administrative employees.  Executives include the top management.  Professionals are middle-management personnel.  The remainder of the employees are administrative employees.

We have traditionally enjoyed good relations with our employees and their union.  Of the total number of our employees, 3,561 or 28.7% were members of the Banco Santander Mexico labor union, which is affiliated with the National Federation of Bank Unions (Federación Nacional de Sindicatos Bancarios).  We negotiate salaries with our union on an annual basis and benefits every two years, as required under Mexican law.  In 2010, a new collective bargaining agreement relating to both salary and benefits was signed, which became effective on April 1, 2011 and will expire in 2013.  Our collective bargaining agreement applies only to our unionized employees.  While terms of employment are generally the same for unionized and non-unionized employees, benefits may differ.

The following chart summarizes the number and type of our employees as of December 31, 2010 and 2011.

	As of December 31,
Employees	2010	2011
Executives	95	106
Professionals	4,939	5,275
Administrative	6,794	7,014
Total	11,828	12,395

Legal Proceedings

We are subject to certain claims and are party to certain legal and arbitration proceedings in the normal course of our business.  We do not believe that the liabilities related to such claims and proceedings are likely to have, in the aggregate, a material adverse effect on our consolidated financial condition or results of operations.  There are no material proceedings in which any of our directors, any members of our senior management, or any of our affiliates is either a party adverse to us or to our subsidiaries or has a material interest adverse to us or to our subsidiaries.

The Mexican tax authorities recently issued an official communication setting forth that the deduction of losses arising from Banco Santander Mexico’s sale of its past due loans during fiscal year 2007 was not in compliance with applicable law.  The amount of the assessment arising from the Mexican tax authorities’ determination is equal to approximately U.S.$375.4 million, including penalties and interest.  We believe the assessment is incorrect and have filed an administrative appeal to challenge the assessment.  Based upon the advice of our external legal advisors, we believe that the grounds to contest this assessment are based on sound legal premises and we will continue to challenge the assessment vigorously.  Furthermore, based on such advice, we believe that the risk of a material loss to Banco Santander Mexico is remote and accordingly, we have not recorded any provisions related to this assessment in our audited financial statements.  However, we can provide no assurances that Banco Santander Mexico will prevail in its challenge of the assessment.

We estimate that our aggregate liability, if all legal proceedings were determined adversely to us, could result in significant losses not estimated by us.  As of December 31, 2011, we have set aside Ps.1,409 million (U.S.$102.0 million) as provisions for these legal actions (including tax-related litigation).  These provisions are presented under the “Provisions for tax and legal matters” line item in our audited financial statements.  See note 26 to our audited financial statements.

RISK MANAGEMENT

General

The principal types of risk inherent in our business are market, liquidity, credit and operational risks.  The effectiveness with which we are able to manage the balance between risk and reward is a significant factor in our ability to generate long-term, stable earnings growth.  Toward that end, our senior management places great emphasis on risk management.

Organizational Structure

We regard risk management as a competitive element of a strategic nature, the ultimate goal of which is to maximize shareholder value.  Risk management is defined, both conceptually and organizationally, as the comprehensive treatment of the different risks (market, liquidity, credit, counterparty, operating, legal and technological risks) assumed by us in the normal course of business.  The way we manage the risks inherent in our business is essential to understanding and determining our financial position and creating value in the long term.

In 1999, the CNBV issued regulations governing risk management applicable to credit institutions.  Our Board of Directors formed our Comprehensive Risk Management Committee on October 4, 2000 based on the guidelines set forth in these regulations.  The Comprehensive Risk Management Committee meets monthly and seeks to ensure that our operations adhere to the objectives, policies and procedures approved by the Board of Directors for risk management, which are set forth in our Comprehensive Risk Management Manual.

Our Comprehensive Risk Management Committee reports existing risk levels to our senior management and our Board of Directors and monitors compliance with risk limits established by our Board of Directors.  Our Comprehensive Risk Management Committee proposes to our Board of Directors for their approval, the objectives, policies and procedures for the general management of risks, the risk exposure limits (on a consolidated basis, for each business unit, and for each type of risk).  Our Comprehensive Risk Management Committee also proposes to our Board of Directors strategies for assigning resources related to the execution of operations.

Our Comprehensive Risk Management Committee approves:

•	Methodologies to identify, measure, monitor, limit, control, inform and disclose the different types of risks to which we are exposed.

•	Models, parameters and scenarios used to measure and control risks.

•	Execution of new transactions and services that involve risks.

Our Comprehensive Risk Management Committee appoints a person responsible for the management of the risk unit and reports our risk exposure to our Board of Directors, at least on a quarterly basis.  Likewise, our Comprehensive Risk Management Committee reports to the Board of Directors any deviation from the risk limits imposed by the risk policies and the corrective measures that have been implemented.  Our Comprehensive Risk Management Committee may also create the subcommittees necessary to exercise its functions.  See “Management—Committees—Comprehensive Risk Management Committee” for additional information about this committee.

Our Comprehensive Risk Management Committee has delegated to our Comprehensive Risk Management Unit the responsibility for implementing the procedures for the measurement, management and control of risks, in accordance with established policies.  In addition, our Comprehensive Risk Management Committee has granted the Comprehensive Risk Management Unit the power to authorize deviations above the established limits, in which case our Comprehensive Risk Management Unit must inform the Board of Directors of the deviations.

Market Risk

General

We are exposed to market risk mainly as a result of the following activities:

•	trading in financial instruments, which involves interest rate, foreign exchange rate, volatility and equity price risks;

•	engaging in retail banking activities, which involves interest rate risk because a change in interest rates affects interest income, interest expense and customer behavior;

•	investing in assets or instruments the returns or accounts of which are denominated in currencies other than the peso, which involves foreign exchange rate risk; and

•	all trading and non-trading activities, which involve liquidity risk.

Primary Market Risks and How They Arise

The primary market risks to which we are exposed are interest rate risk, foreign exchange rate risk, equity price risk and liquidity risk.  We are exposed to interest rate risk whenever there is a mismatch between interest rate sensitive assets and liabilities.  Interest rate risk arises in connection with both our trading and non-trading activities.  Interest rate risk related to our trading activities primarily results from our investments in short-term Mexican Central Bank bills and notes, cross-currency swaps and sovereign bonds.

We are exposed to foreign exchange rate risk as a result of mismatches between assets and liabilities and off-balance sheet items denominated in different currencies, either as a result of trading or in the normal course of business.  Our principal non-trading currency exposure is the U.S. dollar, which, as mandated by our policies, is hedged to the Mexican peso within established limits.  Our exposure to trading-related foreign exchange risk is based on our positions in bonds and currency swaps.

We are exposed to equity price risk in connection with our trading investments in equity securities.  The execution of brokerage services is carried out by Casa de Bolsa Santander, our brokerage subsidiary.

We are also exposed to liquidity risk.  Market depth is the main liquidity driver in our trading portfolio, even though our policy is to trade the most liquid assets.  Our liquidity risk also arises in non-trading activities, due to the maturity gap between assets and liabilities mostly in our retail banking business.

We use derivatives for both trading and non-trading activities.  Trading derivatives are used to eliminate, reduce or modify risk in trading portfolios (primarily interest rate and foreign exchange risk) and to provide financial services to customers.  Our principal counterparties (in addition to customers) for this activity are financial institutions and clearing houses, such as MexDer.  Our principal derivative instruments include foreign exchange forwards, cross-currency swaps and interest rate swaps.  We also use derivatives in non-trading activity in order to manage the interest rate risk arising from asset and liability management activity.

Market Risk Management Policies

Our Market Risk Management Department within the Comprehensive Risk Management Unit is responsible for recommending the market risk management policies to be implemented by us, by establishing the parameters for measuring risks and delivering reports, analyses and evaluations to senior management, to our Comprehensive Risk Management Committee and to the Board of Directors.

The measurement of market risk quantifies the potential change in the value of our positions as a result of changes in market risk factors.

Depending on the types of activities performed by the business units, debt securities and share certificates are recorded as trading securities, securities available for sale and/or securities held to maturity.  In particular, what underlies and identifies securities available for sale is their permanent status, and they are handled as a structural part of the consolidated balance sheets.  We have established guidelines that must be applied to securities available for sale, as well as controls to seek to ensure compliance.

When significant risks are identified, they are measured and assigned limits with the aim of ensuring adequate control.  The risk is measured from a comprehensive perspective through a combination of the methodology applied to trading portfolios and the methodology applied to the management of assets and liabilities.

Trading Portfolios

To measure risks using a comprehensive approach, we follow the Value at Risk, or VaR, method, which is defined as the statistical estimate of the potential loss of value of a specific position in a specific period of time and with a specific level of confidence.  VaR is a universal measure of the exposure levels of the various risk portfolios.  It helps compare the risk levels among different instruments and markets by expressing the exposure level of each portfolio through a unique figure in economic units.

VaR is calculated by historical simulation with a window of 520 days and a one-day horizon.  The calculation is made based on the series of losses and gains simulated by considering the 1% percentile using constant Mexican pesos and Mexican pesos decreasing exponentially with a decline factor that is reviewed annually, and the most conservative measurement is reported.  We assume a 99% confidence level.

Furthermore, we perform monthly simulations of the losses or gains from the portfolios through revaluations under different scenarios (Stress Tests).  These simulations are generated in two ways:

•	By applying to the risk factors percentage changes observed in a given historical period that includes significant market turbulence.

•	By applying to the risk factors changes that depend on the volatility of each risk factor.

We perform backtesting every month to compare the daily losses and gains that would have occurred if the same positions had been maintained, considering only the change in value due to market movements, against the calculation of value at risk, which enables our models to be calibrated.  Although they are prepared monthly, these reports include tests for all of the days.

For further information about our methodologies, see note 50 to our audited financial statements.

The table below presents the VaR inherent in our portfolios as of December 31, 2010 and 2011:

	At December 31,
	2010			2011
	VaR (thousands of pesos)		Percentage of net capital (%)	VaR (thousands of pesos)		Percentage of net capital (%)
Trading desks	Ps.	156,866.85	0.22%	Ps.	103,172.75	0.12%
Market Making		79,122.98	0.11		48,904.61	0.05
Proprietary Trading		115,935.72	0.16		60,028.48	0.07
Risk factor
Interest Rate		157,076.40	0.22		114,876.29	0.13
Foreign Exchange		6,067.62	0.01		4,848.19	0.01
Equity		65,986.25	0.09		16,213.30	0.02

The average VaR (based on month-end amounts) in 2011 (unaudited) was:

	VaR (thousands of pesos)		Percentage of net capital (%)
Trading desks	Ps.	124,618.94	0.15%
Market Making		67,268.32	0.08
Proprietary Trading		89,390.22	0.11

	VaR (thousands of pesos)	Percentage of net capital (%)
Risk factor
Interest Rate	127,894.20	0.15
Foreign Exchange	19,433.50	0.02
Equity	42,814.14	0.05

The risk performance of our trading portfolio with regard to trading activity in financial markets during 2011, measured by daily VaR in thousands of pesos, is shown in the following graph.

The above graph shows that daily VaR generally decreased from February until the end of the third quarter, when our VaR limit of 350 million pesos was exceeded for two days on September 22 and September 23, 2011, due to the sharp and sustained increase in volatility in Europe and Asia related to concerns the global economy was slipping into another recession along with uncertainty about the central banks having the tools available to prevent it.  After that, the VaR decreased and remained stable for the rest of the year.

Assets and Liabilities Management (Banking Books)

Our retail banking activities generate significant balance sheet amounts.  Our Assets and Liabilities Committee, or ALCO, is responsible for determining guidelines for managing risk with respect to financial margin, net worth and long-term liquidity, which must be monitored in the different retail portfolios.  Under this approach, our Finance Senior Management is responsible for executing the strategies and policies established by ALCO in order to modify the risk profile of the commercial balance sheet.

The ALCO adopts investment strategies and hedges to keep these sensitivities within the target range and is responsible for the management of interest rate risk, long-term liquidity risk and capital structure.  As of the date of this prospectus, the foreign exchange risk in our banking books is not material and we intend to maintain the foreign exchange risk in the banking books at an immaterial level.  As part of corporate activities, we analyze the interest rate sensitivity of the financial margin, or NIM, and market value of equity, or MVE, of the different balance sheet headings against interest rate variations.  This sensitivity derives from the maturity and interest rate re-pricing gaps for every asset and liability.  The analysis is based on the classification of each balance line sensitive to interest rates over time, as a function of their amortization dates, maturity or contractual modification of the applicable interest rate.

We use a sensitivity analysis to measure the interest rate risk of local and foreign currency (not included in the trading portfolios).  We perform a simulation of scenarios, which are calculated as the difference between the present value of the flows in the chosen scenario (a curve with a parallel movement of 100 basis points in all its segments) and their value in the base scenario (current market).  We have also established limits in regard to the maximum loss which these interest rate movements could impose on the capital (Ps.3,180 million in local currency and U.S.$20 million in foreign currency) and net financial income (Ps.900 million in local currency and U.S.$15 million in foreign currency) in one year.

The following chart shows our NIM and MVE limit consumption for  2009 and 2010 year-end as well as for each month in 2011.

The sharp change in the MVE limit consumption registered in April 2011 was due to the incorporation of the GE Capital mortgage loan portfolio, which increased the limit consumption by approximately 43%.  Also, during April 2011, we implemented a methodological change in the calculation of the interest rate risk from a linear to a compound interest rate, which increased the limit consumption by approximately 53%.

Structural Gap

The following table shows the gap between the repricing dates of our assets and liabilities of different maturities as of December 31, 2011.

	Total		0-1 months		1-3 months		3-6 months		6-12 months		1-3 years		3-5 years		> 5 years		Not Sensitive
	(Millions of pesos)
Money Market	Ps.	5,771	Ps.	4,318	Ps.	—	Ps.	—	Ps.	1	Ps.	3	Ps.	3	Ps.	5	Ps.	1,441
Loans		27,963		3,637		2,112		2,216		2,988		7,804		3,128		6,660		(582)
Trade Finance		—		—		—		—		—		—		—		—		—
Intragroup		4,790		158		95		56		2,595		366		187		1,323		10
Securities		16,899		15,372		23		—		—		377		—		—		1,127
Permanent		44		—		—		—		—		—		—		—		44
Other Balance Sheet Assets		10,054		—		—		—		—		—		—		—		10,054
Total Balance Sheet Assets		65,521		23,486		2,231		2,272		5,584		8,550		3,317		7,988		12,094

	Total		0-1 months		1-3 months		3-6 months		6-12 months		1-3 years		3-5 years		> 5 years		Not Sensitive
	(Millions of pesos)
Money Market		(11,037)		(10,457)		(18)		—		—		—		—		—		(562)
Deposits		(22,945		(6,789)		—		—		(494)		(15,616)		—		—		(47)
Trade Finance		(99		—		—		—		—		—		—		—		(99)
Intragroup		(4,780		(158)		(95)		(56)		(2,595)		(366)		(187)		(1,323)		—
Long-Term Funding		(2,113)		(89)		(18)		(16)		(39)		(1,426)		(355)		(171)		—
Equity		(7,533)		—		—		—		—		—		—		—		(7,533)
Other Balance Sheet Liabilities		(11,070)		—		—		—		—		—		—		—		(11,070)
Total Balance Sheet Liabilities		(59,578)		(17,493)		(130)		(72)		(3,128)		(17,408)		(542)		(1,494)		(19,311)
Total Balance Sheet Gap		5,943		5,992		2,100		2,200		2,456		(8,858)		2,776		6,494		(7,217)

Derivatives		10,838		1,187		581		924		1,246		2,551		1,043		3,305		—
Contingent Assets		1		—		—		—		—		—		—		—		1
Other Off-Balance Sheet Assets		264,089		—		—		—		—		—		—		—		264,089
Total Off-Balance Sheet Assets		274,928		1,187		581		924		1,246		2,551		1,043		3,305		264,090
Derivatives		(11,841)		(1,521)		(700)		(952)		(1,404)		(2,940)		(988)		(3,336)		—
Contingent Liabilities		(248,298)		—		—		—		—		—		—		—		(248,298)
Other Off-Balance Sheet Liabilities		(15,792)		—		—		—		—		—		—		—		(15,792)
Total Off-Balance Sheet Liabilities		(275,931)		(1,521)		(700)		(952)		(1,404)		(2,940)		(988)		(3,336)		(264,090)
Total Off-Balance Sheet Gap		(1,003)		(334)		(119)		(28)		(158)		(389)		55		(31)		—

Total Structural Gap	Ps.	4,941	Ps.	5,659	Ps.	1,981	Ps.	2,173	Ps.	2,298	Ps.	(9,247)	Ps.	2,831	Ps.	6,463	Ps.	(7,217)
Accumulated Gap		—		5,659		7,640		9,812		12,110		2,863		5,694		12,157		4,941

Interest Rate Risk Profile

The table below shows the distribution of interest rate risk by maturity as of December 31, 2011.

	Total		0-1 months		1-3 months		3-6 months		6-12 months		1-3 years		3-5 years		> 5 years		Not Sensitive
	(Millions of pesos)
Money Market	Ps.	9,485	Ps.	2,496	Ps.	18	Ps.	—	Ps.	1	Ps.	2	Ps.	2	Ps.	5	Ps.	6,961
Loans		25,513		15,475		628		859		1,018		2,786		1,442		4,059		(754)
Trade Finance		—		—		—		—		—		—		—		—		—
Intragroup		4,701		2,651		71		31		62		366		187		1,323		10
Securities		9,708		1,421		623		576		70		1,258		497		458		4,805
Permanent		45		—		—		—		—		—		—		—		45
Other Balance Sheet Assets		10,108		—		—		—		—		—		—		—		10,108
Total Balance Sheet Assets		59,560		22,043		1,340		1,466		1,151		4,412		2,128		5,845		21,175
Money Market		(14,709)		(1,636)		(18)		—		—		—		—		—		(13,055)
Deposits		(22,969)		(13,068)		(850)		(102)		(499)		(7,936)		—		—		(514)
Trade Finance		(99)		—		—		—		—		—		—		—		(99)
Intragroup		(4,691)		(2,651)		(71)		(31)		(62)		(366)		(187)		(1,323)		—
Long-Term Funding		(1,924)		(1,623)		(5)		—		(5)		(22)		(22)		(171)		(76)
Equity		(7,626)		—		—		—		—		—		—		—		(7,626)
Other Balance Sheet Liabilities		(11,123)		—		—		—		—		—		—		—		(11,123)
Total Balance Sheet Liabilities		(63,141)		(18,978)		(944)		(133)		(566)		(8,324)		(209)		(1,494)		(32,493)
Total Balance		(3,581)		3,065		396		1,333		585		(3,912)		1,919		4,351		(11,318)

	Total		0-1 months		1-3 months		3-6 months		6-12 months		1-3 years		3-5 years		> 5 years		Not Sensitive
	(Millions of pesos)
Sheet Gap
Derivatives		445,169		1,774		199		39		68		75		14		—		443,000
Contingent Assets		1		—		—		—		—		—		—		—		1
Other Off-Balance Sheet Assets		292,154		—		—		—		—		—		—		—		292,154
Total Off-Balance Sheet Assets		737,324		1,774		199		39		68		75		14		—		735,155
Derivatives		(447,174)		(3,240)		(222)		(229)		(17)		(62)		(51)		(353)		(443,000)
Contingent Liabilities		(248,298)		—		—		—		—		—		—		—		(248,298)
Other Off-Balance Sheet Liabilities		(43,878)		—		—		—		—		—		—		—		(43,878)
Total Off-Balance Sheet Liabilities		(739,350)		(3,240)		(222)		(229)		(17)		(62)		(51)		(353)		(735,176)
Total Off-Balance Sheet Gap		(2,026)		(1,466)		(23)		(190)		51		13		(37)		(353)		(21)

Total Structural Gap	Ps.	(5,607)	Ps.	1,599	Ps.	373	Ps.	1,143	Ps.	636	Ps.	(3,899)	Ps.	1,882	Ps.	3,998	Ps.	(11,339)
Accumulated Gap				1,599		1,972		3,115		3,751		(148)		1,734		5,732		(5,607)

Market Risk Limits

We establish market risk limits in consultation with the Santander Group’s global financial risk department.  In establishing market risk limits, a major factor is the risk/return ratio.  Limits are established annually by our Comprehensive Risk Management Committee to accommodate senior management’s appetite for risk and to comply with the desired risk/return ratio.  Any subsequent limit request may be approved by the global market risk committee.  This level includes trading and investment portfolio activities, balance sheet management and strategic positions (classified in accordance with business intentions).

Our market risk limits are based on each of our portfolios and books.  The limits structure is applied to control exposure and establish the total risk applicable to the business units.

We establish market risk limits for:

Trading Books:	VaR
Loss Trigger
Stop Loss
Interest Rate equivalent amount
Equity Delta
Fx Open positions

Banking Books:	Interest Rate Sensitivity	Net Interest Margin (NIM)
Market Value of Equity (MVE)

For further information about the market risk limits established for our trading and banking books, see note 50 to our audited financial statements.

Liquidity Risk

Liquidity risk is associated with our capacity to finance the commitments we undertake at reasonable market prices, and it is important to our ability to carry out our business plans with stable financing sources.  Factors that influence liquidity risk may be external, such as a liquidity crisis, or internal, such as an excessive concentration of expirations.

The measures used to control liquidity risk in balance sheet management are the liquidity gap, liquidity ratios, stress scenarios and contingency plans.  We manage expirations of assets and liabilities, performing oversight of maximum profiles for time lags.  This oversight is based on analyses of asset and liability expirations, both contractual and related to management.  Liquidity risk is limited in terms of a liquidity level accrual over a one-month period and an established liquidity coefficient.  This liquidity coefficient is calculated by dividing the amount of liquid assets (calculated at market value) by the sum of the amount of due liabilities and irrevocable committed contingencies.

Our liquidity risk, including our liquidity management framework and our current liquidity position, is fully described in note 50 to our audited financial statements.

Liquidity Coefficient

	2010	2011
Mexican peso Gap(1)	34.82%	41.90%
U.S. dollar Gap(1)	16.46%	18.70%

(1)	Monthly average

Credit Risk

General

Our Credit Committee is an internal management committee required by Mexican law that has powers to assist our Board of Directors in fulfilling its oversight responsibilities relating to:

•	Any emerging risks associated with our loan portfolio.

•	Investments in our portfolio.

•	Resolving issues with respect to any of our credit operations.

In addition to the responsibilities mentioned above, and others expressly delegated by our Board of Directors, our Credit Committee also performs the following functions and duties with full authority to act on behalf of our Board of Directors in these matters:

•	Review and approve any and all amendments or modifications to the requirements, conditions or other provisions relating to the Board of Director’s general authorization of our lending activities.

•	Review memoranda or other reports provided by our senior management concerning our loan portfolio and investment activities.

•	Periodically review and assess underwriting policies and guidelines.

•	Periodically review and assess surveillance and loss remediation policies and guidelines, including those relating to insured credits on the “Watch List.”

•	Periodically review, assess and recommend to our Board of Directors investment policies, criteria, guidelines and strategy for its approval.

•	Evaluate our performance on an annual basis and report the results of the evaluation to our Board of Directors.

The management of credit risk covers the identification, measurement, composition and valuation of aggregated risk and the determination of profitability adjusted to such risk, the purpose of which is to oversee the levels of risk concentration and adjust them to established limits and objectives.  We have implemented a policy of selective growth of credit risk and strict treatment of late payments and provisions.

As required under applicable provisions of the Mexican Banking Law and General Rules Applicable to Mexican Banks and pursuant to our internal policies, in connection with each loan (including mortgage and other consumer loans), we apply credit assessment and approval processes, undertaken by trained officers and, when applicable, committees that comprise experienced bankers.  Furthermore, we maintain systems and personnel that continuously monitor loans, that we believe permit us to react promptly if delinquent conditions are present.  Our credit and monitoring personnel is subject to periodic training.  Furthermore, although we believe our systems relating to maintaining and supervising loans are state-of-the-art, we periodically conduct benchmarkings against similar systems used by our affiliates.

We manage our credit risk differently for each of our customer segments throughout the three phases of the credit process: admission, follow-up and recovery, as explained below.

Admission

The loans that receive individual treatment (companies, financial institutions and entities) are identified and differentiated from those handled in standardized fashion (consumer and mortgage loans of private individuals and loans to businesses and micro-companies).

In the case of loans to which we apply individual treatment, we have a solvency classification or “rating” system that calculates the probability of nonperformance, which enables us to measure the risk associated with each customer from the start of the respective transaction.  The customer valuation obtained after analyzing the relevant risk factors in different areas is subsequently adjusted based on the specific characteristics of the transaction (such as guarantee or term).

Standardized risks, given their special characteristics (a large number of transactions involving relatively small amounts) require a different approach that ensures effective treatment and efficient allocation of resources, for which we use automatic decision-making tools, such as expert and credit scoring systems.

Follow-up

Business loans are subject to our “special oversight system” during the follow-up stage.  The special oversight system determines the policy to be followed in handling risk with companies or groups classified in such category.  There are four distinct special oversight situations or degrees, that in turn give rise to four different possible actions: to follow, to reduce, to get guarantees and to extinguish.  When a company and its loans are being evaluated, the risk analyst must decide whether to classify the company in any of these four categories and to begin special supervision until the relevant objective is accomplished (which means either the risk is reduced, the guarantees are obtained or the risk is extinguished).  The special oversight rating may be determined either by alert signals, systematic reviews or special initiatives promoted by the Risk Division or Internal Audit Areas.  Our Risk Division is divided into nine territories, each of which has a group of risk analysts that are responsible for the follow-up of their portfolios according to the policies described above.

Recovery

Risks that we classify as irregular based on noncompliance with the relevant payment schedule are assigned to our Recovery Units.  Our Recovery Units are fundamental to our management of irregular risks and are intended to minimize the final losses we incur.  These Recovery Units perform specialized risk management activities such as restructuring of loans, rescheduling payments or reaching a settlement agreement when the client is sued.

Counterparty Risk

We assume counterparty risk in our dealings with government, government agencies, financial institutions, corporations, companies and individuals in our treasury and correspondent banking activities.  We manage counterparty risk through a special unit whose organizational structure is independent of our business units.

We use a Kondor Global Risk, or KGR, system to ascertain the line of credit available with any Corporate and Financial counterparty, in any product and for any term and Equivalent Credit Risk, or REC, to control counterparty lines.  REC is a measure that estimates the potential loss if the counterparty ceases payment.  Because equivalent credit risk takes into account coefficients by product for the measurement of the potential risk and considers the current exposure with respect to each counterparty, the REC varies depending on the type of product and the effective term of the transactions.

Furthermore, the REC incorporates the Potential Credit Exposure or Additional Potential Risk, or RPA, which represents the possible evolution of the current credit exposure up to expiration, based on the characteristics of the transaction and possible variations in market factors.  Mexican Financial Institutions and Foreign Financial Institutions are very active counterparties with which we have current positions for financial instruments with counterparty credit risk.  The REC is mitigated by the existence of netting agreements and, in certain cases, with collateral agreements or revaluation agreements with the counterparties.

Another element of credit risk is settlement risk, which arises in any transaction at its expiration date, given the possibility that the counterparty will not comply with its obligations to pay us, once we have satisfied our obligations by issuing our respective payment instructions.

To control these risks, our Financial Risk Senior Management, comprised of the Counterparty and Market Credit Risk Area, supervises on a daily basis our compliance with the counterparty risk limits.  These limits are established by counterparty, product and tenor.  The Credit Risk Admission Area for Global Wholesale Banking approves these counterparty risk limits.  Our Financial Risk Senior Management is also responsible for communicating the limits, consumptions and any excesses incurred on a daily basis.  Furthermore, our Financial Risk Senior Management reports monthly to our Comprehensive Risk Management Committee the limits for Counterparty Risk Lines and the limits for Issuer Risk Lines, current consumptions and any excesses or transactions with unauthorized customers.  It also reports the calculation of the expected loss for current operations in financial markets at the close of each month and presents different stress scenarios of the expected loss.

Counterparty Risk Lines refer to the maximum equivalent credit risk amount and the maximum permitted term for derivatives, repos, money market, foreign exchange spot or any other trading transactions.  Such risk lines are  approved by the Credit Committee and are established for the following sectors: Mexican Sovereign Risk and Local Development Banking, Foreign Financial Institutions, Mexican Financial Institutions, Corporate Head Offices, Corporate Banking-SGC, Institutional Banking, Large Companies Unit and Project Finance.  Issuer Risk Lines refer to the minimum amount permitted for the purchase of fixed income securities and, in addition, regulate the maximum holding period permitted for each issuer.

The equivalent credit risk of the Counterparty Risk Lines and Issuer Risk Lines of the Bank as of December 31, 2011 is concentrated as follows: 92.14% in the segment of Sovereign Risk, Development Banking and Financial Institutions, 7.48% in the Corporate sector and 0.38% in the Companies sector.  The average quarterly REC of the Counterparty Risk and Issuer Risk lines of the Bank for the fourth quarter of 2011 was U.S.$19,107.43 million (unaudited) REC in the segment of Sovereign Risk, Development Banking and Financial Institutions, U.S.$1,591.61 million (unaudited) REC in the Corporate sector and U.S.$78.69 million (unaudited) REC in the Companies sector.  The Expected Loss of the Bank as of December 31, 2011 is concentrated as follows: 14.66% in the segment Sovereign Risk, Development Banking and Financial Institutions, 80.95% in the Corporate sector, and 4.39% in the Companies sector.

Operational Risk

Operational risk is defined as the risk of loss due to inadequate or failed internal processes, personnel or internal systems or due to external events.  This definition includes legal risk but excludes reputational risk and strategic risk.

We have an operational and technological risk management unit that is responsible for coordinating the implementation of policies and procedures according to the corporate model defined in Spain.  This unit also submits proposals to our Comprehensive Risk Management Committee for its approval of the methodologies, models and parameters to identify, measure, limit, report and disclose the operational risk to which we are exposed.  Our operational risk unit reports directly to the operations head in Mexico and to the corporate operational risk manager in Spain.

Our Corporate Operational Risk Management Model is based on qualitative and quantitative tools for managing operational risk.  Among the qualitative tools are the risk and controls matrix, risk map and self-assessment questionnaire, while quantitative tools include tolerance levels, indicators, an error database and a system for data collection.

Money Laundering

Our Communications and Operations Control Committee approves, modifies and ensures the compliance of internal guidelines regarding the prevention, detection and disclosure of money-laundering operations.  In particular, the committee:

•
establishes and amends our internal policies to prevent and detect acts or transactions that may be of illicit origin and may fall within the threshold of Article 400 bis of the Mexican Federal Criminal Code (Código Penal Federal) and rules thereunder;

•	oversees our compliance with our applicable policies;

•	evaluates the effectiveness of our policies based on the results observed and determines the necessary remedial measures;

•	decides on certain transactions that may fall within the category of unusual transactions and determines if we should notify the public authorities; and

•	approves training policies for personnel and provides information to detect these transactions and ensure the enforcement of the prevention policies.

The Communications and Operations Control Committee (Comité de Comunicación y Control) reports to the Compliance Committee and Audit Committee.  Its primary purpose is to monitor the operations of our prevention system and, in particular, to decide when to communicate suspicious transactions to the authorities.  In addition, this committee reviews and approves the regulations and procedures relating to prevention, annual office review projects or plans, annual training programs, analyses of operations and the list of clients subject to special authorizations and monitoring.

In general, this committee includes the individuals who are primarily responsible within each area that is directly involved in prevention: Commercial, Human Resources, Training, Media, Systems, Global Wholesale Banking, International Business, Legal Affairs and Internal Audit.  This committee is chaired, as appropriate, by our General Manager, Legal Officer or Compliance Officer.

Legal Risk

Legal risk is defined as the potential loss from noncompliance with applicable legal and administrative provisions, the issuance of adverse administrative and court rulings and the application of penalties in relation to our transactions.

The following activities are performed in compliance with our Comprehensive Risk Management guidelines:

•	establishment of policies and procedures to analyze legal validity and ensure the proper instrumentation of the legal acts performed;

•	estimation of the amount of potential losses derived from unfavorable legal or administrative rulings and the possible application of penalties;

•	analysis of legal acts governed by foreign legal systems;

•	publication among managerial personnel and employees of legal and administrative provisions applicable to transactions;

•	performance, at least annually, of internal legal audits; and

•
maintenance of a historical database relating to judicial and administrative decisions, and their causes and costs, ensuring that those judicial and administrative decisions that result in a loss are registered systematically along with their different types of loss and costs, in accordance with accounting records, and properly identified with the line or business unit of origin.

Technological Risk

Technological risk is defined as the potential loss from damages, interruption, alteration or failures derived from the use of or dependence on hardware, software, systems, applications, networks and any other information technology services provided to our customers.

We have developed a model in accordance with the corporate model created by Banco Santander Spain to deal with technological risk.  This model is currently integrated into the service and support processes of our corporate technology locations in order to identify, oversee, control and report on the technology risks to which our operations are exposed.  This model is intended to prioritize the establishment of control measures that will reduce the probability of risks materializing.

SELECTED STATISTICAL INFORMATION

The following information for Grupo Financiero Santander is included for analytical purposes and is derived from, and should be read in conjunction with, the audited financial statements contained elsewhere herein as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Average balance sheet data has been calculated based upon the average of the sum of the month-end balances for each month in the applicable period.  Average income statement and balance sheet data and other related statistical information have been prepared on a consolidated basis.  We believe that the average data set forth herein accurately reflect in all material aspects our financial condition and results of operations at the date and for the periods specified.

The selected statistical information set forth below includes information at and for the years ended December 31, 2007, 2008 and 2009 derived from financial statements prepared in accordance with Mexican Banking GAAP.  See “Presentation of Financial and Other Information.”  Because of the material differences in criteria and presentation between Mexican Banking GAAP and IFRS, such information is not comparable with the selected statistical data as of and for the years ended December 31, 2010 and 2011.

Average Balance Sheet and Interest Rates

The following tables show our average balances and interest rates for each of the periods presented.  With respect to the tables below and the tables under “—Changes in Net Interest Income—Volume and Rate Analysis” and “—Assets—Earning Assets—Yield Spread,” we have stated average balances on a gross basis, before netting our impairment losses, except for the total average asset figures, which include such netting and all average data have been calculated using daily averages.

Average Balance Sheets, Income from Interest-Earning Assets and Interest on Interest-Bearing Liabilities

	IFRS for the year ended December 31,
	2010					2011
	Average balance		Interest		Average nominal rate	Average balance		Interest		Average nominal rate
	(Millions of pesos, except percentages)
Cash and balances with the Mexican Central Bank
Pesos	Ps.	31,625	Ps.	1,477	4.67%	Ps.	31,860	Ps.	1,449	4.55%
Total	Ps.	31,625	Ps.	1,477	4.67%	Ps.	31,860	Ps.	1,449	4.55%
Loans and advances to credit institutions
Pesos	Ps.	22,929	Ps.	988	4.31%	Ps.	36,972	Ps.	1,594	4.31%
U.S. dollars(1)		14,968		36	0.24		13,163		21	0.16
Total	Ps.	37,897	Ps.	1,024	2.70%	Ps.	50,135	Ps.	1,615	3.22%
Loans and advances to customers — excluding credit cards
Pesos	Ps.	163,711	Ps.	17,517	10.70%	Ps.	223,063	Ps.	22,992	10.31%
U.S. dollars(1)		21,042		560	2.66		42,116		1,292	3.07
Total	Ps.	184,753	Ps.	18,077	9.78%	Ps.	265,179	Ps.	24,284	9.16%
Loans and advances to customers — credit cards
Pesos	Ps.	26,240	Ps.	7,340	27.97%	Ps.	25,719	Ps.	6,961	27.07%
Total	Ps.	26,240	Ps.	7,340	27.97%	Ps.	25,719	Ps.	6,961	27.07%
Debt instruments
Pesos	Ps.	150,908	Ps.	9,225	6.11%	Ps.	193,671	Ps.	10,607	5.48%
U.S. dollars(1)		4,228		287	6.79		2,938		172	5.85
Total	Ps.	155,136	Ps.	9,512	6.13%	Ps.	196,609	Ps.	10,779	5.48%
Hedging derivatives
Pesos			Ps.	1,522				Ps.	1,268
U.S. dollars(1)				34					208
Total			Ps.	1,556				Ps.	1,476
Other interest-earning assets
Pesos			Ps.	251				Ps.	23
Total			Ps.	251				Ps.	23
Total interest-earning assets
Pesos	Ps.	395,413	Ps.	38,320	9.69%	Ps.	511,285	Ps.	44,894	8.78%
U.S. dollars(1)		40,238		917	2.28		58,217		1,693	2.91
Total	Ps.	435,651	Ps.	39,237	9.01%	Ps.	569,502	Ps.	46,587	8.18%

(1)	Represents assets or liabilities denominated in U.S. dollars. Values are presented in pesos.

	IFRS for the year ended December 31,
	2010					2011
	Average balance			Interest	Average nominal rate	Average balance		Interest	Average nominal rate
	(Millions of pesos, except percentages)
Cash and balance with the Mexican Central Bank and loans and advances to credit institutions
Pesos	Ps.	18,065				Ps.	10,501
U.S. dollars(1)		1,726					889
Total	Ps.	19,791				Ps.	11,390
Impairment losses
Pesos	Ps.	(10,035)				Ps.	(10,557)
U.S. dollars(1)		(217)					(301)
Total	Ps.	(10,252)				Ps.	(10,858)
Tangible assets
Pesos	Ps.	5,514				Ps.	5,260
Total	Ps.	5,514				Ps.	5,260
Intangible assets
Pesos	Ps.	1,806				Ps.	2,505
Total	Ps.	1,806				Ps.	2,505
Other non interest-earning assets
Pesos	Ps.	80,359				Ps.	84,528
U.S. dollars(1)		1,341					4,623
Total	Ps.	81,700				Ps.	89,151
Total non interest-earning assets
Pesos	Ps.	95,709				Ps.	92,937
U.S. dollars(1)		2,850					5,211
Total	Ps.	98,559				Ps.	97,448
Total average assets
Pesos	Ps.	491,122	Ps.	38,320	7.80%	Ps.	603,522	Ps. 44,894	7.44%
U.S. dollars(1)		43,088		917	2.13		63,428	1,693	2.67
Total	Ps.	534,210	Ps.	39,237	7.34%	Ps.	666,950	Ps. 46,587	6.99%

(1)	Represents assets or liabilities denominated in U.S. dollars. Values are presented in pesos.

	IFRS for the year ended December 31,
	2010					2011
	Average balance		Interest		Average nominal rate	Average balance		Interest		Average nominal rate
	(Millions of pesos, except percentages)
Deposits from credit institutions and with the Mexican Central Bank
Pesos	Ps.	65,148	Ps.	2,911	4.47%	Ps.	84,810	Ps.	3,799	4.48%
U.S. dollars(1)		6,038		53	0.88		11,946		112	0.94
Total	Ps.	71,186	Ps.	2,964	4.16%	Ps.	96,756	Ps.	3,911	4.04%
Customer deposits — Demand accounts
Pesos	Ps.	58,684	Ps.	1,144	1.95%	Ps.	74,446	Ps.	1,594	2.14%
U.S. dollars(1)		17,202		7	0.04		16,062		14	0.09
Total	Ps.	75,886	Ps.	1,151	1.52%	Ps.	90,508	Ps.	1,608	1.78%

	IFRS for the year ended December 31,
	2010					2011
	Average balance		Interest		Average nominal rate	Average balance		Interest		Average nominal rate
	(Millions of pesos, except percentages)
Customer deposits — Saving accounts
Pesos	Ps.	26				Ps.	24
Total	Ps.	26				Ps.	24
Customer deposits — Time deposits
Pesos	Ps.	95,158	Ps.	3,903	4.10%	Ps.	111,223	Ps.	4,676	4.20%
U.S. dollars(1)		10,159		23	0.23		11,268		25	0.22
Total	Ps.	105,317	Ps.	3,926	3.73%	Ps.	122,491	Ps.	4,701	3.84%
Customer deposits — credit balances under repurchase and release agreements
Pesos	Ps.	64,198	Ps.	3,121	4.86%	Ps.	89,781	Ps.	3,999	4.45%
Total	Ps.	64,198	Ps.	3,121	4.86%	Ps.	89,781	Ps.	3,999	4.45%
Subordinated debentures
U.S. dollars(1)	Ps.	2,778	Ps.	75	2.70%
Total	Ps.	2,778	Ps.	75	2.70%
Marketable debt securities and other financial liabilities
Pesos	Ps.	17,037	Ps.	922	5.41%	Ps.	34,313	Ps.	1,913	5.58%
U.S. dollars(1)		88		4	4.55		200		6	3.00
Total	Ps.	17,125	Ps.	926	5.41%	Ps.	34,513	Ps.	1,919	5.56%
Other liabilities
Pesos	Ps.	19,543	Ps.	828	4.24%	Ps.	49,852	Ps.	1,838	3.69%
Total	Ps.	19,543	Ps.	828	4.24%	Ps.	49,852	Ps.	1,838	3.69%
Total interest-bearing liabilities
Pesos	Ps.	319,794	Ps.	12,829	4.01%	Ps.	444,449	Ps.	17,819	4.01%
U.S. dollars(1)		36,265		162	0.45		39,476		157	0.40
Total	Ps.	356,059	Ps.	12,991	3.65%	Ps.	483,925	Ps.	17,976	3.71%

(1)	Represents assets or liabilities denominated in U.S. dollars. Values are presented in pesos.

	IFRS for the year ended December 31,
	2010				2011
	Average balance		Interest	Average nominal rate	Average balance		Interest	Average nominal rate
	(Millions of pesos, except percentages)
Customer deposits — Demand deposits
Pesos	Ps.	35,308			Ps.	43,375
U.S. dollars(1)		8				1
Total	Ps.	36,316			Ps.	43,384
Other liabilities
Pesos	Ps.	54,440			Ps.	37,436
U.S. dollars(1)		8,326				21,182
Total	Ps.	62,766			Ps.	58,618

	IFRS for the year ended December 31,
	2010					2011
	Average balance		Interest		Average nominal rate	Average balance		Interest		Average nominal rate
	(Millions of pesos, except percentages)
Equity
Pesos	Ps.	80,069				Ps.	81,023
Total	Ps.	80,069				Ps.	81,023
Total non interest-bearing liabilities and equity
Pesos	Ps.	169,817				Ps.	161,834
U.S. dollars(1)		8,334					21,191
Total	Ps.	178,151				Ps.	183,025
Total liabilities and equity
Pesos	Ps.	489,611	Ps.	12,829	2.62%	Ps.	606,283	Ps.	17,819	2.94%
U.S. dollars(1)		44,599		162	0.36		60,667		157	0.26
Total	Ps.	534,210	Ps.	12,991	2.43%	Ps.	666,950	Ps.	17,976	2.70%

(1)	Represents assets or liabilities denominated in U.S. dollars. Values are presented in pesos.

	Mexican Banking GAAP for the year ended December 31, 2009
	Average balance		Interest		Average nominal rate
	(Millions of pesos, except percentages)
Funds available
Pesos	Ps.	42,286	Ps.	2,822	6.67%
Foreign currency(1)		39,651		320	0.81
Total	Ps.	81,937	Ps.	3,142	3.83%
Margin accounts
Pesos	Ps.	4,071	Ps.	248	6.09%
Total	Ps.	4,071	Ps.	248	6.09%
Investment in securities
Pesos	Ps.	133,053	Ps.	10,699	8.04%
Foreign currency(1)		6,727		453	6.73
Total	Ps.	139,780	Ps.	11,152	7.98%
Debtors under sale and repurchase agreements
Pesos	Ps.	28,390	Ps.	1,503	5.29%
Total	Ps.	28,390	Ps.	1,503	5.29%
Credit card performing loan portfolio
Pesos	Ps.	38,458	Ps.	10,590	27.54%
Total	Ps.	38,458	Ps.	10,590	27.54%
Non-credit card performing loan portfolio
Pesos	Ps.	147,915	Ps.	18,245	12.33%
Foreign currency(1)		23,051		719	3.12
Total	Ps.	170,966	Ps.	18,964	11.09%
Total interest-bearing assets
Pesos	Ps.	394,173	Ps.	44,107	11.19%
Foreign currency(1)		69,429		1,492	2.15
Total	Ps.	463,602	Ps.	45,599	9.84%

(1)	Represents assets or liabilities denominated in foreign currencies. Values are presented in pesos.

	Mexican Banking GAAP for the year ended December 31, 2009
	Average balance		Interest	Average nominal rate
	(Millions of pesos, except percentages)
Cash due from banks
Pesos	Ps.	9,070
Foreign currency(1)		1,632
Total	Ps.	10,702
Allowance for loan losses
Pesos	Ps.	(9,358)
Foreign currency(1)		(231)
Total	Ps.	(9,589)
Property, furniture and fixtures (net)
Pesos	Ps.	7,481
Total	Ps.	7,481
Equity investments
Pesos	Ps.	18,153
Foreign currency(1)		1,238
Total	Ps.	19,391
Other non interest-bearing assets
Pesos	Ps.	36,402
Foreign currency(1)		741
Total	Ps.	37,143
Total assets
Pesos	Ps.	455,920	Ps. 44,107	9.67%
Foreign currency(1)		72,809	1,492	2.05
Total	Ps.	528,729	Ps. 45,599	8.62%

(1)	Represents assets or liabilities denominated in foreign currencies. Values are presented in pesos.

	Mexican Banking GAAP for the year ended December 31, 2009
	Average balance		Interest		Average nominal rate
	(Millions of pesos, except percentages)
Demand deposits
Pesos	Ps.	84,884	Ps.	770	0.91%
Foreign currency(1)		18,739		16	0.09
Total	Ps.	103,623	Ps.	786	0.76%
Time deposits —
Customer Deposits
Pesos	Ps.	96,953	Ps.	5,113	5.27%
Foreign currency(1)		5,389		16	0.30
Money market
Pesos		41,468		2,528	6.10%
Total	Ps.	41,468	Ps.	2,528	6.10%
Credit instruments issued
Pesos	Ps.	1,703	Ps.	124	7.28%
Foreign currency(1)		28		1	3.57
Total	Ps.	1,731	Ps.	125	7.22%
Bank and other loans —
Demand loans
Pesos	Ps.	5,980	Ps.	335	5.60%
Foreign currency(1)		153
Other loans
Pesos		14,741		933	6.33
Foreign currency(1)		2,612		13	0.50
Total	Ps.	23,486	Ps.	1,281	5.45%
Creditors under sale and repurchase agreements
Pesos	Ps.	146,886	Ps.	8,350	5.68%
Total	Ps.	146,886	Ps.	8,350	5.68%
Margin accounts
Pesos	Ps.	71	Ps.	3	4.23%
Foreign currency(1)		2,024		18	0.89
Total	Ps.	2,095	Ps.	21	1.00%
Subordinated debentures outstanding
Foreign currency(1)	Ps.	4,052	Ps.	127	3.13%
Total	Ps.	4,052	Ps.	127	3.13%
Total interest-bearing liabilities
Pesos	Ps.	392,686	Ps.	18,156	4.62%
Foreign currency(1)		32,997		191	0.58
Total	Ps.	393,256	Ps.	18,347	4.31%

(1)	Represents assets or liabilities denominated in foreign currencies. Values are presented in pesos.

	Mexican Banking GAAP for the year ended December 31, 2009
	Average balance		Interest		Average nominal rate
	(Millions of pesos, except percentages)
Non-interest-bearing liabilities
Pesos	Ps.	27,658
Foreign currency(1)		1,378
Total	Ps.	29,036
Shareholders’ equity
Pesos	Ps.	74,010
Total	Ps.	74,010
Total liabilities and Shareholders’ equity
Pesos	Ps.	494,354	Ps.	18,156	3.67%
Foreign currency(1)		34,375		191	0.56
Total	Ps.	528,729	Ps.	18,347	3.47%

(1)	Represents assets or liabilities denominated in foreign currencies. Values are presented in pesos.

Changes in Net Interest Income—Volume and Rate Analysis

The following tables allocate the changes in our net interest income between changes in average volume and changes in average rate for the year ended December 31, 2011 compared to the year ended December 31, 2010.  We have calculated volume variances based on movements in average balances over the period and rate variance based on changes in interest rates on average interest-earning assets and average interest-bearing liabilities.  We have allocated variances caused by changes in both volume and rate to volume.  You should read the following tables and the footnotes thereto in light of our observations noted in “—Average Balance Sheet and Interest Rates.”

Change in Financial Income and Expense

	IFRS for the year ended December 31, 2011 and 2010
	Volume		Rate		Net Change
	(Millions of pesos)
INTEREST-EARNING ASSETS
Cash and balances with the Mexican Central Bank
Pesos	Ps.	11	Ps.	(39)	Ps.	(28)
U.S. dollars(1)
Total	Ps.	11	Ps.	(39)	Ps.	(28)
Loans and advances to credit institutions
Pesos	Ps.	605	Ps.	1	Ps.	606
U.S. dollars(1)		(3)		(12)		(15)
Total	Ps.	602	Ps.	(11)	Ps.	591
Loans and advances to customers — excluding credit cards
Pesos	Ps.	6,118	Ps.	(643)	Ps.	5,475
U.S. dollars(1)		646		86		732
Total	Ps.	6,764	Ps.	(557)	Ps.	6,207
Loans and advances to customers — credit cards
Pesos	Ps.	(141)	Ps.	(238)	Ps.	(379)
Total	Ps.	(141)	Ps.	(238)	Ps.	(379)
Debt instruments
Pesos	Ps.	2,342	Ps.	(960)	Ps.	1,382
U.S. dollars(1)		(76)		(39)		(115)
Total	Ps.	1,278	Ps.	(11)	Ps.	1,267

	IFRS for the year ended December 31, 2011 and 2010
	Volume		Rate		Net Change
	(Millions of pesos)

Income from hedging operations
Pesos	Ps.	(254)				(254)
U.S. dollars(1)		174				174
Total	Ps.	(80)				(80)
Other interest-earning assets
Pesos	Ps.	(228)			Ps.	(228)
U.S. dollars(1)
Total	Ps.	(228)			Ps.	(228)
Total interest-earning assets
Pesos	Ps.	7,465	Ps.	(891)	Ps.	6,574
U.S. dollars(1)		741		35		776
Total	Ps.	8,206	Ps.	(856)	Ps.	7,350

(1)	Represents assets or liabilities denominated in U.S. dollars. Values are presented in pesos.

	IFRS for the year ended December 31, 2011 and 2010
	Volume		Rate		Net Change
	(Millions of pesos)
INTEREST-BEARING LIABILITIES
Deposits from credit institutions
Pesos	Ps.	881	Ps.	7	Ps.	888
U.S. dollars(1)		55		4		59
Total	Ps.	936	Ps.	11	Ps.	947
Customer deposits — Demand accounts
Pesos	Ps.	337	Ps.	113	Ps.	450
U.S. dollars(1)		(1)		8		7
Total	Ps.	336	Ps.	121	Ps.	457
Customer deposits — Saving accounts
Pesos	Ps.		Ps.		Ps.
U.S. dollars(1)
Total	Ps.		Ps.		Ps.
Customer deposits — Time deposits
Pesos	Ps.	675	Ps.	98	Ps.	773
U.S. dollars(1)		2				2
Total	Ps.	677	Ps.	98	Ps.	775
Customer deposits — credit balances under repurchase and resale agreements
Pesos	Ps.	1,140	Ps.	(262)	Ps.	878
U.S. dollars(1)
Total	Ps.	1,140	Ps.	(262)	Ps.	878
Subordinated debentures
Pesos
U.S. dollars(1)	Ps.	(75)			Ps.	(75)
Total	Ps.	(75)			Ps.	(75)
Marketable debt securities and other financial liabilities
Pesos	Ps.	963	Ps.	28	Ps.	991
U.S. dollars(1)		3		(1)		2
Total	Ps.	966	Ps.	27	Ps.	993

	IFRS for the year ended December 31, 2011 and 2010
	Volume		Rate		Net Change
	(Millions of pesos)

Other financial liabilities
Pesos	Ps.	1117	Ps.	(107)	Ps.	1,010
U.S. dollars(1)
Total	Ps.	1,117	Ps.	(107)	Ps.	1,010
Total interest-bearing liabilities
Pesos	Ps.	5,113	Ps.	(123)	Ps.	4,990
U.S. dollars(1)		(16)		11		(5)
Total	Ps.	5,097	Ps.	(112)	Ps.	4,985

(1)	Represents assets or liabilities denominated in U.S. dollars. Values are presented in pesos.

Assets

Earning Assets—Yield Spread

The following tables analyze our average earning assets, interest income and dividends on equity securities and net interest income and shows gross yields, net yields and yield spread for each of the periods indicated.  You should read this table and the footnotes thereto in light of our observations noted in “—Average Balance Sheet and Interest Rates.”

	IFRS for the year ended December 31,
	2010		2011
	(Millions of pesos, except percentages)
Net Interest Margin and Spread
Average earning assets
Pesos	Ps.	395,413	Ps.	511,285
U.S. dollars(1)		40,238		58,217
Total	Ps.	435,651	Ps.	569,502
Net interest income
Pesos	Ps.	25,491	Ps.	27,075
U.S. dollars(1)		755		1,536
Total	Ps.	26,246	Ps.	28,611
Gross yield(2)
Pesos		9.69%		8.78%
U.S. dollars(1)		2.28		2.91
Total		9.01%		8.18%
Net yield(3)
Pesos		6.45%		5.30%
U.S. dollars(1)		1.88		2.64
Total		6.02%		5.02%
Yield spread(4)
Pesos		5.68%		4.77%
U.S. dollars(1)		1.83		2.51
Total		5.36%		4.47%

(1)	Represents assets or liabilities denominated in U.S. dollars. Values are presented in pesos.

(2)	Gross yield is the quotient of interest divided by average interest-earning assets, which are loans, receivables, debt instruments and other financial assets that yield interest or similar income.

(3)	Net yield is the quotient of net interest income divided by average earning assets.

(4)	Yield spread is the difference between gross yield on earning assets and the average cost of interest-bearing liabilities.

	Mexican Banking GAAP for the year ended December 31, 2009
	(Millions of pesos, except percentages)
Net Interest Margin and Spread
Average earning assets
Pesos	Ps.	394,173
U.S. dollars(1)		69,429
Total	Ps.	463,602
Net interest income
Pesos	Ps.	25,951
U.S. dollars(1)		1,301
Total	Ps.	27,252
Gross yield(2)
Pesos		11.19%
U.S. dollars(1)		2.15
Total		9.84%
Net yield(3)
Pesos		6.58%
U.S. dollars(1)		1.87
Total		5.88%
Yield spread(4)
Pesos		6.57%
U.S. dollars(1)		1.57
Total		5.53%

(1)	Represents assets or liabilities denominated in U.S. dollars. Values are presented in pesos.

(2)	Gross yield is the quotient of interest divided by average interest-earning assets, which are loans, receivables, debt instruments and other financial assets which yield interest or similar income.

(3)	Net yield is the quotient of net interest income divided by average earning assets.

(4)	Yield spread is the difference between gross yield on earning assets and the average cost of interest-bearing liabilities.

Return on Average Equity and Assets

The following tables present our selected financial ratios for the periods indicated.

	IFRS for the year ended December 31,
	2010	2011
	(Percentages)
Return on Average Equity and Assets
ROAA: Return on average total assets	2.36%	2.66%
ROAE: Return on average shareholders’ equity	15.72	21.93
Dividend pay-out ratio(1)	50.85	63.86
Average shareholders’ equity as a percentage of average total assets	14.99%	12.15%

(1)
Dividends declared per share divided by net income per share.  On February 2, 2011, we paid a dividend of Ps.6,400 million, equal to Ps.943.1 per 1,000 shares, with respect to fiscal year 2010.  On March 5, 2012, we paid a dividend of Ps.11,350 million, equal to Ps.1,672 per 1,000 shares, with respect to fiscal year 2011.

Mexican Banking GAAP for the year ended December 31, 2009
(Percentages)
Return on Average Equity and Assets
ROAA: Return on average total assets	2.24%
ROAE: Return on average shareholders’ equity	15.98
Dividend pay-out ratio(1)	33.83
Average shareholders’ equity as a percentage of average total assets	14.00%

(1)	Dividends declared per share divided by net income per share.

Interest-Earning Assets

The following table shows the percentage mix of our average interest-earning assets for the years indicated.  You should read this table in light of our observations noted in “—Average Balance Sheet and Interest Rates.”

	IFRS for the years ended December 31,
	2010	2011
	(Percentages)
Average Interest-Earning Assets
Cash and balances with the Mexican Central Bank	7.26%	5.60%
Loans and advances to credit institutions	8.70	8.80
Loans and advances – excluding credit cards	42.42	46.56
Loans and advances – credit cards	6.02	4.52
Debt instruments	35.61	34.52
Total interest-earning assets	100.00%	100.00%

Mexican Banking GAAP for the year ended December 31, 2009
(Percentages)
Average Interest-Earning Assets
Funds available	17.67%
Margin accounts	0.88
Investment in securities	30.15
Debtors under sale and repurchase agreements	6.12
Credit card performing loan portfolio	8.30
Non-credit card performing loan portfolio	36.88
Total interest-earning assets	100.00%

Investment Securities

At December 31, 2010 and 2011, the book value of our investment securities was Ps.207.2 million and Ps.224.8 million, respectively (representing 31.3% and 30.2% of our total assets at such dates).  Mexican  government securities and instruments issued by the Mexican Central Bank represented Ps.204.3 million, or 90.9% of our investment securities at December 31, 2011 and Ps.172.7 million, or 83.4% of our investment securities at December 31, 2010.  At December 31, 2009, the book value of our investment securities was Ps.182.7 million (representing 30.9% of our total assets), with Mexican government securities and instruments issued by the Mexican Central Bank representing Ps.147.1 million, or 81.7%, of our investment securities.  For a discussion of how we value our investment securities, see note 2 to our audited financial statements.

The following tables show the book values of our investment securities by type and domicile of counterparty at each of the dates indicated.  As of December 31, 2010 and 2011, Ps.24.7 million and Ps.32.9 million of our available-for-sale debt instruments, respectively, were issued by the Mexican government.

	IFRS for the year ended December 31,
	2010		2011
	(Millions of pesos)
Investment Securities
Debt instruments issued by the Mexican government (excluding Mexican Central Bank)	Ps.	107,431	Ps.	134,016
Debt instruments issued by the Mexican Central Bank		65,346		70,346
Debt instruments issued by private sector		15,365		9,581
Total debt instruments		188,142		213,943
Total equity securities		19,035		10,844
Total investment securities	Ps.	207,177	Ps.	224,787

	Mexican Banking GAAP for the year ended December 31, 2009
	(Millions of pesos)
Investment Securities
Debt instruments issued by the Mexican government (excluding Mexican Central Bank)	Ps.	87,382
Debt instruments issued by the Mexican Central Bank		60,123
Debt instruments issued by private sector		15,554
Total debt instruments		163,059
Total equity securities		19,597
Total investment securities	Ps.	182,656

The following tables analyze the maturities of our debt investment securities (before impairment allowances) at December 31, 2011.

	Maturity as of December 31, 2011
	Less than 1 year		1 to 5 years		5 to 10 years		More than 10 years		Total
	(Millions of pesos)
Investment Securities
Debt instruments issued by the Mexican government	Ps.	20,889	Ps.	3,336	Ps.	99,534	Ps.	10,257	Ps.	134,016
Debt instruments issued by the Mexican Central Bank		35,249		25,057		7,712		2,328		70,346
Debt instruments issued by private sector		7,722		859		999		1		9,581
Total debt instruments	Ps.	63,860	Ps.	29,252	Ps.	108,245	Ps.	12,586	Ps.	213,943

Loans and Advances to Credit Institutions

The following tables show our short-term funds deposited with other banks at each of the dates indicated.

	IFRS for the year ended December 31,
	2010		2011
	(Millions of pesos)
Loans and Advances to Credit Institutions
Time deposits	Ps.	1,242	Ps.	1,226
Call money transactions granted		19,109		3,401
Repurchase agreements		9,000		14,642
Guarantee deposits – collateral delivered		8,852		18,264
Other demand accounts		4,893		2,033
Reciprocal accounts		3,509		1,401
Total	Ps.	46,605	Ps.	40,967

	Mexican Banking GAAP for the year ended December 31, 2009
	(Millions of pesos)
Loans and Advances to Credit Institutions
Time deposits	Ps.	8,240
Call money transaction granted		8,687
Repurchase agreements		11,380
Guarantee deposits — collateral delivered		16,037
Reciprocal accounts		213
Total	Ps.	44,557

Loan Portfolio

At December 31, 2011 and 2010, our total loans and advances to customers, which excludes our loans and advances to credit institutions, equaled Ps.328,822 million and Ps.240,501 million, respectively, representing 44.2% and 36.4% of our total assets at such dates.  Net of impairment losses, loans and advances to customers equaled Ps.314,628 million and Ps.229,282 million at December 31, 2011 and 2010, respectively, representing 42.3% and 34.7% of our total assets at such dates.  We also have loan commitments drawable by third parties, which amounted to Ps.27,134 million and Ps.22,464 million at December 31, 2011 and 2010, respectively.  Loan commitments drawable by third parties includes mostly credit card lines and commercial commitments.  While credit cards are unconditionally cancelable by the issuer, commercial commitments are generally one-year facilities, subject to an evaluation of the customer’s projected cash flows and financial history.

Types of Loans by Type of Customer

The following tables analyze our loans and advances to customers (including securities purchased under agreements to resell), by type of customer loan, at each of the dates indicated.  For each category of loan, we maintain specific risk management policies in line with the standards of the Santander Group, and as managed and monitored by our Board of Directors through the Comprehensive Risk Management Committee.  Our credit approval processes for each category of loan are structured primarily around our business segments.  See “Risk Management—Credit Risk” for details on our credit approval policies for retail and wholesale lending.

The Bank has a diversified loan portfolio with no concentration exceeding 10% of total loans.

	IFRS for the year ended December 31,
	2010		2011
	(Millions of pesos)
Loans by Type of Customer
Public sector	Ps.	15,841	Ps.	33,378
Commercial, financial and industrial		143,179		173,357
Real estate, construction and other mortgages		35,776		64,043
Installment loans to individuals		42,044		51,097
Revolving consumer credit card loans		25,097		28,637
Non-revolving consumer loans		16,947		22,460
Total loans and leases, gross		236,840		321,875
Allowances for possible loan losses		(7,558)		(7,247)
Loans and leases, net of allowances	Ps.	229,282	Ps.	314,628

	Mexican Banking GAAP for the year ended December 31,
	2007		2008		2009
	(Millions of pesos)
Loans by Type of Customer
Public sector	Ps.	23,236	Ps.	17,228	Ps.	19,649
Commercial, financial and industrial		105,590		120,242		113,026
Real estate, construction and other mortgages		22,552		27,679		29,792
Installment loans to individuals		67,104		64,512		45,270
Revolving consumer credit card loans		51,273		47,929		29,970
Non-revolving consumer loans		15,831		16,583		15,300
Total loans and leases, gross		218,482		229,661		207,737
Allowances for possible loan losses		(5,735)		(9,926)		(11,368)
Loans and leases, net of allowances	Ps.	212,747	Ps.	219,735	Ps.	196,369

The following table shows the percentage of our non-performing loans by type of customer, for the periods indicated.

	IFRS for the year ended December 31,
	2010	2011
	(Millions of pesos)
Percentage of non-performing loans by type of customer
Public sector	0.0%	0.0%
Commercial, financial and industrial	1.7%	1.5%
Mortgage	2.0%	3.5%
Installment loans to individuals	4.5%	3.0%
Revolving consumer credit card loans	5.1%	3.1%
Non-revolving consumer loans	3.7%	2.8%
Total	2.1%	2.0%

	Mexican Banking GAAP for the year ended December 31,
	2007	2008	2009
	(Millions of pesos)
Percentage of non-performing loans by type of customer
Public sector	0.0%	0.0%	0.0%
Commercial, financial and industrial	0.4%	0.8%	0.9%
Mortgage	1.2%	2.1%	2.1%
Installment loans to individuals	4.9%	8.8%	4.3%
Revolving consumer credit card loans	5.8%	10.7%	4.6%
Non-revolving consumer loans	2.1%	3.2%	3.7%
Total	1.8%	3.1%	1.7%

Maturity

The following tables set forth an analysis by maturity of our loans and advances to customers by type of loan as of December 31, 2011.

	IFRS as of December 31, 2011
	Less than 1 year			1 to 5 Years			Over 5 years			Total
	Balance		% of total	Balance		% of total	Balance		% of total	Balance		% of total
	(Millions of pesos, except percentages)
Public sector	Ps.	9,894	7.90%	Ps.	14,601	11.65%	Ps.	8,883	12.47%	Ps.	33,378	10.37%
Commercial, financial and industrial		93,401	74.53		66,676	53.19		13,280	18.65		173,357	53.86
Mortgages		7,258	5.79		18,472	14.74		38,313	53.80		64,043	19.90
Installment loans to individuals		14,763	11.78		25,598	20.42		10,736	15.08		51,097	15.87
Revolving consumer credit card loans		4,755	3.79		13,328	10.63		10,554	14.82		28,637	8.89
Non-revolving consumer loans		10,008	7.99		12,270	9.79		182	0.26		22,460	6.98
Total loans and leases, gross		125,316	100.00%		125,347	100.00%		71,212	100.00%		321,875	100.00%
Allowances for possible loan losses		(7,247)			—			—			(7,247)
Loans and leases, net of allowances	Ps.	118,069		Ps.	125,347		Ps.	71,212		Ps.	314,628

Fixed and Variable Rate Loans

The following table sets forth a breakdown of our fixed and floating rate loans having a maturity of more than one year as of December 31, 2011.

	IFRS as of December 31, 2011
	(Millions of pesos)
Interest rate formula
Fixed interest rate	Ps.	121,537
Floating rate		207,285
Total	Ps.	328,822

	IFRS as of December 31, 2010
	(Millions of pesos)
Interest rate formula
Fixed interest rate	Ps.	88,917
Floating rate		151,584
Total	Ps.	240,501

Movements in Allowances for Credit Losses

The following tables analyze movements in our allowances for credit losses for each of the periods indicated below.  For further discussion of movements in the allowances for credit losses, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations for the Year Ended December 31, 2011 Compared to the Year Ended December 31, 2010—Impairment Losses on Financial Assets (Net).”

	IFRS for the year ended December 31,
	2010		2011
	(Millions of pesos)
Movements in Allowances for Impairment Losses
Impairment losses at beginning of year	Ps.	10,077	Ps.	7,558
Provisions for credit losses		7,894		6,620
Others		(3)		(13)
Charge-offs against credit loss allowances		(10,410)		(6,918)
Allowances for impairment losses at end of year	Ps.	7,558	Ps.	7,247

	Mexican Banking GAAP for the year ended December 31,
	2007		2008		2009
	(Millions of pesos)
Movements in Allowances for Impairment Losses
Impairment losses at beginning of year	Ps.	4,255	Ps.	5,735	Ps.	9,926
Provisions for credit losses		7,662		15,832		15,320
Provisions for credit losses against equity		—		—		5,952
Charge-offs against credit loss allowances		(5,947)		(11,677)		(19,863)
Others		(235)		36		33
Allowances for impairment losses at end of year	Ps.	5,735	Ps.	9,926	Ps.	11,368

The tables below show a breakdown of recoveries, net provisions and charge-offs against credit loss allowance by type and domicile of borrower for the periods indicated.

	IFRS for the year ended December 31,
	2010		2011
	(Millions of pesos)
Recoveries of Loans Previously Charged Off – by type
Commercial, financial and industrial	Ps.	(274)	Ps.	(437)
Mortgage		(413)		(360)
Installment loans to individuals		(911)		(889)
Revolving consumer credit card loans		(788)		(722)
Non-revolving consumer loans		(123)		(167)
Expenses paid to recovery agencies		676		501
Total recoveries of loans previously charged off	Ps.	(922)	Ps.	(1,185)

	Mexican Banking GAAP for the year ended December 31,
	2007		2008		2009
	(Millions of pesos)
Recoveries of Loans Previously Charged Off – by type
Commercial, financial and industrial	Ps.	(159)	Ps.	(194)	Ps.	(312)
Mortgage		(189)		(211)		(186)
Installment loans to individuals		(467)		(389)		(780)
Revolving consumer credit card loans		(389)		(319)		(648)
Non-revolving consumer loans		(78)		(70)		(132)
Total recoveries of loans previously charged off	Ps.	(815)	Ps.	(794)	Ps.	(1,278)

	IFRS for the year ended December 31,
	2010		2011
	(Millions of pesos)
Net Provisions for Credit Losses
Commercial, financial and industrial	Ps.	1,556	Ps.	1,261
Mortgage		747		726
Installment loans to individuals		5,591		4,633
Revolving consumer credit card loans		3,859		2,710
Non-revolving consumer loans		1,732		1,923
Total provisions for credit losses	Ps.	7,894	Ps.	6,620

	Mexican Banking GAAP for the year ended December 31,
	2007		2008		2009
	(Millions of pesos)
Net Provisions for Credit Losses
Commercial, financial and industrial	Ps.	714	Ps.	1,863	Ps.	1,575
Mortgage		176		865		762
Installment loans to individuals		6,772		13,104		12,983
Revolving consumer credit card loans		5,758		12,298		10,525
Non-revolving consumer loans		1,014		806		2,458
Total provisions for credit losses	Ps.	7,662	Ps.	15,832	Ps.	15,320

	IFRS for the year ended December 31,
	2010		2011
Charge-offs Against Credit Loss Allowances	(Millions of pesos)
Commercial, financial and industrial	Ps.	1,716	Ps.	1,086
Mortgage		509		419
Installment loans to individuals		8,185		5,413
Revolving consumer credit card loans		6,215		3,857
Non-revolving consumer loans		1,970		1,556
Total charge-offs against credit loss allowances	Ps.	10,410	Ps.	6,918

	Mexican Banking GAAP for the year ended December 31,
	2007		2008		2009
	(Millions of pesos)
Charge-offs Against Credit Loss Allowances
Commercial, financial and industrial	Ps.	366	Ps.	690	Ps.	1,120
Mortgage		154		181		356
Installment loans to individuals		5,427		10,806		18,387
Revolving consumer credit card loans		4,642		9,697		16,201
Non-revolving consumer loans		785		1,109		2,186
Others
Total charge-offs against credit loss allowances	Ps.	5,947	Ps.	11,677	Ps.	19,863

The tables below show a breakdown of impairment losses by type of borrowers and the percentage of loans in each category as a share of total loans at the date indicated.

	IFRS for the year ended December 31,
	2010		% of total loans	2011		% of total loans
Impairment Losses	(Millions of pesos, except percentages)
Commercial, financial and industrial	Ps.	2,745	36.32%	Ps.	2,913	40.20%
Mortgage		149	1.97		461	6.36
Installment loans to individuals		4,664	61.71		3,873	53.44
Revolving consumer credit card loans		3,613	47.80		2,461	33.96
Non-revolving consumer loans		1,051	13.91		1,412	19.48
Total	Ps.	7,558	100.00%	Ps.	7,247	100.00%

	Mexican Banking GAAP for the year ended December 31,
	2007		% of total loans	2008		% of total loans	2009		% of total loans
Impairment Losses	(Millions of pesos, except percentages)
Commercial, financial and industrial	Ps.	1,688	29.43%	Ps.	2,436	24.54%	Ps.	3,094	27.22%
Mortgage		401	6.99		495	4.99		425	3.74
Installment loans to individuals		3,646	63.58		6,995	70.47		7,849	69.04
Revolving consumer credit card loans		3,040	53.01		6,200	62.46		7,087	62.34
Non-revolving consumer loans		606	10.57		795	8.01		762	6.70
Total	Ps.	5,735	100.00%	Ps.	9,926	100.00%	Ps.	11,368	100.00%

Impaired Assets

The following tables show our impaired assets, excluding country-risk.

	IFRS for the year ended December 31,
	2010		2011
	(Millions of pesos, except percentages)
Impaired Assets
Past-due and other non-performing assets	Ps.	5,004	Ps.	6,382
Non-performing loans as a percentage of total loans		2.11%		1.98%
Net loan charge-offs as a percentage of total loans		4.40%		2.15%

	Mexican Banking GAAP for the year ended December 31,
	2007		2008		2009
	(Millions of pesos, except percentages)
Impaired Assets
Past-due and other non-performing assets	Ps.	3,957	Ps.	7,208	Ps.	3,565
Non-performing loans as a percentage of total loans		1.81%		3.14%		1.72%
Net loan charge-offs as a percentage of total loans		2.72%		5.08%		9.56%

Evolution of Impaired Assets

The following tables show the movement in our impaired assets (excluding country risk).

	IFRS for the year ended December 31,
	2010		2011
Evolution of Impaired Assets	(Millions of pesos)
Opening balance	Ps.	6,311	Ps.	5,004
Net additions		9,103		8,296
Charge-offs		(10,410)		(6,918)
Closing balance	Ps.	5,004	Ps.	6,382

	Mexican Banking GAAP for the year ended December 31,
	2007		2008		2009
Evolution of Impaired Assets	(Millions of pesos)
Opening balance	Ps.	2,344	Ps.	3,957	Ps.	7,208
Net additions		7,560		14,928		16,220
Charge-offs		(5,947)		(11,677)		(19,863)
Closing balance	Ps.	3,957	Ps.	7,208	Ps.	3,565

Impaired Asset Ratios

The following tables show the ratio of our impaired assets to total computable credit risk and our coverage ratio at the dates indicated.

	IFRS for the year ended December 31,
	2010		2011
Impaired Assets and Ratios	(Millions of pesos, except percentages)
Computable credit risk(1)	Ps.	259,304	Ps.	349,009
Non-performing assets		5,004		6,382
Commercial, financial and industrial		2,401		2,609
Mortgage		707		2,249
Installment loans to individuals		1,896		1,524
Revolving consumer credit card loans		1,276		891
Non-revolving consumer loans		620		633
Impairment losses		7,558		7,247
Ratios
Non-performing assets to computable credit risk		1.93%		1.83%
Coverage ratio(2)		151.04%		113.55%

(1)	Computable credit risk is the sum of the face amounts of loans and leases (including non-performing assets), guarantees and documentary credits.

(2)	Impairment losses as a percentage of non-performing loans.

	Mexican Banking GAAP for the year ended December 31,
	2009
Impaired Assets and Ratios	(Millions of pesos, except percentages)
Computable credit risk(1)	Ps.	227,099
Non-performing assets		3,565
Commercial, financial and industrial		986
Mortgage		620
Installment loans to individuals		1,959
Revolving consumer credit card loans		1,390
Non-revolving consumer loans		569
Impairment losses		11,368
Ratios
Non-performing assets to computable credit risk		1.57%
Coverage ratio(2)		318.88%

(1)	Computable credit risk is the sum of the face amounts of loans and leases (including non-performing assets), guarantees and documentary credits.

(2)	Impairment losses as a percentage of non-performing assets.

Liabilities

Deposits

The principal components of our deposits are customer demand and time deposits. Our retail customers are the principal source of our demand and time deposits.

	IFRS for the year ended December 31,
	2010		2011
Deposits	(Millions of pesos)
Deposits from Mexican Central Bank and credit institutions
Reciprocal accounts and overnight deposits	Ps.	13,790	Ps.	16,380
Reverse repurchase agreements		47,218		45,707
Time deposits		1,317		8,006
Other demand accounts		4,539		5,043
Accrued interest		28		57
Total	Ps.	66,892	Ps.	75,193
Customer deposits
Current accounts		156,840		177,986
Savings accounts		25		24
Other demand deposits		9,984		9,122
Time deposits		114,007		128,695
Creditors under sale and repurchase agreements		65,021		72,562
Accrued interest		187		259
Total	Ps.	346,064	Ps.	388,648
Total deposits	Ps.	412,956	Ps.	463,841

	Mexican Banking GAAP for the year ended December 31,
	2007		2008		2009
	(Millions of pesos)
Deposits
Demand deposits	Ps.	113,616	Ps.	130,313	Ps.	130,870
Time deposits—
Customer deposits		108,081		120,832		105,991
Money market		25,741		51,825		7,187
Subtotal	Ps.	133,822	Ps.	172,657	Ps.	113,178
Notes with interest payable at maturity		112,295		162,275		104,382
Fixed-term deposits		16,141		4,612		3,494
Foreign currency time deposits		5,386		5,518		5,054
Subtotal	Ps.	133,822	Ps.	172,405	Ps.	112,930
Credit instruments issued		—		1,182		1,305
Bank and other loans
Central Bank		928		13,457		2,617
Loans undertaken in Mexico		300		2,700		1,826
Loans undertaken by foreign branches		345		1,097		2
Loans in discounted portfolios		743		1,810		2,210
Public fiduciary fund loans		2,424		2,591		3,090
Total	Ps.	4,740	Ps.	21,655	Ps.	9,745
Creditors under sale and repurchase agreements		173,410		130,718		128,582
Subordinated debentures		3,310		4,183		3,933
Total deposits	Ps.	428,898	Ps.	460,708	Ps.	387,613

Short-Term Borrowings

The following tables show our short-term borrowings consisting of Mexican government securities that we sold under agreements to repurchase for purpose of funding our operations.

	IFRS for the year ended December 31,
	2010			2011
	Amount		Average rate	Amount		Average rate
Short-Term Borrowings	(Millions of pesos, except percentages)
Securities sold under agreements to repurchase (principally Mexican government securities, excluding those issued by the Mexican Central Bank)
At December 31	Ps.	67,559	4.36%	Ps.	94,428	4.14%
Average during year		81,399	4.34		107,486	4.27
Maximum month-end balance		93,605	4.37		138,150	4.40
Total short-term borrowings at year end	Ps.	67,559	4.36%	Ps.	94,428	4.14%

	Mexican Banking GAAP for the year ended December 31, 2009
	Amount		Average rate
Short-Term Borrowings	(Millions of pesos, except percentages)
Securities sold under agreements to repurchase (principally Mexican government securities, excluding those issued by the Mexican Central Bank)
At December 31	Ps.	77,218	4.38%
Average during year		75,026	5.19
Maximum month-end balance		82,557	7.48
Total short-term borrowings at year end	Ps.	77,218	4.38%

SUPERVISION AND REGULATION

The following is a summary of certain matters relating to the Mexican banking system, including provisions of Mexican law and regulations applicable to financial institutions in Mexico.  This summary is not intended to constitute a complete analysis of all laws and regulations applicable to financial institutions in Mexico.

Introduction

Our operation is primarily regulated by the Mexican Financial Groups Law and the rules and regulations issued by the SHCP, the CNBV and the Mexican Central Bank.  The operations of our financial subsidiaries are primarily regulated by the Mexican Banking Law, the Mexican Securities Market Law, the Mexican Mutual Funds Law (Ley de Sociedades de Inversión) and the rules issued thereunder by the SHCP and the CNBV, as well as rules issued by the Mexican Central Bank and IPAB.  The authorities that supervise our financial subsidiaries’ operations are the SHCP, the Mexican Central Bank and the CNBV.

Incorporation of a Financial Group and Subsidiaries

Financial groups are integrated by a number of financial operating entities controlled by a financial services holding company, such as Grupo Financiero Santander.  Such financial operating entities may include banks, brokerage firms, insurance companies, bonding companies, mutual fund operators, mutual funds, auxiliary credit organizations (such as factoring, financial leasing and bond-warehousing companies), Sofoles, Sofomes, foreign exchange service providers and retirement fund administrators.  Financial groups may be comprised by a financial services holding company and any two financial institutions (which may be of the same type of financial institution), provided that a financial group may not be comprised solely by the holding company and two Sofomes and two insurance companies shall be counted as one entity for purposes of the number of entities to form a financial group.

Entities of the same financial group are allowed to (i) act jointly before the public, offer complementary services and publicly act as part of the same financial group; (ii) use similar corporate names; and (iii) conduct their activities in the offices and branches of members of the same financial group.

Pursuant to the Mexican Financial Groups Law, the incorporation of a financial group requires an authorization by the SHCP.  The SHCP may grant or deny such authorization at its own discretion, taking into consideration the opinion of the Mexican Central Bank and the opinion of the CNBV.

The corporate purpose of a financial group’s holding company is to acquire and manage the shares issued by the financial services subsidiaries of the holding company.  In no case shall the financial services holding company perform or execute any of the financial activities authorized to the entities that comprise the financial group.

Financial services holding companies shall at all times own at least 51.0% of the voting shares representing the paid-in capital of each of the financial services companies that comprise the financial group.  Additionally, financial services holding companies may appoint the majority of the members of the Board of Directors of each of its controlled subsidiaries.

The financial services holding company’s bylaws, the Statutory Responsibility Agreement (described below), and any other amendment to such documents, shall be submitted to the approval of the SHCP, which may grant or deny such authorization, taking into consideration the opinion of the Mexican Central Bank and, as the case may be, the opinion of the CNBV or the CNSF.

Limitations on Investments in Other Entities

Under the Mexican Financial Groups Law, subsidiaries of a financial services holding company shall not own more than 1.0% of the capital stock of another Mexican financial institution, any shares of the capital stock of their own holding company, of other subsidiaries of their financial services holding company or of entities that are shareholders of the holding company or of other subsidiaries of their financial services holding company.  In addition, entities member of a financial group may not extend credit in connection with the acquisition of their capital stock, the capital stock of their financial services holding company or the capital stock of other subsidiaries of their financial services holding company.  Without the prior approval of the SHCP (which shall take into consideration the opinions of the Mexican Central Bank and the primary Mexican regulatory commission supervising the relevant financial entity), entities member of a financial group may not accept as collateral shares of capital stock of Mexican financial institutions.  Mexican banks may not acquire or receive as collateral certain securities issued by other Mexican banks.  The approval of the SHCP is required prior to acquisition of shares of capital stock of non-Mexican financial entities.

The Mexican Banking Law imposes certain restrictions on investments by Mexican banks, such as our subsidiary Banco Santander Mexico, in equity securities of companies engaged in non-financial activities.  Mexican banks may own equity capital in such companies in accordance with the following guidelines: (i) up to 5.0% of the capital of such companies at any time, without any approval; (ii) more than 5.0% and up to 15.0% of the capital of such companies, for a period not to exceed three years, upon prior authorization of a majority of the members of the bank’s Board of Directors; and (iii) higher percentages and for longer periods, or in companies engaged in new long-term projects or carrying out development related activities, whether directly or indirectly, with prior authorization of the CNBV.  The total of all such investments (divided considering investments in listed and in non-listed companies) made by a bank may not exceed 30.0% of such bank’s Mexican Tier 1 capital.

A Mexican bank, such as our subsidiary Banco Santander Mexico, requires the prior approval of the CNBV to invest in the capital stock of companies that render auxiliary services to such bank and of companies that hold real estate where the offices of the applicable bank may be located.

Under the Mexican Banking Law, the approval of the CNBV is required prior to the merger of a commercial bank with any other entity taking into consideration the opinion of the Mexican Antitrust Commission (Comisión Federal de Competencia) and the favorable opinion of the Mexican Central Bank.

Financial Groups’ Statutory Responsibility

The Mexican Financial Groups Law requires that each financial services holding company, such as Grupo Financiero Santander, enter into an agreement with each of its financial services subsidiaries (the “Statutory Responsibility Agreement”), and Grupo Financiero Santander has entered into such an agreement with its financial services subsidiaries.  Pursuant to such agreement, the financial services holding company is responsible secondarily and without limitation for performance of the obligations incurred by its subsidiaries as a result of the authorized activities of such subsidiaries, and is fully responsible for certain losses of its subsidiaries, up to the total amount of the financial services holding company’s assets.  For such purposes, a subsidiary is deemed to have losses if (i) its shareholders’ equity represents an amount that is less than the amount the subsidiary is required to have as minimum paid-in capital under applicable law, (ii) its capital and reserves are less than the subsidiary is required to have under applicable law, or (iii) in the judgment of the regulatory commission supervising the subsidiary’s activities, the subsidiary is insolvent and cannot fulfill its obligations.

The financial services holding company has to inform the CNBV of the existence or potential existence of any such obligation or loss.  The financial services holding company would only be liable with respect to the obligations of its financial services subsidiaries fifteen business days after the CNBV (or any other principal regulator) delivers notice of its approval of the enforceability of such obligations.  The financial services holding company responds to the losses of its subsidiaries by making capital contributions to such subsidiaries (no later than 30 days counted from the date the applicable losses shall arise).

In the event of a financial services holding company’s statutory responsibility with respect to a bank, IPAB must determine the amount of the preliminary losses of such bank.  The financial services holding company is required to create a capital reserve for the amount of such losses.  The financial services holding company is also required to guarantee the payment of the bank’s losses that are paid by IPAB pursuant to its law.  Such guarantee may be created over the financial services holding company’s assets or over such company’s shares or those of its subsidiaries.  Pursuant to Article 28 Bis of the Mexican Financial Groups Law, any shareholder of the financial services holding company, due to its holding of the shares, accepts that its shares could be posted as guarantee in favor of IPAB, and that such shares will be transferred to IPAB if the financial services holding company is unable to pay any amounts due to IPAB as a result of the bank’s losses.

A financial services holding company is not allowed to pay any dividends or transfer any monetary benefit to its shareholders as of the date on which IPAB determines the bank’s losses up to the date on which the financial services holding company has paid for the bank’s losses.  No subsidiary is responsible for the losses of the financial services holding company or of the financial services holding company’s subsidiaries.

Liabilities

A financial services holding company may only engage on direct or contingent liabilities, or post its assets as guarantee, in the following cases: (i) with respect to its obligations under the Statutory Responsibility Agreement; (ii) transactions with IPAB and with the protection and security fund provided for in the Mexican Securities Market Law, and (iii) with the authorization of the Mexican Central Bank for the case of subordinated debentures of mandatory conversion and the obtainment of short-term loans.

Supervision and Intervention

A financial services holding company is subject to the supervision of the commission that supervises the most important entity of the financial group, as determined by the SHCP.  We are subject to the supervision of the CNBV, which supervises Banco Santander Mexico.  A financial services holding company’s accounting will be subject to the rules authorized by the corresponding commission.

If, as part of its supervision activities, the corresponding commission determines that a financial services holding company has engaged in irregular activities against the applicable financial regulations, the chairman of such commission may impose the corrective measures it deems necessary.  If such measures are not complied with in the period set for such purposes, the relevant commission may declare the administrative intervention (intervención administrativa) of the financial services holding company.

If, in the opinion of the relevant commission, the irregularities of a financial services holding company affect its stability and solvency, and endanger the interests of the public or its creditors, a managerial intervention (intervención gerencial) can be declared by the chairman of the relevant commission, prior resolution of the governing board.  The chairman will appoint a peremptory manager (interventor-gerente).  The peremptory manager will assume the authority of the Board of Directors.  The peremptory manager will have the authority to represent and manage us with the broadest powers under Mexican law and will not be subject to the Board of Directors or the shareholders’ meeting.  The appointment of the peremptory manager must be registered in the Public Registry of Commerce of the corresponding domicile.

Ownership Restrictions; Foreign Financial Affiliates

Ownership of a financial services holding company’s capital stock is no longer limited to specified persons and entities under the Mexican Financial Groups Law.  Financial services holding companies may be formed by a foreign financial institution, as defined in the Mexican Financial Groups Law, with prior authorization from the SHCP.  The capital stock of such a financial services holding company shall be comprised of Series F shares and Series B shares.  Series F shares must represent at all times at least 51% of the issued and outstanding capital stock and may only be owned by a foreign financial institution.  Series F shares may only be transferred with the prior approval of the SHCP, except if such shares are transferred in guarantee or in property to IPAB.  Series B shares can be subscribed by both Mexican and non-Mexican investors, including the relevant foreign financial institution, and may represent up to 49% of the issued and outstanding capital stock.  Our capital stock is divided into Series F shares and Series B shares.

Notwithstanding the above, under the Mexican Financial Groups Law, foreign entities with governmental authority cannot purchase a financial services holding company’s capital stock.  Mexican financial entities, including those that form part of a financial group, cannot purchase a financial services holding company’s capital stock, unless such entities are institutional investors as defined in the Mexican Financial Groups Law.

In addition, pursuant to the Mexican Financial Groups Law and our bylaws, no person or entity or group of persons or entities may acquire (i) more than 2% of our shares, unless any such person or entity notifies the SHCP after the acquisition, (ii) 5% or more of our shares, unless any such person or entity obtains the prior approval by the

SHCP, and (iii) 30% or more of our shares, unless any such person or entity (a) obtains the prior approval of the SHCP, and (b) with the approval of the CNBV, undertakes a public tender offer to purchase (x) if the intended acquisition is for shares representing less than 50% plus one of our shares, the greater of an additional 10% of our aggregate outstanding shares or the percentage of additional shares intended to be acquired, or (y) if the intended acquisition is for shares representing more than 50% of our shares, 100% of our aggregate outstanding shares.

A holder that acquires shares in violation of the foregoing restrictions, or in violation of the percentage ownership restrictions, will have none of the rights of a shareholder with respect to such shares and will be required to forfeit such shares in accordance with procedures set forth in the Mexican Financial Groups Law and the Mexican Banking Law.

Banking Regulation

The SHCP, either directly or through the CNBV, possesses broad regulatory powers over the banking system.  Banks are required to report regularly to the financial regulatory authorities.  Reports to bank regulators are often supplemented by periodic meetings between senior management of the banks and senior officials of the CNBV.  Banks must submit their unaudited monthly and quarterly and audited annual financial statements to the CNBV for review, and must publish on their website and in a national newspaper their unaudited quarterly balance sheets and audited annual balance sheets.  The CNBV may order a bank to modify and republish such balance sheets.

Additionally, banks must publish on their website, among other information:

•
the bank’s basic consolidated and audited annual financial statements, together with a report containing the management’s discussion and analysis of the financial statements and the bank’s financial position, including any important changes thereto and a description of the bank’s internal control systems;

•	a description of the bank’s Board of Directors, identifying independent and non-independent directors and their resumes;

•	a description and the total sum of compensation and benefits paid to the members of the Board of Directors and senior officers during the past year;

•	unaudited quarterly financial statements for the periods ending March, June and September of each year, together with any comments thereon;

•	any information requested by the CNBV to approve the accounting criteria and special registries;

•	a detailed explanation regarding the main differences in the accounting used to prepare the financial statements;

•	the credit rating of their portfolio;

•	the capitalization level of the bank, its classification (as determined by the CNBV) and any modifications thereto;

•	financial ratios;

•	a brief summary of the resolutions adopted by any shareholders’ meeting, debenture holders’ meeting, or by holders of other securities or instruments; and

•	the bank’s bylaws.

The CNBV has authority to impose fines for failing to comply with the provisions of the Mexican Banking Law, or regulations promulgated thereunder.  In addition, the Mexican Central Bank has authority to impose certain fines and administrative sanctions for failure to comply with the provisions of the Law of the Mexican Central Bank (Ley del Banco de México) and regulations adopted by it and the Law for the Transparency and Ordering of Financial Services, particularly as violations relate to interest rates, fees and the terms of disclosure of fees charged by banks to clients.  Violations of specified provisions of the Mexican Banking Law are subject to administrative sanctions and criminal penalties.

Licensing of Banks

Authorization of the Mexican government is required to conduct banking activities.  The CNBV, with the approval of its Governing Board and subject to the prior favorable opinion of the Mexican Central Bank, has the power to authorize the establishment of new banks, subject to minimum capital standards, among other things.  Approval of the CNBV is also required prior to opening, closing or relocating offices, including branches, of any kind outside of Mexico or transfer of assets or liabilities between branches.

Intervention

The CNBV, with the approval of its Governing Board, may declare the managerial intervention (intervención) of a banking institution pursuant to Articles 138 through 149 of the Mexican Banking Law (a “CNBV Intervention”).  In addition, the Governing Board of IPAB may also appoint a peremptory manager (administrador cautelar) if IPAB provides liquidity, in accordance with applicable law, to a banking institution.

A CNBV Intervention pursuant to Articles 138 through 149 of the Mexican Banking Law will only occur when (i) during a calendar month, the Capital Ratio of a bank is reduced from a level equal to or below the minimum Capital Ratio required under the Mexican Capitalization Requirements, to 50% or less than such minimum Capital Ratio, (ii) the bank does not maintain the minimum Capital Ratio required under the Mexican Capitalization Requirements, (iii) the CNBV, in its sole discretion, determines the existence of irregularities that may affect the stability or solvency of the bank and, as a result, the interests of the public and of the bank’s creditors, and (iv) if the bank (a) does not timely repay loans or debt securities issued, or (b) does not timely pay deposits or clear checks.

The peremptory manager will be appointed by IPAB, if IPAB has granted extraordinary financial support to a bank in accordance with the Mexican Banking Law.  The peremptory manager appointed by IPAB will assume the authority of the Board of Directors and the shareholders.  The peremptory manager will have the authority to represent and manage the bank with the broadest powers under Mexican law, will prepare and submit to IPAB the bank’s budget (for approval), will be authorized to contract liabilities, make investments, undertake acquisitions or dispositions and incur expenses, is authorized to hire and fire personnel and may suspend operations.  The appointment of the peremptory manager must be registered in the Public Registry of Commerce of the corresponding domicile.

Revocation of a License; Payment of Guaranteed Obligations

Revocation of Banking License.  In the case that the CNBV revokes a license to be organized and operate as a banking institution, IPAB’s Governing Board will determine the manner under which the corresponding banking institution shall be dissolved and liquidated in accordance with Articles 122 Bis 16 through 122 Bis 29 of the Mexican Banking Law.  In such a case, IPAB’s Governing Board may determine to carry out the liquidation through any or a combination of the following transactions: (i) transfer the liabilities and assets of the banking institution in liquidation to another banking institution directly or indirectly through a trust set up for such purposes; (ii) constitute, organize and manage a new banking institution owned and operated directly by IPAB with the exclusive purpose of transferring the liabilities and assets of the banking institution in liquidation; or (iii) any other alternative that may be determined within the limits and conditions provided by the Mexican Banking Law that IPAB considers as the best and least expensive option to protect the interests of bank depositors.

Causes to Revoke a Banking License.  Following are the events upon which the CNBV may revoke a banking license:

(i)	if a shareholder decision is made to request the revocation;

(ii)	if the banking institution is dissolved or initiates liquidation or bankruptcy procedures (concurso mercantil or quiebra);

(iii)
if the banking institution (a) does not comply with any minimum corrective measures ordered by the CNBV pursuant to Article 134 Bis 1 of the Mexican Banking Law, (b) does not comply with any special corrective measure ordered by the CNBV pursuant to such Article 134 Bis 1, or (c) consistently does not comply with an additional special corrective measure ordered by the CNBV;

(iv)	if the banking institution does not comply with the minimum Capital Ratio required under the Mexican Capitalization Requirements; or

(v)	if the banking institution (a) does not timely repay loans or debt securities issued or (b) does not timely pay deposits or clear checks.

Upon publication of the resolution of the CNBV revoking a banking license in the Official Gazette of the Federation and in two newspapers of wide distribution in Mexico and registration of such resolution with the corresponding Public Registry of Commerce, the relevant banking institution will be dissolved and liquidation will be initiated.  Upon liquidation or declaration of bankruptcy of a banking institution, IPAB is required to proceed to make payment of all guaranteed obligations of the relevant banking institution in accordance with the terms and conditions set forth in the Mexican Banking Law and the IPAB Law.

Obligations of a banking institution in liquidation that are not considered “guaranteed obligations” pursuant to the IPAB Law, and that are not effectively transferred out of the insolvent banking institution, will be treated as follows:

(i)	term obligations will become due (including interest accrued);

(ii)	unpaid principal amounts, interest and other amounts due in respect of unsecured obligations denominated in pesos or UDIs will cease to accrue interest;

(iii)
unpaid principal amounts, interest and other amounts due in respect of unsecured obligations denominated in foreign currencies, regardless of their place of payment, will cease to accrue interest and will be converted into pesos at the prevailing exchange rate determined by the Mexican Central Bank;

(iv)
secured liabilities, regardless of their place of payment will continue to be denominated in the agreed currency, and will continue to accrue ordinary interest, up to an amount of principal and interest equal to the value of the assets securing such obligations;

(v)	obligations subject to a condition precedent, shall be deemed unconditional; and

(vi)
obligations subject to a condition subsequent, shall be treated as if the condition had occurred, and the relevant parties will have no obligation to return the benefits received during the period in which the obligation subsisted.

Liabilities owed by the banking institution in liquidation will be paid in the following order of preference (i) liquid and enforceable labor liabilities, (ii) secured liabilities, (iii) tax liabilities, (iv) liabilities to IPAB, as a result of the partial payment of obligations of the banking institution supported by IPAB in accordance with the Mexican Banking Law, (v) bank deposits, loans and credits as provided by Article 46, Sections I and II of the Mexican Banking Law, to the extent not transferred to another banking institution, as well as any other liabilities in favor of IPAB different from those referred to in clause (iv) above, (vi) any other liabilities other than those referred to in the following clauses, (vii) preferred subordinated debentures, (viii) non-preferred subordinated debentures, and (ix) the remaining amounts, if any, shall be distributed to shareholders.

Financial Support

Determination by the Financial Stability Committee.  The Financial Stability Committee, or FSC, includes representatives of the SHCP, the Mexican Central Bank, the CNBV and IPAB.  In the case that the FSC determines that if a bank were to default on its payment obligations and such default may (i) generate severe negative effects in one or more commercial banks or other financial entities, endangering their financial stability or solvency, and such circumstance may affect the stability or solvency of the financial system, or (ii) result in the operation of the payments’ system to be put at risk, then the FSC may determine, on a case-by-case basis, that a general percentage of all of the outstanding obligations of the troubled bank that are not considered “guaranteed obligations” under the IPAB Law and guaranteed obligations in amounts equal to or higher than the amount set forth under Article 11 of the IPAB Law (400,000 UDIs per person per entity), be paid as a means to avoid the occurrence of any of such circumstances.  Notwithstanding the foregoing, under no circumstance may transactions such as liabilities or deposits in favor of shareholders, members of the Board of Directors and certain senior officers, and certain illegal transactions or the liabilities resulting from the issuance of subordinated debentures, be covered or paid by IPAB or any other Mexican governmental agency.

Types of Financial Support.  In the case that the FSC makes the determination referred to in the prior paragraph, then IPAB’s Governing Board will determine the manner according to which the troubled commercial bank will receive financial support, which may be through either of the following options:

(a)
If the FSC determines that the full amount of all of the outstanding liabilities of the relevant troubled bank (guaranteed and non-guaranteed) must be paid, then the financial support may be implemented through (i) capital contributions granted by IPAB in accordance with the Mexican Banking Law, or (ii) credit support granted by IPAB also in accordance with the Mexican Banking Law, and in either case the CNBV shall refrain from revoking the banking license granted to such commercial bank.

(b)
If the FSC determines that less than the full amount of all the outstanding liabilities of the troubled commercial bank (guaranteed and non-guaranteed) must be paid, then the support will consist of transferring the assets and liabilities of such bank to any third party, as set forth in the Mexican Banking Law.

Conditional Management Regime.  As an alternative to revoking the banking license, a new conditional management regime was created, which can be established in respect of commercial banks with a Capital Ratio below the minimum required pursuant to the Mexican Capitalization Requirements.  To adopt this regime, the relevant bank, with prior approval of its shareholders, must voluntarily request from the CNBV the application of the conditional management regime.  To qualify for such regime, the relevant commercial bank should (i) deliver to the CNBV a plan for the reconstitution of its capital, and (ii) transfer at least 75% of its shares to an irrevocable trust.

Banking institutions with a Capital Ratio equal to or below 50% of the minimum Capital Ratio required by the Mexican Capitalization Requirements may not adopt the conditional management regime.

Capitalization and Corrective Measures

The minimum subscribed and paid-in capital for banks is set in accordance with the transactions in which it may engage.  Pursuant to the General Rules Applicable to Mexican Banks, banks may participate in any of the activities and render the services as provided under the Mexican Banking Law, as well as those permitted under other laws.

The minimum equity capital required for banks that engage in all banking activities under the Mexican Banking Law (such as Banco Santander Mexico) is 90,000,000 UDIs (approximately Ps.422.2 million as of December 31, 2011).  The minimum equity capital may vary from 54,000,000 UDIs to 36,000,000 UDIs for limited-purpose banks, depending on the activities each bank is allowed to carry out.

Banks are required to maintain a net capital (capital neto) relative to market risk, risk-weighted assets and operation risk, which may not be less than the capital required in respect of each type of risk.  The Mexican Capitalization Requirements set forth the methodology to determine the net capital relative to market risk, risk-weighted assets and operations risk.  Under the relevant regulations, the CNBV may impose additional capital requirements and the Mexican Central Bank may, with the CNBV’s recommendation, grant temporary exemptions to such requirements.  The Mexican Capitalization Requirements provide capitalization standards for Mexican banks similar to international capitalization standards, particularly with respect to the recommendations of the Basel Committee.

The General Rules Applicable to Mexican Banks, classify Mexican banks in several categories based on their Capital Ratio.  The corrective measures referred to below are determined based on the following classifications:

Class	Capital ratio
Class I	Equal to or greater than 10%
Class II	Equal to or greater than 8% and less than 10%
Class III	Equal to or greater than 7% and less than 8%
Class IV	Equal to or greater than 4% and less than 7%
Class V	Less than 4%

The General Rules Applicable to Mexican Banks require Mexican banks to maintain a minimum Capital Ratio of 10.0% to avoid the imposition of corrective measures.

Aggregate net capital consists of Tier 1 capital and Tier 2 capital.  At all times, Tier 1 capital must represent at least 50.0% of our aggregate net capital.  The Mexican Capitalization Requirements subtract from Tier 1 capital, among other things, certain subordinated debt instruments, capital investments in certain financial entities and in non-financial, non-publicly traded companies, certain investments in the equity of venture-capital funds and investments in related companies, reserves pending creation, loans and other transactions that contravene applicable law, and intangibles (including goodwill).

The Mexican Capitalization Requirements authorize banks to issue capitalization instruments.  The proceeds from these instruments may constitute Tier 1 or Tier 2 capital depending on their terms.  However, such proceeds may only qualify as Tier 1 capital up to an amount not greater than 15.0% of aggregate net Tier 1 capital (without taking into account other convertible and non-convertible subordinated debentures).

Every Mexican bank must create certain legal reserves (fondo de reserva de capital), included as part of Tier 1 capital.  Banks must allocate 10.0% of their net income to such reserve each year until the legal reserve equals 100.0% of their paid-in capital (without adjustment for inflation).  The balance of net income, to the extent not distributed to shareholders, is added to the retained earnings account.  Under Mexican law, dividends may not be paid out of the legal reserve.  Under Mexican law, at least 5% of our net income (on an unconsolidated basis and after payment of employee profit sharing and other deductions required by Mexican law) must be allocated annually to a legal reserve fund until such fund reaches an amount equal to at least 20% of our paid-in capital (without adjustment for inflation).  As of December 31, 2011, we and our subsidiaries had set aside an aggregate of Ps.8,381 million in legal reserves (including Ps.50 million in legal reserves for Grupo Financiero Santander on an individual basis) compared to aggregate paid-in capital of Ps.44,599 million (without adjustment for inflation) (including the paid-in capital of Ps.25,658 million of Grupo Financiero Santander on an individual basis).

The Banking Law and the General Rules Applicable to Mexican Banks establish the minimum corrective and special additional measures that banks must fulfill according to the category in which they were classified.  These corrective measures are designed to prevent and, when necessary, correct the operations of the banks that could negatively affect their solvency or financial stability.  The CNBV is required to notify the relevant bank in writing of the corrective measures that it must observe, as well as verify its compliance of corrective measures imposed.  Such corrective measures include:

(a)
requiring the bank to (x) inform the board of directors about the bank’s classification, as well as the causes that motivated such classification, and submit a detailed report containing a comprehensive evaluation of the bank’s financial situation, its level of compliance with the regulatory framework and the main indicators that reflect the degree of stability and solvency of the bank, (y) include in such report any observations mandated, in accordance with their respective scope of authority, by each of the CNBV and the Mexican Central Bank and (z) report in writing the financial situation to the chief executive officer and chairman of the board of directors of the bank or the board of directors of the bank’s holding company, in the event the bank is part of a financial group;

(b)
requiring the bank’s board of directors to (y) within no more than 15 business days, submit to the CNBV, for its approval, a plan for capital restoration that will result in an increase in its Capital Ratio, which may contemplate a program for improvement in operational efficiency, streamlining costs and increasing profitability, the carrying out of contributions to the capital and limits to the operations that the banks may carry out in compliance with their bylaws, or to the risks derived from such operations.  The capital restoration plan shall be approved by such bank’s board of directors before being presented to the CNBV.  The bank shall determine in the capital restoration plan that, in accordance with this subsection, it must submit, periodic targets, as well as the date in which the capital of such bank will get the capitalization level required in accordance with the applicable provisions.  The CNBV, through its governing board, must resolve all that corresponds to the capital restoration plan that has been presented to them, in a maximum of 60 calendar days from the date the plan was submitted; and (z) comply with the plan within the period specified by the CNBV, which in no case may exceed 270 calendar days starting the day after the bank was notified of the respective approval.  To determine the period for the completion of the restoration plan, the CNBV shall take into consideration the bank’s category, its financial situation, as well as the general conditions prevailing in the financial market.  The CNBV, by agreement of its governing board, may extend the deadline once by a period that will not exceed 90 calendar days.  The CNBV will monitor and verify compliance with the capital restoration plan, without prejudice of the provenance of other corrective measures depending on the category in which the corresponding bank is classified;

(c)
requiring the bank to suspend any payment of dividends to its shareholders, as well as any mechanism or act that involves the transfer of any economic benefits.  If the bank belongs to the holding company, the measure provided in this subsection will apply to the holding company to which the bank belongs, as well as the financial entities or companies that are part of such holding company.  This restriction on the payment of dividends for entities that are part of the same financial group will not apply in the event the dividend is being applied to the capitalization of the bank;

(d)	requiring the bank to suspend any capital stock buyback programs of the bank and, in the event the bank belongs to a financial group, also the programs of the holding company of such group;

(e)
requiring the bank to postpone or cancel the interest payments on outstanding subordinated debt and, when applicable, defer the payment of the principal or exchange the debt into shares of the bank in the amount necessary to cover the capital deficiency, in advance and proportionately, according to the nature of such obligations.  This corrective measure will be applicable to those obligations that are identified as subordinated debt in their indenture or issuance document;

(f)
requiring the bank to suspend payment of any extraordinary benefits and bonuses that are not a component of the ordinary salary of the chief executive officer or any officer within the next two levels, as well as not granting any new benefits in the future for the chief executive officer and the officers until the bank complies with the minimum levels of capitalization required by the CNBV in accordance with the provisions referred to in Article 50 of the Mexican Banking Law;

(g)	requiring the bank to refrain from increasing outstanding amounts of any credit granted to any individual who is a related party.

When a bank complies with the capitalization requirements set forth in Article 50 of the Mexican Banking Law and the provisions that derive therefrom, it will be classified in the category with banks that meet such a minimum and the CNBV has the authority, at its discretion, to order the implementation of corrective measures, which may include:

(a)
requiring the bank to (x) inform its board of directors of the bank’s classification, as well as the causes that motivated it, and submit a detailed report containing a comprehensive evaluation of the bank’s financial situation, its level of compliance with the regulatory framework and the main indicators that reflect the degree of stability and solvency of the bank, (y) include in such report any observations mandated by the CNBV and the Mexican Central Bank, within their respective powers, and (z) report the financial situation to the chief executive officer and chairman of the board to the bank’s parent company, in the event the bank is part of a financial group; and

(b)	requiring the bank to refrain from participating in transactions that would cause its Capital Ratio to drop below the required minimum pursuant to the applicable provisions.

Regardless of the capitalization level of the banks, the CNBV may order the implementation of additional and special corrective measures.  The additional and special corrective measures that, if applicable, the banks must comply with are the following: (a) define the concrete actions that it will carry out in order not to deteriorate its Capital Ratio; (b) hire the services of external auditors or any other specialized third person for special audits on specific issues; (c) refrain from agreeing to increases in the salaries and benefits of the officers and employees in general, except for agreed salary revisions and in compliance with labor rights; (d) substitute officers, members of the board or external auditors with appointed persons occupying the respective positions; or (e) undergo other actions or be subject to other limitations as determined by the CNBV, based on the result of its functions of monitoring and inspection, as well as with sound banking and financial practices.

On July 26, 2010, the Group of Governors and Heads of Supervision, the oversight body of the Basel Committee, reached broad agreement on the overall design of a capital and liquidity reform package for internationally active banking organizations around the world, known as Basel III, which includes, among other things, the definition of capital, the treatment of counterparty credit risk, the leverage ratio and the global liquidity standard.  On September 12, 2010, the Basel Committee announced a substantial strengthening of existing capital requirements in connection with Basel III.  The full text of the Basel III rules and the results of a quantitative impact study to determine the effects of the reforms on banking organizations were published on December 16, 2010.

The CNBV announced to the Mexican banks in 2011 that the proposed change in order to implement Basel III will take place during 2012, but that its effectiveness is not expected until 2013.  However, the exact date remains uncertain and we are waiting for the final regulations of the CNBV in relation to the Basel III capital requirement.  According to our estimates, we believe Banco Santander Mexico and its subsidiaries will be above the minimum capital requirement (10.5% capital ratio).

While the short- and long-term impact of any implementation of Basel III in Mexico remains uncertain, Basel III is expected to impose higher minimum capital requirements on banking institutions, as well as a capital conservation buffer that can be used by banks to absorb losses during periods of financial and economic stress.  We cannot predict the extent to which any of the Basel framework will be implemented under Mexican law.

Reserve and Compulsory Deposit Requirements

The compulsory reserve requirement is one of the monetary policy instruments used as a mechanism to control the liquidity of the Mexican economy to reduce inflation.  The objective of the Mexican Central Bank’s monetary policy is to maintain the stability of the purchasing power of the Mexican peso and in this context, to maintain a low inflation level.  Given the historic inflation levels in Mexico, the efforts of the Mexican Central Bank have been directed towards a restrictive monetary policy.

Under the Law of the Mexican Central Bank, the Mexican Central Bank has the authority to determine the percentage of the liabilities of financial institutions that must be deposited in interest or non-interest-bearing deposits with the Mexican Central Bank (Depósitos de Regulación Monetaria).  These deposits may not exceed 20% of the aggregate liabilities of the relevant financial institution.  The Mexican Central Bank also has the authority to order that 100% of the liabilities of Mexican banks resulting from specific funding purposes, or pursuant to special legal regimes, be invested in specific assets created in respect of any such purpose or regime.

The Mexican Central Bank imposes reserve and compulsory deposit requirements on Mexican commercial banks.  Bulletin 36/2008 published on August 1, 2008, stated that the total compulsory reserve deposit required of Mexican commercial banks was Ps.280.0 billion, which had to be deposited in eight installments by eight deposits of Ps.35.0 billion each on August 21 and 28; September 4, 11, 18 and 25; and October 2 and 9, 2008.  The amount of the deposit that each bank had to make was determined based on each bank’s pro rata share of total Mexican financial institution time deposits allocated as of May 31, 2008.

The compulsory deposit reserves required under the terms of the Bulletin 36/2008 have an indefinite term.  During the time these reserves are maintained on deposit with the Mexican Central Bank, each banking institution receives interest on such deposits every 28 days.  The Mexican Central Bank will provide advance notice of the date and the procedure to withdraw the balance of these compulsory deposits at such time, if any, that the compulsory deposit reserves are suspended or terminated.

Classification of Loans and Allowance for Loan Losses

The loan classification and rating rules set forth under the General Rules Applicable to Mexican Banks, provide a methodology to classify (i) consumer loans (i.e., each of credit card exposure and loans to individuals, divided as separate groups), considering as principal elements (a) for credit card exposure, the possibility of non-payment and potential losses, and (b) for loans to individuals, the possibility of non-payment, potential losses (taking into account collateral and guarantees received), and credit exposure (net of reserves created); (ii) mortgage loans (i.e., residential, including loans for construction, remodeling or improvements), considering as principal elements delinquency periods, possibility of non-payment and potential losses (taking into account collateral and guarantees received); and (iii) commercial loans, based principally on an evaluation of the borrower’s ability to repay its loan (including country risk, financial risk, industry risk and payment history) and an evaluation of the related collateral and guarantees.  The loan classification and rating rules also permit banks, subject to prior approval by the CNBV, to develop and adopt specific internal procedures within certain parameters to grade the loans in their loan portfolio.  Generally, our subsidiaries follow the methodology set forth in the loan classification and rating rules.  However, with respect to our corporate, business and financial institutions loans, we have requested and received permission from the CNBV to use a less conservative proprietary methodology to determine loan loss reserves using our internal risk rating classifications based on variables determined by Banco Santander Mexico, as an alternative to the standard methodology.

The loan classification and rating rules require that consumer loans to individuals be stratified on a loan-by-loan basis, considering the type of loan, amounts due, the number of unpaid billing periods applicable to the relevant loans, collateral received and other factors that may influence delinquency, on an expected loss basis; and that a statutory percentage be applied to loans that are past due for each level, as a means to create reserves.  Reserves may be decreased as the maturity of the applicable loan approaches and past due payments are made.  Credit card loans must be reserved, on a loan-by-loan basis, considering amounts due, amounts paid to the relevant date, credit limits, and minimum payments required.  Consumer loans to individuals may be classified as A, B, C, D or E, depending upon the percentage of reserves required (from 0% to 100%); credit card consumer loans may be classified as A, B-1, B-2, C, D or E also depending upon the percentage of reserves required.

Under the loan classification and rating rules, mortgage loans must also be stratified on a loan-by-loan basis, considering the number of unpaid monthly installments applicable to the relevant loans, the current loan-to-value ratio and other factors that may influence the recovery process, on an expected loss basis; and a statutory percentage must be applied to loans that are past due for each level, as a means to create reserves; reserves may be decreased in respect of restructured mortgage loans.  Mortgage loans to individuals may be classified as A, B, C, D or E, depending upon the percentage of reserves required (ranging from 0% to 100%).

The loan classification and rating rules establish the following categories corresponding to levels of risk and applicable reserves and set forth procedures for the grading of commercial loans: A-1, A-2, B-1, B-2, B-3, C-1, C-2, D and E.

The grading of commercial loan portfolios is determined by an analysis of the financial risk, industry risk, country risk and the credit experience, which include the following risk factors: financial structure and payment capacity, sources of financing, administration and decision making, integrity of the financial information, market position and the specific collateral or guarantees that cover the credits.  Loans to government entities, such as states and municipalities, must also be graded considering financial risk, historical behavior and credit experience, the specific collateral or guarantees that cover the credits, and other factors established by the CNBV.

The loan classification and rating rules require that Mexican banks grade their commercial loan portfolio (except loans made to or guaranteed by the Mexican federal government) as of the end of each quarter and the classification must be reported to the CNBV.  The classification of mortgage and consumer loans is required to be made monthly and reported to the CNBV.

The loan loss reserves are held in a separate account on our balance sheet and all write-offs of uncollectible loans are charged against this reserve.  Mexican banks are required to obtain authorization from their Board of Directors to write-off loans.

The determination of the allowance for loan losses, particularly for commercial loans, requires management’s judgment.  The loan loss reserve calculation that results from using the estimated and prescribed loss percentages may not be indicative of future losses.  Differences between the estimate of the loan loss reserve and the actual loss will be reflected in our financial statements at the time of charge-off.

Liquidity Requirements for Foreign Currency-Denominated Liabilities

Pursuant to regulations of the Mexican Central Bank, the total amount of maturity-adjusted (by applying a factor, depending upon the maturity of the relevant liability) net liabilities denominated or indexed to foreign currencies that Mexican banks, their subsidiaries or their foreign agencies or branches may maintain (calculated daily), is limited to 1.83 times the amount of their Tier 1 capital.  To calculate such limit, maturity-adjusted foreign currency-denominated or indexed assets (including liquid assets, assets with a maturity of less than one year, short term derivatives and spot foreign exchange transactions) are subtracted from maturity-adjusted foreign currency-denominated or indexed liabilities, and the aforementioned factor is applied to the resulting amount.

The maturity-adjusted net liabilities of Mexican banks denominated or indexed to foreign currencies (including dollars) are subject to a liquidity coefficient (i.e., to maintaining sufficient foreign currency-denominated or indexed liquid assets).  These permitted liquid assets include, among others:

•	United States dollar-denominated cash or cash denominated in any other currency freely convertible;

•	deposits with the Mexican Central Bank;

•
treasury bills, treasury bonds and treasury notes issued by the United States government or debt certificates issued by agencies of the United States government, which have the unconditional guarantee of the United States government;

•	demand deposits or one to seven-day deposits in foreign financial institutions rated at least P-2 by Moody’s Investors Service, Inc., or Moody’s, or A-2 by Standard & Poor’s Rating Services, or S&P;

•	investments in mutual or similar funds or companies approved by the Mexican Central Bank, that satisfy certain requirements; and

•	unused lines of credit granted by foreign financial institutions rated at least P-2 by Moody’s or A-2 by S&P, subject to certain requirements.

Such liquid assets may not be posted as collateral, lent or be subject to repurchase transactions or any other similar transactions that may limit their transferability.

Banco Santander Mexico is in compliance with the applicable reserve requirement and liquidity coefficients in all material aspects.

Lending Limits

In accordance with the General Rules Applicable to Mexican Banks, limits relating to the diversification of a bank’s lending transactions are determined in accordance with the bank’s compliance with Mexican Capitalization Requirements.  For a bank with:

•
a Capital Ratio greater than 8.0% and up to 9.0%, the maximum financing exposure to a person or a group of persons representing common risk to the bank, is limited to 12.0% of the bank’s Tier 1 capital;

•
a Capital Ratio greater than 9.0% and up to 10.0%, the maximum financing exposure to a person or a group of persons representing common risk to the bank is limited to 15.0% of the bank’s Tier 1 capital;

•
a Capital Ratio greater than 10.0% and up to 12.0%, the maximum financing exposure to a person or a group of persons representing common risk to the bank is limited to 25.0% of the bank’s Tier 1 capital;

•
a Capital Ratio greater than 12.0% and up to 15.0%, the maximum financing exposure to a person or a group of persons representing common risk to the bank is limited to 30.0% of the bank’s Tier 1 capital; and

•	a Capital Ratio greater than 15.0%, the maximum financing exposure to a person or a group of persons representing common risk to the bank is limited to 40.0% of the bank’s Tier 1 capital.

These lending limits are required to be measured on a quarterly basis.  The CNBV has discretion to reduce the aforementioned limits, if internal control systems or the risk management of the bank is inadequate.

The following financings are exempt from these lending limits:  (i) financings guaranteed by unconditional and irrevocable security interests or guarantees, that may be enforced immediately and without judicial action, granted by foreign financial institutions with investment grade ratings and established in a country member of the European Union or the Organization for Economic Cooperation and Development (which guarantees must be accompanied with a legal opinion as to their enforceability), (ii) securities issued by the Mexican government and financings made to the Mexican government, Mexican local governments (subject to such financings being guaranteed by the right to receive certain Federal taxes), the Mexican Central Bank, the IPAB and development banks guaranteed by the Mexican government, and (iii) cash (transferred to the bank lender under a deposit that may be freely disposed of by the lender).  However, such financings may not exceed 100% of a bank’s Tier 1 capital.

Likewise, financings granted to Sofomes for which the bank owns at least 99% of its capital stock, are exempted from the aforementioned limits, but such financings may not exceed 100% of a bank’s Tier 1 capital; in turn, the controlled Sofomes maintain or grant financing (regardless of the origin of the resources) to a person or a group of persons representing common risk, such financing shall comply with the aforementioned limits.

The aggregate amount of financings granted to the three largest borrowers of a bank may not exceed 100.0% of the bank’s Tier 1 capital.

Banks are required to disclose, in the notes to their financial statements, (i) the number and amount of financings that exceed 10.0% of Tier 1 capital, and (ii) the aggregate amount of financings made to their three largest borrowers.

Funding Limits

In accordance with the General Rules Applicable to Mexican Banks, Mexican banks are required to diversify their funding risks.  In particular, a Mexican bank is required to notify the CNBV, on the business day following the occurrence of the event, in the event it receives funds from a person or a group of persons acting in concert that represent in one or more funding transactions more than 100% of such bank’s Tier 1 capital.  None of the liabilities of Banco Santander Mexico to a person or group of persons exceeds the 100% threshold.

Related Party Loans

Pursuant to the Mexican Banking Law, the total amount of the transactions with related parties may not exceed 50% of the bank’s Tier 1 capital.  For the case of loans and revocable credits, only the disposed amount will be counted.  See “Related Party Transactions—Loans to Related Parties.”

Foreign Currency Transactions

Mexican Central Bank regulations govern transactions by banks denominated in foreign currencies.  Mexican banks may, without any specific additional approval, engage in spot, foreign exchange transactions (i.e., transactions having a maturity not exceeding four business days).  Other foreign currency transactions are deemed derivative transactions and require approvals as discussed below.  At the end of each trading day, banks are generally obligated to maintain a balanced foreign currency position (both in the aggregate and by currency).  However, short and long positions are permitted in the aggregate, so long as such positions do not exceed 15% of a bank’s Tier 1 capital.  In addition, Mexican banks must maintain liquid assets, prescribed by regulations issued by the Mexican Central Bank, in connection with maturities of obligations denominated in foreign currencies (as discussed under “—Liquidity Requirements for Foreign Currency-Denominated Liabilities” above).

Derivative Transactions

The Mexican Central Bank has issued rules that apply to derivative transactions entered into by Mexican banks.  Mexican banks are permitted to enter into swaps, credit derivatives, forwards and options with respect to the following underlying assets:

•	specific shares, groups of shares or securities referenced to shares, that are listed in a securities exchange,

•	stock exchange indexes,

•	Mexican currency, foreign currencies and UDIs,

•	inflation indexes,

•	gold or silver,

•	wheat, corn, soybean and sugar,

•	swine meat,

•	natural gas,

•	aluminum and copper,

•	rice, sorghum, cotton, oats, coffee, orange juice, cocoa, barley, cattle, swine, milk, canola, soybean oil and soybean paste,

•	nominal or real interest rates with respect to any debt instrument,

•	loans or other advances, and

•	futures, options and swaps with respect to the underlying assets mentioned above.

Mexican banks require an express general approval, issued in writing by the Mexican Central Bank, to enter into, as so-called intermediaries, derivative transactions, with respect to each class or type of derivative.  Mexican banks that have not received the relevant general approval, would require a specific approval from the Mexican Central Bank to enter into such derivative transactions (or even if in possession of such general approval, to enter into derivative transactions with underlying assets different from the assets specified above).  Mexican banks may, however, enter into derivatives without the authorization of the Mexican Central Bank, if the exclusive purpose of such derivatives is to hedge the relevant bank’s existing risks.  Authorizations may be revoked if, among other things, the applicable Mexican bank fails to comply with Mexican Capitalization Requirements, does not timely comply with reporting requirements, or enters into transactions that contravene applicable law or sound market practices.

Banks that execute derivative transactions with related parties or with respect to underlying assets of which the issuer or debtor are related parties, shall comply with the corresponding limits set forth in the Mexican Banking Law in respect of related party transactions.

Institutions may collateralize derivative transactions through cash deposits, receivables and/or securities of its portfolio.  Derivative transactions that are entered into in OTC markets, may be collateralized only when the counterparties are credit institutions, brokerage firms, foreign financial institutions, mutual funds, pension fund managers, Sofoles, and any other counterpart authorized by the Mexican Central Bank.  Mexican banks are required to periodically inform their Board of Directors with respect to the derivative transactions entered into, and whether or not the Mexican bank is in compliance with limits imposed by the Board of Directors and any applicable committee.  Mexican banks must also inform the Mexican Central Bank periodically of derivative transactions entered into and whether any such transaction was entered into with a related party.  Derivatives must be entered into pursuant to master agreements that must include international terms and guidelines, such as ISDA master agreements and master agreements approved for the domestic market.

Banco Santander Mexico has received approval from the Mexican Central Bank to engage in swaps, forwards and options related to stocks, indices, currencies and interest rates.

Restrictions on Liens and Guarantees

Under the Mexican Banking Law, banks are specifically prohibited from (i) pledging their securities or other assets as collateral, except (a) if the Mexican Central Bank or the CNBV so authorizes, including as described above with respect to derivative transactions, or (b) for obligations in favor of the Mexican Central Bank, IPAB, Mexican development banks or governmental trusts, and (ii) guaranteeing the obligations of third parties, except, generally, in connection with letters of credit and bankers’ acceptances.

Bank Secrecy Provisions; Credit Bureaus

Pursuant to the Mexican Banking Law, a Mexican bank may not provide any information relating to the identity of its customers or specific deposits, services or any other banking transactions (including loans) to any third parties (including any purchaser, underwriter or broker, or holder of any of the bank’s securities), other than (i) the depositor, debtor, accountholder or beneficiary and their legal representatives or attorneys-in-fact, (ii) judicial authorities in trial proceedings in which the accountholder is a party or defendant, (iii) the Mexican federal tax authorities for tax purposes, (iv) the SHCP for purposes of the implementation of measures and procedures to prevent terrorism and money laundering, (v) the Federal Auditor (Auditoría Superior de la Federación), to exercise its supervisory authority, (vi) the supervisory unit of the Federal Electoral Agency, and (vii) the federal attorney general’s office (Procuraduría General de la República) for purposes of criminal proceedings, among others.  In most cases, the information needs to be requested through the CNBV.

The CNBV is authorized to furnish foreign financial authorities with certain protected information under the Mexican bank secrecy laws, provided that an agreement must be in effect between the CNBV and such authority for the reciprocal exchange of information.  The CNBV must abstain from furnishing information to foreign financial authorities if, in its sole discretion, such information may be used for purposes other than financial supervision, or by reason of public order, national security or any other cause set forth in the relevant agreement.

Banks and other financial entities are allowed to provide credit-related information to duly authorized Mexican credit bureaus.

Money Laundering Regulations

Mexico has in effect rules relating to money laundering; the most recent set of rules have been in effect since April 21, 2009 and have subsequently been amended (the “Money Laundering Rules”).

Under the Money Laundering Rules, our subsidiaries operating in the financial sector are required to satisfy various requirements, including:

•
the establishment and implementation of procedures and policies, including client identification and know-your-customer policies, to prevent and detect actions, omissions or transactions that might favor, assist or cooperate in any manner with terrorism or money laundering activities (as defined in the Mexican Federal Criminal Code (Código Penal Federal));

•	implementing procedures for detecting relevant, unusual and suspicious transactions (as defined in the Money Laundering Rules);

•	reporting of relevant, unusual and suspicious transactions to the SHCP, through the CNBV; and

•
the establishment of a communication and control committee (which, in turn, must appoint a compliance officer) in charge of, among other matters, supervising compliance with anti-money laundering provisions.

Our subsidiaries operating in the financial sector are also required to organize and maintain a file before opening an account or entering into any kind of transaction, for the identification of each client (each, an “Identification File”).

An individual’s Identification File shall include, among other information, a copy of the following documentation or data (which must be maintained and updated): (i) full name, (ii) date of birth, (iii) nationality and country of birth, (iv) tax identification number and the certificate evidencing the tax identification number issued by the SHCP or the population registry identification number and evidence thereof issued by the Ministry of Interior, as the case may be, (v) occupation, profession, main activity or line of business, (vi) complete domicile (including telephone number), (vii) e-mail address, if any, and (viii) advanced electronic signature series number, when applicable.

An entity’s Identification File shall include, among other information, a copy of the following documentation or data (which must be maintained and updated): (i) corporate name, (ii) domicile, (iii) nationality, (iv) name of the sole administrator, the members of the Board of Directors, the general manager or any relevant attorney-in-fact, (v) main activity or line of business, (vi) tax identification number and the certificate evidencing the tax identification number issued by the SHCP, (vii) advanced electronic signature series number, when applicable, and (viii) copy of the public deed containing its constitutive documents.

Identification Files shall be maintained for the complete duration of the corresponding agreement entered into with such client, and for a minimum term of ten years from the date such agreement is terminated.

Under the Money Laundering Rules, our subsidiaries operating in the financial sector must provide to the SHCP, through the CNBV, (i) quarterly reports (within ten business days from the end of each quarter) with respect to transactions equal to, or exceeding, U.S.$10,000, (ii) monthly reports (within 15 business days from the end of the month) with respect to international funds transfers, received or sent by a client, with respect to transactions equal to, or exceeding, U.S.$10,000, (iii) reports of unusual transactions, within 60 calendar days counted from the date an unusual transaction is detected by our financial subsidiaries’ systems, and (iv) periodic reports of suspicious transactions, within 60 calendar days counted from the date the suspicious transaction is detected.

In June 2010 new regulations were issued by the SHCP, as amended in September and December 2010 and August 2011, which restrict cash transactions denominated in U.S. dollars that may be entered into by Mexican banks.  Pursuant to such regulations, Mexican banks are not permitted to receive physical cash amounts, in U.S. dollars, from individuals in excess of U.S.$4,000 per month for deposits.  Mexican banks are also not permitted to receive physical cash amounts, in U.S. dollars, from their corporate clients, except in very limited circumstances.

Also, Mexican banks are not permitted to receive physical cash amounts, in U.S. dollars, from individuals, in excess of U.S.$300 per day for individual foreign exchange transactions.  In each case, the monthly amount per individual for such transactions cannot exceed U.S.$1,500.

In addition, the newly enacted regulations set forth certain reporting obligations for Mexican banks regarding their U.S. dollar cash transactions, to the SHCP (through the CNBV).

Rules on Interest Rates

Mexican Central Bank regulations limit the number of reference rates that may be used by Mexican banks as a basis for determining interest rates on loans.  For peso-denominated loans, banks may choose any of a fixed rate, TIIE (Tasa de Interés Interbancaria de Equilibrio), Cetes, CCP (costo de captación promedio a plazo), the rate determined by the Mexican Central Bank as applied to loans funded by or discounted with NAFIN, the rate agreed to with development banks in loans funded or discounted with them, the weighted bank funding rate (tasa ponderada de fondeo bancario) and the weighted governmental funding rate (tasa ponderada de fondeo gubernamental).  For UDI-denominated loans, the reference rate is the UDIBONOS.  For foreign currency-denominated loans, banks may choose any of a fixed rate or floating market reference rates that are not unilaterally determined by a financial institution, including LIBOR or the rate agreed upon with international or national development banks or funds, for loans funded by or discounted with such banks or funds.  For dollar-denominated loans, banks may choose either a fixed rate or any of the rates referred to in the prior sentence or CCP-Dollars, as calculated and published in the Official Gazette of the Federation by the Mexican Central Bank.

The rules also provide that only one reference rate can be used for each transaction and that no alternative reference rate is permitted, unless the selected reference rate is discontinued, in which event a substitute reference rate may be established.  A rate, or the mechanism to determine a rate, may not be modified unilaterally by a bank.  Rates must be calculated annually, based upon 360-day periods.

On November 11, 2010, the Mexican Central Bank published new rules that regulate the issuance and use of credit cards; such rules also include certain card-user protection provisions.

Fees

Under Mexican Central Bank regulations, Mexican banks, Sofoles and Sofomes may not, in respect of loans, deposits or other forms of funding and services with their respective clients, among others (i) charge fees that are not included in their respective, publicly disclosed, aggregate annual cost (costo anual total), (ii) charge alternative fees, except if the fee charged is the lower fee, and (iii) charge fees for the cancellation of credit cards issued.  In addition, among other things, Mexican banks may not (i) charge simultaneous fees, in respect of demand deposits, for account management and relating to not maintaining minimum amounts, (ii) charge fees for returned checks received for deposit in a deposit account or as payment for loans granted, (iii) charge fees for cancellation of deposit accounts, debit or teller cards, or the use of electronic banking services, or (iv) charge different fees depending upon the amount subject of a money transfer.  Under the regulations, fees arising from the use of ATMs must be disclosed to users.

Mexican banks, Sofoles and Sofomes operating or permitting customers to use ATMs must choose between two options for charging fees to clients withdrawing cash or requesting balances: (i) specifying a fee for the relevant transactions, in which case, Mexican banks, Sofoles and Sofomes issuing credit or debit cards may not charge cardholders any additional fee (credit or debit card issuers are entitled to charge operators the respective fee), or (ii) permit credit card or debit card issuers to charge a fee to clients, in which case, banks, Sofoles and Sofomes may not charge additional fees to clients.

The Mexican Central Bank, on its own initiative or as per request from the CONDUSEF, banks, Sofoles or Sofomes, may assess whether reasonable competitive conditions exist in connection with fees charged by banks, Sofoles or Sofomes in performing financial operations.  The Mexican Central Bank must obtain the opinion of the Federal Antitrust Commission (Comisión Federal de Competencia) in carrying out this assessment.  The Mexican Central Bank may take measures to address these issues.

IPAB

The IPAB Law, which became effective January 20, 1999, provides for the creation, organization and functions of IPAB, the Mexican bank savings protection agency.  IPAB is a decentralized public entity that regulates the financial support granted to banks for the protection of bank deposits and other bank credits.

Only in exceptional cases may IPAB grant financial support to banking institutions.

According to the IPAB Law, banks must provide the information required by IPAB for the assessment of their financial situation and notify IPAB about any event that could affect their financial stability.  The IPAB Law expressly excludes the release of such data from bank secrecy provisions contained in the Mexican Banking Law and expressly provides that IPAB and the CNBV can share information databases of banks.

IPAB will manage and sell the loans, rights, shares and any other assets that it acquires to perform its activity according to the IPAB Law, to maximize their recovery value.  IPAB must ensure that the sale of such assets is made through open and public procedures.  The Mexican President is required to present annually a report to Congress prepared by IPAB with a detailed account of the transactions conducted by IPAB in the prior year.

IPAB has a governing board of seven members: (i) the Minister of Finance and Public Credit, (ii) the Governor of the Mexican Central Bank, (iii) the President of the CNBV, and (iv) four other members appointed by the President of Mexico, with the approval of two-thirds of the Senate.

The deposit insurance to be provided by IPAB to bank depositors will be paid upon determination of the dissolution and liquidation, or bankruptcy of a bank.  IPAB will act as liquidator or receiver in the dissolution and liquidation, or bankruptcy of banks, either directly or through designation of a representative.  IPAB will guarantee obligations of banks to certain depositors and creditors only up to the amount of 400,000 UDIs (or approximately U.S.$134,614 as of December 31, 2011), per person per bank.

Banks have the obligation to pay IPAB ordinary and extraordinary contributions as determined from time to time by the Governing Board of IPAB.  Under the IPAB Law, banks are required to make monthly ordinary contributions to IPAB, equal to 1⁄12 of 0.004% multiplied by the average of the daily outstanding liabilities of the respective bank in a specific month, less (i) holdings of term bonds issued by other commercial banks; (ii) financing granted to other commercial banks; (iii) financing granted by IPAB; (iv) subordinated debentures that are mandatorily convertible in shares representing the capital stock of the banking institution; and (v) restricted assets and liabilities resulting from the repurchase transactions (reportos) and lending of securities with the same counterparty, pursuant to the provisions issued by IPAB.

IPAB’s Governing Board also has the authority to impose extraordinary contributions in the case that, given the conditions of the Mexican financial system, IPAB does not have available sufficient funds to comply with its obligations.  The determination of the extraordinary contributions is subject to the following limitations: (i) may not exceed, on an annual basis, the amount equivalent to 0.003% multiplied by the total amount of the liabilities outstanding of the banking institutions that are subject to IPAB ordinary contributions; and (ii) the aggregate amount of the ordinary and extraordinary contributions may not exceed, in any event, on an annual basis, an amount equivalent to 0.008% multiplied by the total amount of a bank’s liabilities subject to IPAB contributions.

The Mexican Congress allocates funds to IPAB on a yearly basis to manage and service IPAB’s liabilities.  In emergency situations, IPAB is authorized to incur additional financing every three years in an amount not to exceed 6% of the total liabilities of certain Mexican banks as determined by the CNBV.

Law for the Protection and Defense of Financial Services Users

A Law for the Protection and Defense of Financial Services Users is in effect in Mexico.  The purpose of this law is to protect and defend the rights and interests of users of financial services.  To this end, the law provides for the creation of CONDUSEF, an autonomous entity that protects the interests of users of financial services and that has very wide authority to protect users of financial services (including imposing fines).  CONDUSEF acts as arbitrator in disputes submitted to its jurisdiction and seeks to promote better relationships among users of financial institutions and the financial institutions.  Banco Santander Mexico and its subsidiaries must submit to CONDUSEF’s jurisdiction in all conciliation proceedings (initial stages of a dispute) and may choose to submit to CONDUSEF’s jurisdiction in all arbitration proceedings that may be brought before it.  The law requires banks to maintain an internal unit designated to resolve any and all controversies submitted by clients.  Our financial subsidiaries maintain such a unit.

CONDUSEF maintains a Registry of Financial Service Providers (Registro de Prestadores de Servicios Financieros), in which all financial services providers must be registered, that assists CONDUSEF in the performance of its activities.  CONDUSEF is required to publicly disclose the products and services offered by financial service providers, including interest rates.  To satisfy this duty, CONDUSEF has wide authority to request any and all necessary information from financial institutions.  Furthermore, CONDUSEF may scrutinize banking services provided by approving and supervising the use of standard accession agreements.

Banco Santander Mexico and its subsidiaries may be required to provide reserves against contingencies which could arise from proceedings pending before CONDUSEF.  Our financial subsidiaries may also be subject to recommendations by CONDUSEF regarding our standard agreements or information used to provide our services.  Our financial subsidiaries may be subject to coercive measures or sanctions imposed by CONDUSEF.  Our financial subsidiaries are not the subject of any material proceedings before CONDUSEF.

Law for the Transparency and Ordering of Financial Services

The Law for the Transparency and Ordering of Financial Services regulates (i) the fees charged to clients of financial institutions for the use and/or acceptance of means of payment, as with debit cards, credit cards, checks and orders for the transfer of funds, (ii) the fees that financial institutions charge to each other for the use of any payment system, (iii) interest rates that may be charged to clients, and (iv) other aspects related to financial services, all in an effort to make financial services more transparent and protect the interests of the users of such services.  This law grants the Mexican Central Bank the authority to regulate interest rates and fees and establish general guidelines and requirements relating to payment devices and credit card account statements (see “—Rules on Interest Rates” and “—Fees” above).  The Mexican Central Bank has the authority to specify the basis upon which each bank must calculate its aggregate annual cost (costo anual total), which comprises interest rates and fees, on an aggregate basis, charged in respect of loans and other services.  The aggregate annual cost must be publicly disclosed by each bank.  The law also regulates the terms that banks must include in standard accession agreements and the terms of any publicity and of information provided in account statements.  Our subsidiaries operating in the financial sector must inform the Mexican Central Bank of any changes in fees at least 30 calendar days before they become effective.

Law on Transparency and Development of Competition for Secured Credit

On December 30, 2002, the Mexican Congress enacted the Law on Transparency and Development of Competition for Secured Credit (Ley de Transparencia y de Fomento a la Competencia en el Crédito Garantizado, or the Secured Credit Law), as amended on May 25, 2010.  The Secured Credit Law provides a legal framework for financial activities and certain other services performed by private credit institutions (as opposed to governmental entities) in connection with secured loans relating to real property in general and housing in particular (i.e., purchase, construction, restoration or refinancing).  In particular, the Secured Credit Law established specific rules requiring the following: (i) the disclosure of certain information by credit institutions to their clients prior to the execution of the relevant loan agreement, including the disclosure of certain terms relating to interest rates, aggregate costs and expenses payable; (ii) the compliance by credit institutions and borrowers with certain requirements in the application process; (iii) the binding effect of offers made by credit institutions granting secured loans; (iv) the inclusion of mandatory provisions in loan agreements; and (v) the assumption of certain obligations by public officers (or notaries) before whom secured loans are granted.

In addition, the Secured Credit Law seeks to foster competition among credit institutions by permitting security interests underlying a secured loan to survive any refinancing thereof, even if such loans were granted by different credit institutions.  This provision of the Secured Credit Law is designed to reduce expenditures made by borrowers.

Brokerage Firms

Brokerage firms (casas de bolsa) are regulated by, and subject to the supervision of, the CNBV, and are subject to the Mexican Securities Market Law and the General Rules Applicable to Brokerage Firms (Disposiciones de Carácter General Aplicables a las Casas de Bolsa) issued by the CNBV.  Their principal business includes the brokerage, underwriting and intermediation of securities, the sale and trading of securities (either on their own behalf or on behalf of third parties), and the provision of investment and portfolio management advice to their clients.  The CNBV has the power to authorize the incorporation and operation of brokerage firms, with the power to revoke any such authorizations.  Our subsidiary, Casa de Bolsa Santander, operates its business as a brokerage firm, and therefore, is subject to regulation and supervision by the CNBV.

Management of Broker-Dealers

Broker-dealers are managed by a board of directors and by a general director.

The board of directors may have up to 15 members, 25% of which is required to be independent. The board of directors of our broker-dealer has 11 members, 7 of which are independent.

The broker-dealer must also maintain an audit committee.  Our broker-dealer’s audit committee comprises 5 members, of which 5 are independent.

Capitalization

Broker-dealers are required to maintain a minimum capital depending upon their activities.  In addition, broker-dealers must maintain minimum capital levels depending upon market risks, credit risk and operational risk.

If minimum capitalization levels are not maintained, the Mexican National Banking and Securities Commission (the “CNBV”) may take measures against the applicable broker-dealer, which include (i) suspending the payment of dividends and other distributions to shareholders, (ii) suspending the payment of bonuses and extraordinary compensation to the general director and higher level officers, and (iii) ordering the suspension of activities that may impact the broker-dealer’s capital.

Suspension and Limitations of Activities

The CNBV may suspend or limit the activities of a broker-dealer if (i) internal infrastructure or internal controls are not sufficient for its activities, (ii) it conducts activities different from authorized activities, (iii) it conducts activities affected by conflicts of interest, (iv) undertakes securities transactions on the Mexican Stock Exchange, and (v) transactions are omitted or incorrectly entered into the broker-dealer’s accounting.

In addition, the CNBV may intervene and commence the management of a broker-dealer, if any events affect the broker-dealer that may have an impact on the soundness, solvency or liquidity, or affect the interests of the broker-dealer’s clients.

Revocation of Authorization

The CNBV may revoke the authorization to operate as a broker-dealer if, among other things, (i) the authorization was obtained based upon false documentation or statements, (ii) its capital falls below the regulatory minimum, (iii) provides false or incomplete periodic reports, (iv) fails to duly make accounts entries, (v) fails to comply with applicable law, (vi) a process for its dissolution or liquidation is initiated, or (vii) it is declared bankrupt.

Systems for Handling Orders

Broker-dealers are required to maintain an automatic system to receive, register, assign and execute orders for transactions with securities received by clients.  Such system must distinguish (i) type of client, and (ii) different orders received.  Broker-dealers are required to inform clients their schedules to receive orders and time-periods during which transactions shall remain in effect.

Secrecy

Under the Securities Market Law, broker-dealers may not provide any information in respect of transactions undertaken or services offered, except to the owner or holder of the account, to beneficiaries or their legal representatives, except if required by judicial authorities as a result of an order or to tax authorities, solely for tax purposes.

Traders and Operators

Broker-dealers may only engage in transactions with the public through authorized officers, and only if such officers have passed certain required exams and have been granted sufficient authority, through powers of attorney, by the broker-dealer.

Third-Party Services

Broker-dealers may contract with third parties any of the services required for their operations, as long as such broker-dealers obtain the approval of the CNBV and (i) maintain procedures to continuously monitor the performance of the service provider, (ii) cause the service provider to always grant CNBV access in connection with it supervisory rate, (iii) ensure that third-party service provides maintain confidentiality, and (iv) report to the CNBV the criteria used for selecting the service provider, the services in effect contracted, and risks arising from services provided.

Financial Reporting

Broker-dealers are required to disclose to the public (i) internal financial statements for the quarters ending in March, June and September, within one month from the end of this applicable quarter, and (ii) audited financial statements for each full fiscal year, within sixty days following the end of the applicable fiscal year.

Mutual Funds

Gestión Santander operates its business as an asset manager (sociedad operadora de sociedades de inversión) and therefore is subject to regulation and supervision by the CNBV.  Mutual funds (sociedades de inversión) and asset managers (sociedades operadoras de sociedades de inversión) are regulated by and subject to the supervision of the CNBV and are subject to the Mutual Funds Law (Ley de Sociedades de Inversión, or “LSI”).  With the enactment of the Mutual Funds Law in 2001, the legal framework of these institutions was updated to encourage their development, revitalize their capital formation and expand savings options for individuals.

Organization

Mexican mutual funds require, for their operations, an approval by the CNBV.  The LSI contemplates four (4) different types of mutual funds: (i) equity mutual funds, (ii) fixed income mutual funds, (iii) private equity mutual funds and (iv) limited scope mutual funds.

In addition, mutual funds may be open-ended or closed-ended, depending upon whether repurchases of shares from shareholders are permitted.

To obtain an approval, among other requests, the mutual fund must submit a detailed prospectus to the CNBV, together with the names of the persons that are to provide services in respect of management of assets, distribution and valuation of shares, custody of assets, and accounting.

Asset managers of mutual funds also require the approval of the CNBV to operate as such.

Management

Mexican mutual funds are required to be managed by a board of directors, with no less than five and no more than fifteen members, of which no less than thirty-three percent are required to be independent.

Certain Prohibitions

Under the LSI, mutual funds are prohibited from (i) receiving cash deposits, (ii) provide assets as collateral (except under very limited circumstances), (iii) guarantee any obligations of third parties, and (iv) provide loans.

Revocation of Authorization

Under the LSI, the CNBV may revoke an authorization granted to a mutual fund to operate as such if (i) its capital falls below the regulatory minimum required, (ii) investment limits are regularly violated, (iii) transactions effected are not duly reflected on the mutual fund’s books, (iv) reporting requirements are not duly and timely complied with, (v) it is declared bankrupt, or (vi) a procedure for its dissolution and liquidation is initiated.

Investment Liabilities

Equity mutual funds and fixed income mutual funds may only invest, generally, in (i) securities that are registered in the Mexican National Securities Registry that is maintained by the CNBV, (ii) securities listed at the International Quotation System that is maintained by the CNBV, (iii) non-Mexican securities registered, authorized or regulated, for offering to the public, by Securities Commissions that are members of the technical committee of the International Organization of Securities Commissions (“IOSCO”) or of the European Union, or issued by governments of any of those jurisdictions, (iv) non-Mexican securities issued by mutual or similar funds registered, authorized or regulated, for offering to the public, by Securities Commissions that are members of the technical committee of IOSCO or the European Union (the “Recognized Jurisdictions”), (v) securities issued by central banks of the Recognized  Jurisdictions, (vi) securities issued by institutions and international organizations to which Mexico is a party, (vii) bank deposits, and (viii) derivatives that are authorized under the Mexican Central Bank’s rules.

Diversification

As a general rule, mutual funds may not (i) invest more than 40% of their respective assets, in securities issued by the same issuer or derivative transactions with the same counterparty, and (ii) invest in securities representing 20% or more of the relevant issuance of securities.  Mutual funds are also required to satisfy certain minimum liquidity requirements, depending upon this investment profile, and evidenced by highly liquid securities and securities having maturities not exceeding three months.

Financial Reporting

Mutual funds are required to disclose to the public (i) internal financial statements for the quarters ending in March, June and September, within one month from the end of this applicable quarter, and (ii) audited financial statements for each full fiscal year, within ninety days following the end of the applicable fiscal year.

MANAGEMENT

Board of Directors

Our Board of Directors is comprised of eleven members (including one vacancy) and eleven alternate directors.  The members of our Board of Directors and alternate directors are elected for one-year terms at our annual ordinary general shareholders’ meeting and may be re-elected.  Pursuant to Mexican law, members of our Board of Directors continue to be members of the Board despite the expiration of their term until new members of the Board have been appointed and assumed office.

Under our bylaws and in accordance with the Mexican Financial Groups Law and the Mexican Securities Market Law, at least 25% of the members of our Board of Directors have to be independent.  Independence is determined in accordance with Article 24 of the Mexican Financial Groups Law and our bylaws.  The CNBV may contest the determination made by our shareholders as to the independence of our directors.  We have not determined whether any of our directors or any of the members of our committees would be considered independent as defined in the U.S. securities laws or the rules of any U.S. securities exchange.

An alternate director must be appointed for each member of our Board of Directors.  Alternate directors attend Board of Directors’ meetings only when called to substitute for his or her respective member of the Board of Directors.  Alternate directors have in the past attended Board of Directors’ meetings in temporary absences of members or by invitation.

There are two different categories of directors depending on the type of shareholder appointing each such director: Series B and Series F.  Series B shares can be freely subscribed.  Series F shares can be acquired directly or indirectly only by Banco Santander Spain and can be sold only with the previous authorization of the SHCP, unless such shares must be transferred to IPAB as collateral or as property.  Both categories of directors have the same rights and obligations.

The following table sets forth information about the members and alternate members of our Board of Directors, each of whom was elected at our general shareholders’ meeting on May 14, 2012 for a period of one year.  The business address of our directors is Avenida Prolongación Paseo de la Reforma 500, Colonia Lomas de Santa Fe, Delegación Álvaro Obregón, 01219, México, Distrito Federal, Mexico.

Name	Position	Series
Carlos Gómez y Gómez	Chairman	Series F
Jesús María Zabalza Lotina	Director	Series F
Marcos Alejandro Martínez Gavica	Director	Series F
José Carlos Ávila Benito	Director	Series F
Antonino Fernández Rodríguez	Independent Director	Series F
Joaquín Vargas Guajardo	Independent Director	Series F
Fernando Solana Morales	Independent Director	Series F
Vittorio Corbo Lioi	Independent Director	Series F
Carlos Fernández González	Independent Director	Series B
Fernando Ruiz Sahagún	Independent Director	Series B
Alberto Torrado Martínez	Independent Director	Series B
Juan Sebastián Moreno Blanco	Alternate Director	Series F
Pedro José Moreno Cantalejo	Alternate Director	Series F
Rodrigo Brand de Lara	Alternate Director	Series F
Eduardo Fernández García-Travesí	Alternate Director	Series F
José Eduardo Carredano Fernández	Alternate Independent Director	Series F
Alberto Felipe Mulas Alonso	Alternate Independent Director	Series F
Jesús Federico Reyes Heroles González Garza	Alternate Independent Director	Series F
Guillermo Güemez García	Alternate Independent Director	Series F
Enrique Krauze Kleinbort	Alternate Independent Director	Series B
Luis Orvañanos Lascurain	Alternate Independent Director	Series B
Antonio Purón Mier y Terán	Alternate Independent Director	Series B

The secretary of the Board of Directors is Alfredo Acevedo Rivas and the assistant secretary of our Board of Directors is Rocío Erika Bulhosen Aracil.

Set forth below are the biographies of the members of our Board of Directors.

Carlos Gómez y Gómez is the Chairman of our Board of Directors and Chairman of the Boards of Directors of Banco Santander Mexico, Casa de Bolsa Santander, Gestión Santander, Santander Consumo and Santander Hipotecario.  He has also been a member of the Boards of Directors of Grupo KUO, S.A.B. de C.V. and DINE, S.A.B. de C.V. since 1972.  He is also a member of the Boards of Directors of Grupo Trimex, S.A. de C.V., Grupo Yoreda, S.A. de C.V., Grupo Ceslo, S.A. de C.V., Grupo Dupuis, S.A. de C.V., Club de Industriales, A.C., Club de Banqueros de México, A.C. (Mexican Banking Club), Arena Media Communications, S.A. de C.V. and Consejo Mexicano de Asuntos Internacionales, A.C.  From 2005 to 2008, he served as the Vice Chairman of the Board of Directors of the Mexican Stock Exchange and from 2006 to 2007, he was a member of the Board of Directors of Consorcio Aeromexico, S.A.B. de C.V.  His other principal business experiences have included serving as the Chairman of the Board of Directors of Casa de Bolsa InverMéxico, S.A. de C.V. from 1986 to 1991, Vice President of the Mexican Banking Association from 1992 to 1997, President of the Mexican Banking Club from 1994 to 2000 and Chairman of the Mexican Banking Association from 1998 to 2000.  He holds a degree in Business Administration from Universidad Anáhuac.

Jesús María Zabalza Lotina is a member of our Board of Directors and of the Board of Directors of Banco Santander Mexico.  He has also served on the Board of Directors of Banco Santander Chile since 2008.  He has been Director General of Banco Santander Spain in their Division America since July 1, 2002.  In addition, Mr. Zabalza Lotina is Vice President of the Asociación Española de Ejecutivos de Finanzas (AEEF) (Spanish Association of Finance Executives).  From 2002 to 2010, he served as a member of the Board of Directors of Banco Santander Puerto Rico.  Other previous board experience includes directorships at several companies such as Banco Santander Colombia, Santander Bancorp, e-La Caixa, S.A., Telefónica Factoring in Spain and Brazil, Adeslas S.A. and Terra.  He holds a degree in Industrial Engineering from Universidad de Bilbao.

Marcos Alejandro Martínez Gavica is a member of our Board of Directors and of the Boards of Directors of Banco Santander Mexico, Casa de Bolsa Santander, Gestión Santander, Santander Consumo and Santander Hipotecario.  He also serves as our Chief Executive Officer and the Chief Executive Officer of Banco Santander Mexico.  He began his career in 1978 at the Banco Nacional de México, S.A., holding various positions and ultimately joining the bank’s management.  He holds a degree in Chemical Engineering from Universidad Iberoamericana and a Masters in Administration with a specialty in financial planning from the Instituto Panamericano de Alta Dirección Empresarial.

José Carlos Ávila Benito is a member of our Board of Directors.  He was appointed Deputy Director General of Banco Santander Mexico Credit department in 2002 after holding the position of Senior Credit Manager at Banco Río de la Plata in Mexico from 1998 to 2002.  Mr. Ávila Benito began his career in the Santander Group in 1975.  He has a trade expert degree from the Escuela Universitaria de Estudios Empresariales.

Antonino Fernández Rodríguez is an independent member of our Board of Directors and of the Boards of Directors of Banco Santander Mexico, Casa de Bolsa Santander, Santander Consumo and Santander Hipotecario.  He has been the Honorary for Life Chairman of the Board of Directors of Grupo Modelo S.A.B. de C.V.  since 2005, and previously he served as the company’s Chairman of the Board.  He has also been a member of the Board of Directors and the Chief Executive Officer of several companies in Mexico.

Joaquín Vargas Guajardo is an independent member of our Board of Directors and of the Boards of Directors of Banco Santander Mexico, Casa de Bolsa Santander, Santander Hipotecario and Santander Consumo.  He is the Chairman of the Board of Directors of Grupo MVS Comunicaciones and CMR, S.A.B. de C.V.  He is also a member of the Boards of Directors of several companies including Vitro, Grupo Posadas, Grupo de Hospitales Médica Sur, Grupo Costamex and the Mexican Stock Exchange, among others.  He holds a degree in Business Administration from the Instituto Tecnológico y de Estudios Superiores de Monterrey and studied Business Management at the Instituto Panamericano de Alta Dirección Empresarial.

Fernando Solana Morales is an independent member of our Board of Directors and of the Boards of Directors of Banco Santander Mexico, Casa de Bolsa Santander, Santander Hipotecario and Santander Consumo.  From 1976 to 1977, he served as the Mexican Minister of Commerce.  From 1982 to 1988, he acted as the Chief Executive Officer of Banco Nacional de México.  From 1988 to 1993, he served as the Mexican Minister of Foreign Affairs.  In 1994, he was elected to the Mexican Senate and served as a Senator until 2000, when he became the Chairman of the Board of Directors and Chief Executive Officer of Solana y Asociados.  He has degrees in Engineering, Philosophy, Business Administration and Public Policy from the Universidad Nacional Autónoma de México.

Vittorio Corbo Lioi is a senior researcher at the Centro de Estudios Públicos in Santiago, Chile and a part-time professor of Economics at the Pontificia Universidad Católica, Chile and at the University of Chile.  He is a director of Banco Santander, S.A. in Spain and Banco Santander Chile, SURA S.A., Empresa Nacional de Electricidad, S.A and Compañía Cerveceras Unidas in Chile.  He is the President of the management committee of the Insurance Company SURA Chile, a financial consultant to certain companies and an advisor to the World Bank and the International Monetary Fund.  From 2003 to 2007, he was the President of the Central Bank of Chile.  From 1991 to 2003, he was a full-time professor of Economics at the Universidad Pontificia of Chile.  From 1984 to 1991, he served in several management positions at the World Bank.  He was also Professor of Economics at the Concordia University in Montreal, Canada from 1972 to 1981 and a lecturer at Georgetown University from 1985 to 1991.  Mr. Corbo holds a degree in Commercial Engineering from the University of Chile (with honors) and a doctorate in Economics from MIT.

Carlos Fernández González is an independent member of our Board of Directors and of the Boards of Directors of Banco Santander Mexico, Casa de Bolsa Santander, Santander Consumo and Santander Hipotecario.  He is the Chief Executive Officer of Grupo Modelo, S.A. de C.V.  He is the Chairman of the Board of Directors of Cervecería Yucateca, S.A. de C.V.  He is a member of the Board of Directors of Anheuser–Busch, Inc. and Emerson Electric.  He holds a degree in Industrial Engineering from Universidad Anahuac, completed graduate studies at the OAC Language Center in Dublin, Ireland, participated in diverse seminars on financial engineering and marketing among others at the University of California at Davis and completed a Proficiency Program AD2 from the Instituto Panamericano de Alta Dirección Empresarial.

Fernando Ruíz Sahagún is an independent member of our Board of Directors and of the Boards of Directors of Banco Santander Mexico, Casa de Bolsa Santander, Santander Hipotecario and Santander Consumo.  He also serves on the Board of Directors of several companies, such as Bolsa Mexicana de Valores, S.A.B. de C.V., Empresas ICA, S.A.B. de C.V., Fresnillo PLC, Grupo Cementos de Chihuahua S.A.B. de C.V., Grupo México, S.A.B. de C.V., Grupo Modelo, S.A.B. de C.V., Grupo Palacio de Hierro, S.A.B. de C.V., Grupo Pochteca, S.A.B. de C.V., Kimberly Clark de México, S.A.B. de C.V., Mexichen, S.A.B. de C.V., SanLuis Corporación, S.A.B. de C.V.  Mr. Ruíz Sahagún is a member of the International Fiscal Association (IFA) and of the Instituto Mexicano de Ejecutivos de Finanzas, A.C. (Mexican Institute of Finance Executives).  He is also a member of the Instituto Mexicano de Contadores Públicos A.C. (Mexican Institute of Public Accountants) and served as a member of its Board from 1993 to 1996.  He is one of the founding partners of Chevez, Ruiz, Zamarripa y Cia. S.C., a tax law firm in which he now serves as counsel.  He holds a degree in Public Accounting from the Universidad Nacional Autónoma de México.

Alberto Torrado Martínez is an independent member of our Board of Directors and of the Boards of Directors of Banco Santander Mexico, Casa de Bolsa Santander, Santander Hipotecario and Santander Consumo.  He is the Chairman of the Board of Directors and Chief Executive Officer of Alsea, S.A.B. de C.V., and Chairman of the Mexican Communications Council.  Mr. Torrado has also served as Chairman of the Asociación Nacional de Servicios de Comida Rápida and as a member of the Cámara Nacional de la Industria Restaurantera y de Alimentos Condimentados.  He is one of founding partners of Torrquin, S.A. de C.V., serving as the CEO from 1990 to 1999.  From 1984 to 1989, he was the CEO of Candiles Royal, S.A. de C.V.  Mr. Martínez holds a degree in Accounting from the Instituto Tecnológico Autónomo de México.  He also completed graduate studies at the Instituto Panamericano de Alta Dirección Empresarial and participated in other seminars, and completed studies at Harvard University and the Wharton School of the University of Pennsylvania.

Juan Sebastián Moreno Blanco is an alternate member of our Board of Directors and a member of the Boards of Directors of Banco Santander Mexico, Casa de Bolsa Santander, Santander Consumo and Santander Hipotecario.  He has been the Vice President of Retail Banking for Banco Santander Mexico since October 2010.  From 1997 to 2005, he headed Banco Santander Mexico’s Business Development Department.  From 2006 to 2008, he served as the head of the Latin American Division of Banco Santander Mexico’s Business Development Department in Madrid, Spain.  From 2008 to 2010, he acted as Country Head and Chief Operational Officer of Grupo Santander in Puerto Rico.  He holds a bachelor’s degree in Business Administration with a major in Finance from the University of Houston.

Pedro José Moreno Cantalejo is an alternate member of our Board of Directors and a member of the Boards of Directors of Banco Santander Mexico, Casa de Bolsa Santander, Santander Consumo and Santander Hipotecario.  From 1991 to 1998, he worked in Grupo Hispamer Grupo Financiero holding various positions and ultimately joining the group’s management.  From 1998 to 2000, he acted as Chief Executive Officer and Vice President of Investment Banking of Banco Central Hispanoamericano.  From 2000 to 2001, he acted as President of Strategic Planning in Hispamer Banco Financiero as well as Chief Executive Officer Asernet (Asp Internet) in Banco Santander Spain.  From 2001 to 2004, he acted as Chief Strategic and Financial Officer of the European Division of Banco Santander Spain.  From 2004 to 2006, he acted as a member of the Board of Directors of Santander Consumer EFC (Spain), Santander Consumer UK, Ltd.  and Santander Consumer Bank (Poland).  During such period he also acted as Chief Financial Officer and Chief Risk Officer of the European Division of Banco Santander Spain.  From 2006 to 2010, he acted as Banco Santander Mexico’s Vice President of Finance.  In October 2010, he became Banco Santander Mexico’s Vice President of Administration and Finance.  He holds a degree in Economic and Business Sciences, CEU Luis Vives, from Universidad de Madrid, a Masters in Management of Financial Entities from the Centro de Estudios Comerciales (CECO), and MBAs from the Executive and Senior Executive Programs from the Escuela de Negocios (ESDEN).

Rodrigo Brand de Lara was appointed Deputy Director General of Institutional Relationships and Communication for Grupo Financiero Santander in 2011.  In 2010, he was the Director General for the Social Communication Division of the Mexican Ministry of Foreign Affairs (SRE).  From 2006 to 2010, he was the head of the Social Communication Unit and the Spokesperson for the SHCP.  From 2004 to 2006, he served as Director General of Social Communication and Institutional Link for the Mexican Institute for the Protection of Bank Savings (IPAB).  Mr. Brand de Lara has held the following positions at SHCP: Deputy Director General of Economic and Financial Analysis from 2001 to 2004; Senior Advisor to the Subsecretary of Finance and Public Credit from 2000 to 2001; Subdirector of Internal Credit Coordination and Training from 1999 to 2000.  From 1996 to 1999, he was an Economist in Mexico for Deutsche Morgan Grenfel and during 1996 he was also an Advisor to the Deputy Director of Financial Engineering of BANOBRAS (Mexico).  Mr. Brand De Lara graduated with a degree in Economics from ITAM.

Eduardo Fernández García-Travesí is an alternate member of our Board of Directors and of the Boards of Directors of Banco Santander Mexico, Casa de Bolsa Santander, Santander Consumo, Santander Hipotecario and Gestión Santander.  Mr. García-Travesí was appointed Chief Legal Officer of Banco Santander Mexico in 2007.  Previously, he was Banco Santander Mexico’s Executive Legal Director from 2001 to 2006.  He joined Banco Santander Mexico in 1992.  Mr. García-Travesí graduated from the Universidad Iberoamericana in Mexico with a law degree.

José Eduardo Carredano Fernández is an alternate independent member of our Board of Directors and of the Boards of Directors of Banco Santander Mexico, Casa de Bolsa Santander, Santander Hipotecario and Santander Consumo.  He has been a member of the Boards of Directors of Grupo Financiero Asecam, S.A. de C.V. since 1994 and of Industrial Formacero, S.A. de C.V. since 1987, of La Ideal S.A. de C.V. since 1984 and of Aceros La Ideal S.A. de C.V. since 1978.  Mr. Carredano Fernández has been the Chairman of the Board of Directors of Misa de México, S.A. de C.V. since 1993.  He was Director of Seguros Génesis, S.A. from June 1995 to October 1998.  He holds a Public Accountant degree from the Universidad Iberoamericana.

Alberto Felipe Mulas Alonso is an alternate independent member of our Board of Directors and of the Boards of Directors of Banco Santander Mexico, Banco Santander Spain, Casa de Bolsa Santander, Santander Hipotecario and Santander Consumo.  He is an independent director and a member of the Audit and/or Finance Committee in several corporations: ICA, URBI, Grupo Aeroportuario Centro Norte, Grupo Comex, Grupo Porres, Grupo Ramírez (owner of Cinepolis) and Grupo Estafeta.  He is also a member of the Boards of Directors of Banco Nacional de Comercio Exterior (Bancomext) and Sociedad Hipotecaria Federal Banco de Desarrollo Hipotecario of the Mexican government, as well as a member of the Senior Advisor Board of IFC in Mexico and of the Investment Committee of the Fondo de Inversión Capital Inmobiliario.  Mr. Mulas Alonso served as the first National Commissioner and

Coordinator of the National Housing Commission reporting to the President of the Republic of Mexico from August 2001 to December 2002.  He worked in investment banking in the following positions: as Associate in Bankers Trust Company in the city of New York from 1998 to 1990; as Vice President of Banco JP Morgan in Mexico from 1992 to 1996; as Representative of Lehman Brothers, Inc. in Mexico from 1992 to 1996 and as Managing Director and Representative of Donaldson Lufkin & Jenrette from 1999 to 2001.  He has served as a director of the following corporations: Acciones y Valores, brokerage firm of Grupo Financiero Banamex – Citigroup from 2005 to 2007; Cydsa from 2005 to 2007; Cintra, holding company of Aeroméxico and Mexicana de Aviación from 2004 to 2005; Infonavit, Issste and Fovissste from 2001 to 2002; Grupo Financiero Serfin in 1999; and Grupo Synkro, Sidek and Camino Real, among others, from 1997 to 1999.  Mr. Alonso has a degree in Chemical Engineering with honors from Universidad Iberoamericana; and a master’s degree in Business Administration, specializing in finance and strategic planning, from the Wharton School of the University of Pennsylvania.

Jesús Federico Reyes Heroles González Garza is an alternate independent member of our Board of Directors and of the Boards of Directors of Banco Santander Mexico, Casa de Bolsa Santander, Santander Hipotecario and Santander Consumo.  He was General Director of Petróleos Mexicanos from December 2006 to September 2009.  He is the Executive President of StructurA.  He is a member of several Boards of Directors such as Wal-Mart Mexico and Banamex Citigroup.  He is a member of the Consulting Board of Deutsche Bank, of the Directive Board of Water Capital Mexico, and of the consulting Board of Energy Intelligence Group (EIG).  He served as an ambassador to the United States of America for Mexico from 1997 to 2000.  From 1995 to 1997, he was the Secretary of Energy in Mexico.  From 1994 to 1995, he was the General Director of Banobras.  From 1993 to 1994, he was the representative of Mexico of the Grupo de Personas Eminentes (Eminent Persons Group) of APEC.  Mr. Reyes Heroles González Garza graduated with a degree in Economics from ITAM in 1976 and studied law at UNAM.  He earned a doctorate degree in Economy from the Massachusetts Institute of Technology in 1980.

Guillermo Güemez García is an alternate independent member of our Board of Directors and of the Boards of Directors of Banco Santander Mexico, Casa de Bolsa Santander, Santander Consumo, Santander Hipotecario and  Zurich Santander Seguros Mexico, S.A.  He is an independent member of the Boards of ING AFORE and Zurich Santander Seguros Mexico, S.A.  He is the President of the advisory committee of the Economics and Business Administration school of the Universidad Panamericana and of the Music Academy of the Palacio de Minería.  He was Deputy Governor of the Mexican Central Bank from 1995 to 2010 and President of the responsibilities commission of the Mexican Central Bank.  He was member of the cabinet of the CNBV from 1995 until 2010 and Executive Director of the Coordinadora Empresarial para el Tratado de Libre Comercio (Mexico-USA-Canada) from 1991 until 1993.  He held several executive positions at Banamex from 1974 to 1990.  He also served as assistant director of Vuelta magazine from 1981 to December 1996.  He has a degree with honors in Civil Engineering from the Universidad Nacional Autónoma de Mexico.  He holds a master’s degree in Science from Stanford University.

Enrique Krauze Kleinbort is an alternate independent member of our Board of Directors and of the Boards of Directors of Banco Santander Mexico, Banco Santander Spain, Casa de Bolsa Santander and Santander Consumo.  He has published numerous books over the last 30 years.  He is the author of multiple documentaries and television series on Mexican history.  In 1990 he was inducted into the Mexican Academy of History.  He obtained the Premio Comillas biography award in Spain in 1993.  In December 2003, the Spanish government awarded him the Gran Cruz de la Orden de Alfonso X, el Sabio.  In April 2005, he became a member of the Colegio Nacional.  In July 2006, he was honored with the Ezequiel Montes Ledesma Award by the government of Queretaro, Mexico.  In September 2007, he was honored by the Universidad Autónoma de Nuevo León with the Honoris Causa doctorate.  Mr. Krauze Kleinbort holds a degree in Industrial Engineering from UNAM and a doctorate degree in History from El Colegio de México.

Luis Orvañanos Lascurain is an alternate independent member of our Board of Directors and of the Boards of Directors of Banco Santander Mexico, Casa de Bolsa Santander, Santander Hipotecario and Santander Consumo.  He is founder and Chairman of the Board of Directors and General Director of Corporación GEO and its 24 subsidiary companies.  He is a member of the Board of Directors of the Sofol Su Casita S.A. de C.V., CANADEVI, Club de Industriales A.C., Grupo Zurich México S.A., Consejo Mexicano de Hombres de Negocios (Mexican Council of Businessmen) and Arroz con Leche S.A. de C.V.  He has a degree in Architecture from the Universidad Iberoamericana.

Antonio Purón Mier y Terán is an alternate independent member of our Board of Directors and of the Boards of Directors of Banco Santander Mexico, Casa de Bolsa Santander, Santander Hipotecario and Santander Consumo.  He is also a member of the Board of Directors of Zurich Santander Seguros Mexico, S.A.  He serves as an associate of the Centro de Investigación y Análisis Económico (Economic Research and Analysis Center) (CIDAC) and he is a member of the Instituto de Fomento e Investigación Educativa (IFIE) and of Metrópoli 2025.  He advises public and private institutions with respect to strategy, transactions and organization in collaboration with the Centro de Investigación y Docencia Económicas (CIDE) and with other specialists.  He served as a director-partner in the Mexican office of McKinsey & Company, Inc. for over 26 years.  He is currently a professor of training courses to McKinsey’s partners and he is in charge of the partners’ coaching program at a worldwide level.  He is a member of the Board of Directors of Nadro, S.A., of Patronato del Museo Nacional de Arte of Banco Santander Spain and of the Universidad Iberoamericana.  Mr. Purón Mier y Terán holds a Masters in Business Administration from Stanford University and a degree in Chemical Engineering from the Universidad Iberoamericana.  Before starting at McKinsey, he was a full-time teacher at the Universidad Iberoamericana and worked at the Mexican Petroleum Institute, Ingeniería Panamericana and Polioles, S.A.

Executive Officers

Our executive officers are responsible for the management and representation of the Bank.  The following table presents the names and positions of our executive officers.  The business address of our officers is Avenida Prolongación Paseo de la Reforma 500, Colonia Lomas de Santa Fe, 01219, México, Distrito Federal, Mexico.  Certain of our executive officers are also members of the Board of Directors and of the Boards of Directors of our subsidiaries.

Executive Officers	Position	Year of Appointment to Current Position
Marcos Alejandro Martínez Gavica	Executive President and Chief Executive Officer	1997
Pedro José Moreno Cantalejo	Vice President of Administration and Finance	2010
Juan Sebastián Moreno Blanco	Vice President of Retail Banking	2010
Eduardo Fernández García-Travesí	General Counsel	2006
Emilio de Eusebio Saiz	Deputy Director General of Intervention and Control Management	2010
Estanislao de la Torre Álvarez	Deputy Director General of Media	2006
José Carlos Ávila Benito	Deputy Director General of Credit	2002
Carlos Rodríguez de Robles Arienza	Deputy Director General of Global Wholesale Banking	2009
José Antonio Alonso Mendívil	Deputy Director General of Business Strategy	2011
Rodrigo Brand de Lara	Deputy Director General of Institutional Relationships and Communication	2011
Ramón Riva Marañón	Deputy Director General of Business and Institutional Banking	2009
Jorge Alberto Alfaro Lara	Deputy Director General of Payment Systems	2005
Javier Pliego Alegría	Executive Director General of Internal Audit	2011
Pablo Fernando Quesada Gómez	Deputy Director General of Private Banking	2011
Juan Pedro Oechsle Bernos	Deputy Director General of Individual and SME Banking	2011
Enrique Luis Mondragón Domínguez	Deputy Director General of Human Resources	2011

Set forth below are the biographies of our executive officers who are not also members of our Board of Directors.

Emilio de Eusebio Saiz became the Deputy Director General of Intervention and Control Management at Grupo Financiero Santander in December 2010 after serving as the Director for Control of Corporate Management of COSTES in the Santander Group between March 2008 and November 2010.  He began his career in the Santander Group’s Human Resources Department, where he worked from 1989 to 1999.  He worked in the Financial Division of the Santander Group from 1990 to 1992 and as the Director of Intervention in the Santander Group from 1992 to 2008.  Mr. Eusebio Saiz holds a degree in Economics from the Universidad Complutense de Madrid and completed graduate studies at the Instituto de Empresa de Madrid in Spain.

Estanislao de la Torre Álvarez has been our Deputy Director General of Media since 2006.  He previously served as CEO of Altec México from 2004 to 2006 and Executive Director of Operations for Grupo Financiero Santander from 1998 to 2005.  He holds a master’s degree in Public Accounting from the Instituto Tecnológico Autónomo de México (ITAM).

Carlos Rodríguez de Robles Arienza has been the Deputy Director of Global Wholesale Banking at Grupo Financiero Santander since 2009.  He previously served as the Director of Global Transaction Banking from 2007 to 2009 and as the Director of Business Development and Control from 2004 to 2007 for Banco Santander Spain.  Mr. Robles Arienza began his career as an analyst at Hambros Bank Limited in 1995 and subsequently worked as Director of Capital Markets at CEMEX, S.A. de C.V. and as a Senior Banking and Telecommunications Consultant at McKinsey & Company before joining the Santander Group.  He is a graduate of the Universidad Complutense de Madrid in Spain and holds a master’s degree in Business Administration from the Amos Tuck School of Business at Dartmouth College.

José Antonio Alonso Mendívil was appointed Deputy Director General of Business Strategy for Grupo Financiero Santander in October 2011.  Previously, he was appointed Deputy Director General of Individual and SME Banking in 2009 after serving in various positions within the Santander Group since 2007.  Mr. Alonso Mendívil is a member of the board of directors of the investment funds managed by Gestión Santander and a member of the board of directors of Zurich Santander Seguros Mexico, S.A.  He is also an alternate member of the board of directors of Gestión Santander.  From 1997 to 2007, Mr. Alonso Mendívil was a director of various groups at Banco Mercantil del Norte.  Mr. Alonso Mendívil graduated with a degree in Administration from the Universidad Intercontinental in Mexico and holds a master’s degree in Business Administration from the Universidad de Monterrey in Mexico.

Ramón Riva Marañón was appointed Deputy Director General of Business and Institutional Banking in 2009  and also serves as an alternate member of the Board of Directors of Banco Santander Mexico.  He was the Executive Director of Corporate Banking from 1998 to 2005, the Deputy Director General of Business and Institutional Banking from 2005 to 2006 and the Deputy Director General of Commercial Banking from 2007 to 2009.  Prior to joining the Santander Group, Mr. Riva Marañón served in various managerial positions at Bancomer, Bancrecer and Banca Serfin starting in 1987.  He began his career as an accounts executive at Procter & Gamble in 1986.  Mr. Riva Marañón graduated with honors in Civil Engineering from the Universidad Iberoamericana and received honors in his master’s degree in Business Administration from ITAM.

Jorge Alberto Alfaro Lara was appointed Deputy Director General of Payment Systems in 2005 and also serves as an alternate member of the Board of Directors of Santander Consumo.  He was the Executive Director of Consumer Credit and Payment Systems for Banco Santander Mexico from 1996 to 2005.  Prior to joining the Santander Group, Mr. Alfaro Lara served on the boards of directors of, among others, Total System de México, S.A., Controladora Prosa, S.A. and Transunion de México, S.A.  He studied Civil Engineering at Texas A&M University and received his master’s degree in Administration from the Instituto Tecnológico y de Estudios Superiores de Monterrey (ITESM) in Mexico.

Javier Pliego Alegría was appointed Executive Director General of Internal Audit in 2011.  Previously, he was the Director of Internal Audit for Grupo Santander in Portugal from 2006 to 2011 and Managing Internal Auditor for Grupo Santander (Spain) from 1997 to 2006.  Mr. Pliego also worked in data treatment for SECEMG S.A. (Spain) in 1997 and as a Risk Analyst for The Chase Manhattan Bank from 1994 to 1997.  Mr. Pliego Alegría graduated with a degree in Economic and Entrepreneurial Sciences from the Universidad Autónoma de Madrid.

Pablo Fernando Quesada Gómez was appointed Deputy Director General of Private Banking in 2011.  He has previously held the following positions in Santander since 1993: Director of Corporate Banking from 1993 to 1994; Regional Business Director from 1995 to 1996; Regional Director of Company Banking from 1997 to 1999; Regional Director (Center –West) from 2000 to 2004; Regional Director (Southern Metropolis) in 2005; Executive Director of Company and Institutional Banking in 2006; Western Region Executive Director from 2007 to 2009;

Western Region Executive Director for Company Banking from 2009 to 2010.  Mr. Quesada was also the Subdirector of Corporate Banking for Banco Mercantil Probusa (Mexico) from 1989 to 1992 and Corporate Bank Account Executive Banca Cremi (Mexico) from 1984 to 1988.  Pablo Fernando Quesada Gómez graduated with a degree in Business Administration from the Universidad del Valle of Atemajac, Guadalajara.

Juan Pedro Oechsle Bernos was appointed Deputy Director General of Individual and SME Banking in 2011.  He also serves as a member of the Board of Directors of Zurich Santander Seguros Mexico, S.A.  Between 2010 and 2011, Mr. Oechsle was Chief Executive Officer of Banco Santander Hong Kong Branch with regional responsibilities for the group in Asia.  From 2003 to 2010, he had several managerial responsibilities in Banco Santander Mexico, as Executive Director for South and Southeastern regions, Executive Director of Business and Institutional Banking and Director of Corporate Banking.  Prior to this he was responsible for Structured Transactions in Santander Brazil and led the Cost Efficiency Department in Santander Puerto Rico.  Before he joined Banco Santander, Mr. Oechsle worked for Citibank in Corporate Banking as well as in Banco Wiese in Peru.  Mr. Oechsle holds a degree in Business Administration with a major in Finance from the University of Texas at Austin and completed graduate studies in Finance at Fundação Dom Cabral (Brazil).

Enrique Luis Mondragón Domínguez was appointed Deputy Director General of Human Resources in 2011.  He has also held the following positions at Banco Santander Mexico: Executive Director of Human Resources from 2008 to 2011; Executive Regional Director (Southern Metropolis) from 2007 to 2008; Executive Director of Corporate Resources from 2000 to 2007; Executive Director of the General Division from 1997 to 2000; Executive Director of Planning and Projects from 1996 to 1997; Director of Strategic Planning and Marketing from 1993 to 1996; and Subdirector of Company Banking in 1993.  Before joining the Santander Group, Mr. Mondragón was the General Manager for Grupo Karat, S.A. de C.V. (Mexico) and also worked for Banamex as an Account and New Products Executive within the Corporate Finance Division from 1989 to 1990 and as a Credit Analyst from 1986 to 1989.  Mr. Mondragón Domínguez has a degree in Finance from ITAM, a master’s degree in Economics from the University of London (Queen Mary’s College) and a degree in Economics from ITAM.

Committees

Pursuant to our bylaws, our Board of Directors has created the following committees which report to the Board of Directors:

•	Audit Committee;

•	Corporate Practices Committee;

•	Comprehensive Risk Management Committee; and

•	Compensation Committee.

Audit Committee

The purpose, composition, authority and responsibilities of our Audit Committee (Comité de Auditoría), which reports to our Board of Directors, derives from Mexican law and has been established in a charter approved by our Board of Directors in accordance with Mexican law.

The principal functions of our Audit Committee are to (i) evaluate the performance of our external auditors, including the review and approval of their annual audit, (ii) review and approve financial statements, and recommend their approval to the Board of Directors, (iii) review our internal controls and inform the Board of Directors of any irregularities, (iv) opine in respect of the financial information prepared by the chief executive officer, which includes opinions in respect of (a) whether accounting policies and criteria are adequate and sufficient, and (b) whether financial information fairly reflects our financial condition and results, and (v) ensure that related party transactions and transactions required to be approved by the Board of Directors or the shareholders are approved.

The Audit Committee may generally review our financial information and its preparation and for that purpose may undertake investigations, require opinions of third parties and require explanations and information from our officers.

 Pursuant to Mexican law, the members of the Audit Committee must be appointed for their professional qualifications, expertise and reputation.  At least one of the members must have broad experience in the financial, auditing and/or internal control sectors.  The executives or employees of Grupo Financiero Santander cannot be members of the Audit Committee.  The Audit Committee must have at least three members and no more than five members of the Board of Directors, all of whom must be independent, as determined in accordance with Article 24 of the Mexican Financial Groups Law and our bylaws.

Pursuant to Mexican law and our bylaws, the president of the Audit Committee is elected and removed at the general shareholders’ meeting.  Such president cannot be the president of the Board of Directors.  The rest of the members of the Audit Committee are elected and/or removed by the Board of Directors.  The Audit Committee members are appointed indefinitely until they are removed or resign.

The current members of our Audit Committee are:

Name	Position	Status
Fernando Ruíz Sahagún	President of the Audit Committee and Independent Director	Independent
Antonino Fernández Rodríguez	Independent Director	Independent
José Eduardo Carredano Fernández	Independent Director	Independent
Alberto Felipe Mulas Alonso	Independent Director	Independent
Antonio Purón Mier y Terán	Independent Director	Independent

Certain invitees (invitados habituales) also attend the meetings of our Audit Committee on a regular basis.  Invitees may participate in meetings without voting rights, and the President of the Audit Committee has discretion to ask them to leave.  The current regular invitees of our Audit Committee are:

Name	Position
Javier Pliego Alegria	Executive Director General of Internal Audit
Guillermo Roa Luvianos	External Auditor
Ricardo García Chagoyan	External Auditor

The secretary of the Audit Committee is Alfredo Acevedo Rivas and the assistant secretary of our Audit Committee is Eduardo Fernández García-Travesí.

Corporate Practices Committee

The primary functions of our Corporate Practices Committee (Comité de Prácticas Societarias) are to obtain the opinion of independent experts in respect of required matters, call shareholder meetings, to aid the Board of Directors in the preparation of reports to be presented at shareholder meetings, and propose and provide advice to the Board of Directors on the following subjects:

•	policies and guidelines for the use or enjoyment of our property;

•	policies for loans and other transactions with related parties;

•	policies for exempting related party transactions from authorization;

•	transactions with employees;

•	unusual or non-recurring transactions;

•	appointment, dismissal and compensation of the CEO;

•	appointment and compensation of executive officers;

•	policies that set limits on the authority of the CEO and executive officers;

•	organization of human resources;

•	waivers to directors, executive officers or other persons to take advantage of our business opportunities for themselves or on behalf of third parties;

•	policies to promote activities in compliance with the relevant legal framework and access to adequate legal defense;

•	proposed compensation to directors and members of committees;

•	monitoring compliance of established corporate practices and compliance with all applicable laws or regulations;

•	presenting a report to the Board of Directors, based on reports of the activities of the CEO and the internal committees; and

•	proposing appropriate legal actions against our officers who do not comply with the principles of loyalty and diligence.

The Corporate Practices Committee may solicit the opinion of independent experts as it deems appropriate for the proper performance of its functions.

The current members of our Corporate Practices Committee are:

Members	Position
Alberto Felipe Mulas Alonso	President (Independent Director)
Fernando Ruíz Sahagún	Member (Independent Director)
Antonino Fernández Rodríguez	Member (Independent Director)
José Eduardo Carredano Fernández	Member (Independent Director)
Antonio Purón Mier y Terán	Member (Independent Director)

The secretary of the Corporate Practices Committee is Alfredo Acevedo Rivas and the assistant secretary of the Corporate Practices Committee is Eduardo Fernández García-Travesí.

The Corporate Practices Committee must include least three members of the Board of Directors, which may be members or alternate members, all of whom must be independent, as determined in accordance with Article 24 of the Mexican Financial Groups Law and our bylaws.  Pursuant to Mexican law and our bylaws, the president of the Corporate Practices Committee is elected and removed by the general shareholders meeting.  Such president cannot be the president of the Board of Directors and shall be elected on the basis of his expertise, competence and professional reputation.  The Corporate Practices Committee members are appointed indefinitely until they are removed or resign.

Comprehensive Risk Management Committee

Our Comprehensive Risk Management Committee (Comité de Administración Integral de Riesgos) reports to the Board of Directors as required by local law.  This committee proposes objectives, policies and procedures for the management of risk as well as risk exposure limits to the Board of Directors.  In addition, the Comprehensive Risk Management Committee approves the methodologies that we use to measure the various types of risks to which we are subject, as well as the models, parameters and scenarios for risk measurement, and monitors market, liquidity, credit, counterparty, legal and operational risks.  See “—Risk Management—Organizational Structure” for additional information about the committee’s activities.

The current members of our Comprehensive Risk Management Committee are:

Members	Position
Guillermo Güemez García	Independent Director and President of the Comprehensive Risk Management Committee
Marcos Martínez Gavica	Executive President and General Director
Antonino Fernández Rodríguez	Independent Director
Alberto Torrado Martínez	Independent Director
Joaquín Vargas Guajardo	Independent Director
Juan Sebastián Moreno Blanco	Vice President of Retail Banking
Pedro José Moreno Cantalejo	Vice President of Administration and Finance
José Carlos Ávila Benito	Deputy Director General of Credit
Javier Pliego Alegria*	Executive Director General of Internal Audit

*           No voting rights.

Certain invitees (invitados habituales) also attend the meetings of our Comprehensive Risk Management Committee on a regular basis.  Invitees may participate in meetings at the discretion of the President and without voting rights.  The current regular invitees of our Comprehensive Risk Management Committee are: Estanislao de la Torre Alvarez, Guillermo Alfonso Maass Moreno, Eduardo Fernández García-Travesí and Emilio de Eusebio Saiz.  In addition, Jorge Alberto Alfaro Lara is a special invitee (invitado especial) to the meetings of our Comprehensive Risk Management Committee.

Compensation Committee

The purpose, composition, authority and responsibilities of our Compensation Committee (Comité de Remuneraciones), which reports to our Board of Directors, have been established in a charter approved by our Board of Directors in accordance with Mexican law.

The Compensation Committee’s primary purpose is to assist our Board of Directors in developing norms and policies relating to the administration and evaluation of the compensation plans, that together form our compensation system and to promulgate compensation plan criteria and policies to some of our employees.  The Compensation Committee prepares biannual reports about the administration of our compensation plans and informs the CNBV about modifications to our compensation system.

The Compensation Committee is responsible for implementing and maintaining our compensation system and informs the Board of Directors twice a year regarding the operation of the compensation system.  Additionally, the Compensation Committee proposes compensation policies and procedures, recommends employees or personnel for inclusion in the compensation system and brings special cases and circumstances to the attention of the Board of Directors for its approval.

Our Compensation Committee charter provides that:

•	It must include at least two members of the Board of Directors, one of whom must be independent, who shall be the one presiding.

•	At least one member must have knowledge and experience in risk management or internal controls.

•	The person responsible for the Comprehensive Risk Management Unit shall be a member.

•	A representative from the human resources division shall be a member.

•	A representative from the financial planning or budget division shall be a member.

•	The internal auditor may participate without voting rights.

The Compensation Committee must meet every quarter, and at least a majority of its members must be present; provided, that an independent director shall at all times be present.  The meetings and resolutions adopted at Compensation Committee meetings must be documented in minutes signed by all of the members who are present.

The current members of our Compensation Committee are:

Name	Position
Antonio Purón Mier y Terán	Independent Director
Alberto Felipe Mulas Alonso	Independent Director
Marcos Martínez Gavica	Executive President, Chief Executive Officer and Director
José Carlos Ávila	Deputy Director General of Credit
Enrique Mondragón Domínguez	Deputy Director General of Human Resources
Pedro José Moreno Cantalejo	Alternate Director and Vice President of Administration and Finance
Javier Pliego Alegría	Executive Director General of Internal Audit
Jesús María Zabalza Lotina	Director
Eduardo Fernández García-Travesí	General Counsel

External Auditors

Our bylaws provide for an external auditor to be designated by the Board of Directors, with the favorable opinion of the Audit Committee.  Under the Mexican Securities Market Law and our bylaws, the duties of the external auditor include, among other things, the examination of the operations, books, records and any other relevant documents of a company and the presentation of a report of such examination at the annual ordinary general meeting of shareholders.

Our external auditors are Galaz, Yamazaki, Ruiz Urquiza, S.C., member of Deloitte Touche Tohmatsu Limited in Mexico.

Compensation

The aggregate amount of compensation and benefits of our executive officers during fiscal year 2011 was Ps.267.9 million.  For the same period, the independent directors who are members of our Board of Directors and the Audit Committee, Corporate Practices Committee, Comprehensive Risk Management Committee and Compensation Committee received an aggregate compensation of Ps.6.9 million.  Our directors are not entitled to benefits upon termination of employment.

We are not required under Mexican law to disclose on an individual basis the compensation of our executive officers, directors or committee members, and we do not otherwise publicly disclose such information.

The aggregate compensation includes, for our executive officers, amounts generated under our bonus program.  The criteria for granting and paying bonus compensation vary depending on the department and the activities performed by such executive officer.

Our executive officers may participate in the pension plan that is available to our employees, but at contribution percentages that are different from those of the rest of our employees.  The total pension obligations to executive officers, together with the total sum insured under life insurance policies, amounted to Ps.337.7 million as of December 31, 2011.

Share Compensation Plan

Performance Share Plan Payable in Shares of Banco Santander Spain

Banco Santander Spain’s shareholders have approved a multi-year incentive plan payable in shares of Banco Santander Spain for the benefit of the Santander Group’s executive officers, other members of management and any other executives.  This plan is approved by the shareholders of Banco Santander Spain and the actual beneficiaries are designated by the board of directors of Banco Santander Spain or, when so delegated by the board of directors, the executive committee of Banco Santander Spain.  The beneficiaries of the plan use such compensation exclusively to receive shares of Banco Santander Spain.  The expenses associated with this plan are borne by us and are part of the overall compensation of the beneficiaries of the plan.  Approximately 6% of the participants in this plan are in Mexico.

This plan involves three-year cycles for the delivery of shares to the beneficiaries.  Accordingly, except for the first cycle, which lasted for two years (Plan I-09), the other cycles last for approximately three years each.  As of December 31, 2011, there were three cycles in effect (Plans I-12, I-13 and I-14).  The total cost of these cycles allocated to us is €14.8 million.

For each cycle, each beneficiary who keeps working with us for the duration of the plan is entitled to a number of shares based on the achievement of certain performance targets by the Santander Group.  The targets are defined by comparing the Santander Group’s performance with that of a benchmark group of financial institutions and are linked to two parameters: total shareholder return, or TSR, and growth in earnings per share, or EPS.  The relevant performance targets are considered as of the third anniversary of the commencement of each cycle (with the exception of the first cycle, for which the second anniversary was considered).  Shares awarded in each cycle are delivered within seven months from the end of the cycle.

At the end of the cycle for Plan I-11, TSR and the EPS growth were calculated for the Santander Group and each of the benchmark entities and the results were ranked.  Each of the two criteria (TSR and EPS growth) were weighted at 50% in the calculation of the percentage of shares to be delivered, based on the following scale and in accordance with the Santander Group’s relative position among the group of benchmark financial institutions:

The Santander Group’s Place in the TSR Ranking	Percentage of Maximum Shares to be Delivered	The Santander Group’s Place in the EPS Growth Ranking	Percentage of Maximum Shares to be Delivered
1st to 6th	50%	1st to 6th	50%
7th	43%	7th	43%
8th	36%	8th	36%
9th	29%	9th	29%
10th	22%	10th	22%
11th	15%	11th	15%
12th and below	0%	12th and below	0%

Certain adjustments to the ranking and award criteria are done if any benchmark group entity is acquired by another company and its shares cease trading or it ceases to exist.

At the end of Plan I-12’s cycle and Plan I-13’s cycle, TSR will be calculated for the Santander Group and each of the benchmark entities and the results will be ranked from first to last.  The percentage of shares to be distributed will be determined based on the following scale and on the relative position of Santander Group within the Reference Group:

Santander Group’s Place in the TSR Ranking	Percentage of Maximum Shares to Be Delivered
1st to 5th	100.0%
6th	82.5%
7th	65.0%
8th	47.5%
9th	30.0%
10th or lower	0.0%

Share Ownership

Since the share compensation plan set forth above is with respect to Banco Santander Spain, none of the members of our Board of Directors or executive officers hold shares of our capital stock or options on our capital stock.

PRINCIPAL AND SELLING SHAREHOLDERS

We are a subsidiary of Banco Santander Spain.  The Santander Group, through its stand-alone subsidiaries, is the largest foreign bank group in Latin America in terms of assets as of December 31, 2011.  The Santander Group had a gross margin of €44,262 million, core capital (BIS II) of 10.02% and a market capitalization of €50,290 million as of December 31, 2011, and net income attributable to shareholders of €5,351 million in 2011.  As of December 31, 2011, the Santander Group had 14,756 offices and operations in more than 20 countries worldwide.  As a result of its voting control over us, the Santander Group is in a position to cause the election of a majority of the members of our management and to determine substantially all matters to be decided by a vote of shareholders.

As of the date of this prospectus, Banco Santander Spain directly or indirectly owns approximately 99.87% of our total capital stock.  Our relationship with the Santander Group has provided us with access to the expertise of the Santander Group in areas such as technology, product innovation, human resources and internal audit control systems.  In addition, the Santander Group requires us to follow its banking policies, procedures and standards, especially with respect to credit approval and risk management.  Such policies and expertise have been successfully used by the Santander Group in the Spanish and other banking markets, and we believe that such policies and expertise have had and will continue to have a beneficial effect upon our operations.

As of June 8, 2012, 100% of our Series B shares were held in Mexico by Banco Santander Spain, Santusa Holding, S.L, Santander Overseas Bank Inc. and minority shareholders and 100% of our Series F shares were held in Mexico by Banco Santander Spain.  The following table presents the beneficial ownership of our capital stock as of the date of this prospectus.

Name	Series B Shares	Percentage of Outstanding Series B Shares	Series F Shares	Percentage of Outstanding Series F Shares	Percentage of Total Share Capital
Banco Santander Spain(1)	1,608,355,340	48.41%	3,464,309,145	100.00%	74.75%
Santusa Holding, S.L.(2)	1,690,250,753	50.88%	—	—	24.91%
Santander Overseas Bank Inc.(3)	14,428,432	0.43%	—	—	0.21%
Minority shareholders(4)	9,051,243	0.27%	—	—	0.13%
Total	3,322,085,768	100.00%	3,464,309,145	100.00%	100.00%

The following table presents the beneficial ownership of our capital stock following the offering, assuming no exercise of the option to purchase additional ADSs or the option to purchase additional Series B shares.

Name	Shares Sold in the Offering	Series B Shares	Percentage of Outstanding Series B Shares	Series F Shares	Percentage of Outstanding Series F Shares	Percentage of Total Share Capital
Banco Santander Spain(1).
Santusa Holding, S.L.(2)
Santander Overseas Bank Inc.(3)
Minority shareholders(4)
Total	100.00%	100.00%	100.00%

The following table presents the beneficial ownership of our capital stock following the offering, assuming full exercise of the option to purchase additional ADSs and the option to purchase additional Series B shares.

Name	Shares Sold in the Offering	Series B Shares	Percentage of Outstanding Series B Shares	Series F Shares	Percentage of Outstanding Series F Shares	Percentage of Total Share Capital
Banco Santander Spain(1)
Santusa Holding, S.L.(2)
Santander Overseas Bank Inc.(3)
Minority shareholders(4)
Total	100.00%	100.00%	100.00%

(1)	The address of Banco Santander Spain is Paseo de Pereda 9-12, Santander, Spain.

(2)
Banco Santander Spain and Santander Holding Internacional S.A. (a holding company subsidiary of Banco Santander Spain) own 69.76% and 30.25% of the shares of Santusa Holding, S.L., respectively.  The address of Santusa Holding, S.L. is Avenida de Cantabria, Ciudad Grupo Santander s/n, Boadilla del Monte, 28660 Madrid, Spain.

(3)	Indirectly and wholly controlled by Banco Santander Spain through Parasant, S.A. The address of Santander Overseas Bank Inc. is 221 Ponce de Leon, San Juan, Puerto Rico 00917.

(4)	According to Mexican legislation, shareholders have no preemptive rights in the case of a public offering if the shares were issued for such effect.

Significant Changes in Percentage Ownership of Principal Shareholders

There has been no significant change in the percentage ownership of Grupo Financiero Santander since January 1, 2009.

Voting Rights of Principal Shareholders

Our principal shareholders do not have voting rights distinct from those of our other shareholders.  See “Description of Capital Stock—Voting Rights.”

RELATED PARTY TRANSACTIONS

Loans to Related Parties

Articles 73, 73 Bis and 73 Bis 1 of the Mexican Banking Law regulates and limits our loans and other transactions pursuant to which related parties may become a debtor of a bank, including securities and derivatives, to related parties, including loans to (1) holders, either directly or indirectly, of 2% or more of our or any of our subsidiaries’ shares; (2) our or any of our subsidiaries’ principal and alternate Board members; (3) relatives of a Board member or of any person specified in (1) and (2) above; (4) any person not our officer or employee who, nevertheless, is empowered to contractually bind us; (5) any corporation (or its directors or executive employees) in which we or any of our subsidiaries owns, directly or indirectly, 10% or more of its equity stock; (6) any corporation who has a director or officer in common with us or any of our subsidiaries; or (7) any corporation in which our external auditors, our employees, holders of 2% or more of our shares, or we or any of our directors or officers holds 10% or more of the outstanding capital stock.  The majority of our Board of Directors must approve such loans.  Before approval, however, the loan must undergo our customary review procedures for loans, which will vary depending on the nature and amount of the loan, except that such loans must always be reviewed and recommended by the highest loan review committee at the management level, and must be recommended by a special committee of directors responsible for reviewing our largest loans and all loans falling within the scope of Articles 73, 73 Bis and 73 Bis 1 of the Mexican Banking Law.  In addition, certain filings must be made with the CNBV with respect to such loans.  Loans to individuals in amounts less than the greater of (1) two million UDIs or (2) 1% of a bank’s Tier 1 net capital are exempt from such provisions.  Loans to related parties may not exceed 50% of a bank’s Tier 1 Capital.  The CNBV may, upon request, grant exemptions from these provisions.  In our case, all loans to individuals who are related parties, regardless of the amount, are approved by our Board of Directors.

The SHCP has adopted rules which exclude from the category of loans to related parties loans granted to the Mexican government, loans to companies that provide ancillary services to us, provided that in each of these cases such entities do not make a loan to a related party, and loans to our directors or officers if they fall within the minimum thresholds set forth above.  These loans are not considered for purposes of determining the 50% of Tier 1 Capital limit of our loan portfolio that may consist of loans to related parties, and do not require the prior approval of our Board of Directors.

As of December 31, 2011, our loans granted to related parties per Article 73, 73 Bis and 73 Bis 1 of the Mexican Banking Law totaled Ps.63.1 million (U.S.$4.5 million), or 0.02% of our total loan portfolio, which were approved by the Board of Directors.  As of December 31, 2011, this amount included loans granted to Banco Santander Mexico’s subsidiaries Santander Consumo and Santander Hipotecario (formerly GE Consumo México S.A. de C.V., Sociedad Financiera de Objeto Múltiple, Entidad no Regulada) for Ps.34,936 million (U.S.$2,505 million) and Ps.18,548 million (U.S.$1,330 million), respectively, which were eliminated from the balance sheet on consolidation.  Pursuant to the methodology to classify the loan portfolio set forth under the loan classification and rating rules, 99.0% of the loans granted to related parties have a credit quality of A1 and 1.0% have a credit quality of A2.  Our loans to related parties are made on terms and conditions comparable to other loans of like quality and risk.

Additionally, pursuant to Mexican Banking Law, no loans may be made to any bank officers or employees, except in connection with certain employment benefits.  As permitted by the Mexican Banking Law, we currently provide loans to our employees at favorable rates.

Loans to Our Directors and Executive Officers

Banco Santander Mexico has granted loans to our directors (excluding directors who are also executive officers) of Ps.0.2 million, Ps.0.1 million and Ps.0.5 million as of January 1, 2010, December 31, 2010 and December 31, 2011, respectively. None of these loans is disclosed as nonaccrual, past due, restructured or potential problems in the “Selected Statistical Information” section. All loans were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than the normal risk of collectibility or present other unfavorable features.

In addition, Banco Santander Mexico has granted loans to our executive officers (including directors who are also executive officers) of Ps.84.7 million, Ps.91.8 million and Ps.96.5 million as of January 1, 2010, December 31, 2010 and December 31, 2011, respectively. None of these loans is disclosed as nonaccrual, past due, restructured or potential problems in the “Selected Statistical Information” section. As of January 1, 2010, December 31, 2010 and December 31, 2011, 99%, 98% and 93% of the total amount of these loans, respectively, were made pursuant to an employee benefit plan that makes standardized loans available to all of our employees without preferential terms or conditions for any of the executive officers, as permitted by the Mexican Banking Law.  The rest of these loans were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than the normal risk of collectibility or present other unfavorable features.

Affiliate Transactions

From time to time, we enter into agreements, including service agreements, with Banco Santander Spain, our subsidiaries and affiliates such as Santander Consumo, Casa de Bolsa Santander, Gestión Santander, Banco Santander Mexico, Isban México, S.A. de C.V., Gesban México Servicios Administrativos Globales, S.A. de C.V. and Santander Global Property, S.A. de C.V.  We have entered into service agreements pursuant to which we render services, such as administrative, accounting, finance, treasury, legal services and others.  We believe that these transactions with our affiliates have been made on terms that are not less favorable to us than those that could be obtained from unrelated third parties.

We have agreements with the following service providers, which are also affiliates of the Santander Group:

•
Ingeniería de Software Bancario, S.L., or ISBAN, for the provision of IT services such as project development, quality plans, remediation plans, maintenance of application software, functional support of various applications and consulting.

•
Produban Servicios Informáticos Generales, S.L., or Produban, for the provision of IT services such as data processing, administration of IT services, project development, consulting, software quality management and project development support.

•	Gesban Mexico Servicios Administrativos Globales, S.A. de C.V., or Gesban, for the provision of accounting services, fiscal management, budget control, support services and inspections and audits.

In addition, in January, February and April 2011, we acquired loans previously held by non-Mexican related parties for which the borrower or the holding company of the borrower was a Mexican company.  The acquisition of the portfolios amounted to Ps.18,110 million and was made at fair value.  The amount was recognized in our consolidated income statement.  See note 49 to our audited financial statements included elsewhere in this prospectus for further information regarding our related party transactions with Banco Santander Spain, our subsidiaries and other affiliated companies.

The following table set forth our assets and liabilities held in connection with related parties as of January 1, 2010 and December 31, 2010 and 2011:

	As of
	January 1, 2010				December 31, 2010				December 31, 2011
	Parent		Other Related Party		Parent		Other Related Party		Parent		Other Related Party
	(Millions of pesos)

ASSETS
FINANCIAL ASSETS HELD FOR TRADING

Loans and advances to credit institutions
Banco Santander, S.A.	Ps.	8,165		—	Ps.	2,283		—	Ps.	317		—
Santander Benelux, S.A., N.V.		—	Ps.	2,467		—	Ps.	1,319		—	Ps.	4,891
Abbey National Treasury Services plc		—		—		—		—		—		722

Loans and advances to customers(1)
Produban Servicios Informáticos Generales, S.L.		—		—		—		569		—		643
Santander Capital Structuring, S.A. de C.V.		—		—		—		—		—		751
Promociones y Servicios Polanco, S.A. de C.V.		—		—		—		—		—		134

Trading derivatives
Banco Santander, S.A.		17,700		—		15,694		—		11,850		—
Santander Benelux, S.A., N.V.		—		2,117		—		10,459		—		11,604
Abbey National Treasury Services plc		—		180		—		280		—		243
Santander Investment Limited		—		42		—		465		—		—

OTHER ASSETS
Banco Santander, S.A.		—		—		23		—		21		—
Seguros Santander, S.A.		—		725		—		450		—		497
Isban México, S.A. de C.V.		—		12		—		—		—		—

LIABILITIES AND EQUITY
FINANCIAL LIABILITIES HELD FOR TRADING

Trading derivatives
Banco Santander, S.A.		15,429		—		14,967		—		11,722		—
Santander Benelux, S.A., N.V.		—		5,114		—		12,055		—		16,409
Abbey National Treasury Services plc		—		164		—		225		—		359

FINANCIAL LIABILITIES AT AMORTIZED COST
Deposits from credit institutions
Banco Santander, S.A.		—		—		6,181		—		290		—
Santander Trade Services, Ltd.		—		—		—		—		—		2

Customer deposits
Isban México, S.A. de C.V.		—		386		—		332		—		762
Banco Santander, S.A.		968		—		110		—		—		—
Promociones y Servicios Santiago, S.A. de C.V.		—		102		—		—		—
Promoción y Servicios Polanco, S.A. de C.V.		—		—		—		—		—		107
Seguros Santander, S.A.		—		27		—		—		—		—
Produban Servicios Informáticos Generales, S.L.		—		36		—		89		—		94
Other		—		—		—		—		—		76

Marketable Debt Securities
Seguros Santander, S.A.		—		856		—		928		—		955

Subordinated debentures
Banco Santander, S.A.		2,952		—		—		—		—		—
Other		—		981		—		—		—		—

Other financial liabilities
Banco Santander, S.A.		3,995		—		5,038		—		8,484		—
Santusa Holding, S.L.		—		—		—		1,594		—		2,828
Santander Overseas Bank Inc.		—		—		—		—		—		24
Other		—		57		—		14		—		—

OTHER LIABILITIES
Banco Santander, S.A.		—		—		458		—		309		—

(1)	Does not include loans to our directors or executive officers, which are described separately in “—Loans to Related Parties—Loans to Our Directors and Executive Officers” above.

The following table set forth our income and expense from related parties for the years ended December 31, 2010 and 2011:

	For the year ended December 31,
	2010				2011
	Parent		Other Related Party		Parent		Other Related Party
	(Millions of pesos)
INCOME STATEMENT
Interest and similar income
Banco Santander, S.A.	Ps.	75		—	Ps.	71		—
Santander Benelux, S.A., N.V.		—	Ps.	4		—	Ps.	20
Produban Servicios Informáticos Generales, S.L.		—		—		—		14
Other		—		2		—		3

Interest expense and similar charges
Banco Santander, S.A.		79		—		23		—
Isban México, S.A. de C.V.		—		—		—		24
Seguros Santander, S.A.		—		16		—		—
Promociones y Servicios Polanco, S.A. de C.V.		—		—		—		2
Produban Servicios Informáticos Generales, S.L.		—		—		—		2
Other		—		3		—		—

Fee and commission income
Banco Santander S.A.		13		—		8		—
Santander Investment Securities Inc.		—		6		—		—
Seguros Santander, S.A.		—		1,560		—		2,221
Santander Capital Structuring, S.A. de C.V.		—		—		—		15
Other		—		—		—		11

Gains/(losses) on financial assets and liabilities (net)
Financial assets held for trading
Santander Benelux, S.A., N.V.		—		1,389		—		(4,244)
Banco Santander, S.A.		(2,183)		—		485		—
Servicios de Cobranza, Recuperación y Seguimiento, S.A. De C.V.		—		(1)		—		7
Abbey National Treasury Services plc		—		22		—		(184)
Other		—		—		—		(33)

Administrative expenses
Produban Servicios Informáticos Generales, S.L.		—		1,007		—		1,118
Isban México, S.A. de C.V.		—		91		—		84
Santander Global Facilities, S.A. de C.V.		—		115		—		151
Ingeniería de Software Bancario, S.L.		—		76		—		88
Gesban México Servicios Administrative Globales, S.A. de C.V.		—		32		—		34
Other		—		81		—		96

DESCRIPTION OF CAPITAL STOCK

Set forth below is certain information relating to our capital stock, including brief summaries of certain provisions of our bylaws, Mexican corporate and securities laws and certain related laws and regulations of Mexico, all as in effect as at the date of this prospectus.  The following summary description of our capital stock does not purport to be complete and is qualified in its entirety by reference to our bylaws, which are an exhibit to the registration statement of which this prospectus forms a part, Mexican corporate and securities laws and the provisions of other applicable Mexican laws and regulations, including those of the CNBV.

General

We are currently organized as a publicly traded variable capital stock corporation (sociedad anónima bursátil de capital variable) under the laws of Mexico.  We were organized as a holding company of a financial group on November 14, 1991 and became a publicly listed company on December 11, 1991.  A copy of our bylaws has been filed with the CNBV and with the Mexican Stock Exchange and is available for inspection at the Mexican Stock Exchange’s website: www.bmv.com.mx, and an English translation thereof is an exhibit to the registration statement filed with the SEC of which this prospectus forms a part.  Our corporate domicile is Mexico City, Federal District and our headquarters are located at Avenida Prolongación Paseo de la Reforma 500, Colonia Lomas de Santa Fe, 01219, México, Distrito Federal, Mexico.  Our telephone number is +55 5257-8000.

Issued Share Capital

Our capital stock is divided into two series of shares, Series F shares and Series B shares.  Series F shares may only be owned by a foreign financial institution, except if such shares are transferred as collateral or in property to IPAB, and must represent at all times at least 51% of our issued and outstanding capital stock.  Series F shares may only be transferred with the prior approval of the SHCP.  Series B shares are common shares and may be purchased by Mexican or non-Mexican individuals or entities, subject to certain transfer restrictions.  See “Supervision and Regulation—Ownership Restrictions; Foreign Financial Affiliates.”  Series B shares may only represent up to 49% of our issued and outstanding capital stock.  Our Series B shares are registered with the Mexican National Securities Registry and have been listed on the Mexican Stock Exchange since December 11, 1991.

Since we are a variable stock corporation, our capital stock must have a fixed portion and may have a variable portion, represented both by Series F and Series B shares.  Our bylaws set forth that the variable portion of our capital stock may not exceed ten times the amount of the fixed portion thereof.

As of the date of this prospectus, our capital stock consists of 6,786,394,913 shares, represented by 3,322,085,768 Series B shares (one vote per share) and 3,464,309,145 Series F shares (one vote per share), all of which are book-entry shares, fully paid and of a par value of Ps.3.780782962 each.  Upon completion of this offering, assuming the international underwriters do not exercise their option to purchase additional shares in the form of ADSs and the Mexican underwriters do not exercise their option to purchase additional Series B shares, our outstanding capital stock will consist of           Series F shares and            Series B shares.  Assuming the international underwriters exercise their option to purchase additional shares in the form of ADSs and the Mexican underwriters exercise their option to purchase additional Series B shares in full, upon completion of this offering, our capital stock will consist of            Series F shares and            Series B shares.

Corporate Purpose

Our bylaws provide that our corporate purpose is to acquire and manage shares issued by insurance companies, brokerage houses, depositories, mutual funds management companies, credit institutions, pension fund management companies and any other kind of financial entities as the SHCP may determine, pursuant to the provisions of the Mexican Financial Groups Law, including companies that render ancillary services to us or to the entities part of the financial group.

Registration and Transfer of Shares

Our Series B shares are registered with the Mexican National Securities Registry maintained by the CNBV.  If we wish to cancel our registration, or if it is cancelled by the CNBV, we will be required to make a public offer to purchase all outstanding Series B shares, prior to the cancellation.

Our shares are evidenced by share certificates in registered form.  The certificates evidencing our shares are deposited with the Mexican depository institution, S.D.  Indeval Institución para el Depósito de Valores, S.A. de C.V., or Indeval, and are maintained in book-entry form with institutions which have accounts with Indeval.  Indeval is the holder of record in respect of all of the shares of our capital stock.  Accounts may be maintained at Indeval by brokers, banks and other financial institutions and entities authorized for this purpose.  Ownership of our shares is evidenced by certificates issued by Indeval, together with certificates issued by Indeval’s account holders.  We maintain a stock registry and only those persons listed in such stock registry and holding certificates issued in their name as registered holders, or persons holding shares through institutions that maintain accounts with Indeval, will be recognized as our shareholders.  Pursuant to Mexican law, any transfer of shares must be registered in our stock registry or through book entries that may be traced back from our stock registry to the records of Indeval.

Pursuant to the Mexican Financial Groups Law, the Mexican Securities Market Law and our bylaws, no person or entity, or group of persons or entities, may directly or indirectly, in one or a series of related transactions, (i) acquire any of our Series F shares, except with the prior authorization of the SHCP, (ii) acquire more than 2% of our shares without informing the SHCP after the acquisition, (iii) acquire 5% or more of our shares, except with the prior authorization of the SHCP, and (iv) acquire 30% or more of our shares, unless (a) the acquiror shall have previously obtained the prior authorization of the SHCP, and (b) the acquiror, with the approval of the CNBV, shall conduct a public tender offer to acquire either (x) if the intended acquisition is for shares representing less than 50% plus one of our aggregate outstanding shares of capital stock, the greater of an additional 10% of the aggregate outstanding shares or the percentage of additional outstanding shares intended to be acquired, or (y) if the intended acquisition is for shares representing more than 50% of the aggregate outstanding shares of capital stock, 100% of our aggregate outstanding shares.

In addition, our Series F shares may only be transferred with the prior approval of the SHCP.

Voting Rights

Holders of Series F or Series B shares are entitled to one vote per share and such shares shall, within each series, confer its holders with the same rights.  Holders of our shares do not have cumulative voting rights, which generally are not available under Mexican law.

Conflicts of Interest

Under Mexican law, any shareholder that votes in a transaction in which its interests conflict with our interest may be liable for damages, but only if the transaction would not have been approved without such shareholder’s vote.

A member of our Board of Directors with a conflict of interest must disclose such conflict and abstain from any deliberation or vote in connection therewith.  A breach by any member of our Board of Directors of any such obligations may result in such member being liable for damages and losses.  Further, any member of our Audit Committee or our Corporate Practices Committee who votes on a transaction in which he or she has a conflict of interest with us may be liable for damages.

Pursuant to the Mexican Securities Market Law, our Audit and Corporate Practices Committees, as the case may be, must issue an opinion with regard to, among others, transactions and arrangements with related parties, and these transactions and arrangements must be approved by our Board of Directors.

Shareholders’ Meetings

Calls

Under Mexican law and our bylaws, shareholders’ meetings may be called by:

•	our Board of Directors;

•	shareholders representing at least 10% of our outstanding capital stock who request that the Board of Directors or the Corporate Practices Committee or Audit Committee call a shareholder meeting;

•	a Mexican court of competent jurisdiction, in the event the Board of Directors does not comply with a valid request of the shareholders described immediately above;

•	the Audit Committee and the Corporate Practices Committee; and

•
any shareholder, provided that no annual ordinary meeting has been held for two consecutive years or the annual shareholders’ meeting did not address the matters required to be addressed in annual shareholders’ meetings.

Calls for shareholders’ meetings will be required to be published in the Official Gazette of the Federation or in any newspaper of general circulation of our corporate domicile, at least 15 days before the scheduled date of the shareholders’ meeting in the case of first call, and at least 5 business days in advance in the case of second and subsequent calls.  Calls need to specify the place, date and time as well as the matters to be addressed at the meeting.  From the date on which a call is published until the date of the corresponding meeting, all relevant information will have to be made available to the shareholders at our executive offices.  To attend a shareholders’ meeting, shareholders will have to be either registered in the stock registry or present evidence of the deposit of their shares with Indeval or other authorized securities depositary, coupled with a certificate issued by a participant of Indeval or such depositary.

Shareholders’ Meetings

General shareholders’ meetings may be general ordinary shareholders’ meetings or general extraordinary shareholders’ meetings.  Shareholders may also hold special meetings of a given series (as for example, meetings of Series B shareholders, as a means to exercise their rights or discuss any matters that may affect such series).

General ordinary shareholders’ meetings will be those called to discuss any issues not reserved for extraordinary meetings.  General ordinary shareholders’ meetings will have to be held at least once a year, during the first four months following the end of each fiscal year to:

•	approve financial statements for the preceding fiscal year prepared by our chief executive officer and the report of the Board of Directors;

•	elect directors;

•	appoint the members of the Audit Committee, the Corporate Practices Committee and any other special committees that may be created and determine their respective compensation;

•	discuss and approve the Audit Committee’s and the Corporate Practices Committee’s annual report;

•	determine how to allocate net profits for the preceding year (including, if applicable, the payment of dividends);

•	determine the maximum amount of funds allocated to share repurchases; and

•	approve any transaction representing 20% or more of our consolidated assets during any fiscal year.

General extraordinary shareholders’ meetings will be those called to consider:

•	an extension of our duration or voluntary dissolution;

•	an increase or decrease in the fixed portion of our capital stock;

•	any change in our corporate purpose or nationality;

•	any merger, spin-off or transformation into another type of company;

•	any issuance of preferred stock;

•	the redemption of shares with retained earnings;

•	any amendment to our bylaws;

•	any amendment to our Statutory Responsibilities Agreement;

•	the cancellation of the registration of shares at the Mexican National Securities Registry or any stock exchange (except for automated quotation systems); or

•	the issuance of treasury shares for its further issuance in the stock markets.

A special shareholders’ meeting, comprising a single class of shares (such as our Series B shares), may be called if an action is proposed to be taken that may only affect such class.  The quorum for a special meeting of shareholders and the vote required to pass a resolution at such meeting are identical to those required for extraordinary meetings of shareholders, except that the calculations are based upon the number of outstanding shares of the series that is the subject of the special meeting of shareholders.

The attendance quorum for a general ordinary shareholders’ meeting will be 51% of the outstanding capital stock; and resolutions may be taken by a majority of the capital stock represented therein.  If the attendance quorum is not met upon the first call, a subsequent meeting may be called during which resolutions may be approved by the majority of the capital stock present, regardless of the percentage of outstanding capital stock represented at such meeting.  The attendance quorum for general extraordinary shareholders’ meetings will be at least 75% of our outstanding capital stock.  If an attendance quorum is not met upon the first call, a subsequent meeting may be called, at which at least 51% of the capital stock must be represented.  In either case, resolutions must be taken by the vote of at least 51% of our outstanding capital stock, except for resolutions in respect of the cancellation of the registration of shares at the Mexican National Securities Registry or any stock exchange which require that at least 95% of the outstanding capital stock vote in favor of such resolution.

Dividends

Our Board of Directors must submit our financial statements for the previous fiscal year, proposed by our chief executive officer and supplemented by a report of our Board of Directors, at our annual general ordinary shareholders’ meeting for approval.  Once our shareholders approve our financial statements, they are required to allocate net profits for the previous fiscal year.  Under Mexican law and our bylaws, prior to any distribution of dividends, 5% of our earnings must be allocated to a legal reserve fund, until such legal reserve fund is equal to at least 20% of our paid-in capital stock.  Additional amounts may be allocated to other reserve funds as the shareholders may determine, including the amount allocated for the repurchase of shares.  The remaining balance, if any, may be distributed as dividends.  Any payment of dividends will be published in a gazette of major circulation of our corporate domicile.

Changes to Capital Stock

The fixed portion of our capital stock may be increased or decreased by a resolution adopted at a general extraordinary shareholders’ meeting and upon amendment of our bylaws, which amendment shall be previously approved by the SHCP.  The variable portion of our capital stock may be increased or decreased by a resolution adopted at a general shareholders’ meeting without amending our bylaws, and the corresponding minutes of such meeting shall be notarized.  Increases or decreases in the fixed or variable portion of the capital stock must be recorded in our capital variations register.  New shares cannot be issued unless the then-issued and outstanding shares have been paid in full.

Our bylaws provide that we may issue treasury shares that may be offered for subscription and payment by our Board of Directors, provided that:

•	the general extraordinary shareholders’ meeting approves the maximum amount of the increase of our capital stock, and the terms and conditions for the issuance of the non-subscribed shares;

•
subscription of the shares representing the increase in the capital stock is made through a public offering, and such shares must be registered in the Mexican National Securities Registry, in accordance with the Mexican Securities Market Law; and

•	the subscribed and paid amount of our capital stock must be disclosed when our authorized capital, including any issued and unsubscribed shares, is made public.

Any shareholder that opposes the issuance of shares to be subscribed and paid through a public offer shall have the right to demand the public offering of its shares at the same price as the publicly offered shares.  Upon any such demand, we will be required to offer the dissenting shareholders’ shares in first place.

Election of Directors

Our Board of Directors may consist of up to 21 members and currently consists of 11 members (including one vacancy) and their respective alternates.  At least 25% of the members of our Board of Directors (and their respective alternates) must be independent, pursuant to the Mexican Securities Market Law.  In accordance with our bylaws, holders of series F shares representing 51% of our capital stock shall have the right to appoint 50% plus 1 of our directors and their respective alternates, and to appoint an extra director for each additional 10% of our capital stock above such percentage.  Series B shareholders have the right to appoint the remaining directors and their alternates.

Pursuant to the Mexican Financial Groups Law, none of the following persons may be appointed as a member of our board: (i) our officers or officers of other entities of our group, except for our chief executive officer and officers of the first two levels of management immediately below the chief executive officer, who may be appointed as long as they do not represent more than one third of our appointed directors; (ii) the spouse of any director, or any relatives of up to the second degree of more than two directors; (iii) persons who have a pending claim against our company or any other member of our financial group; (iv) persons who have been declared bankrupt or in concurso mercantil, condemned by a court for any patrimonial crime or disqualified to engage in commercial or financial activities; (v)  persons involved in supervisory and regulatory activities and of those of our subsidiaries; and (vi) persons who participate in the board of directors of any financial entity that belongs to a different financial group, or to such group’s holding company.

A determination in respect of whether a director may be deemed independent must be made by our shareholders (at the general shareholders’ meeting where the director is elected).  Such a determination may be challenged by the CNBV within 30 days from the date the appointment of the director is notified to the CNBV.  The CNBV may only challenge the appointment after holding a hearing with us and the affected director.  Under the Mexican Securities Market Law, none of the following persons may be deemed as independent directors: (i) our officers or officers of our subsidiaries, who have being in office during the prior 12-month period; (ii) individuals who have a significant influence or authority on our company or in any member of our group; (iii) persons that are part of our group of controlling shareholders;  (iv) clients, service providers, suppliers, debtors, creditors (or employees of any of them) that have material commercial relationships with us (i.e., sales to us or our subsidiaries that exceed 10% of the aggregate sales of any such person, during the prior 12-month period); (v) relatives of any of the foregoing; (vi) officers or employees of any charity or nonprofit organization that receives significant contributions from us; (vii) general directors and first-level officers of any company at which our general director or any first level member of our management team is an elected director; or (viii) persons who have occupied any management office in our company or any of the members of our financial group.

Under the Mexican Securities Market Law, our Board of Directors may appoint temporary directors, without the vote of our shareholders, in case existing directors have resigned or their appointment has been revoked.

Election of directors must be made at a special shareholders meeting held by each series of shares.  Holders of at least 10% of our outstanding share capital are entitled to appoint one member of the Board of Directors and its respective alternate member.  Such an appointment may only be revoked by the shareholders when appointment of all directors designated by the same series of shares is revoked.  Any director so revoked may not be reelected during the 12-month period immediately following the revocation.

The chairman of the Board of Directors will be elected from the members appointed by the Series F shareholders.

Board of Directors

Our management is entrusted to our Board of Directors and our General Director.  The Board of Directors sets forth the guidelines and general strategy for the conduct of our business and supervises the execution of such strategy.

Meetings of the Board of Directors are deemed as validly convened and held if 51% of its members are present, including at least one independent director.  Resolutions passed at these meetings will be valid if approved by a majority of the members of the Board of Directors that do not have a conflict of interest.  If required, the chairman of the Board of Directors may cast a tie-breaking vote.

Meetings of our Board of Directors may be called by (i) 25% of our Board members; (ii) the chairman of the Board of Directors; (iii) the chairman of the Audit Committee or the Corporate Practices Committee; and (iv) the secretary of the Board of Directors.  Notice of such meetings must be provided to the members of our Board of Directors at least five days prior to the relevant meeting.

The Mexican Securities Market Law imposes duties of care and duties of loyalty on directors.  The duty of care generally requires that directors obtain sufficient information and be sufficiently prepared to act in our best interest.  The duty of care is discharged, principally, by requesting and obtaining from us all information that may be necessary to take decisions, attending Board meetings and disclosing to the Board of Directors material information in possession of the relevant director.  Failure to act with due care by a director subjects the relevant director to joint and several liability, together with other guilty directors, for damages and losses caused to us and our subsidiaries.

The duty of loyalty consists, primarily, of a duty to act for the benefit of the issuer and includes a duty to maintain the confidentiality of information received in connection with the performance of a director’s duties and to abstain from discussing or voting on matters where the director has a conflict of interest.  In addition, the duty of loyalty is breached if a shareholder or group of shareholders is knowingly favored or if, without the express approval of the Board of Directors, a director takes advantage of a corporate opportunity belonging to us or our subsidiaries.

The duty of loyalty is also breached if the director uses corporate assets or approves the use of corporate assets in violation of our policies, discloses false or misleading information, orders not to, or causes the failure to, register any transaction in our records, that could affect our financial statements, or causes material information not to be disclosed or to be modified.

The violation of the duty of loyalty subjects the breaching director to joint and several liability with all breaching directors, for damages and losses caused to us and to the persons we control.  Liability may also arise if damages and losses result from benefits obtained by the directors or third parties, as a result of activities carried out by such directors.

Claims for breach of the duty of care and the duty of loyalty may be brought solely for our benefit (as a derivative suit) and may only be brought by us or by shareholders representing at least 5% of any outstanding shares.

As a safe harbor for the benefit of directors, in respect of perceived violations of the duty of care or the duty of loyalty, the Mexican Securities Market Law provides that liabilities arising from a breach of the duty of care or the duty of loyalty will not be applicable, if the director acted in good faith and (a) complied with applicable law and our bylaws, (b) decided based upon facts and information provided by officers, external auditors or third-party experts, the capacity and credibility of which may not be the subject of reasonable doubt, and (c) selected the more adequate alternative in good faith, or the negative effects of the director’s decision could not have been reasonably foreseeable, based upon the then-available information.  Mexican courts have not yet interpreted the meaning of this provision and, as a result, the extent and meaning of it is uncertain.

Under the Mexican Securities Market Law and our bylaws, our chief executive officer and our principal executives are also required to act for our benefit and not for the benefit of a shareholder or group of shareholders.  Principally, these executives are required to submit to the Board of Directors for approval the principal strategies for our business and the business of the companies we control, to execute the resolutions of the Board of Directors, to comply with the provisions related to repurchase and offering of our shares, verify the effectiveness of capital contributions, comply with any provisions relating to declaration and payment of dividends, to submit to the audit committee proposals relating to internal control systems, to prepare all material information related to our activities and the activities of the companies we control, to disclose all material information to the public, to maintain adequate accounting and registration systems and internal control mechanisms, and to prepare and submit to the board the yearly financial statements.

Committees of the Board of Directors

We maintain several committees of the Board of Directors that are required under the Mexican Securities Market Law or necessary to discharge our specialized duties and limit conflicts of interest.  Each of our Audit Committee and our Corporate Practices Committee is required to be comprised of only independent board members and it must consist of at least three directors.

Preemptive Rights

Under Mexican law, our shareholders have preemptive rights for all share issuances or increases except in the cases noted below.  Generally, if we issue additional shares of capital stock, our shareholders will have the right to purchase the number of shares necessary to maintain their existing ownership percentage.  Shareholders must exercise their preemptive rights within the time period set forth by our shareholders at the general meeting approving the relevant issuance of additional shares.  This period must continue for at least 15 days following the publication of notice of the issuance in the Official Gazette of the Federation and in a newspaper of general circulation in our corporate domicile.

The preemptive rights specified in the prior paragraph will not apply (i) in the case of shares issued in connection with mergers, (ii) in the case of resale of shares held in our treasury, as a result of repurchases of shares conducted on the Mexican Stock Exchange, (iii) in the event of an issuance for purposes of a public offering, see “—Changes to Capital Stock” above, and (iv) in respect of shares issued in connection with the conversion of any convertible securities.

We may not be able to offer shares to U.S. shareholders pursuant to preemptive rights granted to our shareholders in connection with any future issuance of shares unless certain conditions are met.  See “Risk Factors—Risks Relating to the ADSs and our Series B Shares— Preemptive rights may be unavailable to non-Mexican holders of our Series B shares and ADSs and, as a result, they may suffer dilution.”

Redemption

In accordance with our bylaws, shares representing our capital stock are subject to redemption in connection with either (i) a reduction of capital stock, or (ii) a redemption with retained earnings, which in either case must be approved by our shareholders.  The fixed portion of our capital stock may only be reduced to absorb losses and requires the approval of the general extraordinary shareholders meeting.  In connection with a capital reduction, the redemption of shares will be made pro rata among the shareholders, first of the shares representing the variable portion of the capital stock and then of the shares representing the fixed portion.  In the case of redemption with retained earnings, such redemption will be conducted (a) by means of a tender offer conducted on the Mexican

Stock Exchange at prevailing market prices, in accordance with the Mexican Corporations Law, the Mexican Securities Market Law and our bylaws, or (b) pro rata among the shareholders.

Dissolution or Liquidation

Upon our dissolution, which must be approved by the SHCP, our shareholders at an extraordinary general shareholders’ meeting will appoint one or more liquidators to wind up our affairs.  Our liquidation may only take place once all of the obligations of our financial subsidiaries have been fulfilled.  All fully paid and outstanding shares of capital stock will be entitled to participate equally in any liquidation distributions.

Certain Minority Protections

Pursuant to the Mexican Securities Market Law and the Mexican Corporations Law, our bylaws include a number of minority shareholder protections.  These minority protections will include provisions that permit:

•	holders of at least 10% of our outstanding capital stock:

-	to vote (including in a limited or restricted manner) to request a call for a shareholders’ meeting;

-	to request that resolutions with respect to any matter on which they were not sufficiently informed be postponed; and

-	to appoint one member of our Board of Directors and one alternate member of our Board of Directors.

•
holders of 20% of our outstanding capital stock to oppose any resolution adopted at a shareholders’ meeting and file a petition for a court order to suspend the resolution temporarily, within 15 days following the adjournment of the meeting at which the action was taken, provided that (i) the challenged resolution violates Mexican law or our bylaws, (ii) the opposing shareholders neither attended the meeting nor voted in favor of the challenged resolution, and (iii) the opposing shareholders deliver a bond to the court to secure payment of any damages that we may suffer as a result of suspending the resolution, in the event that the court ultimately rules against the opposing shareholders; and

•
holders of 5% of our outstanding capital stock may initiate a shareholder derivative suit against some or all of our directors, for our benefit, for violations of their duty of care or duty of loyalty, in an amount equal to the damages or losses caused to us.  Actions initiated on these grounds have a five year statute of limitations.

Other Provisions

Duration

Our corporate existence under our bylaws is indefinite.

Share Repurchases

We are able to purchase our shares through the Mexican Stock Exchange, at the then prevailing market prices for the shares at the time of the purchase.  The economic and voting rights corresponding to repurchased shares may not be exercised by us during the period the shares are owned by us, and such shares will not be deemed outstanding for purposes of calculating any quorum or vote at any shareholders’ meeting.  We are not required to create a special reserve for the repurchase of shares and we do not need the approval of our Board of Directors to effect share repurchases; however, we are required to obtain shareholder approval in respect of the maximum amount that may be used by us for share repurchases (including, subsequent sales of such repurchased shares).  In addition, our Board of Directors must appoint an individual or group of individuals responsible for effecting share repurchases.

Share repurchases are required to be made pursuant to the provisions of the Mexican Securities Market Law, and carried out, reported and disclosed in the manner specified by the CNBV.  If we intend to repurchase more than 1% of our outstanding shares at a single trading session, we must inform the public of this intention at least 10 minutes before submitting our bid.  If we intend to repurchase 3% or more of our outstanding shares during a period of 20 trading days, we must conduct a public tender offer for these shares.

Purchase of shares by our subsidiaries

Our subsidiaries may not purchase, directly or indirectly, shares representing our capital stock or shares of companies that are our shareholders.

Anti-Takeover Protections

Our shares are subject to certain transfer restrictions that may have the effect of delaying or preventing a change in control.  See “—Registration and Transfer of Shares” above.

In addition, neither foreign governmental authorities nor Mexican financial institutions, except for Mexican financial institutions, when acting as institutional investors pursuant to the Mexican Financial Groups Law, may acquire any of our shares.

Furthermore, our bylaws provide that any transfer of shares may only be made with the prior approval of our Board of Directors.  We will obtain approval from our Board of Directors prior to the completion of this offering.

Tag-Along Rights

Our bylaws do not grant tag-along rights to our shareholders.  Notwithstanding, the Mexican Securities Market Law permits our shareholders to enter into these types of agreements or understandings, in which case the applicable shareholders shall notify us within the five business days following the corresponding agreement or understanding so that such information becomes publicly available.  Such information is also to be disclosed in our annual report.

Such agreements and understanding shall not be enforceable against us and any breach thereunder shall not affect the validity of the vote taken pursuant to a shareholders’ meeting.  Further, the agreement or understanding shall only become effective among the parties thereto once they are disclosed to the public.

Withdrawal Rights

If our shareholders approve a change in our corporate purpose, jurisdiction of organization or transformation from one type of corporate form to another, any shareholder entitled to vote that voted against the approval of these matters has the right to withdraw and receive book value for its shares, as set forth in the financial statements last approved by our shareholders, provided that the shareholder exercises this withdrawal right within 15 days after the meeting, at which the relevant matter was approved.

Cancellation of Registration in the Mexican National Securities Registry

In accordance with our bylaws, and as set forth in the Mexican Securities Market Law, we will be required to make a public tender offer for the purchase of stock held by minority shareholders, in the event that the listing of our Series B shares on the Mexican Stock Exchange is cancelled, either as a result of our determination or by an order of the CNBV.  Our controlling shareholders will be secondarily liable for these obligations.  A controlling shareholder will be deemed to be a shareholder that holds a majority of our capital stock, has the ability to control the outcome of decisions made at a shareholders or board of directors meeting, or has the ability to appoint a majority of the members of our Board of Directors.  Unless otherwise approved by the CNBV, the price at which the stock must be purchased is the higher of:

•	the average quotation price on the Mexican Stock Exchange for the 30 days prior to the date of the tender offer, or

•	the book value, as reflected in the report filed with the CNBV and the Mexican Stock Exchange.

If the tender for cancellation is requested by the CNBV, it must be initiated within 180 days from the date of the request.  If initiated by us, under the Mexican Securities Market Law, the cancellation must be approved by 95% of our shareholders.

Our Board of Directors must make a determination with respect to fairness of the tender offer price, taking into consideration the minority shareholders’ interest, and disclose its opinion.  The resolution of the Board of Directors may be accompanied by a fairness opinion issued by an expert selected by our Audit Committee.  Directors and first level officers are required to disclose whether they will sell their shares in connection with the tender offer.

Holding Company Sole Liability

Pursuant to the Mexican Financial Groups Law, we, as a financial services holding company, are secondarily liable for the performance of the obligations undertaken by the members of our financial group (including all of our subsidiaries), in respect of the operations that each such member is allowed to carry out pursuant to applicable law.  In addition, we are liable for the losses of each company comprising our financial group, provided that for such purposes, such company is deemed to have losses when its assets are insufficient to fulfill its payment obligations.  As a result, we would be secondarily liable in respect of all of Banco Santander Mexico’s obligations, including any and all outstanding obligations under the Bank’s debts and issued notes.  Pursuant to our Sole Liability Agreement (Convenio Único de Responsabilidades), as amended and in effect as of the date hereof, if our assets were not sufficient to cover the aggregate losses of the members of our financial group, they would be applied first to cover the losses of Banco Santander Mexico and, thereafter, proportionately among the rest of the members of our financial group until our assets were applied entirely or the relevant losses completely covered.

Enforcement of our secondary liability is subject to a specific proceeding set forth in the Mexican Financial Groups Law and may not be carried out expeditiously.  Thus, the timing and outcome of an action against us to enforce such liability would be uncertain.

Certain Differences between Mexican and U.S. Corporate Law

As an investor, you should be aware that the Mexican Financial Groups Law, the Mexican Securities Market Law and the Mexican Corporations Law, all of which apply to us, differ in certain material respects from laws generally applicable to U.S. corporations and their shareholders.

Mergers, Consolidations and Similar Arrangements

Under Mexican law, mergers, spin-offs, transformations or other similar reorganizations must be approved by the extraordinary general shareholders’ meeting.  Pursuant to the Mexican Corporations Law, under certain circumstances, a shareholder may be entitled to appraisal rights.

In contrast, pursuant to Delaware law, with certain exceptions, a merger, consolidation or sale of all or substantially all of the assets of a corporation must be approved by the board of directors and a majority of the outstanding shares entitled to vote thereon.  Under Delaware law, a shareholder of a corporation participating in certain major corporate transactions may, under specific circumstances, be entitled to appraisal rights pursuant to which the shareholder may receive payment in the amount of the fair market value of the shares held by the shareholder (as determined by a court) in lieu of the consideration the shareholder would otherwise receive in the transaction.  Delaware law also provides that a parent corporation, by resolution of its board of directors and without any shareholder vote, may merge with any subsidiary of which it owns at least 90% of each class of capital share.  Upon any such merger, dissenting shareholders of the subsidiary would have appraisal rights.

Transfer Restrictions

Pursuant to the Mexican Financial Groups Law, the Mexican Securities Market Law and our bylaws, no person or entity, or group of persons or entities, may directly or indirectly, in one or a series of related transactions, (i) acquire any of our Series F shares, except with the prior authorization of the SHCP, (ii) acquire more than 2% of our shares without informing the SHCP after the acquisition, (iii) acquire 5% or more of our shares, except with the prior authorization of the SHCP, and (iv) acquire 30% or more of our shares, unless (a) the acquiror shall have previously obtained the prior authorization of the SHCP, and (b) the acquiror, with the approval of the CNBV, shall conduct a public tender offer to acquire either (x) if the intended acquisition is for shares representing less than 50% plus one of our aggregate outstanding shares of capital stock, the greater of an additional 10% of the aggregate outstanding shares or the percentage of additional outstanding shares intended to be acquired, or (y) if the intended acquisition is for shares representing more than 50% of the aggregate outstanding shares of capital stock, 100% of our aggregate outstanding shares.

The Mexican Securities Market Law defines control, for these purposes, as (a) the ability to impose decisions, directly or indirectly, at a shareholders’ meeting (b) the right to vote 50% or more of our shares, or (c) the ability to cause, directly or indirectly, that our management, strategy or policies be pursued in any given fashion.  See “—Anti-Takeover Protections” above.

In contrast, under Delaware law, corporations can implement shareholder rights plans and other measures, including staggered terms for directors and super-majority voting requirements, to prevent takeover attempts.  Delaware law also prohibits a publicly held Delaware corporation from engaging in a business combination with an interested shareholder for a period of three years after the date of the transaction in which the shareholder became an interested shareholder unless:

•
prior to the date of the transaction in which the shareholder became an interested shareholder, the board of directors of the corporation approves either the business combination or the transaction that resulted in the shareholder becoming an interested shareholder;

•
upon consummation of the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder owns at least 85% of the voting stock of the corporation, excluding shares held by directors, officers, and employee stock plans; or

•
at or after the date of the transaction in which the shareholder became an interested shareholder, the business combination is approved by the board of directors and authorized at a shareholders’ meeting by at least 66⅔% of the voting stock which is not owned by the interested shareholder.

Class Action Lawsuits

Applicable Mexican law has been modified to permit the initiation of class actions; however, rules implementing applicable law have not fully developed the relevant procedural requirements.  In Mexico, the law concerning fiduciary duties of directors and executive officers has been in existence for a relatively short period.  Actions against directors for breach of fiduciary duties may not be initiated as a direct action, but as a shareholder derivative suit (that is for the benefit of our company).  The grounds for shareholder derivative actions under Mexican law are limited.  See “—Certain Minority Protections” above.

In contrast, under Delaware law, class actions and derivative actions are generally available to shareholders for purposes of, among other things, breaches of fiduciary duty, corporate waste and other actions or omissions that conflict with applicable law.  In these kinds of actions, the court generally has discretion to permit the winning party to recover attorneys’ fees incurred in connection with the action.

Shareholder Proposals

Under Mexican law and our bylaws, holders of at least 10% of our outstanding capital stock may (i) vote to request a call for a shareholders’ meeting; (ii) request that resolutions with respect to any matter on which they were not sufficiently informed be postponed; and (iii) appoint one member of our Board of Directors and its respective alternate.

In contrast, Delaware law does not include a provision restricting the manner in which nominations for directors may be made by shareholders or the manner in which business may be brought before a meeting.

Calling of Extraordinary Shareholders’ Meetings

Under Mexican law and our bylaws, general shareholders’ meetings may be called by (i) our Board of Directors; (ii) shareholders representing at least 10% of our outstanding capital stock; (iii) a Mexican court of competent jurisdiction; (iv) the audit committee and the corporate practices committee; and (v) a shareholder, in limited cases.  See “—Shareholders’ Meetings” above.

Delaware law permits the board of directors or any person who is authorized under a corporation’s certificate of incorporation or bylaws to call an extraordinary meeting of shareholders.

Cumulative Voting

Cumulative voting rights generally are not available under Mexican law.

Under Delaware law, cumulative voting for the election of directors is permitted only if expressly authorized in the certificate of incorporation.

Approval of Corporate Matters by Written Consent

Under Mexican law and our bylaws, our shareholders may take action by written consent of the holders of all of the outstanding shares of capital stock.

Delaware law permits shareholders to take action by written consent of holders of outstanding shares having more than the minimum number of votes necessary to take the action at a shareholders’ meeting at which all voting shares were present and voted.

Amendment of Bylaws

Under Mexican law, any amendment to our bylaws may only be resolved by our shareholders at a general extraordinary shareholders’ meeting.  In addition, the SHCP must previously approve any amendment to our bylaws.

Under Delaware law, holders of a majority of the voting power of a corporation and, if so provided in the certificate of incorporation, the directors of the corporation, have the power to adopt, amend and repeal the bylaws of a corporation.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

American Depositary Receipts

                             , as depositary, will execute and deliver the ADRs.  Each ADR is a certificate evidencing a specific number of American depositary shares, also referred to as ADSs.  Each ADS will represent five Series B shares.  Each ADS will also represent any other securities, cash or other property which may be held by the depositary.  The depositary’s office at which the ADRs will be administered is located at                           .

You may hold ADSs either directly (by having an ADR registered in your name) or indirectly through your broker or other financial institution.  If you hold ADSs directly, you are an ADR holder.  This description assumes you hold your ADSs directly.  If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADR holders described in this section.  You should consult with your broker or financial institution to find out what those procedures are.

As an ADR holder, we will not treat you as one of our shareholders and you will not have shareholder rights.  Mexican law governs shareholder rights.  The depositary will be the holder of the Series B shares underlying your ADSs.  As a holder of ADRs, you will have ADR holder rights.  A deposit agreement among us, the depositary, and the holders of ADRs sets out ADR holder rights as well as the rights and obligations of the depositary and us.  As an ADR holder you are deemed to be a party to and bound by the terms of the deposit agreement and the ADRs.  New York law governs the deposit agreement and the ADRs.

The following is a summary of the material provisions of the deposit agreement.  For more complete information, you should read the entire deposit agreement and the form of ADR.  See “Where You Can Find More Information” for directions on how to obtain copies of those documents.

How Will You Receive Dividends and Other Distributions on the Shares?

The depositary has agreed to distribute to you, to the extent practicable, the cash dividends or other distributions it or the custodian receives on the Series B shares or other deposited securities, after deducting its fees and expenses described below.  You will receive these distributions in proportion to the number of Series B shares your ADSs represent.

Cash

The depositary will convert any cash dividend or other cash distribution we pay on the Series B shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States on a reasonable basis, and it will distribute such cash to ADR holders on an averaged or other practicable basis, subject to such distribution being impermissible or impracticable with respect to certain ADR holders, and subject to obtaining any required governmental approval or license.  See “—Other Distributions” below.

Before making a distribution, the depositary will deduct its expenses in (1) converting foreign currency to U.S. dollars, (2) transferring foreign currency or U.S. dollars to the United States, (3) obtaining any governmental approval or license required for such conversion or transfer, which is obtainable at a reasonable cost and within a reasonable time and (4) making any sale by public or private means in any commercially reasonable manner.  The depositary will also deduct any withholding taxes that must be paid.  See “Taxation.”  The depositary will distribute only whole U.S. dollars and cents and fractional cents will be withheld and dealt with by the depositary in accordance with its then current practices.  If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some or all of the value of the distribution.

Shares

The depositary may distribute additional ADSs representing any Series B shares we distribute as a dividend or free distribution.  The depositary will only distribute whole ADSs.  It will sell Series B shares, which would require it to deliver a fractional ADS, and distribute the net proceeds in the same way as it does with cash.  If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new Series B shares.

Rights to purchase additional Series B shares

If we offer holders of our securities any rights to subscribe for additional Series B shares or any other rights, the depositary may make these rights available to you by distributing warrants or other instruments representing such rights.  If we do not furnish such evidence and sales of the rights are practicable, the depositary will sell the rights and distribute the net proceeds in the same way as it does with cash.  To the extent we do not furnish such evidence and sales of the rights cannot be practicably accomplished by reason of the nontransferability of the rights, limited markets therefor, their short duration or otherwise, the depositary will allow the rights to lapse.  In that case, you will receive no value for them.

If the depositary makes rights to purchase Series B shares available to you, it will exercise the rights and purchase the shares on your behalf, subject to such procedures as the depositary shall establish in its discretion.  The depositary will then deposit the shares and deliver ADSs to you.  It will only exercise rights if you pay it the exercise price and any other charges the rights require you to pay.

Other Distributions

The depositary will distribute to you any other securities or property we distribute on deposited securities by any means it deems equitable and practical.  If the depositary determines that it cannot make the distribution in that way, the depositary may sell what we distributed and distribute the net proceeds, in the same way as it does with cash.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADR holders.  In such case, the depositary may, after consultation with us, if practicable, make such distribution as it deems practicable, including the distribution of foreign currency, securities or other property or it may retain the same as deposited securities, without liability for interest thereon or the investment thereof, and the outstanding ADSs will also represent such retained currency, securities or property.

We have no obligation to register Series B shares, rights or other securities under the Securities Act.  We also have no obligation to take any other action to permit the distribution of ADRs, Series B shares, rights or anything else to ADR holders.  See “Risk Factors—Risks Relating to the ADSs and Our Series B Shares.”  This means that you may not receive the distributions we make on our Series B shares or any value for them if it is illegal or impractical for us or the depository to make them available to you.

Deposit, Withdrawal and Cancellation

How are ADSs issued?

The depositary will deliver ADSs if you or your broker deposits Series B shares or evidence of rights to receive Series B shares with the custodian.  Upon such deposit of shares, receipt of related documentation and payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request.  Certificated ADRs will be delivered at the depositary’s office to the persons you request.  If ADRs are issued in book-entry form, a statement setting out such ownership interest will be mailed to you by the depositary.  Unless an ADR holder specifically requests certificated ADRs, all ADRs will be issued in book-entry form through the depositary’s direct registration system and registered holders will receive periodic statements from the depositary showing the number of ADRs in such holder’s name.

How do ADR holders cancel ADRs and obtain shares?

If you surrender certificated ADSs to the depositary at its office, or if you deliver proper instructions and documentation in the case of book-entry ADRs, then upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the Series B shares and any other deposited securities underlying the surrendered ADSs to you or a person you designate at the office of the custodian or, in the case of book-entry ADRs, delivery will be made from the custodian’s office.  At your request, risk and expense, the depositary may deliver the deposited securities at such place as you have requested.

Record Dates

The depositary may fix a record date for the determination of the ADR holders who will be entitled to receive any distribution on or in respect of the deposited securities, to give instructions for the exercise of any voting rights, to receive any notice or to act in respect of other matters and only such ADR holders at such record date will be so entitled or obligated.

Voting Rights

How do you vote?

If the depositary asks ADR holders to provide it with voting instructions, you may instruct the depositary to vote the shares underlying your ADRs, subject to any applicable provisions of Mexican law.  If we furnish voting materials to the depositary, the depositary will notify you of the upcoming vote and arrange to deliver our voting materials to you.  Otherwise, you will not be able to exercise your right to vote unless you withdraw the shares underlying your ADRs.  However, you may not know about the meeting far enough in advance to withdraw the shares.  The depositary’s notice will describe the information in the voting materials and explain how you may instruct the depositary to vote the shares or other deposited securities underlying your ADRs as you direct by a specified date.  For instructions to be valid, the depositary must receive them on or before the date specified.  The depositary will try, as far as practicable and permitted under the provisions of or governing the deposited securities, to vote or cause to be voted the shares or other deposited securities as you instruct.  If the depositary does not receive voting instructions from you by the specified date, the shares underlying your ADRs will not be voted.  If the depositary receives voting instructions which fail to specify the manner in which the depositary is to vote the underlying shares, the depositary will deem you to have instructed it to vote in favor of the items set forth in the voting instructions.

If so requested by us in writing, the depositary will represent all deposited securities at a meeting of the shareholders (whether or not voting instructions have been received from ADR holders in respect of such deposited securities) for the sole purpose of establishing quorum at such meeting; subject to the depositary’s receipt of a legal opinion confirming the legality of, and other matters relating to, its representation of such deposited securities for purposes of establishing a quorum.

The depositary will only vote or attempt to vote as you instruct.  The depositary itself will not exercise any voting discretion.

Fees and Expenses

The depositary may charge each person to whom ADSs are issued, including, without limitation, issuances as a result of a distribution of shares,  rights and other property, issuances pursuant to a stock dividend or stock split declared by us or issuances pursuant to a merger, exchange of securities or any other transaction or event affecting the ADSs or deposited securities, and each person surrendering ADSs for withdrawal of deposited securities in any manner permitted by the deposit agreement or whose ADRs are cancelled or reduced for any other reason, up to $5.00 for each 100 ADSs (or any portion thereof) issued, delivered, reduced, cancelled or surrendered, as the case may be.  The depositary may sell (by public or private sale) sufficient securities and property received in respect of a distribution of shares, rights and/or other property prior to such deposit to pay such charge.

The following additional charges shall be incurred by the ADR holders, by any party depositing or withdrawing Series B shares or by any party surrendering ADSs or to whom ADSs are issued (including, without limitation, issuance pursuant to a stock dividend or stock split declared by us or an exchange of stock regarding the ADRs or the deposited securities or a distribution of ADSs), whichever is applicable:

•	a fee of $1.50 per ADR for transfers of certificated or direct registration ADRs;

•	a fee of $0.05 or less per ADS for any cash distribution made pursuant to the deposit agreement;

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a fee of $0.05 or less per ADS per calendar year (or portion thereof) for services performed by the depositary in administering our ADR program (which fee may be charged on a periodic basis during each calendar year and shall be assessed against ADR holders as of the record date or record dates set by the depositary during each calendar year and shall be payable at the sole discretion of the depositary by billing such holders or by deducting such charge from one or more cash dividends or other cash distributions);

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a fee for the distribution of securities (or the sale of securities in connection with a distribution), such fee being in an amount equal to the fee for the execution and delivery of ADSs that would have been charged as a result of the deposit of such securities (treating all such securities as if they were Series B shares) but which securities or the net cash proceeds from the sale thereof are instead distributed by the depositary to those holders entitled thereto;

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any other charge payable by the depositary, any of the depositary’s agents, including, without limitation, the custodian, or the agents of the depositary’s agents in connection with the servicing of our Series B shares or other deposited securities (which charge shall be assessed against registered holders of our ADRs as of the record date or dates set by the depositary and shall be payable at the sole discretion of the depositary by billing such registered holders or by deducting such charge from one or more cash dividends or other cash distributions);

•	stock transfer or other taxes and other governmental charges;

•	cable, telex and facsimile transmission and delivery charges incurred at your request in connection with the deposit or delivery of Series B shares, ADRs or deposited securities;

•	transfer or registration fees for the registration or transfer of deposited securities on any applicable register in connection with the deposit or withdrawal of deposited securities;

•	expenses of the depositary in connection with the conversion of foreign currency into U.S. dollars;

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such fees and expenses as are incurred by the depositary (including without limitation expenses incurred in connection with compliance with foreign exchange control regulations or any law or regulation relating to foreign investment) in delivery of deposited securities or otherwise in connection with the depositary’s or its custodian’s compliance with applicable laws, rules or regulations; and

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any other charge payable by the depositary, its agents (including the custodian) and the agents of the depositary’s agents in connection with the servicing of the Series B shares or other deposited securities.

We will pay all other charges and expenses of the depositary and any agent of the depositary (except the custodian) pursuant to agreements from time to time between us and the depositary.  The fees described above may be amended from time to time.

Our depositary has agreed to reimburse us for certain expenses we incur that are related to the establishment and maintenance of the ADR program, including investor relations expenses, reasonable legal, audit and accounting fees, initial and ongoing listing fees and certain of our out-of-pocket expenses.  The depositary collects its fees for issuance and cancellation of ADSs directly from investors depositing Series B shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them.  The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees.  The depositary may collect its annual fee for depositary services by deduction from cash distributions, by directly billing investors or by charging the book-entry system accounts of participants acting for them.  The depositary may generally refuse to provide services to any holder until the fees and expenses owing by such holder for those services or otherwise are paid.

Payment of Taxes

You will be responsible for any taxes or other governmental charges imposed on the depositary or the custodian with respect to the ADRs, any deposited securities or any distribution on the ADRs.  The depositary may refuse to effect any registration, registration of transfer, split-up or combination of your ADRs to or allow you to withdraw the deposited securities underlying your ADRs until such taxes or other charges are paid.  It may apply payments owed to you or sell deposited securities underlying your ADRs to pay any taxes owed or other charges owed and you will remain liable for any deficiency.  You will remain liable if the proceeds of the sale are not enough to pay the taxes.  If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to you any proceeds, or send to you any property, remaining after it has paid the taxes.

Reclassifications, Recapitalizations and Mergers

If we change the par value of our Series B shares; reclassify, split up, consolidate or cancel any of the deposited securities; distribute securities on the Series B shares that are not distributed to you; or recapitalize, reorganize, merge, consolidate, liquidate, sell all or substantially all of our assets, or go into liquidation, receivership or bankruptcy; then the depositary may choose to either (i) amend the form of ADR, (ii) distribute additional or amended ADRs, (iii) distribute the cash, securities or other property received by the depositary in connection with such actions or (iv) sell any securities or property received and distribute the net proceeds as cash.  If the depositary does not choose any of the above, the cash, securities or other property it receives will constitute deposited securities and each ADS will automatically represent its equal share of the new deposited cash, securities or other property, or a combination thereof, as the case may be.

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the ADRs without your consent for any reason.  If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for transfer or registration fees, facsimile, cable or telex costs, delivery charges or similar items, or prejudices a substantial existing right of ADR holders, it will not become effective for outstanding ADRs until 30 days after the depositary notifies ADR holders of the amendment.  At the time an amendment becomes effective, you are considered, by continuing to hold your ADRs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.

An amendment can become effective before such notice is given if such amendment is necessary to ensure compliance with a new law, rule or regulation.

No amendment will impair the right of ADR holders to surrender their ADRs and to receive the underlying shares, except in order to comply with mandatory provisions of applicable law.

How may the deposit agreement be terminated?

The depositary will terminate the deposit agreement if we ask it to do so.  The depositary may also terminate the deposit agreement if the depositary has told us that it would like to resign and have not appointed a new depositary.  In either case, the depositary must notify you at least 30 days before termination; however, such notice may not be provided unless (i) we have not appointed a successor depositary within 45 days, in the case where the depositary has resigned or (ii) we have not appointed a successor depositary within 90 days, in the case where we have removed the depositary.

After termination, the depositary and its agents will do the following under the deposit agreement but nothing else:  (i) collect distributions on the deposited securities; (ii) sell rights and other property distributed in respect of deposited securities and (iii) deliver Series B shares and other deposited securities upon cancellation of ADRs.  As soon as practicable after the expiration of two months following the termination date, the depositary will sell any remaining deposited securities if lawful to do so by private or public sale.  After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement for the pro rata benefit of the ADR holders that have not surrendered their ADRs.  It will not invest the money and has no liability for interest.  The depositary’s only obligations will be to account for the net proceeds and other cash.  After termination, we will have no obligations except our obligations under the deposit agreement to the depositary and its agents.

Limits on Our Obligations and the Obligations of the Depositary; Limits on Liability to Holders of ADRs

The deposit agreement expressly limits our obligations and the obligations of the depositary.  It also limits our liability and the liability of the depositary.  We and the depositary:

•	are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith;

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are not liable if either of us becomes subject to any civil or criminal penalty in connection with any act under the deposit agreement, or is prevented or delayed by reason of any law or regulation, the provisions of or governing the deposited securities, our charter, or circumstances beyond our control from performing our obligations under the deposit agreement;

•	are not liable if either of us exercises or fails to exercise any discretion permitted under the deposit agreement;

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may rely on the advice of or information from legal counsel, accountants, any person presenting shares for deposit, any ADR holder, or any other person believed by to be competent to give such advice or information;

•	are not liable for any tax consequences that may be incurred by ADR holders and beneficial owners of ADRs on account of their ownership of ADRs or ADSs;

•	have no obligation to inform ADR holders or any other holders of an interest in an ADS about the requirements of Mexican law, rules or regulations or any changes therein or thereto;

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are not liable to ADR holders or beneficial owners of interests in ADSs for any indirect, special, punitive or consequential damages (including, without limitation, lost profits) of any form incurred by any person or entity, whether or not foreseeable and regardless of the type of action in which such a claim may be brought; and

•	may rely upon any written notice, request, direction or other documents we believe in good faith to be genuine and to have been signed or presented by the proper party.

The depositary is not obligated to appear in, prosecute or defend any lawsuit or other proceeding relating to the ADRs or any deposited securities.  We are not obligated to appear in, prosecute or defend any lawsuit or other proceeding relating to the ADRs or any deposited securities if, in our opinion, such proceeding may involve us in expense or liability, unless we are indemnified to our satisfaction against all liabilities and expenses including fees and disbursements of counsel.

The depositary is not liable for:

•	the acts or omissions of any securities depository, clearing agency or settlement system in connection with the book-entry settlement of deposited securities or otherwise;

•	the insolvency of any custodian that is not a branch or affiliate of ;

•	any failure to carry out any instructions to vote any of the deposited securities, for the manner in which any such vote is cast or for the effect of any such vote;

•	the content of any information submitted to it by us for distribution to ADR holders or any inaccuracy of any translation of such information;

•	any investment risk associated with acquiring an interest in the deposited securities or the validity or worth of the deposited securities;

•	the creditworthiness of any third party; and

•	allowing any rights to lapse under the terms of the deposit agreement or for the failure or timeliness of any notice from us.

Neither we, the depositary nor the custodian is liable for the failure by any ADR holder or beneficial owner of ADRs to obtain the benefits of credits on the basis of non-U.S. tax paid against such holder’s or beneficial owner’s income tax liability.

The depositary may rely upon instructions from us or our Mexican counsel regarding any Mexican governmental approval or license required for any currency conversion, transfer or distribution.  The depositary may own and deal in any class of securities of our company and in our ADRs.  The depositary may fully respond to any and all demands or requests made pursuant to lawful authority for information maintained by it in connection with the ADRs, any ADR holders or otherwise related to the deposit agreement.

 The depositary and the custodian are not responsible for any errors or omissions made in providing information or services through third parties for matters such as pricing, proxy voting, corporate actions, class action litigation and other services in connection with the deposit agreement, or in using local agents to provide extraordinary services, such as attendance at our annual meeting, provided the depositary and the custodian use reasonable care in selecting such service providers and local agents.

In the deposit agreement, we agree to indemnify the depositary for acting as depositary, except for losses caused by the depositary’s own negligence or willful misconduct, and the depositary agrees to indemnify us for losses resulting from its negligence or bad faith.

Requirements for Depositary Actions

Before the depositary will issue, register, or register a transfer of an ADR, effect a split-up or combination of ADRs, make a distribution on an ADR, or permit withdrawal of Series B shares (subject to limitations under U.S. securities laws and Mexican local law), the depositary may require:

•	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any Series B shares or other deposited securities;

•	payment of any applicable charges of the depositary as provided in the deposit agreement;

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satisfactory proof of the identity of any signatory and genuineness of any signature or other information it deems necessary or proper,  including information as to citizenship, residence, exchange control approval, beneficial ownership of any securities, compliance with applicable law, regulations, provisions of or governing the deposited securities and terms of the deposit agreement and the ADRs; and

•	compliance with regulations it may establish consistent with the deposit agreement.

The depositary may suspend the issuance of ADSs, the deposit of Series B shares, the registration, registration of transfer, split-up or combination of ADRs, or the withdrawal of deposited securities (subject to limitations under U.S. securities laws and Mexican local law), generally or in particular circumstances, when the transfer books of the depositary or our transfer books are closed or at any time if the depositary thinks it advisable to do so.

Your Right to Receive the Series B Shares Underlying Your ADRs

You have the right to surrender your ADSs and withdraw the underlying Series B shares at any time except:

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When temporary delays arise because: (i) the depositary has closed its transfer books or we have closed our transfer books; (ii) the transfer of Series B shares is blocked to permit voting at a shareholders’ meeting or (iii) we are paying a dividend on our Series B shares.

•	When you owe money for fees, taxes and similar charges.

•	When it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADRs or to the withdrawal of Series B shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Pre-Release of ADRs

The depositary may not lend Series B shares or ADSs.  However the deposit agreement permits the depositary to deliver ADSs before deposit of the underlying Series B shares.  This is called a pre-release of the ADSs.  A pre-release is closed out as soon as the underlying Series B shares are delivered to the depositary.  The depositary may receive ADSs instead of Series B shares to close out a pre-release.  The depositary may pre-release ADSs only under the following conditions: (i) the person to whom the pre-release is being made represents to the depositary in writing that it or its customer (a) owns the Series B shares underlying the pre-released ADSs; (b) agrees to indicate the depositary as the owner of such Series B shares in its records and to hold such shares in trust for the depositary until such shares are delivered to the depositary or the custodian, (c) unconditionally guarantees to deliver to the depositary or the custodian such Series B shares, and (d) agrees to any additional restrictions or requirements that the depositary deems appropriate; (ii) the pre-release is fully collateralized with cash, U.S. government securities or other collateral that the depositary considers appropriate; (iii) the depositary must be able to close out the pre-release on not more than five business days’ notice; and (iv) the pre-release is subject to such further indemnities and credit regulations as the depositary deems appropriate.  In addition, the depositary will limit the number of ADSs that may be outstanding at any time as a result of a pre-release, although the depositary may disregard the limit from time to time, if it thinks it is appropriate to do so.

Disclosure of Interests

 By holding ADRs, you agree to comply with all applicable disclosure requirements and ownership limitations, including without limitation requirements of Mexican law or under the provisions of or governing the deposited securities, and you agree to comply with any reasonable instructions from us in respect thereof.  We have the right to instruct you to cancel your ADSs and withdraw the deposited securities so as to permit us to deal directly with you as a holder of Series B shares, and you agree to comply with such instructions.  We may from time to time request ADR holders or beneficial owners of an interest in ADRs to provide information as to the capacity in which such holders own ADRs and regarding the identity of any other persons then or previously having a beneficial interest in such ADRs and the nature of such interest and various other matters.  You agree to provide any such information requested by us or the depositary.

Available Information

You can inspect the following documents at the offices of the depositary and the custodian: the deposit agreement, the provisions of or governing deposited securities, and written communications which are received from us by the custodian as a holder of deposited securities and which are made generally available to the holders of deposited securities.  The depositary will distribute copies of such communications (or English-language translations or summaries thereof) to you when furnished by us.

Upon completion of this offering, we will become subject to the periodic reporting requirements of the Exchange Act.  Accordingly, we will be required to file reports and other information with the U.S. Securities and Exchange Commission, or the Commission, including annual reports on Form 20-F and reports on Form 6-K.  Such reports and other information may be inspected and copied at public reference facilities maintained by the Commission.  For more information about the Commission’s public reference facilities, see “Where You Can Find More Information.”

We also file annual and quarterly reports and other information, all of which is in the Spanish language, with the Mexican Stock Exchange in accordance with the requirements applicable to issuers of securities registered with the Mexican National Securities Registry maintained by the CNBV.

The depositary is                     .                      is a                          corporation.                            is a commercial bank offering a wide range of banking services to its customers both domestically and internationally.  It is chartered, and its business is subject to examination and regulation by the Office of the Comptroller of the Currency, a bureau of the United States Department of the Treasury.  It is a member of the Federal Reserve System and its deposits are insured by the Federal Deposit Insurance Corporation.

TAXATION

The following summary contains a description of material Mexican and U.S. federal income tax consequences of the acquisition, ownership and disposition of ADSs or Series B shares, but it does not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision to purchase, hold or dispose of ADSs or Series B shares.  The summary is based upon the tax laws of Mexico and regulations thereunder, the tax laws of the United States and regulations thereunder and the income tax treaty between Mexico and the United States, all as of the date hereof, which are subject to change, possibly with retroactive effect, and to differing interpretations.

Mexican Taxation

The following summary contains a general description of certain tax consequences, under the Mexican Income Tax Law (Ley del Impuesto Sobre la Renta) and regulations thereunder, of the acquisition, ownership and disposition of ADSs or Series B shares by a holder that is a non-Mexican holder (as described below), and it does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a decision to purchase, hold or dispose of ADSs or Series B shares.  In addition, this summary does not address any Mexican state or municipal tax considerations, that may be relevant to a non-Mexican holder of ADSs or Series B shares.

This summary is intended to be for general information purposes only, and is based upon the Mexican Income Tax Law and regulations thereunder, as in effect on the date of this prospectus, all of which are subject to change.

Prospective investors in ADSs or Series B shares should consult their own tax advisors as to the Mexican or other tax consequences of the purchase, ownership and disposition of ADSs or Series B shares including, in particular, the effect of any foreign, state or local tax laws, and their entitlement to the benefits, if any, afforded by the Convention for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion and a protocol thereto between Mexico and the United States, as amended (the “Tax Treaty”), and other tax treaties to which Mexico is a party and which are in effect.

For purposes of this summary, the term “non-Mexican holder” shall mean a holder that is not a resident of Mexico for tax purposes, and that will not hold ADSs or Series B shares, or a beneficial interest therein, in connection with the conduct of a trade or business, through a permanent establishment for tax purposes, in Mexico.

For purposes of Mexican taxation:

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individuals are residents of Mexico for tax purposes, if they have established their principal place of residence in Mexico or, if they have established their principal place of residence outside Mexico, if their core of vital interests (centro de intereses vitales) is located within Mexican territory.  This will be deemed to occur if (i) at least 50.0% of their aggregate annual income derives from Mexican sources, or (ii) the main center of their professional activities is located in Mexico.  Mexican nationals who filed a change of tax residence to a country or jurisdiction that does not have a comprehensive exchange of information agreement with Mexico, in which their income is subject to a preferred tax regime pursuant to the provisions of the Mexican Income Tax Law, will be considered Mexican residents for tax purposes during the year of filing of the notice of such residence change and during the following three years;

•
unless otherwise evidenced, a Mexican national individual shall be deemed a Mexican resident for tax purposes.  An individual will also be considered a resident Mexico for tax purposes, if such individual is a state employee, regardless of the location of the individual’s core of vital interests; and

•	a legal entity is a resident of Mexico for tax purposes if it maintains the principal administration of its business, or the place of its effective management, in Mexico.

Non-residents of Mexico (whether individuals or corporate entities) who are deemed to have a permanent establishment in Mexico for tax purposes, shall be subject to the Mexican income tax laws, and all income attributable to such permanent establishment, will be subject to Mexican taxes in accordance with the Mexican Income Tax Law.

Taxation on Dividends

Pursuant to the provisions of the Mexican Income Tax Law, dividends, either in cash or in kind, paid to non-Mexican holders of ADSs or Series B shares, are currently not subject to Mexican withholding tax or any similar tax.

Dividends paid on ADSs or Series B shares from distributable earnings that have not been subject to Mexican corporate income tax, are subject to a tax at the corporate level, payable by us.

Taxation on Capital Gains

Gains on the sale of ADSs or Series B shares by a non-Mexican holder will generally not be subject to Mexican income tax, if the transaction is carried out through the Mexican Stock Exchange or other stock exchange or securities market approved by the SHCP.  Gains from the sale or other transfer or disposition of ADSs or Series B shares by a non-Mexican holder, in other circumstances will be subject to a 25.0% income tax rate in Mexico, which is applicable to the gross proceeds realized from the sale.  Should the buyer in any such transactions be a Mexican resident for tax purposes, or a non-resident with a permanent establishment in Mexico for tax purposes, the applicable tax would be withheld by such Mexican resident from the acquisition price.  Alternatively, a non-Mexican holder may, subject to certain requirements, elect to pay taxes on the gains realized from the sale of ADSs or Series B shares on a net basis at a rate of 30.0% during 2012, 29.0% in 2013 and 28.0% thereafter.

The Mexican Income Tax Law provides that, any person or group of persons (whether residents or non-Mexican holders) that, directly or indirectly, hold 10.0% or more of Series B shares (directly or through ADSs), are not exempt from income tax on the gains realized from the sale or other disposition of Series B shares (directly or through ADSs), regardless of whether the sale or disposition is carried out through the Mexican Stock Exchange or another approved securities market, if the sale comprises a block of Series B shares (directly or through ADSs) equal to or exceeding 10.0% of Series B shares (directly or through ADSs), in a single transaction or a series of transactions, during any 24-month period, except as described below.

Under the Tax Treaty, a non-Mexican holder that is eligible to claim the benefits under the Tax Treaty, may be exempt from Mexican income taxes on gains realized from a sale or other disposition of Series B shares (directly or through ADSs) that is or is not carried through the Mexican Stock Market or such other approved securities market, to the extent such non-Mexican holder owned, directly or indirectly, less than 25.0% of our outstanding shares during the 12-month period preceding the date of the sale or other disposition, and provided that certain formal requirements set forth in the Mexican Income Tax Law are also complied with.

Other Mexican Taxes

There is currently no Mexican estate, gift, inheritance or value-added tax applicable to the purchase, ownership or disposition of ADSs or Series B shares by a non-Mexican holder, provided, however, that gratuitous transfers of our shares may, in certain circumstances, result in the imposition of Mexican federal income tax on the recipient.

There is currently no Mexican stamp, issue, registration or similar tax or duty payable by a non-Mexican holder with respect to the purchase, ownership or disposition of ADSs or Series B shares.

Material U.S. Federal Income Tax Consequences

The following is a description of the material U.S. federal income tax consequences to the U.S. Holders described below of owning and disposing of ADSs or Series B shares.  This discussion is not a comprehensive description of all tax considerations that may be relevant to a particular person’s decision to acquire the securities.  This discussion applies only to a U.S. Holder that holds ADSs or Series B shares as capital assets for tax purposes (generally property held for investment).  In addition, it does not describe all of the tax consequences that may be relevant to you in light of your particular circumstances, including alternative minimum tax consequences and differing tax consequences applicable to you if you are, for instance:

•	a financial institution;

•	a dealer or trader in securities;

•	holding ADSs or Series B shares as part of a straddle, wash sale, conversion transaction or integrated transaction or entering into a constructive sale with respect to the ADSs or Series B shares;

•	a U.S. Holder (as defined below) whose functional currency is not the U.S. dollar;

•	a partnership for U.S. federal income tax purposes;

•	a tax-exempt entity, including an “individual retirement account” or “Roth IRA”;

•	a person that owns or is deemed to own ten percent or more of our voting stock; or

•	holding ADSs or Series B shares in connection with a trade or business conducted outside of the United States.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds ADSs or Series B shares, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and upon the activities of the partnership.  Partnerships holding ADSs or Series B shares and partners in such partnerships should consult their tax advisers as to the particular U.S. federal income tax consequences of holding and disposing of the ADSs or Series B shares.

This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), administrative pronouncements, judicial decisions, final, temporary and proposed U.S. Treasury regulations and the income tax treaty between Mexico and the United States (the “Treaty”), all as of the date hereof, any of which is subject to change, possibly with retroactive effect.  It is also based in part on representations by the depositary and assumes that each obligation under the deposit agreement and any related agreement will be performed in accordance with its terms.

A “U.S. Holder” is a holder who, for U.S. federal income tax purposes, is a beneficial owner of ADSs or Series B shares who is eligible for the benefits of the Treaty and is:

•	a citizen or individual resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state therein or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

In general, a U.S. Holder who owns ADSs will be treated as the owner of the underlying shares represented by those ADSs for U.S. federal income tax purposes.  Accordingly, no gain or loss will be recognized if a U.S. Holder exchanges ADSs for the underlying shares represented by those ADSs.

The U.S. Treasury has expressed concern that parties to whom American depositary shares are pre-released, or intermediaries in the chain of ownership between holders and the issuer of the security underlying the American depositary shares, may be taking actions that are inconsistent with the claiming of foreign tax credits by holders of American depositary shares.  These actions would also be inconsistent with the claiming of the reduced rate of tax, described below, applicable to dividends received by certain non-corporate holders.  Accordingly, the creditability of Mexican taxes, and the availability of the reduced tax rate for dividends received by certain non-corporate U.S. Holders, each described below, could be affected by actions taken by such parties or intermediaries.

U.S. Holders should consult their tax advisers concerning the U.S. federal, state, local and foreign tax consequences of owning and disposing of ADSs or Series B shares in their particular circumstances.

Taxation of Distributions

Subject to the passive foreign investment company rules described below, distributions paid on ADSs or Series B shares will generally be treated as dividends to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles).  Because we do not maintain calculations of our earnings and profits under U.S. federal income tax principles, it is expected that distributions will generally be reported to U.S. Holders as dividends.  Subject to the discussion above regarding concerns expressed by the U.S. Treasury, dividends paid by qualified foreign corporations to certain non-corporate U.S. Holders (including individuals) in taxable years beginning before January 1, 2013 may be taxable at favorable rates, up to a maximum rate of 15%.  A foreign corporation is treated as a qualified foreign corporation with respect to dividends paid on stock that is readily tradable on a securities market in the United States, such as the NYSE, where we intend to apply to list the ADSs for trading.  Non-corporate U.S. Holders should consult their tax advisers to determine whether the favorable rate will apply to dividends they receive and whether they are subject to any special rules that limit their ability to be taxed at this favorable rate.

The amount of a dividend will include any amounts withheld in respect of Mexican taxes.  The amount of the dividend will be treated as foreign-source dividend income to U.S. Holders and will not be eligible for the dividends-received deduction generally available to U.S. corporations under the Code.  Dividends will be included in a U.S. Holder’s income on the date of the U.S. Holder’s (or in the case of ADSs, the Depositary’s) receipt of the dividend.  The amount of any dividend income paid in pesos will be the U.S. dollar amount calculated by reference to the exchange rate in effect on the date of receipt regardless of whether the payment is in fact converted into U.S. dollars.  If the dividend is converted into U.S. dollars on the date of receipt, U.S. Holders should not be required to recognize foreign currency gain or loss in respect of the  dividend income.  A U.S. Holder may have foreign currency gain or loss if the dividend is converted into U.S. dollars after the date of receipt.

Subject to applicable limitations, some of which vary depending upon the U.S. Holder’s circumstances, and subject to the discussion above regarding concerns expressed by the U.S. Treasury, any Mexican income taxes withheld from dividends on ADSs or Series B shares at a rate not exceeding the rate provided by the Treaty generally will be creditable against the U.S. Holder’s U.S. federal income tax liability.  Instead of claiming a credit, the U.S. Holder may elect to deduct such Mexican income taxes in computing the U.S. Holder’s taxable income, subject to generally applicable limitations under U.S. law.  An election to deduct foreign taxes instead of claiming foreign tax credits applies to all taxes paid or accrued in the taxable year to foreign countries and possessions of the United States.  The rules governing foreign tax credits are complex, and U.S. Holders should consult their tax advisers regarding the creditability of foreign taxes in their particular circumstances.

Sale or Other Taxable Disposition of ADSs or Series B Shares

Subject to the passive foreign investment company rules described below, gain or loss realized on the sale or other taxable disposition of ADSs or Series B shares will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder held the ADSs or Series B shares for more than one year.  Long-term capital gain of a non-corporate U.S. Holder is generally taxed at preferential rates.  The deductibility of capital losses is subject to limitations.  The amount of the gain or loss will equal the difference between the U.S. Holder’s tax basis in the ADSs or Series B shares disposed of and the amount realized on the disposition, in each case as determined in U.S. dollars.  This gain or loss will generally be U.S.-source gain or loss for foreign tax credit purposes.  A U.S. Holder may elect to treat disposition gain that is subject to Mexican taxation as foreign-source gain for purposes of claiming a credit in respect of the tax.  U.S. Holders should consult their tax advisers regarding the creditability of foreign taxes in their particular circumstances.

Passive Foreign Investment Company Rules

Based on proposed U.S. Treasury regulations, which are proposed to be effective for taxable years beginning after December 31, 1994, and on management estimates, we believe that we were not a “passive foreign investment company” (a “PFIC”) for U.S. federal income tax purposes for 2011 and we do not expect to be a PFIC in the foreseeable future.  However, because the proposed U.S. Treasury regulations may not be finalized in their current form, because the application of the proposed regulations is not entirely clear and because the composition of our income and assets will vary over time, there can be no assurance that we will not be a PFIC for any taxable year.  The determination of whether we are a PFIC is made annually and is based upon the composition of our income and assets (including, among others, entities in which we hold at least a 25% interest), and the nature of our activities.

If we were a PFIC for any taxable year during which a U.S. Holder held ADSs or Series B shares, gain recognized by a U.S. Holder on a sale or other taxable disposition (including certain pledges) of the ADSs or Series B shares would generally be allocated ratably over the U.S. Holder’s holding period for the ADSs or Series B shares.  The amounts allocated to the taxable year of the sale or other taxable disposition and to any year before we became a PFIC would be taxed as ordinary income.  The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for individuals or corporations for that year, as appropriate, and an interest charge would be imposed.  Further, to the extent that any distribution received by a U.S. Holder on its ADSs or Series B shares exceeds 125 percent of the average of the annual distributions on the ADSs or Series B shares received during the preceding three years or the U.S. Holder’s holding period, whichever is shorter, that distribution would be subject to taxation in the same manner as gain, as described immediately above.  Certain elections may be available that would result in alternative treatments (such as mark-to-market treatment) of the ADSs or Series B shares.  U.S. Holders should consult their tax advisers to determine whether any of these elections would be available and, if so, what the consequences of the alternative treatments would be in their particular circumstances.

In addition, if we were a PFIC in a taxable year in which we pay a dividend or the prior taxable year, the 15% dividend rate discussed above with respect to dividends paid to non-corporate holders would not apply.

Information Reporting and Backup Withholding

Payments of dividends and sales proceeds that are made within the United States or through certain U.S.-related financial intermediaries generally are subject to information reporting and may be subject to backup withholding unless (i) the U.S. Holder is a corporation or other exempt recipient or (ii) in the case of backup withholding, the U.S. Holder provides a correct taxpayer identification number and certifies that it is not subject to backup withholding.  The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle it to a refund, provided that the required information is timely furnished to the Internal Revenue Service (the “IRS”).

Certain U.S. Holders who are individuals may be required to report information relating to their ownership of securities of a non-U.S. person, subject to certain exceptions (including an exception for securities held in certain accounts maintained by U.S. financial institutions, such as our ADSs).  U.S. Holders should consult their tax advisers regarding the effect, if any, of these rules on their ownership and disposition of ADSs or Series B shares.

Potential U.S. FATCA withholding after December 31, 2016

Under certain provisions of the Code (commonly referred to as “FATCA”), we may be subject to 30% U.S. withholding tax on certain payments we receive unless we enter into an agreement (a “FATCA agreement”) with the IRS pursuant to which we agree to report to the IRS information about any of our “United States accounts” and comply with certain procedures to be determined by the IRS.  We currently intend to enter into such an agreement with the IRS and thereby become a participating foreign financial institution (“participating FFI”) unless we otherwise become eligible for an exemption (e.g., pursuant to an intergovernmental agreement between the United States and Mexico).  The U.S. Treasury and the IRS recently proposed regulations that would implement certain provisions of FATCA.  Under FATCA and the proposed regulations, if we enter into a FATCA agreement, we (or another intermediary that is a participating FFI) may be required, pursuant to our FATCA agreement, to withhold 30% U.S. withholding tax from any payment made on the Series B shares after December 31, 2016 to the extent the payment is considered to be a “foreign passthru payment,” but only if such payment is made to a “foreign financial institution” (which is broadly defined for this purpose and in general includes investment vehicles) that is not a participating FFI.  Under currently proposed regulations, the term “foreign passthru payment” is not defined and it is not yet clear whether or to what extent payments on the Series B shares will be treated as foreign passthru payments.  If any such withholding is imposed, a beneficial owner of Series B shares that is not a foreign financial institution generally will be entitled to a refund of any amounts withheld by filing a U.S. federal income tax return, which may entail significant administrative burden.  A beneficial owner of Series B shares that is a foreign financial institution, but not a participating FFI will be able to obtain a refund only to the extent an applicable income tax treaty with the United States entitles such beneficial owner to an exemption from, or reduced rate of, tax on the payment that was subject to withholding under FATCA.  Holders of Series B shares should consult their tax advisers regarding the application of FATCA to an investment in the Series B shares and their ability to obtain a refund of any amounts withheld under FATCA.
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UNDERWRITING (CONFLICTS OF INTEREST)

Under the terms and subject to the conditions contained in an underwriting agreement for sales outside of Mexico, dated the date of this prospectus, or the international underwriting agreement, the international underwriters, for whom Santander Investment Securities Inc., UBS Securities LLC, Deutsche Bank Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as representatives, have agreed, severally and not jointly, to purchase, and we and the selling shareholder have agreed to sell to the international underwriters, the number of ADSs indicated below:

International Underwriters	Number of ADSs
Santander Investment Securities Inc.
UBS Securities LLC
Deutsche Bank Securities Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Barclays Capital Inc.
Citigroup Global Markets Inc.
Credit Suisse Securities (USA) LLC
Goldman, Sachs & Co.
J.P. Morgan Securities LLC
RBC Capital Markets, LLC
Total

We and the selling shareholder have also entered into an underwriting agreement (contrato de colocación) with Casa de Bolsa Santander, S.A. de C.V., Grupo Financiero Santander, Acciones y Valores Banamex, S.A. de C.V., Casa de Bolsa, Integrante del Grupo Financiero Banamex, Casa de Bolsa BBVA Bancomer, S.A. de C.V., Grupo Financiero BBVA Bancomer, and HSBC Casa de Bolsa, S.A. de C.V., Grupo Financiero HSBC, providing for the concurrent offer and sale of Series B shares in a public offering in Mexico for the number of shares indicated below:

Mexican Underwriters	Number of Series B Shares
Casa de Bolsa Santander, S.A. de C.V., Grupo Financiero Santander
Acciones y Valores Banamex, S.A. de C.V., Casa de Bolsa, Integrante del Grupo Financiero Banamex
Casa de Bolsa BBVA Bancomer, S.A. de C.V., Grupo Financiero BBVA Bancomer
HSBC Casa de Bolsa, S.A. de C.V., Grupo Financiero HSBC
Total

The international underwriters are offering the ADSs subject to their acceptance of the ADSs from us and the selling shareholder and subject to prior sale.  The international underwriting agreement provides that the obligations of the international underwriters to pay for and accept delivery of the ADSs offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions.  Subject to the terms and conditions of the international underwriting agreement, the international underwriters are obligated, severally and not jointly, to take and pay for all of the ADSs offered by this prospectus if any such ADSs are taken.  However, the international underwriters are not required to take or pay for the ADSs covered by the international underwriters’ option to purchase additional ADSs described below.  If an underwriter defaults, the international underwriting agreement provides that the purchase commitments of the nondefaulting international underwriters may be increased or the international underwriting agreement may be terminated.

The international underwriters are offering the ADSs, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the ADSs, and other conditions contained in the international underwriting agreement, such as the receipt by the international underwriters of officer’s certificates and legal opinions.  The international underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

The international underwriters initially propose to offer part of the ADSs directly to the public at the public offering price listed on the cover page of this prospectus (which is to be equivalent to the public offering price, in pesos, to be applicable to Series B shares sold in the Mexican public offering).  After the initial offering of the ADSs, the offering price and other selling terms may from time to time be varied by the international underwriters.  The international underwriters will receive underwriting discounts and commissions calculated based upon approximately           % of the international offering.

In connection with the offering made hereby, UBS Securities LLC, which is acting as one of the global coordinators for the offering, has, together with its affiliates, also acted as Sole Financial Advisor to Banco Santander Spain in the overall process of issuing the ADSs, having provided advice to us and our affiliates in connection with the overall issuance process, including alternative means of issuances, valuation, timing, the impact of market conditions, classes or types of investors and overall issuance strategy, as well as an analysis on the financial impact on the Santander Group. UBS Securities LLC, or one of its affiliates, is receiving compensation equal to        % of the total initial price to the public of the ADSs being offered hereby (U.S.$         ) in connection with these advisory services.

The closing of this offering and the Mexican offering are conditioned upon one another, meaning that both closings will occur simultaneously.

A prospectus in Spanish pursuant to Mexican law and practice has been prepared and will be used in connection with the Mexican offering in accordance with applicable law.

The expenses of the offering, not including the underwriting discount, are estimated at U.S.$             and are payable by us and the selling shareholder.  We and the selling shareholder have granted to the international underwriters and the Mexican underwriters independent options, exercisable for 30 days from the date of this prospectus, to purchase up to an aggregate of                additional Series B shares in the form of ADSs and                additional Series B shares, respectively, at the public offering price listed on the cover page of this prospectus and the Mexican prospectus, respectively, less underwriting discounts and commissions.  The international underwriters and the Mexican underwriters may exercise these options solely for the purpose of covering options to purchase additional ADSs, if any, made in connection with the offering of the ADSs and Series B shares offered by this prospectus and the Mexican prospectus, respectively, on an independent but coordinated basis.  If the international underwriters’ option is exercised in full, the total price to the public would be U.S.$             , the total international underwriters’ discounts and commissions would be U.S.$             and total proceeds to us and the selling shareholder would be U.S.$              million.

The international underwriters and the Mexican underwriters have informed us that they do not intend sales to discretionary accounts to exceed five percent of the total number of shares of common stock offered by them.

We will apply for the ADSs to be listed on the NYSE under the symbol “BSMX.”  The Series B shares are listed on the Mexican Stock Exchange under the symbol “SANMEXB.”

We, the selling shareholder, the directors, and executive officers, who beneficially own substantially all of the shares of our Series B common stock, have agreed that, without the prior written consent of Santander Investment Securities Inc., UBS Securities LLC, Deutsche Bank Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, will not, during the period ending         days after the date of this prospectus:

•
offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any of the ADSs or Series B shares or any securities convertible into or exercisable or exchangeable for the ADSs or Series B shares;

•
file any registration statement with the SEC or the CNBV relating to the offering of any of the ADSs or Series B shares or any securities convertible into or exercisable or exchangeable for the ADSs or Series B shares; or

•	enter into any swap or other arrangement that transfers to another person, in whole or in part, any of the economic consequences of ownership of the ADSs or Series B shares;

whether any transaction described above is to be settled by delivery of the ADSs or Series B shares or such other securities, in cash or otherwise.  The determination regarding whether to release a party from the restrictions described above will be based on the expected impact on the trading price of the ADSs or the Series B shares.  The restrictions described in this paragraph do not apply to:

•	the sale of the ADSs or Series B shares to the international underwriters or the Mexican underwriters; or

•
the issuance by us of the ADSs or Series B shares upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this prospectus of which the international underwriters have been advised in writing.

In addition, in the event that either (1) during the last          days of the “lock-up” period, we release earnings results or material news or a material event relating to us occurs or (2) prior to the expiration of the “lock-up” period, we announce that we will release earnings results during the            -day period beginning on the last day of the “lock-up” period, then in either case the expiration of the “lock-up” will be extended until the expiration of the         -day period beginning on the date of the release of the earnings results or the occurrence of the material news or event, as applicable, unless the international underwriters waive, in writing, such an extension.  The restrictions described above are subject to limited exceptions.

In order to facilitate the offering of the ADSs, the international underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the ADSs.  Specifically, the international underwriters may sell more ADSs than they are obligated to purchase under the underwriting agreement, creating a short position.  A short sale is covered if the short position is no greater than the number of ADSs available for purchase by the international underwriters under the option to purchase additional ADSs.  The international underwriters can close out a covered short sale by exercising the option to purchase additional ADSs or purchasing ADSs in the open market.  In determining the source of ADSs to close out a covered short sale, the international underwriters will consider, among other things, the open market price of ADSs compared to the price available under the option to purchase additional ADSs.  The international underwriters may also impose a penalty bid.  This occurs when a particular international underwriter repays to the other international underwriters a portion of the underwriting discount received by it because the representatives of the international underwriters have repurchased shares sold by or for the account of such underwriter in stabilization or short covering transactions.  The international underwriters may also sell shares in excess of the option to purchase additional ADSs, creating a naked short position.  The international underwriters must close out any naked short position by purchasing ADSs in the open market.  A naked short position is more likely to be created if the international underwriters are concerned that there may be downward pressure on the price of the ADSs in the open market after pricing that could adversely affect investors who purchase in the offering.  As an additional means of facilitating the offering, the international underwriters may bid for, and purchase, ADSs in the open market to stabilize the price of the ADSs.  The underwriting syndicate may also reclaim selling concessions allowed to the international underwriters or a dealer for distributing the ADSs in the offering, if the syndicate repurchases previously distributed ADSs to cover syndicate short positions or to stabilize the price of the ADSs.  These activities may raise or maintain the market price of the ADSs above independent market levels or prevent or retard a decline in the market price of the ADSs.  Similarly, the Mexican underwriters may, in order to facilitate the offering of the Series B shares in Mexico, engage in transactions that stabilize the price of the Series B shares.  The underwriters are not required to engage in these activities, and may end any of these activities at any time.

The international underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services.  Certain of the international underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to us and to persons and entities with relationships with us, for which they received or will receive customary fees and continue to provide, investment banking services to us.  From time to time, the international underwriters and the Mexican underwriters have provided, and continue to provide, investment banking services to us.

In the ordinary course of their various business activities, the international underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of the issuer (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with us.  The international underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

We, the selling shareholder and the international underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that we, the selling shareholder and the international underwriters may be required to make in respect of those liabilities.

Reports of stabilization activity, if any, are required to be furnished to the CNBV.

IN CONNECTION WITH THE OFFERING OF THE ADSs, THE PERSON (IF ANY) NAMED AS THE STABILIZING MANAGER (THE “STABILIZING MANAGER”) (OR PERSONS ACTING ON THEIR BEHALF) MAY OVER-ALLOT SECURITIES OR EFFECT TRANSACTIONS WITH A VIEW TO SUPPORTING THE MARKET PRICE OF THE ADSs AT A LEVEL HIGHER THAN THAT WHICH MIGHT OTHERWISE PREVAIL.  HOWEVER, THERE IS NO ASSURANCE THAT THE STABILIZING MANAGER (OR PERSONS ACTING ON THEIR BEHALF) WILL UNDERTAKE STABILIZATION ACTION.  ANY STABILIZATION ACTION MAY BEGIN ON OR AFTER THE DATE OF COMMENCEMENT OF TRADING OF THE ADSs ON THE NYSE AND, IF BEGUN, MAY BE ENDED AT ANY TIME, BUT IT MUST END NO LATER THAN 30 DAYS AFTER THAT DATE.

In connection with the offering, certain of the international underwriters or securities dealers may distribute prospectuses by electronic means, such as email.

Conflicts of Interest

Because Santander Investment Securities Inc., a member of the U.S. Financial Industry Regulatory Authority, or FINRA, and an underwriter in this offering, is an affiliate of, and under common control with, the issuer and the selling shareholder, FINRA views the participation of Santander Investment Securities Inc. as an underwriter in this offering as the public distribution of securities issued by a company with which Santander Investment Securities Inc. has a conflict of interest and/or an affiliation, as those terms are defined in FINRA Rule 5121.  Because of this relationship, the offering will be conducted in accordance with FINRA Rule 5121.  This rule requires, among other things, that a qualified independent underwriter has participated in the preparation of, and has exercised the usual standards of “due diligence” in respect to, the registration statement and this prospectus.                  has agreed to act as qualified independent underwriter for the international offering and to undertake the legal responsibilities and liabilities of the underwriter under the Securities Act of 1933, specifically including those inherent in Section 11 of the Securities Act.  We have agreed to indemnify                   against liabilities incurred in connection with acting as a qualified independent underwriter, including liabilities under the Securities Act.

Pricing of the Offering

Prior to this offering, there has been no public market for the ADSs and very limited trading for the Series B shares.  The initial public offering price was determined by discussions among us, the selling shareholder and the international underwriters.  Among the factors considered in determining the initial public offering price were the future prospects of our company and our industry in general, our sales, earnings and certain other financial operating information in recent periods, and the price-earnings ratios, price-sales ratios, market prices of securities and certain financial and operating information of companies engaged in activities similar to those of our company.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each international underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State it has not made and will not make an offer of ADSs which are the subject of the offering contemplated by this prospectus to the public in that Relevant Member State, other than:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)
to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representative for any such offer; or

(c)
in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of ADSs shall result in a requirement for the publication by us or the international underwriters of a prospectus pursuant to Article 3 of the Prospectus Directive.

This prospectus has been prepared on the basis that any offer of ADSs in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of ADSs.  Accordingly any person making or intending to make an offer in that Relevant Member State of ADSs which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for us or any of the international underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer.  Neither we nor the international underwriters have authorized, nor do they authorize, the making of any offer of ADSs in circumstances in which an obligation arises for us or the international underwriters to publish a prospectus for such offer.  Neither we nor the international underwriters have authorized, nor do they authorize, the making of any offer of ADSs through any financial intermediary, other than offers made by the international underwriters, which constitute the final placement of the ADSs contemplated in this prospectus.

This prospectus and this offering are only addressed to and directed at persons in Member States of the European Economic Area, who are “Qualified Investors” within the meaning of Article 2(1)(e) of the Prospectus Directive.  The ADSs are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such ADSs will be engaged in only with Qualified Investors.  This prospectus and its contents should not be acted upon or relied upon in any Member State of the European Economic Area by persons who are not Qualified Investors.

For the purposes of the above, the expression an “offer of ADSs to the public” in relation to any ADSs in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the ADSs to be offered so as to enable an investor to decide to purchase or subscribe the ADSs, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State; the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in that Relevant Member State; and the expression 2010 PD Amending Directive means Directive 2010/73/EU.

Australia

This prospectus is not a formal disclosure document and has not been, nor will be, lodged with the Australian Securities and Investments Commission.  It does not purport to contain all information that an investor or their professional advisers would expect to find in a prospectus or other disclosure document (as defined in the Corporations Act 2001 (Australia)) for the purposes of Part 6D.2 of the Corporations Act 2001 (Australia) or in a

product disclosure statement for the purposes of Part 7.9 of the Corporations Act 2001 (Australia), in either case, in relation to the securities.

The securities are not being offered in Australia to “retail clients” as defined in sections 761G and 761GA of the Corporations Act 2001 (Australia).  This offering is being made in Australia solely to “wholesale clients” for the purposes of section 761G of the Corporations Act 2001 (Australia) and, as such, no prospectus, product disclosure statement or other disclosure document in relation to the securities has been, or will be, prepared.

This prospectus does not constitute an offer in Australia other than to persons who do not require disclosure under Part 6D.2 of the Corporations Act 2001 (Australia) and who are wholesale clients for the purposes of section 761G of the Corporations Act 2001 (Australia).  By submitting an application for our securities, you represent and warrant to us that you are a person who does not require disclosure under Part 6D.2 and who is a wholesale client for the purposes of section 761G of the Corporations Act 2001 (Australia).  If any recipient of this prospectus is not a wholesale client, no offer of, or invitation to apply for, our securities shall be deemed to be made to such recipient and no applications for our securities will be accepted from such recipient.  Any offer to a recipient in Australia, and any agreement arising from acceptance of such offer, is personal and may only be accepted by the recipient.  In addition, by applying for our securities you undertake to us that, for a period of 12 months from the date of issue of the securities, you will not transfer any interest in the securities to any person in Australia other than to a person who does not require disclosure under Part 6D.2 and who is a wholesale client.

United Kingdom

Each international underwriter has represented and agreed that:

(a)      it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) received by it in connection with the issue or sale of the ADSs in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b)      it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the ADSs in, from or otherwise involving the United Kingdom.

This document is for distribution only to persons who (i) have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc”) of the Financial Promotion Order, (iii) are outside the United Kingdom, or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”).  This document is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons.  Any investment or investment activity to which this document relates is available only to relevant persons and will be engaged in only with relevant persons.

Switzerland

No ADSs will be publicly offered or distributed in Switzerland.  ADSs shall be offered in Switzerland privately only to a select circle of investors without the use of any public means of information or advertisement.  This prospectus does not constitute an offer prospectus within the meaning of Art. 652a of the Swiss Code of Obligations.  It has not been filed with or approved by any Swiss regulatory authority or stock exchange.  The ADSs will not be registered in Switzerland or listed at any Swiss stock exchange.  This document may not be distributed or used in Switzerland without our prior written approval.

Hong Kong

The ADSs may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong

Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the ADSs may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to ADSs which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore.  Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the ADSs may not be circulated or distributed, nor may the ADSs be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the “SFA,” (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the ADSs are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire capital stock of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Japan

The ADSs have not been and will not be registered under the Securities and Exchange Law of Japan, or the “Securities and Exchange Law,” and the international underwriters have agreed that they will not offer or sell any ADSs, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Qatar

The ADSs have not been and will not be offered, sold or delivered, at any time, directly or indirectly in the State of Qatar in a manner that would constitute a public offering.  The ADSs are not and will not be listed on the Qatar Exchange.

This prospectus has not been, and will not be, reviewed or approved by or filed or registered with the Qatar Financial Markets Authority, Qatar Central Bank or the Qatar Financial Centre Regulatory Authority and may not be publicly distributed.  This prospectus is intended for the original recipient only and must not be provided to any other person.  It is not for general circulation in the State of Qatar and may not be reproduced or used for any other purpose.

United Arab Emirates

The ADSs will be sold outside the United Arab Emirates and are not part of a public offering and are being offered to a limited number of institutional and private investors in the United Arab Emirates.  We have not been reviewed, approved or licensed by the United Arab Emirates Central Bank or any other relevant licensing authorities or governmental agencies in the United Arab Emirates.  This document is strictly private and confidential and has not been reviewed, deposited or registered with any licensing authority or governmental agency in the United Arab Emirates, and is being issued to a limited number of institutional and private investors and must not be provided to any person other than the original recipient and may not be reproduced or used for any other purpose.  Our ADSs may not be offered or sold directly or indirectly to the public in the United Arab Emirates.

Dubai International Financial Center

This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”).  This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA.  It must not be delivered to, or relied on by, any other person.  The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers.  The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus.  The shares and ADSs to which this prospectus relates may be illiquid and/or subject to restrictions on their resale.  Prospective purchasers of the shares and ADSs offered should conduct their own due diligence on the shares and ADSs.  If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

People’s Republic of China

This offering has not been approved or registered in the People’s Republic of China (the “PRC”).  This prospectus may not be circulated or distributed in the PRC and the ADSs may not be offered or sold, and will not be offered or sold to any person for re-offering or resale, directly or indirectly, to any person in the PRC, except to the extent consistent with applicable laws and regulations of the PRC.  For the purpose of this paragraph, the PRC does not include Taiwan and the special administrative regions of Hong Kong and Macau.

Republic of Italy

The offer of the ADSs has not been cleared by the Commissione Nazionale per le Società e la Borsa, the Italian securities exchange commission (“CONSOB”), pursuant to the Italian securities laws and regulations.  Accordingly, the ADSs may not be offered, sold or delivered in the Republic of Italy, and copies of this prospectus or any other document relating to the ADSs may not be circulated or distributed in the Republic of Italy, except to:

(a)      qualified investors (investitori qualificati) as defined in Article 34-ter, first paragraph, letter b) of CONSOB Regulation no. 11971 dated May 14, 1999, as amended (“Regulation no. 11971”), pursuant to Article 100 paragraph 1, letter a) of Legislative Decree no. 58, dated February 24, 1998, as amended (the “Italian Securities Act”); or

(b)      in circumstances which are exempt from the rules on public offers pursuant to the Italian Securities Act, and its implementing CONSOB regulations, including Regulation no. 11971.

Any offer, sale or delivery of the ADSs in the Republic of Italy or distribution of copies of this prospectus or any other document relating to the ADSs in the Republic of Italy under (a) or (b) above must be (i) made by soggetti abilitati (including investment firms, banks or financial intermediaries, as defined by Article 1, first paragraph, letter r), of the Italian Securities Act, permitted to conduct such activities in the Republic of Italy in compliance with the Italian Securities Act, Legislative Decree no. 385 dated September 1, 1993, as amended and CONSOB Regulation no. 16190 dated October 29, 2007, as amended, and any other applicable law and regulation; and (ii) in compliance with any applicable Italian laws and regulations and any other requirement or limitation that may be imposed by CONSOB, the Bank of Italy (Banca d’Italia) or any other relevant Italian authorities.

Republic of Chile

The ADSs will not be registered under Law 18,045, as amended, of Chile with the Superintendencia de Valores y Seguros (Chilean Securities Commission), and accordingly, they may be not be offered to persons in Chile, except in circumstances that do not constitute a public offering under Chilean law.

Republic of Colombia

The ADSs have not been and will not be offered in Colombia through a public offering of securities pursuant to Colombian laws and regulations, nor will they be registered in the Colombian National Registry of Securities and Issuers or listed on a regulated securities trading system such as the Colombian Stock Exchange.

Brunei

This prospectus and the ADSs described herein are not an offer to sell or a solicitation of an offer to buy and/or to subscribe for any shares to the public or any member of the public in Brunei Darussalam but are for information purposes only and directed solely to such persons as the law in Brunei Darussalam would regard as a person whose ordinary business or part thereof is to buy or sell shares or debentures, whether as principal or agent.  As such, this prospectus and any other document, circular, notice or other material issued in connection therewith may not be distributed or redistributed to and may not be relied upon or used by the public or any member of the public in Brunei Darussalam.  All offers, acceptances, subscriptions, sales, and allotments of the ADSs shall be made outside Brunei Darussalam.  This document has not been registered as a prospectus with the Registrar of Companies under the Companies Act, Cap. 39 of Brunei Darussalam and the ADSs have not been approved by Registrar of Companies or by any other government agency in Brunei Darussalam.

Kuwait

Unless all necessary approvals from the Kuwait Capital Markets Authority pursuant to Law No. 7/2010, its Executive Regulations and the various Resolutions and Announcements issued pursuant thereto or in connection therewith have been given in relation to the marketing, of and sale of the ADSs, these may not be offered for sale, nor sold in the State of Kuwait.  Neither this prospectus nor any of the information contained herein is intended to lead to the conclusion of any contract of whatsoever nature within the State of Kuwait.

Norway

This prospectus has not been approved by, or registered with, any Norwegian securities regulators pursuant to the Norwegian Securities Trading Act of 29 June 2007.  Accordingly, neither this prospectus nor any other offering material relating to the ADSs constitutes, or shall be deemed to constitute, an offer to the public in Norway within the meaning of the Norwegian Securities Trading Act of 2007.  The ADSs may not be offered or sold, directly or indirectly, in Norway except:

(a)
in respect of an offer of ADSs addressed to investors subject to a minimum purchase of ADSs for a total consideration of not less than €50,000 per investor, or in respect of shares whose denomination per unit amounts to at least €50,000;

(b)	to “professional investors” as defined in the Norwegian Securities Regulation of 29 June 2007 no. 876, being:

(i)	legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(ii)
any legal entity which is registered as a professional investor with the Financial Supervisory Authority of Norway (in Norwegian, Finanstilsynet) and which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(iii)
any natural person which is registered as a professional investor with the Financial Supervisory Authority of Norway (in Norwegian, Finanstilsynet) and which has two or more of (1) an average execution of at least ten – 10 – transactions in securities of significant volume per quarter for the last four quarters; (2) a portfolio of securities with a market value of at least €500,000 and (3) worked or works, for at least one – 1 – year, within the financial markets in a position which presuppose knowledge of investing in securities;

(c)	to fewer than 100 natural or legal persons in the Norwegian securities market (other than “professional investors” as defined in the Norwegian Securities Regulation of 29 June 2007 no. 876);

(d)
in any other circumstances provided that no such offer of shares shall result in a requirement for the registration, or the publication by the Issuer or any of the Dealers of a prospectus pursuant to the Norwegian Securities Trading Act of 29 June 2007.

From the time of implementation in Norwegian laws and regulations of directive 2010/73/EU (the “Amending Directive”), which amends the Prospectus Directive 2003/71/EC, the criteria set forth in item (a) through (d) above shall be deemed to have been amended to correspond to such criteria as set forth in any amending measures implementing the Amending Directive in Norwegian laws and regulations.

Saudi Arabia

Any investor in the Kingdom of Saudi Arabia or who is a Saudi person (a Saudi Investor) who acquires the ADSs pursuant to the offering should note that the offer of the ADSs is an exempt offer under sub-paragraph (3) of paragraph (a) of Article 16 of the “Offer of Securities Regulations” as issued by the Board of the Capital Market Authority resolution number 2-11-2004 dated October 4, 2004 and amended by the resolution of the Board of Capital Market Authority resolution number 1-33-2004 dated December 21, 2004 (the KSA Regulations).  The ADSs may be offered to no more than 60 Saudi Investors and the minimum amount payable per Saudi Investor must not be less than Saudi Riyal (SR) 1 million or an equivalent amount.  The offer of the ADSs is therefore exempt from the public offer provisions of the KSA Regulations, but is subject to the following restrictions on secondary market activity: (a) A Saudi Investor (the transferor) who has acquired the ADSs pursuant to this exempt offer may not offer or sell the ADSs to any person (referred to as a transferee) unless the price to be paid by the transferee for such ADSs equals or exceeds SR1 million; (b) If the provisions of paragraph (a) cannot be fulfilled because the price of the ADSs being offered or sold to the transferee has declined since the date of the original exempt offer, the transferor may offer or sell the ADSs to the transferee if their purchase price during the period of the original exempt offer was equal to or exceeded SR1 million; (c) If the provisions of paragraphs (a) and (b) cannot be fulfilled, the transferor may offer or sell the ADSs if it sells its entire holding of the ADSs to one transferee.

Brazil

The offer of ADSs described in this prospectus will not be carried out by any means that would constitute a public offering in Brazil under Law No. 6,385, of December 7, 1976, as amended, and under CVM Rule (Instrução) No. 400, of December 29, 2003, as amended.  The offer and sale of the ADSs have not been and will not be registered with the Comissão de Valores Mobiliários in Brazil.  The ADSs have not been offered or sold, and will not be offered or sold in Brazil, except in circumstances that do not constitute a public offering or distribution under Brazilian laws and regulations.

EXPENSES OF THE OFFERING

We estimate that our expenses in connection with the international offering, other than underwriting discounts and commissions, will be as follows:

Expenses	Amount (in U.S. dollars)
Securities and Exchange Commission registration fee	U.S.$
NYSE listing fees
Financial Industry Regulatory Authority filing fee
Printing and engraving expenses
Legal fees and expenses
Accountant fees and expenses
Miscellaneous costs
Total	U.S.$

All amounts in the table are estimated except the Securities and Exchange Commission registration fee, the NYSE listing fee and the FINRA filing fee.  The depositary has agreed to pay some of these expenses on our behalf, subject to the closing of the international offering.  We and the selling shareholder will pay the underwriting discounts and commissions in the amount of U.S.$             in the international offering.

VALIDITY OF THE SECURITIES

The validity of the ADSs and certain matters of U.S. law will be passed upon for us by Davis Polk & Wardwell LLP, New York, New York.  The validity of the Series B shares and other matters governed by Mexican law will be passed upon for us by Ritch Mueller, S.C., Mexico D.F., Mexico.  The underwriters have been represented by Shearman & Sterling LLP, New York, New York, and Bufete Robles Miaja, S.C., Mexico, D.F., Mexico.

EXPERTS

The consolidated financial statements as of January 1, 2010 (transition date to IFRS), December 31, 2010 and 2011 and for the years ended December 31, 2010 and 2011 included in this prospectus have been audited by Galaz, Yamazaki, Ruiz Urquiza, S.C., member firm of Deloitte Touche Tohmatsu Limited, an independent registered public accounting firm, as stated in their report appearing herein.  Such consolidated financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

ENFORCEMENT OF JUDGMENTS AGAINST FOREIGN PERSONS

We are a publicly traded variable capital corporation (sociedad anónima bursatil de capital variable) incorporated in accordance with the laws of Mexico.  All of our directors and officers and experts named herein are non-residents of the United States and substantially all of the assets of such persons and substantially all of our assets are located outside the United States.  As a result, it may not be possible for investors to effect service of process within the United States upon such persons or to enforce against them or us in United States courts judgments predicated upon the civil liability provisions of United States federal securities laws.  We have been advised by our special Mexican counsel, Ritch Mueller, S.C., that there is doubt as to the enforceability, in original actions in Mexican courts, of liabilities predicated solely on U.S. federal securities laws and as to the enforceability in Mexican courts of judgments of United States courts obtained in actions predicated upon the civil liability provisions of U.S. federal securities laws.  We have been advised by such special Mexican counsel that no bilateral treaty is currently in effect between the United States and Mexico that covers the reciprocal enforcement of civil foreign judgments.  In the past, Mexican courts have enforced judgments rendered in the United States by virtue of the legal principles of reciprocity and comity, consisting of the review in Mexico of the United States judgment, in order to ascertain, among other matters, whether Mexican legal principles of due process and public policy (orden público) have been complied with, without reviewing the merits of the subject matter of the case.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement (including amendments and exhibits to the registration statement) on Form F-1 under the Securities Act.  This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement.  For further information, we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement.  If a document has been filed as an exhibit to the registration statement, we refer you to the copy of the document that has been filed.  Each statement in this registration statement relating to a document filed as an exhibit is qualified in all respects by the filed exhibit.  Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.

Upon completion of this offering, we will become subject to the informational requirements of the Exchange Act applicable to foreign private issuers.  Accordingly, we will be required to file reports and other information with the SEC, including annual reports on Form 20-F and reports on Form 6-K.  You may inspect and copy reports and other information to be filed with the SEC at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549 and at the SEC’s regional offices at 175 W. Jackson Boulevard, Suite 900, Chicago, IL 60604 and 3 World Financial Center, Room 4-300, New York, NY 10281.  Copies of the materials may be obtained from the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549 at prescribed rates.  The public may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC in the United States at 1-800-SEC-0330.  In addition, the SEC maintains an internet website at http://www.sec.gov, from which you can electronically access the registration statement and its materials.

As a foreign private issuer, we are not subject to the same disclosure requirements as a domestic U.S. registrant under the Exchange Act, including the requirements to prepare and issue quarterly reports, or the proxy rules applicable to domestic U.S. registrants under Section 14 of the Exchange Act or the insider reporting and short-swing profit rules under Section 16 of the Exchange Act.  However, we intend to furnish our shareholders with annual reports containing financial statements audited by our independent auditors and to make available to our shareholders quarterly reports containing unaudited financial data for the first three quarters of each fiscal year.  We will file annual reports on Form 20-F within the time period required by the SEC, which is currently four months from December 31, the end of our fiscal year, and will file interim reports on Form 6-K containing an English language version of any reports we file with Mexican securities regulators or stock exchanges, including our quarterly reports.

We will send in English the depositary a copy of all notices that we give relating to meetings of our shareholders or to distributions to shareholders or the offering of rights and a copy of any other report or communication that we make generally available to our shareholders.  The depositary will make all these notices, reports and communications that it receives from us available for inspection by registered holders of ADSs at its office.  The depositary will mail copies of those notices, reports and communications to you if we ask the depositary to do so and furnish sufficient copies of materials for that purpose.

We also file annual and quarterly reports and other information, all of which is in Spanish, with the Mexican Stock Exchange in accordance with the requirements applicable to issuers of securities registered with the CNBV.

INDEX TO FINANCIAL STATEMENTS

Consolidated Financial Statements of Grupo Financiero Santander, S.A.B. de C.V. and Subsidiaries
Report of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheets as of December 31, 2011 and 2010 and January 1, 2010	F-3
Consolidated Statements of Comprehensive Income for the Years Ended December 31, 2011 and 2010	F-4
Consolidated Income Statements for the Years Ended December 31, 2011 and 2010	F-5
Consolidated Statements of Changes in Equity for the Years Ended December 31, 2011 and 2010	F-6
Consolidated Statements of Cash Flow for the Years Ended December 31, 2011 and 2010	F-7
Notes to the Consolidated Financial Statements for the Years Ended December 31, 2011 and 2010 and as of January 1, 2010 and for each of the two years in the two-year period ended December 31, 2011	F-8
Financial Statement Schedules	F-141

Through and including                 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this international offering, may be required to deliver a prospectus.  This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Grupo Financiero Santander, S.A.B. de C.V.

F-1

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Neither the laws of Mexico nor our bylaws or other constitutive documents provide for indemnification of our directors or officers.  We may purchase and maintain directors’ and officers’ liability insurance covering our directors and executive officers with respect to general civil liability, including liabilities under the Securities Act, which our directors and officers may incur in their capacities as such.

ITEM 7.	RECENT SALES OF UNREGISTERED SECURITIES

None.

ITEM 8.	EXHIBITS

(a)  The following documents are filed as part of this Registration Statement:

1.1*	Form of International Underwriting Agreement.
3.1*	English translation of the bylaws (estatutos) of the Registrant.
4.1*	Form of Deposit Agreement among the Registrant, , as depositary, and the holders from time to time of American depositary shares issued thereunder, including the form of American depositary receipts.
5.1*	Opinion of Ritch Mueller, S.C., Mexican legal counsel of the Registrant, as to the validity of the Series B shares.
8.1*	Opinion of Ritch Mueller, S.C., Mexican legal counsel of the Registrant, as to Mexican tax matters (included in Exhibit 5.1).
21.1*	List of subsidiaries of the Registrant.
23.1*	Consent of Galaz, Yamazaki, Ruiz Urquiza, S.C., member firm of Deloitte Touche Tohmatsu Limited
23.2*	Consent of Ritch Mueller, S.C. (included in Exhibit 5.1)
24.1*	Powers of Attorney (included on signature page to the Registration Statement).

*	To be filed by amendment.

(b)  Financial Statement Schedules

The financial statement schedules are included on pages F-141 to F-143 of this Registration Statement.

PART II

ITEM 9.	UNDERTAKINGS

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6 of this Registration Statement, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted against the registrant by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby also undertakes that:

For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement at the time it was declared effective.

For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

For the purposes of Item 512(F) of Regulation S-K, the undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

For the purpose of determining any liability under the Securities Act, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in México, D.F., Mexico, on June 8, 2012.

GRUPO FINANCIERO SANTANDER, S.A.B. DE C.V.

By:
	Name:	Marcos Alejandro Martínez Gavica
	Title:	Executive President and Chief Executive Officer

Powers of Attorney

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints                    ,                       and                     , and each of them, individually, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead in any and all capacities, in connection with this registration statement, including to sign in the name and on behalf of the undersigned, this registration statement and any and all amendments thereto (including post-effective amendments and registration statements filed pursuant to Rule 462 under the U.S. Securities Act of 1933, as amended) and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on June 8, 2012 in the capacities indicated:

Name	Title

Executive President and Chief Executive Officer (Principal Executive Officer)
Marcos Alejandro Martínez Gavica

Vice President of Administration and Finance (Principal Financial Officer)
Pedro José Moreno Cantalejo

Deputy Director General of Intervention and Control Management (Principal Accounting Officer)
Emilio de Eusebio Saiz

Chairman
Carlos Gómez y Gómez

Director
Jesús María Zabalza Lotina

Director
José Carlos Ávila Benito

Independent Director
Antonino Fernández Rodríguez

Independent Director
Joaquín Vargas Guajardo

Independent Director
Fernando Solana Morales

Independent Director
Vittorio Corbo Lioi

Independent Director
Carlos Fernández González

Independent Director
Fernando Ruiz Sahagún

Independent Director
Alberto Torrado Martínez

Authorized Representative in the United States

EXHIBIT INDEX

1.1*	Form of International Underwriting Agreement.
3.1*	English translation of the bylaws (estatutos) of the Registrant.
4.1*	Form of Deposit Agreement among the Registrant, , as depositary, and the holders from time to time of American depositary shares issued thereunder, including the form of American depositary receipts.
5.1*	Opinion of Ritch Mueller, S.C., Mexican legal counsel of the Registrant, as to the validity of the Series B shares.
8.1*	Opinion of Ritch Mueller, S.C., Mexican legal counsel of the Registrant, as to Mexican tax matters (included in Exhibit 5.1).
21.1*	List of subsidiaries of the Registrant.
23.1*	Consent of Galaz, Yamazaki, Ruiz Urquiza, S.C., member firm of Deloitte Touche Tohmatsu Limited
23.2*	Consent of Ritch Mueller, S.C. (included in Exhibit 5.1)
24.1*	Powers of Attorney (included on signature page to the Registration Statement).

*	To be filed by amendment.